As filed with the Securities and Exchange Commission on May 14, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Oglebay Norton Company

(Exact name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	1400 (Primary Standard Industrial Classification Code Number)	34-1888342 (I.R.S. Employer Identification Number)

North Point Tower
1001 Lakeside Avenue, 15th Floor
Cleveland, Ohio 44114
Telephone: (216) 861-3300
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)	Rochelle F. Walk
Vice President, General Counsel and Secretary
Oglebay Norton Company
North Point Tower
1001 Lakeside Avenue, 15th Floor
Cleveland, Ohio 44114
Telephone: (216) 861-3300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

David P. Porter
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Registration
Securities to be Registered	Registered	Unit	Price	Fee

Subscription Rights	(1)	—	—	(2)

Series A Convertible Preferred Stock, $0.01 par value per share	$85,000,000	100%	$85,000,000	$10,770(3)

Common Stock, $0.01 par value per share	$40,000,000(4)(5)	—	—	$ 5,068(6)(7)

Total				$15,838

(1)	Represents an undetermined number of Subscription Rights (“subscription rights”) to purchase up to 8,500,000 shares of Series A Convertible Preferred Stock, $0.01 par value per share (“convertible preferred stock”) pursuant to a rights offering as described in the prospectus contained herein.
(2)	Pursuant to Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”), no separate registration fee is required with respect to the subscription rights because they are being registered in the same registration statement as the shares of convertible preferred stock issuable upon exercise thereof.
(3)	Pursuant to Rule 457(g) under the Securities Act, because the convertible preferred stock is being offered pursuant to the subscription rights and certain holders of the subscription rights may be deemed to be underwriters, as defined in Section 2(11) of the Securities Act, the registration fee is calculated upon the basis of $10, the price at which the subscription rights may be exercised.
(4)	Represents shares of common stock, $0.01 par value per share (“reorganized common stock”) to be issued to certain holders of the Registrant’s 10% Senior Subordinated Notes due February 1, 2009 in the principal amount of $100,000,000 (“Senior Subordinated Notes”) pursuant to and on the effective date of the Registrant’s Joint Plan of Reorganization (as amended, the “Plan”) under chapter 11 of the United States Bankruptcy Code. The resale of these shares of reorganized common stock, by such of the holders who may be deemed to be underwriters or affiliates of the Registrant, is being registered pursuant to this Registration Statement.
(5)	Also being registered are an indeterminate number of shares of reorganized common stock issuable upon conversion of the convertible preferred stock (including any additional shares resulting from anti-dilution provisions or other adjustments to the conversion ratio).
(6)	Pursuant to Rule 457(f)(1), the registration fee is calculated upon the basis of the market value of the Senior Subordinated Notes, claims of the holders of which are being received by the Registrant in exchange for the reorganized common stock to be issued to such holders on the effective date of the Plan. The market value of the Senior Subordinated Notes, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1), is based on the average of the bid and asked price reported for May 10, 2004 ($0.40 per $1.00 of Senior Subordinated Notes).
(7)	Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the reorganized common stock issuable upon conversion of the convertible preferred stock because no additional consideration will be received in connection with the conversion of the convertible preferred stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement that is filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 14, 2004

Subscription Rights to Purchase up to 8,000,000 Shares of Series A Convertible Preferred Stock
8,500,000 Shares of Series A Convertible Preferred Stock Issuable Upon Exercise of
Subscription Rights and Pursuant to the Commitment Agreement
Shares of Common Stock Issuable Upon Conversion of Such Series A Convertible Preferred Stock

          Oglebay Norton Company and all of its direct and indirect wholly-owned subsidiaries filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code on February 23, 2004 and filed a joint plan of reorganization (as may be amended, the “Plan”) with the United States Bankruptcy Court for the District of Delaware on April 27, 2004 proposing a reorganization. The Plan has not yet been confirmed by the Bankruptcy Court and remains subject to Bankruptcy Court approval. If the Plan is not consummated, the rights offering pursuant to this prospectus will not be consummated. A copy of the Plan has been filed as an exhibit to the registration statement of which this prospectus forms a part and will be attached to this prospectus as Annex A.

          This prospectus relates to the offer and sale by us of an aggregate of 8,000,000 shares of Series A Convertible Preferred Stock, $0.01 par value per share (the “convertible preferred stock”), issuable upon the exercise of subscription rights issued by us pursuant to this rights offering to the holders of the $100,000,000 principal amount of our outstanding 10% Senior Subordinated Notes due February 1, 2009. Each subscription right will be evidenced by a subscription form accompanying this prospectus. The subscription rights expire at [5:00 p.m., Eastern time, on                     , 2004] [the date specified in the subscription form, which date will be about 30 days after the commencement of this rights offering]. Each subscription right will entitle the holder to subscribe for and purchase its ratable share of convertible preferred stock. For each $1,000 in principal amount of Senior Subordinated Notes held by a holder of allowed Senior Subordinated Note claims, that holder will have the right to purchase 80 shares of convertible preferred stock at a total purchase price of $800 (a price of $10 per share). The ratable share is based upon the ratio of the principal amount of the holder’s allowed Senior Subordinated Note claims to the aggregate principal amount of such claims held by all holders of allowed Senior Subordinated Note claims. If the subscription rights are exercised in full, we will receive $80 million in cash, before deducting the expenses of this offering, which are estimated to be about $5 million.

          On February 23, 2004, we entered into a commitment agreement with certain holders of our Senior Subordinated Notes holding an aggregate of $40,316,000 in principal amount of Senior Subordinated Notes and other third party accredited investors. Under the commitment agreement, each of those holders of Senior Subordinated Notes severally agreed to subscribe for and purchase its ratable share of $80 million of the convertible preferred stock and certain of such holders, along with these other third party accredited investors, severally agreed to purchase specified amounts of shares of the convertible preferred stock that are not subscribed for in this rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. We anticipate that we will enter into an amendment to the commitment agreement under which those holders of Senior Subordinated Notes who, together with these other third party accredited investors, had agreed to purchase the shares of convertible preferred stock not subscribed for in this rights offering, further agree to purchase an aggregate of an additional 500,000 shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of this rights offering. Accordingly, even if the subscription rights are not exercised in full before they expire, we will be guaranteed to receive a total of $85 million in cash, before deducting the expenses of this offering. As described in this prospectus in the “Use of Proceeds” section, we plan to use the entire net proceeds of this rights offering, together with the proceeds of the sale of the additional shares pursuant to the commitment agreement, and available cash and borrowings under our credit facility to be entered into on the effective date of the Plan (the “confirmation facility”), to pay the allowed claims of the holders of our 18% Senior Secured Notes due October 25, 2008 pursuant to the Plan. In addition, we intend to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility.

          The annual dividend on each share of convertible preferred stock is payable quarterly, in arrears, on the dividend payment date. Dividends will be payable from the later of the most recent dividend payment date or from the date of issuance of the convertible preferred stock. We anticipate the annual dividend to be payable at a rate of 13.75% on the then effective liquidation preference of the convertible preferred stock (initially $10 per share), which is 200 basis points over the anticipated highest applicable interest rate payable as of the effective date of the Plan under the confirmation facility. Until the third anniversary of the effective date of the Plan, dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference of each share of convertible preferred stock. After that date, dividends will be payable in cash, unless we are prohibited under statutory law, or by the terms of the confirmation facility, or any facility or security refinancing the confirmation facility, from paying cash dividends, in which case, the dividends will be deemed to be paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference. Dividends on the convertible preferred stock, unless previously redeemed, will be cumulative. A holder of the convertible preferred stock will have the right, at his or her option, to convert any or all of his or her shares of convertible preferred stock into the number of shares of our common stock, $0.01 par value per share (the “reorganized common stock”) obtained by dividing the aggregate then effective liquidation preference of the shares of convertible preferred stock being converted by the conversion price. The initial conversion price equals $10. The conversion price will be adjusted as described in this prospectus upon the occurrence of certain transactions or events.

          This prospectus also relates to the offer and resale by certain selling shareholders named in this prospectus of up to                      shares of convertible preferred stock issuable to them upon exercise of the subscription rights or pursuant to the commitment agreement, all as described above, and the shares of reorganized common stock issuable upon conversion of such shares of convertible preferred stock. In addition, this prospectus also relates to the offer and resale by certain selling shareholders named in this prospectus of up to                      shares of our reorganized common stock to be issued pursuant to the Plan on the effective date of the Plan to certain holders of our Senior Subordinated Notes. The selling shareholders may offer some or all of their shares of convertible preferred stock or reorganized common stock for sale from time to time through public or private transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any proceeds from the sale of the convertible preferred stock or the reorganized common stock by the selling shareholders. We will pay all expenses relating to the offering by the selling shareholders, excluding any underwriting discounts and fees and brokerage sales and commissions, which will be paid by the selling shareholders.

          We intend to apply to list the reorganized common stock and the convertible preferred stock on The Nasdaq National Market as soon as practicable after the effective date of the Plan when we meet the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and we cannot assure you that the securities will ever be listed on The Nasdaq National Market. If we are not able to list such securities on The Nasdaq National Market, we intend to cooperate with any registered broker-dealer who may seek to initiate price quotations for the reorganized common stock and the convertible preferred stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist. Our currently outstanding common stock, which will be cancelled on the effective date of the Plan, currently is quoted on the OTC Bulletin Board under the symbol “OGLEQ.”

          We are soliciting acceptances of the Plan in accordance with the Bankruptcy Code and procedures approved by the Bankruptcy Court. We expect to commence the solicitation of the Plan by mailing solicitation materials, including the disclosure statement and the Plan, to all parties entitled to vote on the Plan, including the holders of the Senior Subordinated Notes, on or about                     , 2004.

          Investing in the securities involves risks. See “Risk Factors” beginning on page 17.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2004.

      THIS RIGHTS OFFERING IS NOT BEING MADE TO, NOR WILL WE ACCEPT SUBSCRIPTIONS FROM, PERSONS IN ANY JURISDICTION IN WHICH THIS RIGHTS OFFERING OR THE ACCEPTANCE OF SUCH SUBSCRIPTION WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

      THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN. ACCEPTANCES OR REJECTIONS OF THE PLAN WILL ONLY BE SOLICITED THROUGH A BANKRUPTCY COURT-APPROVED DISCLOSURE STATEMENT.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process or continuous offering process for the offer and resale by the selling shareholders described in this prospectus of the securities described in this prospectus. Under this shelf registration process, the selling shareholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling shareholders. Each time a selling shareholder sells securities, the selling shareholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling shareholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

      We urge you to read this prospectus very carefully and in its entirety. The following is intended to address certain questions you may have, all of which are discussed more fully in this prospectus.

1. Q.	Have Oglebay Norton Company and its subsidiary debtors completed their reorganization under chapter 11 of the Bankruptcy Code?

A.	No. Although the Plan has not yet been confirmed by the Bankruptcy Court, we currently anticipate that, if confirmed, the Plan will become effective in 2004. We will not emerge from chapter 11 until the effective date of the Plan. The Plan provides for a sequence of corporate and restructuring transactions. See “Bankruptcy Process.”

2. Q.	Why has this prospectus been sent to me?

A.	We have sent this prospectus to you because you either are a holder of our Senior Subordinated Notes or are a third party accredited investor that is a party to the commitment agreement.

If you are a holder of our Senior Subordinated Notes: we are conducting a rights offering in which we have issued to you a non-certificated subscription right allowing you to subscribe for and purchase a certain number of shares of convertible preferred stock, which is your ratable share of the convertible preferred stock. Under the federal securities laws, we must send you this prospectus in connection with this rights offering. This prospectus provides you with important information you should consider prior to exercising your subscription right. See “Rights Offering.”

If you are a third party accredited investor that is a party to the commitment agreement: we are conducting a rights offering in which holders of our Senior Subordinated Notes are allowed to subscribe for and purchase shares of convertible preferred stock. You may have agreed under the commitment agreement to purchase a portion of those shares of the convertible preferred stock that are not subscribed for and purchased in this rights offering and a portion of an aggregate of 500,000 additional shares of convertible preferred stock, subject to certain conditions described elsewhere in this prospectus. Under the federal securities laws, we must send you this prospectus in connection with your agreement to purchase shares of the convertible preferred stock. This prospectus provides you with important information you should consider in connection with your purchase of shares of convertible preferred stock. See “Rights Offering — The Commitment Agreement.”

3. Q.	If I am a holder of Senior Subordinated Notes, how many subscription rights will I receive?

A.	You will receive only one subscription right, but each subscription right will entitle you to subscribe for and purchase 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes that you held on , 2004 at a total purchase price of $800 (a price of $10 per share). If you also are a party to the commitment agreement, you may also have agreed to purchase shares of convertible preferred stock not subscribed for in this rights offering plus the additional 500,000 shares that have an aggregate purchase price equal to the difference between your aggregate purchase amount set forth in the commitment agreement and the aggregate purchase amount of your ratable share of the convertible preferred stock subscribed for and purchased by you in this rights offering.

4. Q.	If I am not a holder of Senior Subordinated Notes, but I am a party to the commitment agreement, how many subscription rights will I receive?

A.	You will not receive any subscription rights in this rights offering, but you have agreed to purchase (at $10 per share) shares of convertible preferred stock not subscribed for and purchased in this rights offering plus the additional 500,000 shares that have an aggregate purchase price as agreed to by you under the commitment agreement. If the aggregate purchase price of all of the shares of convertible preferred stock not subscribed for in this rights offering plus the additional 500,000 shares is less than the aggregate price of the shares of convertible preferred stock that you and the other parties to the commitment agreement have agreed to purchase under the commitment agreement, you will instead purchase a pro rata amount of the shares of convertible preferred stock not subscribed for in this rights offering plus the additional 500,000 shares in proportion to the purchase price agreed to by you under the commitment agreement.

5. Q.	Am I required to participate in this rights offering?

A.	No, unless you are a party to the commitment agreement and have agreed to purchase shares of convertible preferred stock as described above.

6. Q.	What will be the subscription price for the convertible preferred stock in this rights offering?

A.	Each subscription right will entitle you to subscribe for and purchase 80 shares of convertible preferred stock for each $1,000 in principal amount of Senior Subordinated Notes that you held on , 2004 at a total purchase price of $800 (a price of $10 per share).

7. Q.	How was my ratable share of the convertible preferred stock determined for purposes of this rights offering?

A.	The ratable share for each holder of our Senior Subordinated Notes is based upon the ratio of the principal amount of the holder’s allowed Senior Subordinated Note claims to the aggregate principal amount of such claims held by all such holders.

8. Q.	How was the subscription price for the convertible preferred stock determined?

A.	The subscription price for the convertible preferred stock offered pursuant to this rights offering was determined pursuant to arm’s-length negotiations among us and certain holders of our Senior Subordinated Notes under the commitment agreement.

9. Q.	Will I receive a certificate representing my subscription right?

A.	No. You should have received a subscription form accompanying this prospectus. Your subscription form identifies the amount you must pay to subscribe for and purchase your ratable share of the convertible preferred stock. Instructions for exercising your subscription right accompany your subscription form.

10. Q.	When will my subscription right expire?

A.	Each subscription right will expire at [5:00 p.m., Eastern time, on , 2004][, the date specified in the subscription form, which date will be about 30 days after the commencement of this rights offering]. Any subscription rights that remain unexercised after 5:00 p.m., Eastern time, on the subscription expiration date will no longer be exercisable and will cease to have any value.

11. Q.	What happens if I do not exercise my subscription right?

A.	If you do not exercise your subscription right, you will not acquire any shares of the convertible preferred stock in this rights offering. Under the commitment agreement, certain holders of our Senior Subordinated Notes and other third party accredited investors will purchase those shares of convertible preferred stock that are not subscribed for in this rights offering, including your ratable share of the convertible preferred stock. As a result, the holders of our Senior Subordinated Notes that are parties to the commitment agreement will own more than just their ratable share of the convertible preferred stock, and the third party accredited investors that are parties to the commitment agreement will acquire part of your ratable share of the convertible preferred stock. Because the convertible preferred stock is convertible into shares of reorganized common stock, the parties to the commitment agreement will then be entitled to acquire more shares of the reorganized common stock, and therefor a greater percentage ownership of Reorganized Oglebay, than if you had exercised your subscription right. See “Rights Offering — The Commitment Agreement” and “Dilution.”

12. Q.	May I resell my shares of convertible preferred stock or the shares of reorganized common stock that I may acquire upon conversion of my convertible preferred stock?

A.	The convertible preferred stock and the reorganized common stock may be resold without registration under the Securities Act of 1933, as amended. Any person, however, that acquires 10% or more of the convertible preferred stock in connection with this rights offering, or who is otherwise deemed an affiliate of Reorganized Oglebay, may be deemed to be a statutory underwriter with respect to the convertible preferred stock and may only sell such securities pursuant to this prospectus or pursuant to an available exemption under the Securities Act.

13. Q.	If I exercise my subscription right in full, will my percentage ownership of the reorganized common stock on an as-converted basis be diluted by any other known issuances of reorganized common stock?

A.	Yes. Even if you exercise your subscription right in full, your percentage ownership of reorganized common stock on an as-converted basis will be diluted further (1) upon the exercise of some or all of the warrants to purchase up to 500,000 shares of reorganized common stock to be issued under the Plan to existing holders of our common stock, and (2) by the issuance of up to 1,325,397 shares of reorganized common stock under the management stock plan. See “Description of Capital Stock and Warrants of Reorganized Oglebay — Warrants,” “Director and Executive Compensation — Management Stock Plan” and “Dilution.”

14. Q.	Will the reorganized common stock or the convertible preferred stock be listed for trading on any national securities exchange or for quotation on any U.S. inter-dealer quotation system?

A.	We intend to apply to list the reorganized common stock and the convertible preferred stock on The Nasdaq National Market as soon as practicable after the effective date of the Plan when we meet the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and we cannot assure you that the securities will ever be listed on The Nasdaq National Market. If we are not able to list such securities on The Nasdaq National Market, we intend to cooperate with any registered broker-dealer who may seek to initiate price quotations for the reorganized common stock and the convertible preferred stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.

15. Q.	Whom do I contact if I have a question about my subscription right?

A.	We have appointed National City Bank, N.A. as subscription agent for this rights offering and Lazard Freres & Co. LLC as information agent for this rights offering. Any general questions about this rights offering or requests for additional copies of this prospectus or the subscription form should be directed to the information agent as follows:

Lazard Freres & Co. LLC

30 Rockefeller Plaza
New York, New York 10020
Attention: Mr. Richard F. NeJame
Phone: 212-632-6000
Fax: 212-332-1748

v

Any technical questions relating to the subscription form should be directed to the subscription agent as follows:

National City Bank

629 Euclid Avenue
Cleveland, Ohio 44114
Attention: Ms. Sharon Boughter
Phone: 216-222-2537
Fax: 216-222-2649

16. Q.	Are there any conditions to the issuance of shares of convertible preferred stock if I exercise my subscription right?

A.	Yes. The issuance of the convertible preferred stock is conditioned on the confirmation of the Plan, the occurrence of the effective date of the Plan and the filing of our amended and restated articles of incorporation. See “Bankruptcy Process–Conditions to Confirmation and the Effective Date of the Plan.” Payments by you of your subscription price will be held in an interest-bearing escrow account until the earliest of the effective date of the Plan, which must occur by October 15, 2004, the date on which Oglebay withdraws the Plan, or the date the Bankruptcy Court denies confirmation of the Plan. If this rights offering is terminated or the effective date of the Plan does not occur, the subscription agent will return the payments made to it to the holders who elected to subscribe for and purchase the convertible preferred stock. We will pay interest to the holders electing to subscribe for and purchase the convertible preferred stock only if the subscription agent returns the payments for the reasons stated above; otherwise, we will not pay interest to the holders electing to subscribe for and purchase the convertible preferred stock. See “Rights Offering — Election to Participate in this Rights Offering.”

17. Q.	Are there any conditions to acquiring shares of the convertible preferred stock under the commitment agreement?

A.	Yes. The obligations of the holders of our Senior Subordinated Notes and other third party accredited investors who are parties to the commitment agreement to perform under the commitment agreement are subject to a number of conditions. Our obligations under the commitment agreement are also subject to a number of conditions. See “Rights Offering — The Commitment Agreement.”

18. Q.	Will I be charged a commission or fee if I exercise my subscription right?

A.	No. You will not be charged any fee or commission by us for exercising your subscription right. However, if you exercise your subscription right through a broker, dealer or nominee, you will be responsible for any fee that the broker, dealer or nominee may charge you.

19. Q.	Will I receive any fee if I am party to the commitment agreement and I agreed to acquire shares of the convertible preferred stock pursuant to the commitment agreement?

A.	Yes. If you are a holder of our Senior Subordinated Notes who agreed to acquire shares of the convertible preferred stock pursuant to the commitment agreement, you will be entitled to receive a fee, payable in cash on the effective date of the Plan, equal to

• 2% of your basic commitment amount, which is the aggregate purchase price for your ratable share of the convertible preferred stock subscribed for and purchased by you in this rights offering; and

• 5% of your standby commitment amount, which is the difference between your total commitment amount set forth in the commitment agreement and your basic commitment amount. See “Rights Offering — The Commitment Agreement.”

If you are a third party accredited investor who acquires shares of the convertible preferred stock pursuant to the commitment agreement, you will be entitled to receive a fee, payable in cash on the effective date of the Plan, equal to 5% of the commitment amount as agreed to by you under the commitment agreement.

20. Q.	May I transfer my subscription right to another person?

A.	Yes, but each subscription right may only be transferred once.

21. Q.	What do I have to do to exercise my subscription right?

A.	You may elect to subscribe for and purchase all or any part of your ratable share of the convertible preferred stock by:

• returning a completed subscription form to the subscription agent so that it is received by the subscription agent at or before [5:00 p.m., Eastern time, on , 2004] [, the date specified in the subscription form]; and

• paying to the subscription agent on or before [5:00 p.m., Eastern time, on , 2004] [, the date specified in the subscription form], an amount equal to your subscription purchase price either by wire transfer or by bank or cashier’s check delivered to the subscription agent along with the subscription form. See “Rights Offering.”

22. Q.	Will I receive a fractional share of the convertible preferred stock or cash in lieu of a fractional share of the convertible preferred stock?

A.	No. We will not issue any fractional shares of convertible preferred stock upon exercise of subscription rights. The number of shares of the convertible preferred stock available for purchase by each holder of our Senior Subordinated Notes pursuant to this rights offering will be rounded down to the nearest whole number.

23. Q.	If I exercise my subscription right in this rights offering, may I cancel or change my decision?

A.	No. Your proper exercise of your subscription right is irrevocable. If you timely complete the applicable forms and certifications and return the appropriate payment and documentation to the subscription agent by the subscription expiration time pursuant to the procedures set forth in the subscription form, you will not be able to revoke your purchase or otherwise receive a refund of your money unless the effective date of the Plan does not occur.

24. Q.	Is my participation in this rights offering recommended?

A.	We, the subscription agent for this rights offering and the information agent for this rights offering are not making any recommendations as to whether you should exercise your subscription right. You should decide whether to exercise your subscription right based on your own assessment of your best interests. Accordingly, we urge you to consult with your own financial, tax and legal advisors in making this decision. See “United States Federal Income Tax Considerations.”

25. Q.	How much will Reorganized Oglebay receive as a result of this rights offering, and how does it intend to use such proceeds?

A.	Because of the commitment agreement, Reorganized Oglebay is guaranteed to receive aggregate gross proceeds from the exercise of subscription rights, and purchases pursuant to the commitment agreement, including the 500,000 additional shares, of $85 million, before deducting expenses of this offering payable by either us or Reorganized Oglebay, which are estimated to be about $5 million. Reorganized Oglebay plans to use the entire net proceeds of this rights offering, together with the proceeds of the sale of the additional shares pursuant to the commitment agreement, and available cash and borrowings under the confirmation facility, to pay the allowed claims of the holders of our Senior Secured Notes pursuant to the Plan. In addition, Reorganized Oglebay intends to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility. See “Use of Proceeds.”

26. Q.	Are there any risks I should consider before I decide whether to exercise my subscription right?

A.	Yes. Please see “Risk Factors” to read about the important factors you should consider carefully prior to making any decision to exercise your subscription right and invest in the convertible preferred stock.

PROSPECTUS SUMMARY

      This summary highlights certain information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in the reorganized common stock or the convertible preferred stock. We urge you to read this entire prospectus carefully.

      In this prospectus, unless otherwise expressly set forth and as the context otherwise indicates:

•	the phrase “Reorganized Oglebay” refers to Oglebay Norton Company on and after the effective date of the joint plan of reorganization that was filed with the United States Bankruptcy Court for the District of Delaware on April 27, 2004 (as modified, supplemented or amended, the “Plan”) and anticipated to be effective on , 2004. “Oglebay,” “we,” “us” or “our” refers to Oglebay Norton Company prior to the effective date of the Plan. A copy of the Plan has been filed as an exhibit to the registration statement of which this prospectus forms a part and will be attached to this prospectus as Annex A.

•	the historical financial information and accompanying financial statements and corresponding notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as contained in this prospectus, reflect the actual historical results of operations and financial condition of Oglebay and therefore do not give effect to the Plan or any of the transactions contemplated by the Plan, this rights offering, the confirmation facility or the adoption of “fresh-start” reporting.

•	the unaudited pro forma consolidated financial data contained in this prospectus have been prepared to give effect to (1) the Plan and related transactions, and the application of the proceeds from this rights offering, (2) a confirmation facility to be entered into upon the effective date of the Plan and (3) the adoption of “fresh-start” reporting as if they had occurred on December 31, 2003, in the case of the unaudited pro forma consolidated balance sheet and January 1, 2003 in the case of the unaudited pro forma consolidated income statements. The unaudited pro forma consolidated financial data is provided for illustrative purposes only and does not purport to represent what the actual results of operations or Reorganized Oglebay’s financial position would have been had the Plan occurred on January 1, 2003 or December 31, 2003, respectively, nor is it necessarily indicative of Reorganized Oglebay’s future operating results or consolidated financial position. We are still in the process of determining both the reorganization value and the fair value of Reorganized Oglebay’s identifiable tangible and intangible assets. As such, the final valuations and allocations could differ significantly from those shown.

Our Plan of Reorganization

      Along with our subsidiaries, we filed voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code on February 23, 2004 to pursue a financial restructuring that would permit us to reduce our indebtedness and provide more financial flexibility to implement our business strategy. Since the commencement of the chapter 11 cases, we have been operating our businesses as debtors in possession under the supervision of the Bankruptcy Court.

      Along with our subsidiaries, we proposed the Plan, and we are soliciting acceptances of the Plan in accordance with a Bankruptcy Court-approved disclosure statement. The Plan is supported by, and represents a valuable settlement with, the creditors’ committee (a statutory committee established to represent the interests of our unsecured creditors) and creditors holding a majority of our outstanding indebtedness. The Plan has not yet been confirmed by the Bankruptcy Court and remains subject to Bankruptcy Court approval.

      The Plan provides that, among other things:

•	with the exception of (1) our 10% Senior Subordinated Notes due 2009 in the aggregate principal amount of $100 million issued pursuant to the Indenture, dated as of February 1, 1999, between us as issuer and Norwest Bank Minnesota, National Association n/k/a Wells Fargo Bank MN, National Association, as indenture trustee (the “Senior Subordinated Notes”), and (2) claims against us under or evidenced by an interest purchase agreement, dated as of April 14, 2000, by and among us, Johnson Mining Inc., The Carey Mining Company, Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations Limited Partnership, as amended or modified (the “MLO claims”), all allowed prepetition claims against us will either be paid in cash on the effective date of the Plan or reinstated in accordance with the Plan;

•	holders of allowed Senior Subordinated Note claims will receive distributions of an aggregate of 2,928,571 shares of the reorganized common stock in full satisfaction of their claims, which represent about 25.6% of the fully diluted shares of reorganized common stock outstanding as of the effective date of the Plan without giving effect to the exercise of the warrants or the management stock plan;

•	all of our shares of common stock and any related options or similar rights will be cancelled as of the effective date of the Plan, and holders of shares with allowed interests under the Plan will receive warrants, exercisable for 30 days after the effective date of the Plan, to purchase an aggregate of 500,000 shares of reorganized common stock at an exercise price of $10 per share; and

•	in general, all other postpetition claims will be reinstated or paid by us in the ordinary course of business.

      Currently, we, the creditors’ committee and the holders of the MLO claims are negotiating the terms of the treatment of the MLO claims under the Plan.

      The Plan requires payment of our outstanding Senior Secured Notes. This rights offering is intended to raise the funds necessary, together with the proceeds of the sale of the additional shares pursuant to the commitment agreement, and available cash and borrowings under the confirmation facility, to make that payment. Pursuant to this rights offering, holders of our allowed Senior Subordinated Note claims will receive non-certificated subscription rights that will entitle each holder to subscribe for and purchase its ratable share of 8,000,000 shares of the convertible preferred stock offered pursuant to this prospectus. As of the effective date of the Plan, there will be 8,500,000 shares of convertible preferred stock outstanding, which will represent about 74.4% of all of the outstanding equity of Reorganized Oglebay after giving effect to the conversion of the convertible preferred stock but without giving effect to 500,000 shares of reorganized common stock issuable upon exercise of the warrants and up to 1,325,397 shares of reorganized common stock issuable under the management stock plan.

      On February 23, 2004, we entered into a commitment agreement with certain holders of our Senior Subordinated Notes and other third party accredited investors. Under the commitment agreement, each of those holders of Senior Subordinated Notes severally agreed to subscribe for and purchase its ratable share of $80 million of the convertible preferred stock and certain of such holders, along with these other third party accredited investors, severally agreed to purchase any shares of convertible preferred stock that are not subscribed for in this rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. We anticipate that we will enter into an amendment to the commitment agreement under which those holders of Senior Subordinated Notes who, together with these other third party accredited investors, had agreed to purchase the shares of convertible preferred stock not subscribed for in this rights offering, further agree to purchase an aggregate of an additional 500,000 shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of this rights offering.

Our Company

      We began our business in 1854 as an iron ore agency business. In the 1920s, we entered into Great Lakes shipping, coal mining and manufacturing industries, followed by our entry into docks and terminals in the 1930s; rail-to-barge coal transfer in the 1950s; and industrial minerals in the 1960s. Beginning in the late 1990s, we engaged in a series of acquisitions in order to capitalize on our core competencies in the industrial mineral industry as well as to expand our scope of operations to include the mining and processing of limestone and the production of lime. Today, we mine, process, transport and market industrial minerals and aggregates. In addition, we own strategically located, proven long-life reserves of high-quality limestone, industrial sand and mica. We also own related mineral extraction equipment, processing plants and transportation equipment, including marine vessels and docks, trucks, railway lines and equipment. With these assets, we serve a broad customer base primarily in four major categories: building products, energy, environmental and industrial. We enjoy a significant market share in each of our core markets, benefiting from long-term relationships with market-leading customers, many of whom have multi-year purchase contracts with us.

      We have aligned our businesses into three reporting segments that share business strategies, are related by geography and product mix, and reflect the way management evaluates the operating performance of our business. The operations are reported as: Great Lakes Minerals, Global Stone and Performance Minerals:

•	Great Lakes Minerals mines and distributes limestone from three facilities located in northern Michigan. Great Lakes Minerals also holds one of the largest fleets of self-unloading vessels on the Great Lakes, which is currently comprised of 12 vessels, operates two trans-loading dock facilities, and provides transportation services for limestone, as well as for coal and iron ore.

•	Global Stone mines and processes limestone and manufactures lime at six operations in the mid-Atlantic and southeastern United States and one operation in the Great Lakes region.

•	Performance Minerals mines and processes industrial sands and mica at eight operations located in Ohio, North Carolina and the southwestern United States.

We believe that we are one of the five largest producers of lime and one of the ten largest producers of limestone in the United States. We also believe that we are the fourth largest producer of industrial sands and the largest producer of muscovite mica in the United States.

      For our fiscal year ended December 31, 2003, we generated consolidated net sales and operating revenues of about $404 million. As of December 31, 2003, we had about $649 million in assets and about $561 million in liabilities on a consolidated basis. At December 31, 2003, our workforce consisted of about 1,804 employees, about 47% of which are covered by collective bargaining agreements.

Our Business Strategy

      Our short-term strategy for 2004 is to focus on serving our customers, reorganizing our capital structure and emerging from bankruptcy expeditiously. Longer-term, our strategy is to enhance our market leadership position and maximize profitability and cash flows through the following actions:

•	Capitalize on our strategic location and ownership of quality limestone reserves in the Great Lakes region. The strategic location of our limestone reserves on the Great Lakes allows us to leverage logistics services and delivery of our limestone to customers in the Great Lakes region. We mine, process and transport limestone to our own docks or directly to customers on a delivered cost per ton basis at highly competitive rates. This can be accomplished either by owning our fleet of marine vessels, as we do now, or by means of long-term contracts with other shippers. The acquisition of Erie Sand and Gravel, Inc. (and several of its affiliates) in January 2003 further solidifies our position in the eastern Great Lakes region and expands the geographic scope of customers available to the segment. The Great Lakes Minerals segment attempts to maximize the efficiency of our fleet of marine vessels by negotiating contracts and dispatching vessels to facilitate backhauls of coal and other bulk commodities. A vessel pooling agreement with American Steamship Company initiated in January 2002 further enhances our ability to optimize marine transportation logistics on the Great Lakes, both for us and our customers.

•	Capitalize on demand for industrial minerals for building materials. We have secured significant regional market share in the building materials market, particularly with respect to construction aggregates and industrial fillers markets. Limestone, industrial sands and mica are used to varying degrees by building materials manufacturers as filler material in paint, joint compound, roofing shingles, carpet backing and floor and ceiling tiles. Additionally, our limestone is used as aggregates in major construction projects such as highways, schools, hospitals, shopping centers and airport expansions. We intend to capitalize on our strong presence in selected regional building materials markets by increasing our business with existing customers, expanding our customer base and providing a broader selection of products for customers to purchase.

•	Capitalize on increasing demand for minerals for environmental remediation. Public focus over environmental issues has resulted in an increase in the demand for lime and limestone used in environmental clean-up applications, including flue gas desulphurization, municipal waste sludge treatment, industrial water treatment, drinking water treatment and hazardous waste remediation. The Clean Air Act, for example, requires the reduction of emissions, particularly sulfur, from coal-fired power plants and certain other industrial processes. Ground limestone and lime are the principal agents used in the desulphurization process. These applications require limestone with specific chemical composition and a high degree of reactivity. We believe that our strategically located, long-lived mineral reserves of high quality calcium carbonate and dolomitic limestone are positioned to meet these requirements, enabling us to capitalize on this increasing demand now and well into the future.

•	Capitalize on market opportunities in the energy segment. Our industrial sands products are well positioned in the market place to serve the demand for high-purity silica sands used by oil and gas well service companies in the shallow-well and deep-well fracturing process. Our Great Lakes Minerals segment has continued to increase its share of coal transported in its vessels for use by electric utilities in the Great Lakes region.

Other Information

      Oglebay, with origins dating back to 1854 and headquartered in Cleveland, Ohio, mines, processes, transports and markets industrial minerals and aggregates. We were reorganized as an Ohio corporation in 2001. Our principal executive offices are located at North Point Tower, 1001 Lakeside Avenue, 15th Floor, Cleveland, Ohio 44114-1151. Our website is www.oglebaynorton.com, and our telephone number is 216-861-3300. The information on our website is not a part of this prospectus.

Offering by Oglebay

General

Shares of common stock outstanding or held in treasury prior to this offering and to be cancelled on the effective date of the Plan	7,253,332 shares
Shares of the reorganized common stock to be outstanding on the effective date of the Plan upon completion of the rights offering	2,928,571 shares(1)(2)
Transfer Agent	National City Bank, N.A.

(1)	Issued pursuant to Section 1145 of the United States Bankruptcy Code to holders of our Senior Subordinated Notes under the Plan. Ownership of these shares of reorganized common stock will be subject to dilution by issuance of (a) up to 8,500,000 shares of reorganized common stock issuable upon conversion of the convertible preferred stock, (b) up to 500,000 shares of reorganized common stock issuable upon exercise of the warrants and (c) up to 1,325,397 shares of reorganized common stock issuable under the management stock plan — a portion of which are expected to be granted shortly following the effective date of the Plan.

(2)	As of the effective date of the Plan, holders of reorganized common stock will own about 25.6% of the equity of Reorganized Oglebay after giving effect to the conversion of the convertible preferred stock but without giving effect to the exercise of the warrants or the management stock plan as described in footnote 1 above.

Rights Offering

Issuer	Oglebay Norton Company.

Eligible Participants	Holders of allowed Senior Subordinated Note claims.

Securities Offered	Non-certificated subscription rights. Each subscription right will entitle the holder to subscribe for and purchase up to its ratable share of the convertible preferred stock.

Distribution Ratio/ Purchase Price	For each $1,000 in principal amount of our Senior Subordinated Notes held by a holder of allowed Senior Subordinated Note claims, such holder will have the right to purchase 80 shares of convertible preferred stock at a total purchase price of $800 (a price of $10 per share). The ratable share is based upon the ratio of the principal amount of such holder’s allowed Senior Subordinated Note claims to the aggregate principal amount of such claims held by all holders of allowed Senior Subordinated Note claims.

Oversubscription Privileges	None, except incident to the commitment agreement.

Commitment Agreement	On February 23, 2004, we entered into a commitment agreement with certain holders of our Senior Subordinated Notes holding an aggregate of $40,316,000 in principal amount of Senior Subordinated Notes and other third party accredited investors. Under the commitment agreement, each of those holders of Senior Subordinated Notes severally agreed to subscribe for and purchase its ratable share of $80 million of the convertible preferred stock and certain of such holders, along with these other third party accredited investors, severally agreed to purchase specified amounts of shares of convertible preferred stock that are not subscribed for in this rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement.

We anticipate that we will enter into an amendment to the commitment agreement under which those holders of Senior Subordinated Notes who, together with these other third party accredited investors, had agreed to purchase the shares of convertible preferred stock not subscribed for in this rights offering, further agree to purchase an aggregate of an additional 500,000 shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of this rights offering. See “Rights Offering — The Commitment Agreement.”

Shares of Convertible Preferred Stock to be Outstanding on the Effective Date of the Plan Upon Consummation of this Rights Offering and the Purchase of the Additional 500,000 Shares	8,500,000 shares of convertible preferred stock.(3)

Expiration Date and Expiration Time	[5:00 p.m., Eastern time, on , 2004][, the date specified in the subscription form, which will be about 30 days after the subscription commencement date]. Any subscription rights that remain unexercised after 5:00 p.m., Eastern time, on the subscription expiration date will no longer be exercisable and will cease to have any value. See “Rights Offering — Terms of this Rights Offering.”

Subscription Agent	National City Bank, N.A. will serve as subscription agent for this rights offering. See “Rights Offering — Subscription Agent.”

Information Agent	Lazard Freres & Co. LLC will serve as information agent for this rights offering. See “Rights Offering — Information Agent.”

Method of Exercise of Rights	Pursuant to the terms set forth in the subscription form, any holder of subscription rights may elect to subscribe for and purchase the convertible preferred stock offered pursuant to this prospectus by: (1) returning a completed subscription form to the subscription agent so that the subscription form is received by the subscription agent on or before the expiration time, and (2) paying to the subscription agent on or before the expiration time, an amount equal to the subscription purchase price for the convertible preferred stock that the holder is electing to purchase. See “Rights Offering — Election to Participate in this Rights Offering.”

(3)	As of the effective date of the Plan, holders of convertible preferred stock will own about 74.4% of the equity of Reorganized Oglebay after giving effect to the conversion of the convertible preferred stock but without giving effect to the exercise of the warrants or the management stock plan as described in footnote 1 above.

No Revocation	After a holder of subscription rights has subscribed, the subscription may not be revoked by the holder. See “Rights Offering — No Revocation.”

Escrow of Funds	Pursuant to the procedures set forth on the subscription form, payments made by holders participating in this rights offering will be held in an interest-bearing escrow account until the earliest of the effective date of the Plan, which must occur by October 15, 2004, the date on which Oglebay withdraws the Plan, or the date the Bankruptcy Court denies confirmation of the Plan. If this rights offering is terminated or the effective date of the Plan does not occur, the subscription agent will return the payments made to it to the holders who elected to subscribe for and purchase the convertible preferred stock. We will pay interest to the holders electing to subscribe for and purchase the convertible preferred stock only if the subscription agent returns the payments for the reasons stated above; otherwise, we will not pay interest to the holders electing to subscribe for and purchase the convertible preferred stock. See “Rights Offering — Election to Participate in this Rights Offering.”

Issuance of the Convertible Preferred Stock	On the effective date of the Plan.

Transfer	The subscription rights are transferable, but each subscription right may only be transferred once.

Use of Proceeds	Reorganized Oglebay plans to use the entire net proceeds of this rights offering, together with the proceeds from the sale of additional shares pursuant to the commitment agreement, and available cash and borrowings under the confirmation facility, to pay the allowed claims of the holders of our Senior Secured Notes pursuant to the Plan. In addition, Reorganized Oglebay intends to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility. See “Use of Proceeds.”

Convertible Preferred Stock

Issuer	Reorganized Oglebay

Securities Offered	8,500,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share.

Issue Price	$10 per share.

Initial Holders	On the effective date of the Plan, the convertible preferred stock will be issued to:

• holders of Senior Subordinated Notes who chose to exercise their subscription rights to purchase up to 8,000,000 shares of convertible preferred stock pursuant to this rights offering; and

• to the extent applicable, the parties to the commitment agreement who agreed to purchase the shares of convertible preferred stock that are not subscribed for and purchased in this rights offering, plus the additional 500,000 shares.

Liquidation Preference	$10 per share of convertible preferred stock, as adjusted by accreting and adding any dividends on those shares not paid in cash, in accordance with the terms of the convertible preferred stock, plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up. Upon any liquidation, dissolution or winding up of Reorganized Oglebay, the holders of shares of the convertible preferred stock will be entitled to receive the greater of (1) such liquidation preference, and (2) the amounts that such holders would have received if all of the outstanding shares of the convertible preferred stock had been converted into the reorganized common stock immediately prior to such liquidation, dissolution or winding up.

Dividends	Holders of the convertible preferred stock will be entitled to receive, out of Reorganized Oglebay’s assets legally available for payment, dividends on the then effective liquidation preference payable quarterly, in arrears, on the dividend payment date, which is the last day of March, June, September and December of each year, starting , 2004, at an annual rate we anticipate to be equal to 13.75%, which is 200 basis points over the anticipated highest applicable interest rate payable under the confirmation facility as of the effective date of the Plan. Until the third anniversary of the effective date of the Plan, dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference of each share of convertible preferred stock. After that date, dividends will be payable in cash, unless we are prohibited under statutory law, or by the terms of the confirmation facility, or any facility or security refinancing the confirmation facility, from paying cash dividends, in which case, the dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference. Dividends on the convertible preferred stock will be cumulative.

In addition to the dividends provided above, holders of the convertible preferred stock will be entitled to receive an additional dividend in an amount equal to the amount by which:

• the aggregate amount of dividends that would have been received by holders of the convertible preferred stock in any dividend period if the holders’ convertible preferred stock had been converted at the beginning of such dividend period into shares of reorganized common stock at the conversion price exceeds

• the aggregate convertible preferred stock dividend amount accrued or received in such dividend period described in the first full paragraph above under “Dividends.”

However, any dividend for which an adjustment in the conversion price of the convertible preferred stock is made pursuant to the applicable antidilution provisions, will not be deemed a dividend or otherwise give rise to any rights under this second paragraph. Any such additional dividend will be payable to the holders of convertible preferred stock in the form of cash.

Ranking	The convertible preferred stock will, with respect to dividend rights and rights upon Reorganized Oglebay’s liquidation, winding-up or dissolution, rank senior to the reorganized common stock and, except as otherwise approved by the holders of a majority of the outstanding shares of convertible preferred stock or contemplated by the terms of the convertible preferred stock, all other classes of capital stock or series of preferred stock issued or established by Reorganized Oglebay after the effective date of the Plan. The rights of the holders of the convertible preferred stock, however, will be subordinate to the rights of the lenders under the confirmation facility, the holders of other indebtedness of Reorganized Oglebay and other general creditors.

Redemption	Reorganized Oglebay may redeem the convertible preferred stock in whole or in part, at any time or from time to time, out of funds legally available for payment, on or after the first anniversary of the effective date of the Plan at the following redemption prices (expressed as a percentage of the then effective liquidation preference per share), plus, without duplication, accrued and unpaid dividends, if any, up to, but excluding, the date fixed for redemption:

• 110% if redeemed on or after the first anniversary of the effective date of the Plan until the second anniversary of the effective date of the Plan;

• 108% if redeemed on or after the second anniversary of the effective date of the Plan until the third anniversary of the effective date of the Plan;

• 106% if redeemed on or after the third anniversary of the effective date of the Plan until the fourth anniversary of the effective date of the Plan; and

• 104% if redeemed on or after the fourth anniversary of the effective date of the Plan.

In each case, however, Reorganized Oglebay may redeem the convertible preferred stock only if the average trading price of the reorganized common stock equals or exceeds 130% of the conversion price for 30 consecutive trading days at any time prior to the date Reorganized Oglebay provides the redemption notice.

Conversion Rights	A holder of the convertible preferred stock will have the right, at his or her option, to convert any or all of his or her shares of convertible preferred stock into the number of shares of reorganized common stock obtained by dividing the aggregate then effective liquidation preference of the shares of convertible preferred stock being converted by the conversion price. The initial conversion price equals $10. The conversion price will be adjusted as described in this prospectus upon the occurrence of certain transactions or events. See “Description of Series A Convertible Preferred Stock — Conversion Rights.”

No payment or adjustment is to be made on conversion for dividends accrued but unpaid on the shares of convertible preferred stock or, except as described under “Description of Series A Convertible Preferred Stock — Conversion Rights” for dividends declared on the reorganized common stock issued on conversion.

The convertible preferred stock has rights protecting its holders against dilution as set forth under “Description of Series A Convertible Preferred Stock — Conversion Rights.”

Voting Rights	Each holder of the convertible preferred stock will be entitled to the number of votes equal to the number of shares of reorganized common stock into which shares of convertible preferred stock that they hold could be converted. Except as required by law or as otherwise set forth below with respect to the election of directors and a separate class vote for various matters, all shares of convertible preferred stock and all shares of reorganized common stock will vote together as a single class on all matters to come before the shareholders of Reorganized Oglebay.

The holders of the convertible preferred stock will be entitled, voting as a separate class, to elect a certain number of directors to Reorganized Oglebay’s board of directors, at each annual election of the directors according to a formula described in this prospectus. The holders have a right to elect a maximum of four directors. See “Description of Series A Convertible Preferred Stock — Voting Rights.”

The holders of the convertible preferred stock will have a separate class vote with respect to various matters described under “Description of Series A Convertible Preferred Stock — Voting Rights.”

Each holder of the convertible preferred stock will vote or will be deemed to have voted the shares of convertible preferred stock held by such holder to approve:

• any issuance of parity stock or senior stock requiring the approval of the holders of shares of convertible preferred stock if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock; and

• any issuance of junior stock requiring the approval of the holders of shares of convertible preferred stock.

Preemptive Rights	No holder of any shares of convertible preferred stock will have any preemptive right to subscribe for stock, obligations, warrants or other securities of any class, whether now or authorized in the future.

Book-Entry, Delivery and Form	The Depository Trust Company, or DTC, will act as securities depositary for the convertible preferred stock. The convertible preferred stock will be represented initially by one or more fully-

registered global security certificates registered in the name of Cede & Co., the nominee of DTC, and deposited with DTC.

Resale	The convertible preferred stock may be resold without registration under the Securities Act of 1933, as amended. Any person, however, that acquires 10% or more of the convertible preferred stock in connection with this rights offering, or who is otherwise deemed an affiliate of Reorganized Oglebay, may be deemed to be a statutory underwriter with respect to the convertible preferred stock and may only sell such securities pursuant to this prospectus or pursuant to an available exemption under the Securities Act.

Trading	Reorganized Oglebay intends to apply to list the convertible preferred stock on The Nasdaq Stock Market as soon as practicable after the effective date of the Plan when Reorganized Oglebay meets the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and we cannot assure you that the convertible preferred stock will ever be listed on The Nasdaq Stock Market. If Reorganized Oglebay is not able to list such securities on The Nasdaq National Market, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the reorganized common stock and the convertible preferred stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.

Transfer Agent	National City Bank, N.A. will serve as transfer agent for the convertible preferred stock.

Offering by Selling Shareholders

      This prospectus also relates to the offer and resale by certain selling shareholders named in this prospectus of:

•	up to shares of convertible preferred stock to be issuable upon exercise of the subscription rights or purchased pursuant to the commitment agreement;

•	shares of reorganized common stock that are issuable upon conversion of such convertible preferred stock; and

•	up to shares of reorganized common stock to be issued to certain selling shareholders that are holders of our Senior Subordinated Notes on the effective date of the Plan.

      The selling shareholders will act independently of Reorganized Oglebay in making decisions with respect to the timing, manner and size of each sale. Reorganized Oglebay will not receive any proceeds from the sale of the convertible preferred stock or the reorganized common stock by the selling shareholders. For information about the selling shareholders and how they plan to offer their shares of convertible preferred stock and reorganized common stock for resale, see “Selling Shareholders” and “Plan of Distribution.”

Risk Factors

      Prior to making a decision about investing in our securities, you should carefully consider the specific risks contained in the “Risk Factors” section, beginning on page 17 of this prospectus, together with all of the other information contained in this prospectus or appearing in the registration statement of which this prospectus is a part.

Summary Historical Consolidated Financial Data

      The following is a summary of our historical consolidated financial data as of and for the years ended December 31, 2003, 2002 and 2001. This information should be read together with our consolidated financial statements and their accompanying notes included elsewhere in the prospectus and the information included in “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      Our consolidated balance sheets after December 31, 2003 and our consolidated statements of operations for the periods after December 31, 2003 will not be comparable to our historical consolidated financial statements published before the effective date of the Plan and included elsewhere in this prospectus. After the effective date of the Plan, the financial statements of Reorganized Oglebay will reflect the application of “fresh-start” reporting as described in Statement of Position “Financial Reporting Entities in Reorganization under the Bankruptcy Code,” or SOP 90-7, issued by the American Institute of Certified Public Accountants. The adoption of “fresh-start” reporting will result in the determination of the reorganization value of Reorganized Oglebay and the allocation of fair value to assets and liabilities in conformity with the procedures specified by Financial Accounting Standards Board, or FASB, Statement No. 141. “Fresh-start” reporting is expected to change the value of Reorganized Oglebay’s tangible and intangible assets with an associated change in future depreciation and amortization expense as compared to Oglebay’s financial statements included elsewhere in this prospectus.

      The consolidated balance sheet data and the consolidated statement of operations data presented below as of December 31, 2003, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2003, have been derived from our consolidated financial statements which have been audited by Ernst & Young LLP, independent auditors. The auditors’ report issued by Ernst & Young LLP with respect to their audit of our financial statements for the year ended December 31, 2003 included an explanatory paragraph relating to our ability to continue as a going concern. Certain amounts in prior years have been reclassified to conform to the 2003 consolidated financial statement presentation.

	Year Ended December 31

	2003	2002	2001

	(Dollars and shares in thousands, except
	per share amounts)
OPERATIONS
Net sales and operating revenues	$404,229	$400,572	$404,211
Operating (loss) income	(6,647)	34,625	15,208
Loss before cumulative effect of accounting change	(31,801)	(6,608)	(18,815)
Cumulative effect of accounting change for asset retirement obligations (net of income tax benefit of $889)	(1,391)	-0-	-0-

Net loss	$(33,192)	$(6,608)	$(18,815)

PER SHARE DATA
Loss before cumulative effect of accounting change — basic	$(6.21)	$(1.32)	$(3.76)
Cumulative effect of accounting change for asset retirement obligations	(0.27)	-0-	-0-

Net loss — basic	(6.48)	(1.32)	(3.76)

Loss before cumulative effect of accounting change — assuming dilution	(6.21)	(1.32)	(3.76)
Cumulative effect of accounting change for asset retirement obligations	(0.27)	-0-	-0-

Net loss — assuming dilution	(6.48)	(1.32)	(3.76)

	Year Ended December 31

	2003	2002	2001

	(Dollars and shares in thousands, except
	per share amounts)
Dividends per share	-0-	-0-	0.60
Market price at December 31	4.21	6.65	15.50
Book value at December 31	$17.50	$23.20	$24.54
Shares of common stock outstanding at December 31	5,060	4,978	4,972
Average shares of common stock outstanding — basic	5,125	5,025	4,998
Average shares of common stock outstanding assuming dilution	5,125	5,025	5,012
FINANCIAL CONDITION
Capital expenditures	$19,165	$20,016	$26,875
Working (deficit) capital	(361,786)	54,402	46,978
Total assets	648,694	687,467	680,149
Capitalization:
Long-term debt, including current portion	421,840	395,348	388,773
Stockholders’ equity	$88,004	$115,501	$121,998

      Results for 2003 include our Erie Sand and Gravel business unit from our acquisition of this business unit in early January of 2003 and do not include our Lawn and Garden business unit of our Global Stone segment subsequent to our sale of this business unit in the fourth quarter of 2003.

Summary Unaudited Pro Forma Consolidated Financial Data

      The following is a summary of our unaudited pro forma consolidated financial data, which has been derived from our unaudited pro forma consolidated financial statements included elsewhere in this prospectus and has been prepared to reflect adjustments to our historical financial data to give effect to the Plan.

      The table reflects the adoption of “fresh-start” reporting as set out in SOP 90-7 as if it had occurred at January 1, 2003 for purposes of the operations data and as of December 31, 2003 for purposes of the financial condition data. Under “fresh-start” reporting, we will determine the reorganization value of Reorganized Oglebay and the fair value of our assets and liabilities. We are still in the process of determining our reorganization value. Our estimates of reorganization value and fair value used in the unaudited pro forma consolidated financial statements were prepared on a preliminary basis and are subject to change as we complete the valuation.

      The reorganization and “fresh-start” adjustments are based upon available information and assumptions that we believe were reasonable at the time made. The unaudited pro forma consolidated financial statements do not purport to present our results of operations and financial position had our emergence from the Plan occurred on the dates specified, nor are they necessarily indicative of the result of operations or financial position that Reorganized Oglebay may report in the future. The pro forma adjustments included in the prospectus herein are based on our estimates. The actual adjustments to be made upon the completion of the Plan may be materially different.

      This information should be read together with our consolidated financial statements included elsewhere in this prospectus and the information provided in “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Summary Unaudited Pro Forma Consolidated Financial Data

(In thousands, except per share data)

Pro Forma as of
December 31, 2003

FINANCIAL CONDITION
Balance Sheet Data:
Current Assets	$118,950
Net Property and Equipment	$391,526
Total Assets	$524,712
Total Debt	$266,584
Stockholder’s Equity	$114,286
Book Value per common share outstanding	$39.02
Common Shares Outstanding	2,929

Pro Forma for the
Twelve Months Ended
December 31, 2003

OPERATIONS
Statement of Operations Data:
Net Sales and Operating Revenues	$382,724
Operating Loss	$6,373
Interest Expense	$36,267
Net loss from continuing operations	$20,199
Net loss to common from continuing operations	$32,503
Net loss to common from continuing operations per share basic and diluted	$11.10

Ratio of Earnings to Combined Fixed Charges and Convertible Preferred Stock Dividends

      The following table shows our consolidated ratio of earnings to combined fixed charges and convertible preferred stock dividends for the periods shown.

	Year Ended December 31,

					2003	2003
	1999	2000	2001	2002	Actual	As Adjusted

Ratio	1.60	1.60	(1)	(1)	(1)	(1)
Dollar amount of Deficiency	n/a	n/a	31,580	13,036	62,144	44,294

      We calculated the ratio of earnings to combined fixed charges and convertible preferred stock dividends by adding our pretax income from continuing operations and fixed charges and dividing that total by fixed charges. Fixed charges was calculated by adding interest expense and an estimate on interest on rental expense. We do not have and are not issuing any convertible preferred stock dividends.

(1)	Our dollar amount of deficiency is equal to our pretax loss from continuing operations in 2001, 2002, 2003 and pro forma 2003.

RISK FACTORS

      You should carefully consider the risks described below and all other information contained in this prospectus before making a decision about investing in our convertible preferred stock or reorganized common stock. The risk factors enumerated below assume the consummation of the Plan and the transactions contemplated by the Plan and do not include matters that could prevent confirmation. See “Bankruptcy Process.” Some of the following risks relate principally to the industry in which we operate and to our business. Other risks relate principally to the securities markets and ownership of the reorganized common stock or convertible preferred stock. Additional risks and uncertainties not presently known to us, or risks that we currently consider immaterial, may also impair our operations or results. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned, and our financial condition and operating results could be seriously harmed. In that case, the market price of the reorganized common stock could decline, and you could lose all or part of your investment. See “Forward-Looking Statements.”

Risks Related to Our Business

Our operations are cyclical and demand for our products fluctuate, which could adversely affect our results of operations.

      All of our operations are cyclical. Further, we experience increases and decreases in profitability throughout the year resulting mostly from fluctuating demand for our products. Demand in the markets served by our industries is influenced by many factors, including the following:

•	global and regional economic conditions;

•	fluctuations in energy, fuel, oil and natural gas prices and the availability of such fuels;

•	declines in steel production;

•	changes in residential and commercial construction demands, driven in part by fluctuating interest rates and demographic shifts, especially in the Great Lakes and Mid-Atlantic regions;

•	changes in demand for our products due to technological innovations;

•	changes in environmental laws and regulations;

•	changes in weather;

•	prices, availability and quality of our products;

•	demand for automobiles and other vehicles;

•	the substitution of plastic or other materials for glass;

•	labor strikes and costs at our customers;

•	population growth rates; and

•	government spending on road and other infrastructure construction.

      We cannot predict or control the factors that affect demand for our products and services. Negative developments in the above factors, among others, would cause the demand for and supply of our products and services to suffer, which could adversely affect our results of operations.

We sell our products and services in highly competitive markets, and if we fail to compete effectively, our results of operations could be adversely affected.

      We sell our products and services in highly competitive markets. We believe that for all of our business segments price, product quality, product characteristics, location and customer service are the most significant competitive considerations. In many of our markets, we may face competition from large companies that have greater financial resources and less debt than we do, which may enable them to commit larger amounts of capital in response to changing market conditions. We expect competitive pressures in our markets to remain strong. If we fail to compete effectively, our results of operations could be adversely affected.

Natural disasters, equipment failures, unavailability of fuel sources and other unexpected events could increase the cost of operating our business.

      The mineral production and the marine transportation industries are inherently risky businesses, whose operations are subject to conditions beyond our control. Our mining operations are affected by weather and natural disasters, such as heavy rains and flooding, equipment failures and other unexpected maintenance problems, variations in the amount of rock and soil overlying mineral deposits, variations in geological conditions, fires, explosions and other accidents, fluctuations in the price or availability of our supplies and other matters. In recent years, our Global Stone segment’s operations were negatively impacted by some of these events, including flooding, equipment failures and other maintenance problems. In addition, an increase in the price or a decrease in the availability of fuel or other sources of energy necessary for our mining, processing and shipping operations could adversely affect operating costs. Any of these risks could result in damage to, or destruction of, our mining properties or processing facilities, personal injury to our employees, environmental damage, delays in mining or processing, losses or possible legal liability. We cannot predict whether we will suffer the impact of these and other conditions in the future.

We rely on the estimates of our mineral reserves, and if those estimates are inaccurate, our results of operations could be adversely affected.

      Our future success depends, in part, upon our ability to develop or acquire additional industrial mineral reserves and to profitably extract those reserves. Although we believe that the depletion of our existing mineral reserves is unlikely for many years, we cannot state with certainty how long it will be profitable for us to extract our reserves in the future. To increase our reserves and mining production, we must continue to develop and acquire reserves. It is difficult for us, and for other mining companies, to estimate quantities of additional recoverable reserves. Our estimates of reserve data are based on independent studies as well as our own studies. Our estimates of industrial mineral reserves and future net cash flows, however, depend upon a number of factors and assumptions which include:

•	historical production from the areas;

•	interpretation of geological, geophysical and chemical quality data;

•	assumptions concerning effects of regulations by governmental agencies;

•	assumptions concerning future industrial mineral prices;

•	assumptions concerning future market conditions and competitive environment;

•	assumptions concerning future operating costs, severance costs and excise taxes; and

•	assumptions concerning development costs and reclamation costs.

These factors and assumptions may vary considerably from actual results. For these reasons, our reserve data may not be accurate. Our actual production, revenues and expenditures likely will vary from these estimates, and these variances may be material. We cannot provide assurances that our attempts to maintain adequate reserves in the future will be successful.

Mine closures entail substantial costs, and if we close one or more of our mines sooner than anticipated, our results of operations may be adversely affected.

      If we close any of our mines, revenues would be reduced unless we were able to increase production at any of our other mines, which may not be possible. The closure of an open pit mine involves significant fixed closure costs, including accelerated employment legacy costs, severance-related obligations, reclamation and other environmental costs, and the costs of terminating long-term obligations, including energy contracts and equipment leases. We base our assumptions regarding the life of our mines on detailed studies we perform from time to time, but those studies and assumptions do not always prove to be accurate. We accrue for the costs of reclaiming open pits, stock piles, tailings ponds, roads and other mining support areas over the estimated mining life of our property. If we were to reduce the estimated life of any of our mines, the fixed mine closure costs would be applied to a shorter period of production, which would increase production costs per ton produced and could significantly and adversely affect our results of operations and financial condition. Further, if we were to close one or more of our mines prematurely, we would incur significant accelerated employment legacy costs, severance-related obligations, reclamation and other environmental costs, as well as asset impairment charges, which could materially and adversely affect our financial condition.

      Applicable statutes and regulations require that mining property be reclaimed following a mine closure in accordance with specified standards and an approved reclamation plan. The plan addresses matters such as removal of facilities and equipment, regrading, prevention of erosion and other forms of water pollution, revegetation and post-mining land use. We may be required to post a surety bond or other form of financial assurance equal to the cost of reclamation as set forth in the approved reclamation plan. The establishment of the final mine closure reclamation liability is based upon permit requirements and requires various estimates and assumptions, principally associated with reclamation costs and production levels. Although we believe, based on currently available information, we are making adequate provisions for all expected reclamation and other costs associated with mine closures for which we will be responsible, our business, results of operations and financial condition would be adversely affected if such accruals were later determined to be insufficient.

Our business and our customers’ businesses are subject to extensive environmental and health and safety regulations that impose, and will continue to impose, significant costs and liabilities, and future regulations could increase those costs and liabilities, which could adversely affect our results of operations.

      We are subject to a variety of federal, state and local regulatory requirements relating to the environment, including those relating to our handling of hazardous materials and air and wastewater emissions. Some environmental laws impose substantial penalties for noncompliance, and others, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act and the Resource Conservation and Recovery Act, impose strict, retroactive and joint and several liability upon persons responsible for releases of hazardous substances. If we fail to comply with present and future environmental laws and regulations, we could be subject to liabilities or our operations could be interrupted. In addition, future environmental laws and regulations could restrict our ability to expand our facilities or extract our mineral deposits or could require us to acquire costly equipment or to incur other significant expenses in connection with our business. There can be no assurance that future events, including changes in any environmental requirements and the costs associated with complying with such requirements, will not have a material adverse effect on us.

      In addition to environmental regulation, we are also subject to laws relating to human exposure to crystalline silica. We believe that we materially comply with governmental requirements for crystalline silica exposure and emissions and other regulations relating to silica and plan to continue to comply with these regulations. Several federal and state regulatory authorities, including the Mining Safety and Health Administration, will continue to propose changes in their regulations regarding workplace exposure to crystalline silica. We cannot guarantee that we will be able to comply with any new standards that are adopted or that these new standards will not have a material adverse effect on us by requiring us to modify our operations or equipment or shut down some of our plants. Additionally, we cannot guarantee that our customers will be able to comply with any new standards or that any such new standards will not have a material adverse effect on our customers by requiring them to shut down old plants or to relocate plants to locations with less stringent regulations that are further away from us. Accordingly, we cannot at this time reasonably estimate our costs of compliance or the timing of any costs associated with any new standards, or any material adverse effect that any new standards will have on our customers and, consequently, on us.

      We are also subject to various lawsuits relating to the exposure of persons to asbestos and silica. See “Risk Factors — Health issues relating to silica and asbestos could adversely affect our financial results.”

Our mining business is subject to other extensive regulations, including licensing, plant and wildlife protection and reclamation, that impose, and will continue to impose, significant costs and liabilities, and future regulations could increase those costs and liabilities, which could adversely affect our results of operations.

      In addition to the regulatory matters described above, the industrial minerals and aggregates industries are subject to extensive governmental regulation on matters such as permitting and licensing requirements, plant and wildlife protection, wetlands protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. Our future success depends, among other things, upon the quantity of our industrial minerals and aggregates deposits and our ability to extract these deposits profitably. As discussed above, it is difficult for us to estimate quantities of recoverable deposits, in part due to future permitting and licensing requirements. We believe we have obtained all material permits and licenses required to conduct our present mining operations. However, we will need additional permits and renewals of permits in the future. We may be required to prepare and present to governmental authorities data pertaining to the impact that any proposed exploration or production activities may have upon the environment. New site approval procedures may require preparation of archaeological surveys, endangered species studies and other studies to assess the environmental impact of new sites. Compliance with these regulatory requirements is expensive, requires an investment of funds well before the potential producer knows if its operations will be economically successful and significantly lengthens the time needed to develop a new site. Finally, obtaining or renewing required permits is sometimes delayed or prevented due to community opposition and other factors beyond our control. New legal requirements, including those related to the protection of the environment, could be adopted that could materially adversely affect our mining operations (including the ability to extract mineral deposits), our cost structure or our customers’ ability to use our industrial minerals or aggregates products. Accordingly, there can be no assurance that current or future mining regulation will not have a material adverse effect on our business or that we will be able to obtain or renew permits in the future.

We rely heavily on third party transportation, which is subject to rate fluctuations and rail, shipping and trucking hazards.

      Other than in the Great Lakes region, we rely heavily on railroads and trucking companies to ship our industrial minerals and aggregates products to our customers. Because freight costs represent a significant portion of the total cost to the customer, fluctuations in freight rates can change the relative competitive position of our production facilities. Rail, shipping and trucking operations are subject to various hazards, including extreme weather conditions and operating hazards, as well as slowdowns due to labor strikes and other work stoppages. If we are unable to ship our products as a result of the railroads or shipping or trucking companies failing to operate or if there are material changes in the cost or availability of railroad, shipping or trucking services, we may not be able to arrange alternative and timely means to ship our products, which could lead to interruptions or slowdowns in our businesses and, therefore, have a material adverse effect on us.

We depend on our seamen employees, and on our existing vessels, which require regular and unanticipated maintenance and impose significant costs on us.

      Our newest Great Lakes vessel was commissioned in 1981 and our oldest in 1925. The relatively long life of our vessels is due to a scheduled program of regular winter maintenance, periodic renovation and minimal corrosion because they operate only in fresh water. In general, we must spend more money to maintain a vessel in good operating condition as the age of the vessel increases. However, our Great Lakes shipping operations might not be profitable enough in the future to justify spending the necessary money on maintenance to keep our vessels in service. Our vessels depend upon complex mechanical systems for both propulsion and unloading cargo. If any of these systems fail, we may be forced to take the affected vessel out of service. If we do this, we will lose the revenue and earnings associated with that vessel. Currently, there is a shortage of skilled and licensed merchant seamen. If we cannot hire qualified seamen to operate our vessels, we may be forced to reduce our shipping operations. If we do this, we will lose the associated expected revenues and earnings. In addition, although our vessels are insured, if we suffer catastrophic damage to a vessel or loss of life of seamen employees, the insurance proceeds may not cover the cost of a new vessel or any damages related to such loss of life.

We are subject to potential increases in competitive pressure from other modes of transportation.

      Aside from dealing with the impact on profitability resulting from such factors as changes in water levels and the congestion of the ports and locks serving the Great Lakes, the shipping component of the Great Lakes Minerals segment must compete with the price and availability of other ships and other modes of transportation, including railroads and trucks. The shipping component of the Great Lakes Minerals segment could face additional competitive pressures if the law known as the Jones Act is repealed. The Jones Act requires that cargo moving between U.S. ports be carried in a vessel that was built in the United States, has a U.S. crew and is owned, at least 75%, by U.S. citizens or corporations. If the Jones Act is repealed, we may be unable to compete successfully with new competitors that could enter the market.

Our sales and earnings are subject to significant fluctuations as a result of the cyclical nature of the steel industry.

      Our net sales to the steel industry accounted for 17%, 17% and 15% of our total revenue in 2003, 2002 and 2001, respectively. The steel industry is highly cyclical, sensitive to general economic conditions and dependent on the condition of certain other industries. As a result, the demand for steel products is generally affected by macroeconomic fluctuations in the United States and global markets in which steel companies sell their products. Over the past few years, a significant number of domestic steel companies, some of which had been our customers, have entered bankruptcy proceedings. The continued or future loss of customers in the steel industry could have an adverse impact on our results of operations.

Because we experience seasonal fluctuations in our sales, our quarterly results will fluctuate, and our annual performance will be affected by those fluctuations.

      Our businesses are seasonal, meaning that we experience higher levels of activity in some periods of the year than in others. For example, our mining operations experience weaker demand during the winter months, when weather conditions can affect the shipping, road and rail distribution of products and the use of industrial sands, lime and limestone for construction. In addition, we are ordinarily able to operate our vessels on the Great Lakes for about 259 days per year beginning in early April and continuing through mid-December. However, weather conditions and customer demand cause increases and decreases in the number of days we actually operate.

We depend on a limited number of customers, and the loss of, or significant reduction in, purchases by our largest customers could adversely affect our operations.

      During 2003, our top 10 customers represented 28% of our sales. These customers might not continue to purchase these levels of our products and services in the future due to a variety of reasons. For example, some of our top customers could go out of business or, alternatively, be acquired by other companies who purchase the same products and services provided by us from other third party providers. Although we believe we have a diverse customer base, if certain major customers substantially reduce or stop purchasing our products or services, we could suffer a material adverse effect.

Our profitability could be negatively affected if we fail to maintain satisfactory labor relations.

      As of December 31, 2003, various labor unions represented about 47% of our employees. In 2004, collective bargaining agreements representing about 567 employees will expire. If we are unable to renegotiate acceptable collective bargaining agreements with these unions, we could experience, among other things, strikes, work stoppages or other slowdowns by our workers and increased operating costs as a result of higher wages, health care costs or benefits paid to our union employees. Although we consider our current relations with our employees to be good, if we do not maintain these good relations we could suffer a material adverse effect.

Our expenditures for post-retirement and pension obligations could be materially higher than we have predicted if the Pension Benefit Guaranty Corporation asserts a claim against us or if our underlying estimates prove to be incorrect.

      We sponsor qualified defined benefit pension plans that (1) are covered by Title IV of ERISA, and (2) are subject to the minimum funding standards of the Internal Revenue Code and ERISA (the “qualified pension plans”). According to regulations issued by the United States Treasury Department and the Pension Benefit Guaranty Corporation, we are liable for (1) any funding deficiency or unpaid Pension Benefit Guaranty Corporation premiums with respect to any of the qualified pension plans, and (2) any unfunded benefit liabilities if any of the qualified pension plans are terminated, either by the plan sponsor or by the Pension Benefit Guaranty Corporation. Although we do not currently intend to terminate the qualified pension plans, they are not fully funded. The Pension Benefit Guaranty Corporation has the right to seek available remedies under applicable law against us. However, the Pension Benefit Guaranty Corporation has not yet filed a claim against us for this liability. If the Pension Benefit Guaranty Corporation were to enforce such a claim, the claim could significantly adversely affect our financial condition and results of operations.

      Changing market or economic conditions, regulatory changes or other factors may increase our pension expenses or our funding obligations, diverting funds we would otherwise apply to other uses. We provide defined benefit pension plans and post-retirement health and life insurance benefits to eligible union and non-union employees. Our pension expense and our required contributions to our pension plans are directly affected by the value of plan assets, the projected rate of return on plan assets, the rate of return on plan assets and the actuarial assumptions we use to measure our defined benefit pension plan obligations, including the rate that future obligations are discounted to a present value. If our assumptions do not materialize as expected, cash expenditures and costs that we incur could be materially higher. Moreover, we cannot assure you that regulatory changes will not increase our obligations to provide these or additional benefits. These obligations also may increase substantially in the event of adverse medical cost trends or unexpected rates of early retirement, particularly for bargaining unit employees for whom there is no retiree health care cost cap. Early retirement rates likely would increase substantially in the event of a mine closure.

      Additionally, our pension and postretirement health and life insurance benefits obligations, expenses and funding costs would increase significantly if one or more of the mines in which we have invested is closed. A mine closure would trigger accelerated pension and defined benefit pension plans and post-retirement health and life insurance benefits obligations. Any of these events could significantly adversely affect our financial condition and results of operations.

Health issues and litigation relating to silica and asbestos could adversely affect our financial results.

      We are defendants in various lawsuits related to our businesses. These matters include lawsuits relating to the exposure of persons to asbestos and silica. At December 31, 2003, we were a co-defendant in cases alleging asbestos-induced illness involving claims of about 75,000 claimants. With respect to silica claims, we at December 31, 2003 were a co-defendant in cases involving about 20,000 claimants. The plaintiffs in these cases generally seek compensatory and punitive damages of unspecified sums based upon common law or statutory product liability claims. Some of these claims have been brought by plaintiffs against us and other product manufacturer co-defendants, some of whom have also filed for bankruptcy protection. In addition, we are the target of hundreds of lawsuits relating to the exposure by seamen employees to asbestos on our vessels. Considering our past operations relating to the use of asbestos and our past and present operations in which we mine silica, it is possible that additional claims may be made against us based upon similar or different legal theories seeking similar or different types of damages and relief.

      Litigation is inherently unpredictable and subject to many uncertainties. Adverse court rulings, determinations of liability or retroactive or prospective changes in the law could affect claims made against us and encourage or increase the number and nature of future claims and proceedings. Therefore, due to the uncertainties involved in any litigation, management is unable to predict the outcome of litigation or the number of possible future claims and proceedings. Although any liability that we may have in connection with product liability cases is not currently quantifiable or estimable, based upon, among other things, the outcome of the litigation to date, we believe that these product liability claims are covered by multiple layers of insurance policies and an insurance trust from multiple sources. There can be no assurance, however, that our insurers will not become insolvent or that we will not be involved in certain circumstances in coverage litigation with our insurers. In addition, even if the product liability claims are covered by insurance, there is no assurance that the amount paid in connection with a product liability claim will be sufficient to cover the entire amount of the claim.

Risks Related to Our Reorganization

There can be no assurance that the Plan will be confirmed by the Bankruptcy Court, in which case we will not conduct this rights offering.

      Even if all impaired classes of claims and interests accept or are deemed to have accepted the Plan, or, with respect to a class that rejects or is deemed to reject the Plan, the requirements for “cramdown” are met, the Bankruptcy Court, which can exercise substantial discretion, may determine that the Plan does not meet the requirements for confirmation under sections 1129(a) and (b) of the Bankruptcy Code. Section 1129(a) of the Bankruptcy Code requires, among other things, a demonstration that the confirmation of the Plan will not be followed by liquidation or need for further financial reorganization of us, except as contemplated by the Plan, and that the value of distributions to parties entitled to vote on the Plan who vote to reject the Plan not be less than the value of distributions such creditors and equity security holders would receive if we were liquidated under chapter 7 of the Bankruptcy Code. See “Bankruptcy Process.” Although we believe that the Plan will meet the requirements for confirmation, there can be no assurance that the Bankruptcy Court will reach the same conclusion. If the Bankruptcy Court determines that the Plan violates section 1129 of the Bankruptcy Code in any manner, including, among other things, the cramdown requirements under section 1129(b) of the Bankruptcy Code, we have reserved the right to amend the Plan in such a manner so as to satisfy the requirements of section 1129 of the Bankruptcy Code.

As a result of the consummation of the Plan, because of “fresh-start” reporting rules, our historical financial information will not be comparable with the financial information of Reorganized Oglebay after the effective date of the Plan.

      As a result of the consummation of the Plan and the transactions contemplated thereby, Reorganized Oglebay will be subject to the “fresh-start” reporting rules. Accordingly, the financial condition and results of operations of Reorganized Oglebay from and after the effective date of the Plan will not be comparable to the financial condition or results of operations reflected in the consolidated historical financial statements of Oglebay contained in this prospectus.

Our chapter 11 cases may have created a negative perception of us, which may negatively impact our future business.

      The commencement and pendency of the chapter 11 cases could adversely affect our relationships with customers and suppliers, as well as our ability to retain or attract high quality employees. In such event, weakened operating results may occur that could adversely affect our financial condition and results of operations.

We will continue to have substantial indebtedness after the effective date of the Plan, and the covenants we expect to be contained in the second DIP facility and the confirmation facility may significantly impact our future operations.

      We anticipate that the $305 million debtor-in-possession (“DIP”) financing facility (the “second DIP facility”) that we expect to consummate on or about May 24, 2004, will assist us to refinance substantial amounts of secured prepetition debt, which will streamline the process of confirming the Plan. However, due to this refinancing, we anticipate having significant indebtedness under the second DIP facility that is substantial in relation to our current estimates of shareholders’ equity. In addition, we anticipate that the second DIP facility will include restrictive financial and operating covenants and prohibitions. We anticipate replacing the second DIP facility with the confirmation facility, which will be provided on substantially the same terms as those we anticipate for the second DIP facility on the effective date of the Plan.

      Although implementation of the Plan will significantly reduce our debt service obligations, we anticipate we will have indebtedness pursuant to the confirmation facility that will be substantial in relation to our shareholders’ equity as of the effective date of the Plan. Although no assurances can be given, we believe that, after the effective date of the Plan, sufficient cash flow will be generated to meet the our operating requirements, including the payment of interest under the confirmation facility when due.

      The confirmation facility will contain restrictive financial and operating covenants and prohibitions, including provisions that will restrict the payment of dividends on the reorganized common stock and will otherwise limit Reorganized Oglebay’s ability to make distributions to holders of convertible preferred stock. Reorganized Oglebay’s leverage and restrictions contained in the confirmation facility will require that a substantial portion of Reorganized Oglebay’s cash flow be dedicated to service its interest expense and to make mandatory payments of principal, which may impair Reorganized Oglebay’s ability to finance its future operations and capital needs and may limit Reorganized Oglebay’s flexibility in responding to changing business and economic conditions and to business opportunities.

Substantially all of our assets are, and Reorganized Oglebay’s assets will be, subject to various liens and security interests.

      Substantially all of our cash, receivables, inventory and other assets are currently subject to a first priority lien pursuant to the terms of our initial DIP facility and orders entered by the Bankruptcy Court, and we anticipate that they will remain subject to a first priority lien in accordance with the terms of the second DIP facility and Bankruptcy Court orders. These assets will be subject to various liens and security interests in favor of our lenders under the confirmation facility and in favor of other creditors as provided in orders of the Bankruptcy Court. We anticipate that, under the second DIP facility, our lenders will hold and will continue under the confirmation facility to hold mortgages and other liens on all of our vessels and substantially all of our real and personal property. If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral accordingly would be unavailable to Reorganized Oglebay or the subsidiary owning the collateral and to other creditors of Reorganized Oglebay or such subsidiary, except to the extent, if any, that such other creditors have a superior or equal security interest in the affected collateral or the value of the affected collateral exceeds the amount of indebtedness in respect of which such foreclosure rights are exercised.

The new directors of Reorganized Oglebay may change Oglebay’s current long-range plan.

      Following the effective date of the Plan, Reorganized Oglebay’s board of directors will include only           directors who are currently on Oglebay’s board of directors. Four of the Reorganized Oglebay directors, who constitute a majority, will have been designated by the holders of the convertible preferred stock. Reorganized Oglebay may make changes, which could be material, to the business, operations and current long-range plan of Reorganized Oglebay described in this prospectus. It is impossible to predict what these changes will be and the impact they will have on Reorganized Oglebay’s future results of operations and its share prices.

Following the effective date of the Plan, a significant percentage of the outstanding shares of reorganized common stock and convertible preferred stock may be held by a small number of shareholders who may have conflicts of interest.

      Following the effective date of the Plan, some of our holders of Senior Subordinated Notes and certain other third party accredited investors party to the commitment agreement, including potentially some of the holders who will have designated a member of Reorganized Oglebay’s initial board of directors, could become significant shareholders of Reorganized Oglebay. As a result of these relationships, when conflicts arise between the interests of significant shareholders and the interests of Reorganized Oglebay’s other shareholders, directors designated by the affected significant shareholders may not be disinterested. These shareholders may also from time to time make significant investments in other companies that may compete with Reorganized Oglebay. This may result in conflicts of interest. Actions these shareholders take relating to these investments may conflict with the interests of Reorganized Oglebay’s other shareholders. Under Ohio law, although Reorganized Oglebay’s directors and officers have a duty of loyalty to Reorganized Oglebay, transactions that Reorganized Oglebay enters into in which a director has a conflict of interest are generally permissible as long as the material facts as to the director’s relationship to or interest in the transaction are disclosed to Reorganized Oglebay’s board of directors and a majority of its disinterested directors approves the transaction, or the transaction is otherwise fair to Reorganized Oglebay.

The large number of shares eligible for public sale after the effective date of the Plan could cause Reorganized Oglebay’s stock prices to decline and make it difficult for Reorganized Oglebay to sell equity securities.

      When the Plan is consummated, the holders of our Senior Subordinated Notes and certain other third party accredited investors party to the commitment agreement could own as much as      % of the reorganized common stock and      % of the convertible preferred stock. Certain of these individuals and institutions may not be in the business of holding equity on a long-term basis. Sales by these shareholders of a substantial number of shares after the effective date of the Plan could significantly reduce the market price of the reorganized common stock or the convertible preferred stock. Moreover, the perception that these shareholders might sell significant amounts of the reorganized common stock or the convertible preferred stock could depress the trading price of the shares for a considerable period. Sales of these shares, and the possibility of these sales, could make it more difficult for Reorganized Oglebay to sell equity, or equity-related securities, in the future at a time, and price, that Reorganized Oglebay considers appropriate.

Risks Related to the Securities and This Offering

The subscription price for the convertible preferred stock was determined pursuant to arm’s-length negotiations and does not bear any relationship to the historical price of our common stock or to the prospective value of the convertible preferred stock or the reorganized common stock.

      The subscription price for the convertible preferred stock offered pursuant to this rights offering was determined pursuant to arm’s-length negotiations among us and certain holders of Senior Subordinated Notes under the commitment agreement and does not bear any relationship to the historical price of our common stock or Reorganized Oglebay’s anticipated future operations, cash flows, financial condition, or any other established criteria for securities or business valuation. Accordingly, the subscription price is not indicative of Reorganized Oglebay’s anticipated or prospective value or the value or future trading price of or trading market for the convertible preferred stock or the reorganized common stock.

Holders of subscription rights will experience a substantial reduction in their potential ownership of the reorganized common stock if such holders do not exercise their subscription rights in full.

      On the effective date of the Plan, each share of our common stock then outstanding will be cancelled, and 2,928,571 shares of reorganized common stock will be issued to the holders of allowed Senior Subordinated Note claims. These shares of reorganized common stock will constitute all such outstanding shares of reorganized common stock on the effective date of the Plan.

      Holders of subscription rights that exercise such rights in this rights offering will receive shares of convertible preferred stock and therefore will have the opportunity subsequently to maintain or increase their holdings of the reorganized common stock by converting the convertible preferred stock. On February 23, 2004, we entered into a commitment agreement with certain holders of our Senior Subordinated Notes and other third party accredited investors. Under the commitment agreement, each of those holders of Senior Subordinated Notes severally agreed to subscribe for and purchase its ratable share of $80 million of the convertible preferred stock and certain of such holders, along with these other third party accredited investors, severally agreed to purchase any shares of the convertible preferred stock that are not subscribed for in this rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. We anticipate that we will enter into an amendment to the commitment agreement under which those holders of Senior Subordinated Notes who, together with these other third party accredited investors, had agreed to purchase the shares of convertible preferred stock not subscribed for in this rights offering, further agree to purchase an aggregate of an additional 500,000 shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of this rights offering. If the subscription rights are not exercised in full, the parties to the commitment agreement will be entitled to purchase additional shares of convertible preferred stock that will dilute the potential percentage ownership of Reorganized Oglebay of those holders who do not exercise their rights.

      Accordingly, for a holder of subscription rights to prevent a substantial reduction in its potential ownership of the reorganized common stock at the conclusion of this rights offering, it must exercise all of its subscription rights in full. Moreover, as described elsewhere in this prospectus, such holder’s relative percentage equity ownership will be even further reduced upon the exercise of the warrants and by the issuance of the reorganized common stock under the management stock plan. See “Dilution” for a further discussion of the potential dilution to your potential percentage ownership of Reorganized Oglebay.

Reorganized Oglebay does not anticipate paying dividends on the reorganized common stock, and may be limited in its ability to pay dividends on the convertible preferred stock.

      Subject to certain restrictions described below, Reorganized Oglebay will be required to pay dividends on the convertible preferred stock pursuant to its terms. However, Reorganized Oglebay does not anticipate paying any dividends on the reorganized common stock in the foreseeable future.

      Reorganized Oglebay may be constrained from paying dividends by statutory limitations. Generally, we will not be able to pay dividends if the payment would exceed the surplus of our assets minus our liabilities, or if we are insolvent or would be rendered insolvent.

      Further, covenants in the debt instruments to which Reorganized Oglebay will be a party will restrict the ability of Reorganized Oglebay to pay dividends on the reorganized common stock and may prohibit the payment of dividends and certain other payments on the convertible preferred stock under certain circumstances. The terms of the convertible preferred stock do not require that Reorganized Oglebay obtain the approval of the holders of the convertible preferred stock to incur additional indebtedness. Consequently, Reorganized Oglebay may incur indebtedness in the future that could limit its ability to make subsequent dividend or liquidation payments to the holders of convertible preferred stock. In addition, in the event of a bankruptcy, liquidation or reorganization of Reorganized Oglebay, its assets will be available to pay obligations on the convertible preferred stock only after all of its indebtedness has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the convertible preferred stock then outstanding.

      In addition, because Reorganized Oglebay is a holding company, its ability to pay dividends on the convertible preferred stock may be limited by restrictions on its ability to obtain funds for such dividends through dividends from its subsidiaries.

The Ohio takeover statutes and Reorganized Oglebay’s organizational documents can delay, deter or prevent a third party from acquiring Reorganized Oglebay, which could deprive you of a takeover premium.

      Certain provisions of the amended and restated articles of incorporation, the amended and restated code of regulations, as well as Ohio statutes, may have the effect of delaying, deferring or preventing a change in control of Reorganized Oglebay. Such provisions, including those relating to the nomination and election of directors, may make it more difficult for other persons, without the approval of Reorganized Oglebay’s board of directors, to make a tender offer or otherwise acquire substantial amounts of the reorganized common stock or to launch other takeover attempts that a shareholder might consider to be in such shareholder’s best interest. These provisions could limit the price that certain investors might be willing to pay in the future for shares of reorganized common stock.

Although Reorganized Oglebay intends to list the reorganized common stock and the convertible preferred stock on The Nasdaq Stock Market, there is no assurance that such securities will meet the listing requirements, or, if listed, remain eligible for listing. In addition, if Reorganized Oglebay is not able to list such securities on The Nasdaq National Market, there can be no assurance that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.

      Although it is anticipated that the reorganized common stock and the convertible preferred stock will be listed on The Nasdaq Stock Market as soon as practicable after the effective date of the Plan when Reorganized Oglebay meets the listing requirements, there can be no assurance that Reorganized Oglebay will be able to meet the listing requirement, or, if it does, that it will remain in compliance with the continued listing criteria of The Nasdaq Stock Market. If Reorganized Oglebay is not able to list such securities on The Nasdaq National Market, it intends to have the reorganized common stock and the convertible preferred stock traded in the over-the-counter market on the OTC Bulletin Board. The ability to publicly trade the reorganized common stock or the convertible preferred stock on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Reorganized Oglebay intends to notify our current market makers to request them to apply to OTC Bulletin Board to initiate quotations in the reorganized common stock and the convertible preferred stock if such securities are not available for listing on The Nasdaq National Market. Other than furnishing to registered broker-dealers copies of this prospectus and documents filed as exhibits to the registration statement of which this prospectus is a part, Reorganized Oglebay will have no control over the process of quotation initiation on the OTC Bulletin Board.

      Reorganized Oglebay, therefore, cannot provide any assurance that the reorganized common stock or the convertible preferred stock will be publicly tradable at any time after the date of this prospectus. If no public market for the reorganized common stock or the convertible preferred stock develops, you may have difficulty selling or obtaining timely and accurate quotations with respect to such securities.

FORWARD-LOOKING STATEMENTS

      This prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains statements concerning certain trends and other information that is by its nature forward-looking and contains estimates, assumptions, and financial projections that my be materially different from actual future results. The words “believe,” “may,” “will,” “estimate,” “assert,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions identify these forward-looking statements. These forward-looking statements are subject to uncertainties and factors relating to our operations and business environment and a number of other risks, uncertainties and assumptions, including those described in “Risk Factors,” all of which are difficult to predict and many of which are beyond our control. We believe that the following factors, among others, could affect our or Reorganized Oglebay’s future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made by us or on our behalf:

•	business and financial risks associated with our decision to file for protection under chapter 11 of the Bankruptcy Code;

•	our ability to restructure our debt, and the ability of such activities to provide adequate liquidity to sufficiently improve our financial position;

•	our ability to complete our cost reduction initiatives;

•	weather conditions, particularly in the Great Lakes region, flooding, and/or water levels;

•	fluctuations in energy, fuel and oil prices;

•	fluctuations in integrated steel production in the Great Lakes region;

•	fluctuations in Great Lakes and Mid-Atlantic construction activity;

•	economic conditions in California or population growth rates in the Southwestern United States;

•	the outcome of periodic negotiations of labor agreements;

•	changes in the demand for our or Reorganized Oglebay’s products due to changes in technology;

•	the loss, insolvency or bankruptcy of major customers, insurers or debtors;

•	difficulty in hiring sufficient staff that is appropriately skilled and licensed, particularly for our or Reorganized Oglebay’s vessel operations;

•	changes in environmental laws; and

•	an increase in the number and cost of asbestos and silica product liability claims filed against us or Reorganized Oglebay and determinations by a court or jury against our or Reorganized Oglebay’s interest.

Neither we nor Reorganized Oglebay undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RIGHTS OFFERING

      We have filed the registration statement of which this prospectus is a part in connection with this rights offering with respect to the subscription rights, the issuance of convertible preferred stock upon exercise of the subscription rights or the standby commitments under the commitment agreement, including the additional 500,000 shares, and the underlying reorganized common stock issuable upon conversion of the convertible preferred stock. The principal terms and conditions of this rights offering are described below.

Terms of This Rights Offering

      Non-certificated subscription rights will be issued to holders of Senior Subordinated Note claims identified as allowed Senior Subordinated Note claims under the Plan (“eligible participants”) through a rights offering beginning as of the subscription commencement date. The subscription rights will allow a holder to subscribe for and purchase its ratable share (based upon the ratio of the aggregate principal amount of such eligible participant’s allowed Senior Subordinated Note claims to the aggregate principal amount of all such allowed claims) of the convertible preferred stock, calculated as follows: for each $1,000 in principal amount of allowed Senior Subordinated Note claims held by an eligible participant, the eligible participant will have the right to subscribe for and purchase 80 shares of convertible preferred stock at a total purchase price of $800 (a price of $10 per share). The aggregate number of shares of convertible preferred stock, which may be subscribed for and purchased pursuant to the subscription rights, will be 8,000,000 shares of convertible preferred stock. The subscription price for the convertible preferred stock offered pursuant to this rights offering was determined pursuant to arm’s-length negotiations among us and certain holders of Senior Subordinated Notes under the commitment agreement. There will be no change to or adjustment in the purchase price.

      Each subscription right will be evidenced by a subscription form accompanying this prospectus. The subscription rights expire at [5:00 p.m., Eastern time, on                     , 2004] [the date specified in the subscription form, which date will be about 30 days after the commencement of this rights offering.]. Any subscription rights which remain unexercised after 5:00 p.m., Eastern Time, on the subscription expiration date will no longer be exercisable and will cease to have any value.

      No fractional shares of convertible preferred stock or cash in lieu thereof will be issued or paid. The number of shares of the convertible preferred stock available for purchase by each holder pursuant to this rights offering will be rounded down to the nearest whole number.

Election to Participate in This Rights Offering

      The subscription form sent to each eligible participant identifies the amount required to be paid by the eligible participant to purchase up to its ratable share of the convertible preferred stock offered under this rights offering. Pursuant to the terms set forth in the subscription form, an eligible participant may elect to subscribe for and purchase all or any part of the convertible preferred stock by:

•	returning a completed subscription form to the subscription agent so that the subscription form is received by the subscription agent on or before the subscription expiration time; and

•	paying to the subscription agent on or before the subscription expiration time an amount equal to the holder’s subscription purchase price, either by wire transfer or by bank or cashier’s check delivered to the subscription agent along with the subscription form.

      IF AT OR PRIOR TO THE SUBSCRIPTION EXPIRATION TIME, THE SUBSCRIPTION AGENT FOR ANY REASON DOES NOT RECEIVE FROM A GIVEN ELIGIBLE PARTICIPANT BOTH A DULY COMPLETED SUBSCRIPTION FORM AND IMMEDIATELY AVAILABLE FUNDS IN AN AMOUNT EQUAL TO THE HOLDER’S SUBSCRIPTION PURCHASE PRICE, THE ELIGIBLE PARTICIPANT WILL BE DEEMED TO HAVE RELINQUISHED AND WAIVED ITS RIGHT TO PARTICIPATE IN THIS RIGHTS OFFERING.

      Reorganized Oglebay will issue the convertible preferred stock only if, and at such time as, the effective date of the Plan occurs and the amended and restated articles of incorporation are filed. We or Reorganized Oglebay will hold payments made by eligible participants participating in this rights offering pursuant to the procedures set forth on the subscription form in an interest-bearing escrow account until the earliest of the effective date of the Plan, which must occur by October 15, 2004 the date on which Oglebay withdraws the Plan, or the date the Bankruptcy Court denies confirmation of the Plan. If this rights offering is terminated or the effective date of the Plan does not occur, the subscription agent will return the payments to the participating eligible participants to the addresses indicated on their respective ballots. Interest will be paid to the eligible participants only if the subscription agent returns the payments for the reasons stated above; otherwise, we will not pay interest to the holders electing to subscribe for and purchase the convertible preferred stock.

      If either the number of subscription rights being exercised is not specified on a subscription form, or the payment delivered is not sufficient to pay the full aggregate subscription purchase price for all shares of convertible preferred stock stated to be subscribed for, the subscription rights holder will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment delivered by such holder of subscription rights. If the payment delivered by the holder of subscription rights exceeds the aggregate subscription purchase price for the number of subscription rights evidenced by the subscription form(s) delivered by such holder of subscription rights, any excess payment will be returned to the holder of such rights as soon as practicable by mail, without interest or deduction.

      Holders of subscription rights for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the subscription rights. If the beneficial owner so instructs, the record holder of such subscription rights should complete subscription forms and submit them to the subscription agent with the proper payment. In addition, beneficial owners of subscription rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner’s instructions.

      The instructions accompanying the subscription forms should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION FORMS OR PAYMENTS TO OGLEBAY.

      THE METHOD OF DELIVERY OF SUBSCRIPTION FORMS AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE SUBSCRIPTION RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH SUBSCRIPTION FORMS AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., EASTERN TIME, ON THE SUBSCRIPTION EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE SEVERAL BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER’S CHECK OR MONEY ORDER. THE SUBSCRIPTION AGENT WILL NOT ACCEPT CASH AS A MEANS FOR PAYMENT.

Validity of Subscription Rights

      All questions concerning the timelines, viability, form and eligibility of any exercise of the rights will be determined by us, whose good faith determinations will be final and binding. We, in our sole discretion reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as we may determine, or reject the purported exercise of any stock rights. Subscription forms will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the investors determine in their sole discretion reasonably exercised in good faith. Neither we nor the subscription agent will be under any duty to give notification of any defect or irregularity in connection with the submission of subscription forms or incur any liability for failure to give such notification.

Jurisdiction

      Each eligible participant participating in this rights offering consents to the exclusive jurisdiction and venue of the Bankruptcy Court for the resolution of any dispute arising thereunder, including with respect to the subscription purchase price and in respect of the terms of this rights offering.

No Revocation

      After a holder of a right has subscribed to purchase shares of convertible preferred stock, the subscription may not be revoked by the holder.

      Each holder of a subscription right participating in this rights offering that timely completes the applicable forms and certifications and returns an appropriate payment to the subscription agent by the subscription expiration time, pursuant to the procedures set forth in the subscription form, will not be able to revoke its purchase or otherwise receive a refund of its money unless the effective date of the Plan does not occur. Conversely, any holders that do not timely elect to subscribe for and purchase the convertible preferred stock by satisfying the requirements set forth in the subscription form and the accompanying instructions will be deemed to have forfeited any and all rights to subscribe for and purchase the convertible preferred stock.

No Transfer

      The subscription rights are transferable, but each subscription right may only be transferred once.

Conditions

      The issuance of the convertible preferred stock is conditioned on the confirmation of the Plan, the occurrence of the effective date of the Plan and the filing of the amended and restated articles of incorporation, a copy of the form of which is an exhibit to the registration statement of which this prospectus forms a part.

Use of Proceeds

      Reorganized Oglebay plans to use the entire net proceeds of this rights offering, together with the proceeds of the sale of the additional shares pursuant to the commitment agreement, and available cash and borrowings under the confirmation facility, to pay the allowed claims of the holders of our Senior Secured Notes pursuant to the Plan. In addition, Reorganized Oglebay intends to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility. See “Use of Proceeds.”

Subscription Agent

      We have appointed National City Bank, N.A. as subscription agent for this rights offering. For its services in processing the exercise of subscription rights, the subscription agent will receive a fee from us estimated to be $          and reimbursement for all out-of-pocket expenses relating to this rights offering. Duly completed subscription forms, payment of the applicable subscription purchase price and/or any technical questions relating to the subscription form should be directed to the subscription agent at the following address and phone number:

National City Bank

629 Euclid Avenue
Cleveland, Ohio 44114
Attention: Ms. Sharon Boughter
Phone: 216-222-2537
Fax: 216-222-2649

Information Agent

      We have appointed Lazard Freres & Co. LLC as information agent for this rights offering. Any general questions about this rights offering or requests for additional copies of this prospectus or the subscription form may be directed to the information agent at the following address and telephone number:

Lazard Freres & Co. LLC

30 Rockefeller Plaza
New York, New York 10020
Attention: Mr. Richard F. NeJame
Phone: 212-632-6000
Fax: 212-332-1748

      We do not anticipate employing any brokers, dealers or underwriters in connection with the solicitation of exercises of subscription rights in this rights offering, and, except as described above, expect that no other commissions, fees or discounts will be paid in connection with such solicitation. Certain of our directors and officers may answer questions or solicit responses from holders of subscription rights, but such directors and officers will not receive any commissions or compensation for such services other than their normal employment compensation.

Foreign and Other Holders

      Subscription forms have not be mailed to eligible participants or other holders whose addresses are outside the United States, but are being held by the subscription agent for each holder’s account. To exercise their subscription rights, the persons must notify the subscription agent at or prior to 5:00 p.m., Eastern time, on the subscription expiration date. The holders’ subscription rights will expire at the subscription expiration time.

The Commitment Agreement

      Pursuant to the commitment agreement dated as of February 23, 2004, and as anticipated to be amended, among Oglebay, certain holders of our Senior Subordinated Notes holding an aggregate of $40,316,000 in principal amount of Senior Subordinated Notes and other third party accredited investors, each of those holders of our Senior Subordinated Notes agreed severally to subscribe for and purchase that number of shares of convertible preferred stock having an aggregate purchase price equal to such holder’s pro rata share of the total of 8,000,000 shares of convertible preferred stock issuable pursuant to this rights offering based on such holder’s respective beneficial ownership of the total amount of outstanding Senior Subordinated Notes (the “basic commitment amount”). In addition, certain of such holders of our Senior Subordinated Notes and these other third party accredited investors severally agreed to purchase specified amounts of shares of convertible preferred stock that are not subscribed for in this rights offering (the

“unsubscribed convertible preferred stock”) plus the 500,000 additional shares having an aggregate purchase price determined as follows: (1) in the case of each such holder of Senior Subordinated Notes, the difference between such holder’s commitment amount as set forth in the commitment agreement (the “commitment amount”) and such holder’s basic commitment amount, and (2) in the case of these other third party accredited investor, the investor’s commitment amount (the “standby commitment amount”). If the aggregate purchase price of the unsubscribed convertible preferred stock is less than the standby commitment amount, the unsubscribed convertible preferred stock will be allocated to such holders of Senior Subordinated Notes and these other third party accredited investors pro rata based on the amounts of their respective standby commitment amounts.

      In consideration for the commitments, each subscriber that is:

•	a holder of our Senior Subordinated Notes will be entitled to receive a fee, payable in cash on the effective date of the Plan, equal to:

•	2% of its basic commitment amount; and

•	5% of its standby commitment amount; or

•	a third party accredited investor will be entitled to receive a fee, payable in cash on the effective date of the Plan, equal to 5% of the third party accredited investor’s standby commitment amount.

      Without the prior written consent of the subscribers representing two-thirds of the amount of the aggregate commitments under the commitment agreement, we cannot solicit or initiate any inquiries or proposals, or participate in discussions, concerning any alternative financing proposal other than the Plan or the restructuring terms contemplated in the commitment agreement. Failure to comply with this non-solicitation provision will not be a breach under the commitment agreement if the fiduciary duties of our officers and directors require us to take any action in connection with an alternative financing proposal.

      Upon receipt of any alternative financing proposal, we are required to notify the subscribers of:

•	the identity of the person making or intending to make the alternative financing proposal,

•	the terms of the alternative financing or the modification or amendment of the alternative financing proposal,

•	whether we are providing or intend to provide access to any non-public information, and

•	whether we have entered in negotiations concerning the alternative financing proposal.

      Unless required by court order, we will not enter into a definitive agreement with respect to an alternative financing proposal without the prior written consent of the subscribers representing two-thirds of the amount of the aggregate commitments under the commitment agreement or unless the agreement has been terminated.

      The obligation of such holders of our Senior Subordinated Notes and these other third party accredited investors to perform under the commitment agreement are subject to certain conditions as described below. These conditions can be waived only by the subscribers representing two-thirds of the amount of aggregate commitments under the commitment agreement and include, among other things:

•	the Plan, containing terms and conditions consistent in all material respects with the restructuring terms contemplated in the commitment agreement and otherwise containing terms and conditions reasonably satisfactory to the subscribers, will have been confirmed by the Bankruptcy Court;

•	the confirmation order will be reasonably acceptable to the subscribers, will have been entered by the Bankruptcy Court, and will be a final order;

•	the Plan will be consummated on terms consistent in all material respects with the restructuring terms contemplated by the commitment agreement, the disclosure statement, plan supplement documents, and the definitive documents implementing, achieving and relating to the restructuring terms will be reasonably satisfactory to the subscribers, and any modifications to the Plan or the restructuring terms contemplated by the commitment agreement on or after the date of the commitment agreement will be reasonably acceptable to the subscribers;

•	100% of the convertible preferred stock is issued and sold pursuant to this rights offering and the commitment agreement;

•	the registration statement of which this prospectus is a part will have become effective and the issuance of the convertible preferred stock issuable pursuant to this rights offering and the commitment agreement and the shares of reorganized common stock issuable upon conversion will have been registered under the Securities Act; and

•	the issuance of the shares of reorganized common stock to the holders of allowed Senior Subordinated Note claims in respect of the cancellation thereof in accordance with the Plan will be exempt from the registration requirements of the Securities Act, by virtue of Section 1145 of the Bankruptcy Code.

      Oglebay’s obligations under the commitment agreement is subject to certain conditions including, among other things:

•	the Plan, in a form consistent in all material respects with the restructuring terms contemplated by the commitment agreement, will have been confirmed by the Bankruptcy Court; and

•	the confirmation order will have been entered by the Bankruptcy Court and will be a final order.

      In addition, the commitment agreement can be terminated by the subscribers representing two-thirds of the amount of the aggregate commitments under the commitment agreement and Oglebay under certain circumstances. The termination events that are currently in effect for such subscribers are:

•	Oglebay materially breaches the commitment agreement;

•	satisfaction of the conditions precedent to be complied with by Oglebay under the commitment agreement does not occur;

•	a default or an event of default occurs under the definitive documents to implement the restructuring terms contemplated by the commitment letter, the second DIP facility, the confirmation facility or the commitment letter with Silver Point Finance LLC, or the second DIP facility is otherwise terminated;

•	Oglebay or its affiliates or their respective officers, directors, employees, representatives or agents seek, solicit, encourage or initiate (including, except under limited circumstances, by way of furnishing information) any inquiries or proposals regarding, or participate in negotiations or discussions concerning, any alternative financing proposal other than the Plan and the restructuring terms contemplated by the commitment agreement;

•	Oglebay enters into a definitive agreement with respect to any proposal discussed above without the prior written consent, in their sole discretion, of the subscribers representing two-thirds of the amount of the aggregate commitments under the commitment agreement;

•	Oglebay seeks the assumption of the Interest Purchase Agreement dated as of April 14, 2000, by and among Oglebay, Johnson Mining Inc., The Cary Mining Company Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations Limited Partnership (as the same may have been amended or modified) either through the Plan or by assumption motion without the prior written consent of the subscribers representing two-thirds of the amount of the aggregate commitments under the commitment agreement; or

•	the restructuring transactions necessary or appropriate to restructure Oglebay’s businesses or simplify Oglebay’s corporate structure are not completed by August 31, 2004.

      If one of the termination events described above is not cured or waived by written agreement of the subscribers representing two-thirds of the amount of the aggregate commitments under the commitment agreement and written notice of termination is provided, the commitment agreement will terminate and except for limited rights set forth in the commitment agreement, no party to the commitment agreement will have any continuing liability or obligation to any other party under the commitment agreement. However, we and the subscribers will have all of the rights and remedies available under applicable law, and the termination of the commitment agreement will not relieve the subscribers or us from liability for breach or non-performance of the subscribers’ or our obligations under the commitment agreement prior to the date of termination. If the subscribers terminate the commitment agreement because:

•	we have entered into an alternative financing proposal without the required written consent of the subscribers, or

•	we terminate the commitment agreement for any reason other than a material breach by the subscribers and prior to termination an alternative financing proposal has been pending or made which proposal is entered into or consummated prior to the effective date of the Plan, then the subscribers will be entitled to receive the commitment fees, plus any related postpetition payments, discussed above on the effectiveness of any plan of reorganization.

      We can terminate the commitment agreement:

•	if the subscribers materially breach the commitment agreement; or

•	prior to entering into an agreement regarding any alternative financing proposal, provided that:

•	our board of directors has determined in good faith (based on advice of its financial advisors and counsels) that the failure to take such action would be inconsistent with its fiduciary obligations set forth in the commitment agreement or under the Bankruptcy Code;

•	we have given the subscribers two business days’ advance oral and written notice of our intention to enter into this agreement; and

•	the subscribers will be entitled to receive the fees set forth in the commitment agreement described above.

DESCRIPTION OF SERIES A CONVERTIBLE PREFERRED STOCK

Description of the Convertible Preferred Stock

      The amended and restated articles of incorporation of Reorganized Oglebay will provide that, as of the effective date of the Plan, Reorganized Oglebay will be authorized to issue 8,500,000 shares of convertible preferred stock to eligible participants who chose to exercise their respective rights to subscribe for and purchase the convertible preferred stock under the rights offering and, to the extent applicable, those who have agreed by the terms of the commitment agreement to purchase any unsubscribed shares and the additional 500,000 shares of convertible preferred stock.

      Set forth below is a brief summary of the material provisions relating to the convertible preferred stock. This summary is not intended to be complete and is qualified in its entirety by the provisions of the amended and restated articles of incorporation setting forth the rights, preferences, privileges and restrictions of the convertible preferred stock, a copy of the form of which is an exhibit to the registration statement of which this prospectus forms a part. See “Description of Capital Stock and Warrants of Reorganized Oglebay — Anti-Takeover Provisions Contained in the Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations” and “Description of Capital Stock and Warrants of Reorganized Oglebay — Other Provisions of the Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations.”

      Ranking. The convertible preferred stock will, with respect to dividend rights and rights upon Reorganized Oglebay’s liquidation, winding-up or dissolution, rank senior to the reorganized common stock and, except as otherwise approved by the holders of a majority of the outstanding shares of convertible preferred stock or contemplated by the terms of the convertible preferred stock, all other classes of capital stock or series of preferred stock established by Reorganized Oglebay after the effective date of the Plan (“junior stock”). The rights of the holders of convertible preferred stock, however, will be subordinate to the rights of the lenders under the confirmation facility, other holders of Reorganized Oglebay’s indebtedness and other general creditors.

      Dividend Rights. Holders of the convertible preferred stock will be entitled to receive, out of Reorganized Oglebay’s assets legally available for payment, dividends on the then effective liquidation preference, payable quarterly, at an annual rate we anticipate to be equal to 13.75%, which is 200 basis points over the anticipated highest applicable interest rate payable under the confirmation facility as of the effective date of the Plan. Until the third anniversary of the effective date of the Plan, dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference of each share of convertible preferred stock. After that date, dividends will be payable in cash, unless we are prohibited under statutory law, or by the terms of the confirmation facility, or any facility or security refinancing the confirmation facility, from paying cash dividends, in which case, the dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference. Dividends on the convertible preferred stock will be cumulative.

      In addition to the dividends provided above, holders of the convertible preferred stock will be entitled to receive an additional dividend in an amount equal to the amount by which (1) the aggregate amount of dividends that would have been received by holders of the convertible preferred stock in any dividend period if the holders’ convertible preferred stock had been converted at the beginning of such dividend period into shares of reorganized common stock at the conversion price exceeds (2) the aggregate convertible preferred stock dividend amount accrued or received in such dividend period described in the paragraph above; however, any dividend for which an adjustment in the conversion price of the convertible preferred stock is made pursuant to the applicable antidilution provisions will not be deemed a dividend or otherwise give rise to any rights under this paragraph. Any such additional dividend will be payable to the holders of convertible preferred stock in the form of cash.

      Dividends on the applicable liquidation preference of a share of the convertible preferred stock will be payable quarterly, in arrears, on the last day of March, June, September and December of each year, starting                     , 2004. Dividends will be payable from the most recent dividend payment date or, in the

case of the dividend payable on                     , 2004, from the preferred stock issue date. Dividends payable on the convertible preferred stock for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the convertible preferred stock for each full dividend period will be computed by dividing the annual dividend rate by four.

      Each declared dividend will be payable to holders of record as they appear on Reorganized Oglebay’s stock records at the close of business on the 15th day prior to the relevant dividend payment date. Regular quarterly dividend periods will start on and include the last day of March, June, September and December, of each year and will end on and include the date before the next dividend payment date.

      Our ability to pay cash dividends will be constrained by contractual limitations and may be constrained by statutory limitations in the future. See “Risk Factors — Reorganized Oglebay does not anticipate paying dividends on the reorganized common stock and may be limited in its ability to pay dividends on the convertible preferred stock.”

      Conversion Rights. A holder of the convertible preferred stock will have the right, at his or her option, to convert any or all of his or her shares of convertible preferred stock into the number of shares of reorganized common stock obtained by dividing the aggregate then effective liquidation preference of the shares of convertible preferred stock being converted by the conversion price. The initial conversion price equals $10 and is subject to adjustment upon the occurrence of the events described below.

      If a holder of shares of convertible preferred stock exercises conversion rights, those shares will cease to accumulate dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of convertible preferred stock who convert their shares into the reorganized common stock will not be entitled to, nor will the conversion rate be adjusted for, any accrued and unpaid dividends. Instead, accrued dividends, if any, will be cancelled. Accordingly, shares of convertible preferred stock converted after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted, whether paid in cash or by accretion of the liquidation preference. A holder of shares of convertible preferred stock on a dividend payment record date who converts such shares into the reorganized common stock on the corresponding dividend payment date will be entitled to receive the dividend payable on such shares of convertible preferred stock on such dividend payment date, and the converting holder need not include payment of the amount of such dividend upon such conversion.

      Notwithstanding the foregoing, if shares of convertible preferred stock are converted during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date, and Reorganized Oglebay has called such shares of convertible preferred stock for redemption during the period between the close of business on any dividend payment record date and the close of business on the corresponding dividend payment date, the holder who converts such shares will receive the dividend payable on such dividend payment date and need not include payment of the amount of such dividend upon such conversion.

      The conversion price will be subject to adjustment if, after the convertible preferred stock issue date, any of the following events occur:

•	the issuance of any capital stock as a dividend or distribution on the reorganized common stock or any other junior stock;

•	the combination, subdivision or reclassification or capital reorganization of the reorganized common stock;

•	the issuance to all holders of the reorganized common stock of rights, options or warrants entitling them to subscribe for or purchase the reorganized common stock or securities convertible into or exchangeable or exercisable for the reorganized common stock at less than the then current conversion price or market price for the reorganized common stock, subject to certain exceptions;

•	the distribution to all holders of the reorganized common stock of evidences of Reorganized Oglebay’s indebtedness or other assets, including securities, but excluding the dividends, distributions, rights and warrants referred to above and any cash dividend or distribution on which holders of convertible preferred stock participate; or

•	the issuance, sale or exchange of shares of reorganized common stock, other than pursuant to any right or warrant to purchase the reorganized common stock referred to above and other than pursuant to any dividend reinvestment plan or employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement, for consideration having a fair market value that is less than the current conversion price or market price for the reorganized common stock.

      No adjustment of less than 1% of the conversion price will be required. Any adjustment not made due to this limitation must be carried forward, however, and taken into account in any subsequent adjustment determination. Except as stated above, the convertible preferred stock does not have rights protecting its holders against dilution resulting from the sale of additional shares of the reorganized common stock by Reorganized Oglebay.

      In the event of a consolidation or merger or similar transaction in which the outstanding shares of reorganized common stock are by operation of law exchanged for, or changed, reclassified or converted into, other stock or securities, or cash or other property, or any combination of stock, cash or property, the outstanding shares of convertible preferred stock will, after the transaction, be convertible on the same terms and conditions into the consideration receivable by a holder of the number of shares of reorganized common stock into which shares of convertible preferred stock could have been converted immediately prior to the transaction.

      If the convertible preferred stock is called for redemption, the conversion right will terminate at the close of business on the fifth business day prior to the date fixed for redemption, unless Reorganized Oglebay defaults in the payment of the redemption price.

      Fractional shares of reorganized common stock will not be issued upon conversion, but a cash adjustment will be paid in respect of the fractional interests. Reorganized Oglebay will at all times reserve a sufficient number of shares of reorganized common stock to effect the conversion of all shares of convertible preferred stock then outstanding.

      Redemption. Shares of convertible preferred stock will not be subject to redemption prior to the first anniversary of the effective date of the Plan. On or after the first anniversary of the effective date of the Plan, the shares of convertible preferred stock will be redeemable at Reorganized Oglebay’s option, in whole or in part, at any time or from time to time, out of funds legally available for payment, at the following redemption prices (expressed as a percentage of the then effective liquidation preference per share), plus, without duplication, accrued and unpaid dividends, if any, up to, but excluding, the date fixed for redemption:

Redemption Prices
(expressed as a
percentage of the then
effective liquidation
Year	preference)

On or after the first anniversary of the effective date of the Plan until, but excluding, the second anniversary of the effective date of the Plan	110%
On or after the second anniversary of the effective date of the Plan until, but excluding, the third anniversary of the effective date of the Plan	108%
On or after the third anniversary of the effective date of the Plan until, but excluding, the fourth anniversary of the effective date of the Plan	106%
On or after the fourth anniversary of the effective date of the Plan	104%

      In each case, however, the reorganized common stock must be trading at or above an average of 130% of the conversion price for 30 consecutive trading days at any time prior to the date Reorganized Oglebay provides the redemption notice.

      If fewer than all of the outstanding shares of convertible preferred stock are to be redeemed, Reorganized Oglebay will select those to be redeemed pro rata, or by lot, or in any other manner as Reorganized Oglebay’s board of directors may determine.

      On or after the date fixed for redemption, provided that the redemption price has been paid or provided for, dividends will no longer be declared on the convertible preferred stock called for redemption. The shares will no longer be deemed to be outstanding, and the holders of these shares will have no rights as shareholders, except the right to receive the amount payable on redemption, without interest.

      If Reorganized Oglebay redeems any shares of convertible preferred stock, notice of redemption will be given by first-class mail, postage prepaid, mailed not less than 30 days nor more than 60 days before the redemption date, to the holders of record of the shares of convertible preferred stock to be redeemed as their addresses appear on Reorganized Oglebay’s stock register.

      Voting Rights. Each holder of the convertible preferred stock will be entitled to the number of votes equal to the number of shares of reorganized common stock into which shares of convertible preferred stock so held could be converted at the record date for determination of the shareholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as required by law or as otherwise set forth below, all shares of convertible preferred stock and all shares of reorganized common stock will vote together as a single class on all matters to come before the shareholders of Reorganized Oglebay. Fractional votes by the holders of convertible preferred stock will not, however, be permitted, and any fractional voting rights (after aggregating all shares into which shares of convertible preferred stock held by each holder could be converted) will be disregarded.

      For so long as shares of convertible preferred stock are outstanding, the affirmative vote of the holders of a majority of the outstanding shares of the convertible preferred stock shall be necessary for Reorganized Oglebay to:

•	authorize or adopt an amendment to, or repeal any provision of, Reorganized Oglebay’s amended and restated articles of incorporation (including by way of merger, consolidation or otherwise); provided that no modification or amendment may, without the consent of each holder of convertible preferred stock affected by this modification or amendment, decrease the liquidation preference or dividend rate of the convertible preferred stock;

•	authorize, create, amend or issue, or increase the authorized amount of, any class or series of capital stock ranking equal to the convertible preferred stock (“parity stock”) or senior to the convertible preferred stock (“senior stock”), or authorize or issue any derivative securities evidencing the right to acquire these shares of senior stock or parity stock; provided, however, that the affirmative vote of the holders of a majority of the outstanding shares of the convertible preferred stock will not be necessary for Reorganized Oglebay to authorize, create, amend or issue, or increase the authorized amount of, any class or series of parity stock or senior stock if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or, (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock;

•	increase the authorized amount of, or issue any additional shares of convertible preferred stock;

•	directly or indirectly recapitalize or reclassify any shares of Reorganized Oglebay capital stock into convertible preferred stock, senior stock or parity stock;

•	pay or declare any dividend on any shares of junior stock (other than a dividend payable solely in shares of junior stock paid to holders of junior stock);

•	take any action that results in the purchase or redemption by Reorganized Oglebay of any parity stock or junior stock;

•	create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any indebtedness other than (1) the maximum borrowing capacity provided for under the confirmation facility or any indebtedness to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to exchange or replace, the confirmation facility (“refinancing indebtedness”), (2) any “permitted indebtedness,” as such term is defined under the confirmation facility or any refinancing indebtedness and (3) any other indebtedness in an aggregate principal amount outstanding at any time not exceeding $ million, provided, that the amount referred to in clause (3) will be increased to the extent that the borrowing capacity under the confirmation facility is reduced; provided however, that this entire provision will cease to be effective as of the anniversary of the effective date of the Plan; and

•	effect a liquidation or other winding-up of Reorganized Oglebay.

      Each holder of convertible preferred stock will vote or will be deemed to have voted all of the shares of convertible preferred stock held by such holder to approve:

•	any issuance of parity stock or senior stock requiring the approval of the holders of shares of convertible preferred stock if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock; and

•	any issuance of junior stock requiring the approval of holders of shares of convertible preferred stock.

      The board of directors of Reorganized Oglebay will initially consist of seven members, elected as follows:

•	the holders of the convertible preferred stock will be entitled, voting as a separate class, to elect the “convertible preferred stock director number” at each annual election of the directors, which will be a maximum of four. The initial directors for this class will be , , and . In case of any removal, either with or without cause, of a director elected by the holders of the convertible preferred stock, the holders of the convertible preferred stock will be entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the convertible preferred stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of the convertible preferred stock.

•	the remaining directors will be elected by holders of reorganized common stock voting separately as a single class. The initial directors for this class will be , and . In case of any removal, either with or without cause, of a director elected by the holders of the reorganized common stock, the holders of the reorganized common stock will be entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the reorganized common stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of the reorganized common stock.

      For purposes of this section, the “convertible preferred stock director number” means, at any given time, for so long as (1) at least 75% of the shares of convertible preferred stock outstanding as of the effective date of the Plan remain outstanding, a maximum of four directors, (2) less than 75%, but more than 50%, of the shares of convertible preferred stock outstanding as of the effective date of the Plan remain outstanding, a maximum of three directors, (3) the percentage of the shares of convertible preferred stock outstanding as of the effective date of the Plan that remain outstanding is equal to or between 25% and 50%, a maximum of two directors and (4) less than 25% of the shares of convertible preferred stock outstanding as of the effective date of the Plan remain outstanding, a maximum of one director.

      Liquidation Preference. In the event of Reorganized Oglebay’s liquidation, dissolution or winding up after payment or provision for payment of Reorganized Oglebay’s debts and other liabilities, holders of outstanding shares of convertible preferred stock will be entitled to receive out of Reorganized Oglebay’s assets available for distribution to shareholders (and before any distribution of assets is made to the holders of the reorganized common stock or any junior stock as to distributions), $10 per share of convertible preferred stock, as adjusted by accreting and adding any dividends on those shares not paid by cash, in accordance with the terms of the convertible preferred stock, plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up.

      Upon any liquidation, dissolution or winding up of Reorganized Oglebay, the holders of shares of the convertible preferred stock will be entitled to receive the greater of (1) such liquidation preference, and (2) the amounts that such holders would have received if all of the outstanding shares of the convertible preferred stock had been converted into the reorganized common stock immediately prior to such liquidation, dissolution or winding up.

      All distributions made with respect to the convertible preferred stock in connection with any liquidation, dissolution or winding up will be made pro rata to the holders of the convertible preferred stock.

      A consolidation, merger, sale or transfer (for cash, shares of stock, other securities or other consideration) of all or substantially all of Reorganized Oglebay’s assets will not be considered a liquidation, dissolution or winding up for this purpose. If, however, the aggregate amount of cash receivable in exchange for or upon conversion of the convertible preferred stock in connection with a cash merger or other cash transaction would be less than the liquidation value of the convertible preferred stock, then the cash merger or transaction will be considered a liquidation, dissolution or winding up and will be subject to the rights described above.

      Preemptive Rights. No holder of any shares of convertible preferred stock will have any preemptive right to subscribe for stock, obligations, warrants or other securities of any class, whether now or authorized in the future.

      No Other Rights. Shares of convertible preferred stock do not have any preferences, voting powers or relative, participating, option or other special rights, except as set forth in the amended and restated articles of incorporation (some of which are described above) or as otherwise required by law.

      Book-Entry, Delivery and Form. DTC will act as securities depositary for the convertible preferred stock. Initially, the convertible preferred stock will be represented only by one or more fully registered global security certificates registered in the name of Cede & Co., the nominee of DTC, and deposited with DTC.

      Transfer Agent. The transfer agent for the convertible preferred stock will be National City Bank, N.A.

      Listing. Reorganized Oglebay intends to apply to list the convertible preferred stock on The Nasdaq National Market as soon as practicable after the effective date of the Plan when Reorganized Oglebay meets the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and we cannot assure you that the convertible preferred stock will ever be listed on The Nasdaq National Market. If Reorganized Oglebay is not able to list such securities on The Nasdaq National Market, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the reorganized common stock and the convertible preferred stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.

BANKRUPTCY PROCESS

      The following summary information is provided solely for the informational purposes of investors and prospective investors in the securities offered pursuant to this prospectus. A copy of the Plan has been filed as an exhibit to the registration statement of which this prospectus forms a part and will be attached to this prospectus as Annex A. This prospectus is not a solicitation of acceptances or rejections of the Plan. Acceptances or rejections of the Plan will only be solicited through a Bankruptcy Court-approved disclosure statement.

Overview of Our Prepetition Capital Structure

      We incurred significant debt in connection with a number of acquisitions, which resulted in a highly leveraged balance sheet. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The facilities and instruments evidencing this debt and the other primary elements of our prepetition capital structure are described below.

      Vessel Term Loan Agreement. Pursuant to the credit agreement, dated as of July 14, 1997, among ON Marine Services Company, Oglebay Marine Services, L.L.C. and National City Bank, which is otherwise known as the vessel term loan agreement, we obtained a $17 million vessel term loan that was used to purchase two marine vessels: the Wolverine and the David Z. Norton. The vessel term loan is secured by a purchase money security interest in these vessels and matures on July 15, 2007. As of the petition date, $13.4 million, plus accrued interest and fees, was outstanding under the vessel term loan agreement.

      Prepetition Credit Facility. Pursuant to a credit agreement, dated as of May 15, 1998, as amended and restated as of April 3, 2000 (and as otherwise amended from time to time), by and among us as borrower, the guarantors named in the credit agreement, and a group of lenders with KeyBank National Association (and currently with General Electric Capital Corporation), as administrative agent, we obtained a senior secured revolving credit facility (the “prepetition credit agreement”). The senior secured revolving credit facility was comprised of a $147 million senior revolving credit facility (with a $15 million sub-limit for letters of credit). The senior secured revolving credit facility would have matured on October 31, 2004.

      Senior Subordinated Notes. Pursuant to the Senior Subordinated Notes indenture, dated as of February 1, 1999, between us as issuer, the guarantors named in the indenture, and Norwest Bank Minnesota, National Association, n/k/a Wells Fargo Bank MN, National Association, as indenture trustee, we issued $100 million principal amount of Senior Subordinated Notes. As of the petition date, $100 million, plus accrued interest and fees, was outstanding under the Senior Subordinated Notes.

      Prepetition Term Loan. Pursuant to a prepetition term loan agreement, dated as of April 3, 2000, and as otherwise amended from time to time, by and among us as borrower, the guarantors named in the prepetition term loan agreement, and a group of lenders with KeyBank National Association (and with currently General Electric Capital Corporation), as administrative agent, we obtained a senior secured term loan (together with the prepetition credit agreement, the “prepetition credit facility”) in the principal amount of $118 million. The prepetition term loan would have matured on October 31, 2004.

      Senior Secured Notes. Pursuant to the Senior Secured Note purchase agreement, dated as of October 25, 2002, among us as borrower, the guarantors named in the Senior Secured Note purchase agreement, and a group of other purchasers, we sold $75 million in principal amount of Senior Secured Notes. The interest rate on the Senior Secured Notes was 18% per year, comprised of (1) 13% interest payable in cash on a quarterly basis, and (2) 5% interest payable, at our option, in cash or added automatically to the unpaid principal amount of the Senior Secured Notes, in each case on a quarterly basis. Pursuant to the waiver and amendment No. 2 to the Senior Secured Note purchase agreement, dated September 11, 2003, among us and the noteholders signatory to the waiver and amendment No. 2 to the Senior Secured Note purchase agreement, the second component of the interest rate was increased by

1% (from 5% to 6%). Fifty percent of the unpaid principal amount of the Senior Secured Notes would have been due on October 25, 2007 and the remaining 50% would have been due on October 25, 2008.

      IRB Bonds. Pursuant to the New Mexico Floating Rate Demand Industrial Revenue Bond (Franklin Industries, Inc. Project), issued in the original principal amount of $5 million under the trust indenture, dated as of September 1, 1990, between The Bank of New York (as successor trustee) and the County of Rio Arriba, New Mexico, a predecessor to Oglebay Norton Specialty Minerals, Inc. became obligated in 1990 to make payments on the IRB Bond. Oglebay Norton Specialty Minerals, Inc. became obligated to pay the remaining amounts outstanding when it acquired the Franklin Industries, Inc. Project and assumed the obligations under the trust indenture in May 2000. The IRB bond was backed by a letter of credit that was called and paid in March, 2004. The debt under the IRB bond was paid under the letter of credit and no further amounts are due or outstanding under the IRB bond or the trust indenture.

      Other Unsecured Debt. In addition to the debt obligations described above, we are also obligated to certain other unsecured creditors, including employees and retirees, vendors, contract parties and the like. We are also defendants in product liability litigation, including asbestos and silica related litigation.

Factors Leading to Chapter 11 Filings

      Substantial Indebtedness. As of the date of our chapter 11 filing, which was February 23, 2004 (the “petition date”), Oglebay had about $430 million in outstanding funded debt as explained above under “Overview of Our Prepetition Capital Structure.” Our continuing net losses in periods leading up to the petition date caused us to be a net borrower in 2001, when we utilized available funds under the prepetition credit facility to fund working capital.

      Economy and Market Conditions. Although there is limited competition in the markets in which we do business, primarily due to the transportation costs associated with our products, we have been significantly affected by various economic factors over the last three years. In particular, the general economic slowdown in the United States, and specifically in the integrated steel industry, over the past few years resulted in net losses of $18.8 million in 2001, $6.6 million in 2002 and $33.2 million in 2003. Even so, our net sales and operating revenues in 2003 were about $3.7 million higher than in 2002. This gain was offset, however, by charges relating to restructuring, asset impairments and early retirements.

      Restructuring Efforts. In an effort to remedy our heavily burdened balance sheet and return to profitability, we began implementing a restructuring initiative in 2001 that focused on the transition of our businesses from a decentralized organization into an integrated business model that capitalizes on core strengths in the industrial mineral business. In particular, since 2001, we have, among other things:

•	closed two subsidiary office headquarters;

•	closed three underperforming mineral processing operations;

•	reduced the number of salaried level employees by 15%, resulting in a flattened and more responsive management structure;

•	reduced administrative overhead by consolidating certain administrative functions of each of our operating segments under centralized control;

•	reduced our capital expenditures;

•	reduced our annual benefit offerings and payments; and

•	divested our businesses of certain underperforming assets.

      Initiation of Restructuring Negotiations. At times during the second and third quarters of 2003, we were not in compliance with various financial-based covenants under the prepetition credit facilities, the Senior Secured Note Purchase Agreement and the Vessel Term Loan Agreement. In mid-2003, we obtained waivers of these covenants from our lenders and the holders of the Senior Secured Notes until August 15, 2003. During this time, we continued to negotiate long term amendments to the prepetition credit facilities and the Senior Secured Note Purchase Agreement (together, the “prepetition secured credit agreements”) that would, among other things, modify certain financial covenants in the prepetition secured credit agreements to levels that would be achievable by us in the current economic environment.

      Senior Subordinated Notes’ August 2003 Interest Payment. On August 1, 2003, we announced that, although we had sufficient liquidity, we would not make the August 1, 2003 interest payment due on account of the Senior Subordinated Notes until such time, if any, that satisfactory amendments could be obtained to the prepetition secured credit agreements. As a result of the deferral of the interest payment, our ability to draw on the prepetition credit facilities was at the discretion of our lenders. On August 15, 2003, no amendments to the prepetition secured credit agreements had been entered into, and the waivers expired. On August 31, 2003, the 30-day grace period to make the interest payment on the Senior Subordinated Notes expired, and we were in default under the Senior Subordinated Note Indenture.

      Amendments to Prepetition Secured Credit Agreements. On September 11, 2003, we entered into agreements with our lenders under our prepetition credit facility and the holders of our Senior Secured Notes to amend the prepetition secured credit agreements and, thereby, provide us with relief on some restrictive covenants. These amendments also restored our ability to draw on the prepetition credit facilities to fund operations and make the interest payment on our Senior Subordinated Notes (which was paid on September 29, 2003). Among other things, these amendments:

•	imposed a requirement to, on or before February 25, 2004, pay down the prepetition credit facilities by $100 million with the proceeds from permitted asset sales;

•	increased certain interest rates on the prepetition secured credit agreements; and

•	established a dominion of funds arrangement.

      Potential Sale of Assets. Both prior to and subsequent to the amendments described above, we, with the assistance of Harris Williams & Company (with respect to our lime business), and Cobblestone Advisors, a division of Harris Williams (with respect to our mica mining and processing business), diligently marketed the lime business and the mica business to permit us to make the $100 million prepayment as described above on our prepetition credit facility. Although we received several offers to purchase the lime business, we chose, in February 2004, to abandon our efforts to sell the lime business because nearly all of the potential new equity investors and new lenders indicated that they wanted us to retain this business. We also received several offers to purchase the mica business during the marketing period. We did not sell the mica business for a variety of reasons prior to the petition date, but we are currently working towards completing a sale with potential interested buyers.

      Retention of Lazard Freres & Co. LLC. We retained Lazard to act both as our financial advisor and investment banker. Together with Lazard, we have conducted a comprehensive review and analysis of various financial restructuring alternatives available to us, including, the sale of our lime business, refinancing the prepetition credit facilities, raising new equity, converting other existing funded debt to equity and combinations of all of the foregoing.

      Restructuring Discussions. In an effort to restructure our funded debt, we, with the assistance of Lazard:

•	solicited interest from:

—	potential equity investors with experience in investing in financially troubled companies; and

—	alternative financing sources, including commercial banks, investment banks, hedge funds and asset-based lending institutions, regarding the refinancing of all, or a portion of, the prepetition credit facilities; and

•	entered into lengthy discussions with an ad hoc committee of the majority of holders of the Senior Subordinated Notes and with certain holders of the Senior Secured Notes regarding the restructuring of those debt obligations.

      In spite of these efforts, we determined that due to, among other things, declining liquidity and impending defaults under the Senior Subordinated Note Indenture (due to our inability to pay the February interest payment) and the prepetition credit facility (due to our inability to make the $100 million prepayment), it was necessary to complete our restructuring efforts under the protection of the Bankruptcy Code. Accordingly, we commenced the chapter 11 cases to permit the final development and implementation of a restructuring plan and preserve the value of our businesses for the benefit of all stakeholders. Prior to commencing our chapter 11 cases, we reached an agreement in principle with the ad hoc committee of Senior Subordinated Note holders that, among other things, contemplated an exchange of our Senior Subordinated Notes for reorganized common stock and included an investment by certain holders of the Senior Subordinated Notes and other third party accredited investors, the proceeds of which would be used partly to redeem the Senior Secured Notes at par. Further, prior to commencing our chapter 11 cases, we made substantial progress toward obtaining emergence financing by executing two letter agreements with Silver Point Finance, LLC pursuant to which Silver Point committed to provide (1) an interim DIP credit facility (the “initial DIP facility”) with availability of up to $75 million to cover our working capital needs upon the commencement of the bankruptcy cases, as well as (2) the second DIP facility that contemplated the refinancing of the initial DIP facility and the refinancing and effective pay off of amounts outstanding under the prepetition credit facility, and (3) the confirmation facility.

Commencement of Chapter 11 Cases and First Day Relief

      On the petition date, we filed a number of motions and other pleadings seeking authority to take a broad range of actions to preserve customer, vendor and supplier relationships, maintain employee confidence and morale and to promote a “business as usual” atmosphere with key constituencies. In particular, these motions and pleadings, among other things, requested authority for us to:

•	pay employees in the normal course and continue all employee health and welfare benefit plans;

•	take measures to assure the continued availability of gas, water, electric, telephone and other utility services;

•	afford administrative expense priority to claims arising from the postpetition provision of goods or services by suppliers;

•	pay certain prepetition claims of critical vendors and service providers essential to the operation of our businesses;

•	honor or pay customer claims for refunds, rebates, adjustments (including adjustments to billing), product returns or exchanges, promotional discounts, warranty claims and other credits, allowances or outlays relating to sales;

•	pay outstanding trust fund and franchise taxes;

•	maintain our cash management systems and the use of prepetition bank accounts, checks and other business forms;

•	obtain debtor in possession financing and use cash collateral on an interim and final basis; and

•	pay professionals to assist in our reorganization efforts as well as pay ordinary course professionals to assist in the day-to-day performance of our duties.

      All of our motions and applications were ultimately granted. In addition, motions and applications were granted on and shortly after the petition date addressing a variety of administrative matters relating to the chapter 11 cases. All of the relief discussed above was essential to minimize disruptions to our businesses as a result of the commencement of the chapter 11 cases and to permit us to make a smooth transition to operations in chapter 11.

Postpetition Liquidity

      DIP Facility. On February 25, 2004, the Bankruptcy Court entered an order granting interim approval for us to utilize cash collateral and to borrow up to $40,000,000 under the initial DIP facility. We obtained the initial DIP facility from a syndicate that includes various members of our prepetition bank group. On April 8, 2004, the Bankruptcy Court entered an order granting final approval for us to borrow up to $70 million from the initial DIP facility (it was at our request that the approved borrowing amount was reduced from $75 million to $70 million).

      Second DIP Facility. On April 30, 2004, the Bankruptcy Court entered an order authorizing us to enter into the second DIP facility, which we anticipate will be consummated on or about May 24, 2004. We anticipate that the second DIP facility will be provided by a syndicate that includes Silver Point and many of the same lenders under the initial DIP facility.

Our Plan of Reorganization

      The following is a brief summary of certain provisions of the Plan, a copy of which will be attached as Annex A to this prospectus and incorporated into this prospectus by reference in its entirety. Although this section summarizes the material terms of the Plan, such summary is qualified in its entirety by reference to the Plan. Prospective investors in this rights offering are urged to read the Plan in its entirety for a more complete description of the Plan. Terms used in this section of the prospectus but not otherwise defined in this prospectus have the meanings given to them in the Plan.

General Information Concerning Treatment of Claims and Interests

      We filed the Plan on April 27, 2004, and the Plan is anticipated to become effective on                     , 2004. The Plan provides that, among other things:

•	with the exception of our Senior Subordinated Notes and MLO claims, all allowed prepetition claims against us will either be paid in cash on the effective date of the Plan or reinstated in accordance with the Plan;

•	holders of allowed Senior Subordinated Note claims will receive distributions of an aggregate of 2,928,571 shares of the reorganized common stock in full satisfaction of their claims, which represents about 25.6% of the fully diluted shares of reorganized common stock outstanding as of the effective date of the Plan without giving effect to the exercise of the warrants or the management stock plan;

•	all of our shares of common stock and any related options or similar rights will be cancelled as of the effective date of the Plan, and holders of shares with allowed interests under the Plan will receive warrants, exercisable for 30 days after the effective date of the Plan, to purchase an aggregate of 500,000 shares of reorganized common stock at an exercise price of $10 per share; and

•	in general, all other postpetition claims will be reinstated or paid by us in the ordinary course of business.

      Currently, we, the creditors’ committee and the holders of the MLO claims are negotiating the terms of the treatment of the MLO claims under the Plan.

      The Plan requires payment of our outstanding Senior Secured Notes. This rights offering is intended to raise the funds necessary, together with the proceeds of the sale of the additional shares pursuant to the commitment agreement, and available cash and borrowings under the confirmation facility, to make that payment. Pursuant to this rights offering, holders of our Senior Subordinated Notes have received non-certificated subscription rights that entitle each holder to subscribe for and purchase its ratable share of the convertible preferred stock offered pursuant to this prospectus. As of the effective date of the Plan, there will be 8,500,000 shares of convertible preferred stock outstanding, which will represent about 74.4% of all of the outstanding equity of Reorganized Oglebay after giving effect to the conversion of the convertible preferred stock without giving effect to 500,000 shares of reorganized common stock issuable upon exercise of the warrants and up to 1,325,397 shares of reorganized common stock issuable under the management stock plan.

      On February 23, 2004, we entered into a commitment agreement with certain holders of our Senior Subordinated Notes holding an aggregate of $40,316,000 in principal amount of Senior Subordinated Notes and other third party accredited investors. Under the commitment agreement, each of those holders of Senior Subordinated Notes severally agreed to subscribe for and purchase its ratable share of $80 million of the convertible preferred stock and certain of such holders along with these other third party accredited investors, severally agreed to purchase specified amounts of shares of convertible preferred stock that are not subscribed for and purchased in the offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. We anticipate that we will enter into an amendment to the commitment agreement under which those holders of Senior Subordinated Notes who, together with these other third party accredited investors, had agreed to purchase the shares of convertible preferred stock not subscribed for in this rights offering, further agree to purchase an aggregate of an additional 500,000 shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of this rights offering. Accordingly, even if the subscription rights are not exercised in full before they expire, Reorganized Oglebay will be guaranteed to receive a total of $85 million in cash, before deducting the expenses of this offering. As described in this prospectus in the “Use of Proceeds” section, Reorganized Oglebay plans to use the entire net proceeds of this rights offering, together with the proceeds of the sale of the additional shares pursuant to the commitment agreement, and available cash and borrowings under the commitment facility, to pay the allowed claims of the holders of our Senior Secured Notes pursuant to the Plan. In addition, Reorganized Oglebay intends to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility. See “Use of Proceeds.”

Payments to Creditors Under the Plan

      Payments to creditors under the Plan will be funded utilizing:

•	the net proceeds to Reorganized Oglebay from the exercise of the subscription rights and purchases pursuant to the commitment agreement, if any;

•	available cash and cash equivalents; and/or

•	available borrowings under the confirmation facility.

Confirmation and Effective Date of the Plan

      The confirmation hearing, at which the Bankruptcy Court will consider approval of the Plan, currently is scheduled for                     , 2004. Assuming that the requisite votes to accept the Plan are received, the applicable requirements under the Bankruptcy Code are met and the other conditions to the confirmation of the Plan are satisfied, the effective date of the Plan currently is expected to occur on                     , 2004, or as soon as practicable after that date.

Conditions to Confirmation and the Effective Date of the Plan

      There are several conditions that must be met prior to the confirmation of and effective date of the Plan. Subject to applicable legal requirements, any of these conditions may be waived in whole or part at any time by agreement of us and the creditors’ committee without an order of the Bankruptcy Court.

      Conditions to Confirmation. The Bankruptcy Court will not be requested to confirm the Plan unless the following conditions have been satisfied or waived pursuant to the Plan:

•	the confirmation order will be reasonably acceptable to us and the creditors’ committee and will include our substantive consolidation as contemplated by the Plan;

•	the Plan has not been materially modified from the Plan as filed on April 27, 2004, unless the material modification has been made in accordance with the Plan; and

•	all exhibits to the Plan are reasonably satisfactory to us and the creditors’ committee.

      In addition to the these conditions to confirmation, there are a number of substantial confirmation requirements under the Bankruptcy Code that must be satisfied for the Plan to be confirmed.

      Conditions to the Effective Date of the Plan. The effective date of the Plan will not occur, and the Plan will not be consummated, unless each of the following conditions has been satisfied or waived pursuant to the Plan:

•	the Bankruptcy Court has entered the confirmation order;

•	the Bankruptcy Court has entered an order (contemplated to be part of the confirmation order) approving and authorizing us and Reorganized Oglebay to take all actions necessary to implement the Plan;

•	the documents to effect the confirmation facility are reasonably satisfactory to us and the creditors’ committee and have been executed and delivered by Reorganized Oglebay, the agent under the confirmation facility and each of the lenders under the confirmation facility;

•	we have received at least $85 million from the issuance of the convertible preferred stock;

•	the effective date of the Plan occurs on or before October 15, 2004; and

•	the Plan and all exhibits to the Plan have not been materially modified from the Plan as confirmed by the confirmation order, unless the material modification has been made in accordance with the Plan.

      Effect of Nonoccurrence of Conditions to the Effective Date of the Plan. If each of the conditions to the effective date of the Plan is not satisfied or waived in accordance with the Plan, then upon motion by us or any party in interest made before the time that each of such conditions has been satisfied and upon notice to such parties in interest as the Bankruptcy Court may direct, the confirmation order will be vacated by the Bankruptcy Court. The confirmation order, however, may not be vacated if each of the conditions to the effective date of the Plan is satisfied before the Bankruptcy Court enters an order granting such motion.

      Modification or Revocation of the Plan. Subject to the restrictions on modifications set forth in the Bankruptcy Code, we or Reorganized Oglebay, as applicable, reserves the right to alter, amend or modify the Plan before the effective date of the Plan. We reserve the right to revoke or withdraw the Plan prior to the confirmation date of the Plan. If we revoke or withdraw the Plan, or if confirmation does not occur, then the Plan will be null and void in all respects.

Implementation of the Plan

      Continued Corporate Existence and Vesting of Assets in Reorganized Oglebay. Reorganized Oglebay will continue its separate corporate existence on and after the effective date of the Plan. On the effective date of the Plan, Reorganized Oglebay’s board of directors will be comprised of individuals who will be identified prior to the confirmation of the Plan. See “Management — Reorganized Oglebay Board of Directors.” Pursuant to the Plan, our subsidiary debtor equity interests will be reinstated.

      Discharge. Confirmation of the Plan and the occurrence of the effective date of the Plan will result in the discharge of certain claims and interests and the creation of related injunctions with respect to those claims and interests. Moreover, upon confirmation and the occurrence of the effective date of the Plan, Reorganized Oglebay and its subsidiaries will retain and may enforce certain claims and causes of actions against other entities.

      Benefit Programs. Reorganized Oglebay and its subsidiaries intend to continue (or continue as modified or replaced) their existing employee benefit policies, plans and agreements, other than the severance and termination agreements and programs for currently retired or terminated employees, the 1996 Executive Life Plan, and the Director Fee Deferral Plan, as described in “Director and Executive Compensation.” Subject to the Plan, as of the effective date of the Plan, each of Reorganized Oglebay and its subsidiaries will have authority to:

•	maintain, reinstate, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with its active and retired directors, officers and employees, subject to the terms and conditions of any such agreement;

•	enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees;

•	enter into and implement the management incentive plan; and

•	enter into and make the initial grants under the management stock plan.

On the effective date of the Plan, Reorganized Oglebay will enter into management employment agreements with Michael D. Lundin, Julie A. Boland, Sylvie A. Bon, Michael J. Minkel and Rochelle F. Walk, on the terms set forth in an exhibit to the Plan.

      From and after the effective date of the Plan, Reorganized Oglebay and its subsidiaries will be obligated to pay retiree benefits (as defined in section 1114(a) of the Bankruptcy Code), if any, in accordance with the terms of the retiree benefit plans or other agreements governing the payment of such benefits, subject to any rights to amend, modify or terminate such benefits under the terms of the applicable retiree benefit plan, other agreement or applicable nonbankruptcy law.

      From and after the effective date of the Plan, Reorganized Oglebay and its subsidiaries will continue to administer and pay the claims arising before the petition date in accordance with its prepetition ordinary course of business practices.

      Consummation of the Plan is not intended to and will not constitute a change in ownership or change in control, as defined in any employment agreement or plan in effect on the effective date of the Plan.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the convertible preferred stock and of the reorganized common stock into which the convertible preferred stock may be converted pursuant to this rights offering. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This summary discusses only the tax consequences applicable to investors that will hold the convertible preferred stock and the reorganized common stock into which the convertible preferred stock may be converted as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not purport to address all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, persons that will hold the notes as part of a hedge, straddle, conversion or other integrated transaction, or persons whose “functional currency” is not the United States dollar. Nor does it address the tax consequences to persons other than U.S. holders, as defined below.

      Investors considering the purchase of the convertible preferred stock are urged to consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

      As used in this prospectus, the term “U.S. holder” means a beneficial owner of convertible preferred stock or of common stock into which the convertible preferred stock is converted that is for United States federal income tax purposes:

•	an individual citizen or resident alien of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership holds the convertible preferred stock or the reorganized common stock into which the convertible preferred stock is converted, the partnership itself will not be subject to United States federal income tax, but the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

Dividends on the Convertible Preferred Stock

      The amount of any dividends paid by us in respect of the convertible preferred stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions to a U.S. holder with respect to the convertible preferred stock will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for federal income tax purposes), then as a tax-free return of capital to the extent of the holder’s tax basis in the shares of convertible preferred stock, and thereafter as gain from the sale or exchange of such stock.

      Under recently enacted tax legislation, eligible dividends received by individual holders in tax years beginning on or before December 31, 2008 will be subject to tax at special reduced rates if certain holding period requirements are satisfied. Individual holders are urged to consult their own tax advisors as to their eligibility for the reduced rates of tax in relation to dividends on the convertible preferred stock.

      In general, distributions taxable as dividends to corporate holders will qualify for the 70% dividends-received deduction. The dividends-received deduction is also subject to certain limitations relating to the holder’s holding period, taxable income and other factors. Corporate holders are urged to consult their own tax advisors as to their eligibility for the dividends received deduction with respect to dividends on the convertible preferred stock.

“Constructive” Dividends on the Convertible Preferred Stock

      U.S. holders should not be required to include in income any constructive dividends on the convertible preferred stock. Until the third anniversary of the effective date of the Plan, and under certain circumstances thereafter, Reorganized Oglebay will not pay cash dividends on the convertible preferred stock. Instead, dividends will accrete and be added to the convertible preferred stock’s liquidation preference per share. Increases in the liquidation preference, in turn, will increase both the conversion ratio and the redemption price for the convertible preferred stock.

      Our general, increases in the conversion ratio of preferred stock other than increases pursuant to antidilution provisions, and increases in the redemption price of preferred stock, will give rise to deemed or “constructive” dividends on the stock. Constructive dividends are taxed in the same manner as cash dividends, as described in “— Dividends on the Convertible Preferred Stock” above. In addition, constructive distributions may result where the terms of the preferred stock provide for the accumulation of dividends that the issuer of the stock has no intention of paying currently. These constructive distribution rules apply to stock that is treated as “preferred stock” for United States federal income tax purposes. Whether stock is preferred stock for these purposes depends in large part on whether the stock participates more than nominally in the issuing corporation’s earnings and growth.

      The convertible preferred stock of Reorganized Oglebay entitles its holders to participate in dividend distributions on the reorganized common stock and in liquidation proceeds on an as converted basis along with holders of the reorganized common stock. Based on these participation rights, we intend to treat the convertible preferred stock as participating in our earnings and growth and as not constituting “preferred stock” for United States federal income tax purposes. Our determination is not binding on the Internal Revenue Service, however, and there can be no assurance that the Internal Revenue Service will not successfully take a contrary position, in which event a U.S. holder would be treated as receiving constructive distributions and be required to recognize income in advance of the receipt of cash. Accordingly, a U.S. holder should consult its tax advisor with respect to the possible application of the constructive distribution rules.

Sale or Exchange of the Convertible Preferred Stock Other Than by Redemption or Conversion

      Upon the sale, exchange or other disposition of shares of convertible preferred stock (other than by redemption or by conversion, which are discussed separately below), a U.S. holder will generally recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale, exchange or other disposition, and (2) the holder’s adjusted tax basis in its shares of the convertible preferred stock. This gain or loss will be long-term capital gain or loss if, at the time of disposition, the U.S. holder has held its shares of convertible preferred stock for more than one year. The deductibility of capital losses is subject to limitations.

Redemption of the Convertible Preferred Stock

      A redemption of shares of convertible preferred stock for cash will be a taxable event. A redemption of shares of convertible preferred stock will be treated as a dividend to the extent of our current and accumulated earnings and profits, unless the redemption

•	results in a complete termination of the holder’s stock interest in us under Section 302(b)(3) of the Internal Revenue Code;

•	results in a substantially disproportionate redemption of stock with respect to the holder under Section 302(b)(2) of the Internal Revenue Code; or

•	is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Internal Revenue Code.

In determining whether the redemption is treated as a dividend, shares considered to be owned by the holder of preferred stock by reason of certain attribution rules described in Section 318 of the Internal Revenue Code, as well as shares actually owned by the holder, must be taken into account.

      If the redemption does not satisfy any of the three tests described above, then the entire amount received will be taxable as a distribution, as described above in “— Dividends on the Convertible Preferred Stock.” In this case, the U.S. holder’s tax basis in the redeemed convertible preferred stock will be allocated to the holder’s remaining shares of our stock, if any.

      If the redemption satisfies any of the three tests above, the redemption will be treated as a sale or exchange of the convertible preferred stock that results in capital gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the convertible preferred stock redeemed.

Conversion of the Convertible Preferred Stock into the Reorganized Common Stock

      A U.S. holder of preferred stock that converts the convertible preferred stock into the reorganized common stock generally will not recognize gain or loss, except that the receipt of cash in lieu of a fractional share of reorganized common stock will result in either (1) a U.S. holder recognizing gain or loss measured by the difference between the cash received in lieu of the fractional share of reorganized common stock and the holder’s tax basis in the surrendered convertible preferred stock allocable to the fractional share of reorganized common stock, or (2) a distribution taxable as a dividend, as determined under the rules described in “— Redemption of the Convertible Preferred Stock.” Generally, any gain recognized upon the receipt of cash in lieu of a fractional share of reorganized common stock upon conversion of the convertible preferred stock will be capital gain and will be long-term capital gain if the U.S. holder’s holding period for the converted preferred stock is more than one year at the time of conversion.

      A U.S. holder’s tax basis in the reorganized common stock received upon the surrender of the convertible preferred stock for conversion will equal the holder’s tax basis in its converted preferred stock as of the time of the conversion, reduced by the holder’s tax basis in the convertible preferred stock allocated to any fractional share of reorganized common stock for which cash is received upon conversion on which capital gain or loss is recognized. A U.S. holder’s holding period in its reorganized common stock received upon conversion will generally include its holding period in respect of the converted preferred stock.

Dividends on the Reorganized Common Stock

      Generally, distributions received by a U.S. holder in respect of the reorganized common stock will be treated in the same manner as dividends received with respect to the convertible preferred stock, described above in “— Dividends on the Convertible Preferred Stock.”

Sale, Exchange or other Disposition of the Reorganized Common Stock

      Upon the sale, exchange or other disposition of the reorganized common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale, exchange or other disposition, and (2) the holder’s adjusted tax basis in the reorganized common stock. This capital gain or loss will be long-term if the holder’s holding period is more than one year and will be short-term if the holding period is one year or less. A U.S. holder’s tax basis and holding period for the reorganized common stock received upon conversion of the convertible preferred stock are determined as discussed above under “— Conversion of the Convertible Preferred Stock.” The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding Tax

      In general, information reporting requirements will apply to payments of dividends on the convertible preferred stock and the reorganized common stock, and payments of the proceeds of the sale or other disposition of the convertible preferred stock or the reorganized common stock made with respect to certain non-corporate U.S. holders, unless an exception applies. Further, U.S. holders will be subject to backup withholding if:

•	the payee fails to furnish a taxpayer identification number, or “TIN,” to the payer or establish an exemption from backup withholding;

•	the IRS notifies the payer that the TIN furnished by the payee is incorrect;

•	the payee has received notification of under-reporting with respect to interest or dividends described in Section 3406(c) of the Internal Revenue Code;

•	there has been a failure of the payee to certify under penalties of perjury that the payee is not subject to backup withholding under the Internal Revenue Code; or

•	there has been a failure of the payee to certify under penalties of perjury that the payee is a U.S. person.

      Some U.S. holders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

OUR FINANCIAL ADVISOR

      We have engaged Lazard to act as our financial advisor and to provide us with general restructuring advice, including regarding sales transactions, pursuant to an engagement letter dated August 27, 2003, which was approved pursuant to an order of the Bankruptcy Court dated April 5, 2004. In connection with its role as financial advisor, Lazard agreed to perform certain financial advisory and investment banking services for us.

      As compensation for financial advisory and investment banking services rendered by Lazard, we have agreed to pay Lazard:

•	a monthly fee that commenced in September 2003 equal to $200,000 per month until the earlier of consummation of the Plan or the termination of Lazard’s engagement;

•	$2,000,000 upon consummation of the Plan;

•	if so engaged by us and approved by the Bankruptcy Court, a fee based on the size of the transaction in connection with the consummation of other potential asset sale or securities sale transactions (half of which fee will be credited to any fees paid or payable under the second bullet point above); and

•	for all reasonable out-of-pocket expenses of Lazard.

      We have also agreed to indemnify Lazard and certain of its members, employees, agents or affiliates for certain losses, claims, damages, liabilities or expenses incurred by them in connection with our engagement of Lazard as our financial advisor and investment banker, except for losses, claims, damages, liabilities or expenses resulting primarily from their bad faith, self-dealing, breach of fiduciary duty, if any, gross negligence or willful misconduct.

USE OF PROCEEDS

      Reorganized Oglebay will receive aggregate gross proceeds from the exercise of subscription rights and purchases pursuant to the commitment agreement of $85 million, before deducting expenses of this offering payable by either us or Reorganized Oglebay, which are estimated to be about $5 million. Reorganized Oglebay will not receive any proceeds from the sale of subscription rights or the reorganized common stock or the convertible preferred stock by the selling shareholders.

      Reorganized Oglebay plans to use the entire net proceeds of this rights offering, together with the proceeds of the sale of the additional shares pursuant to the commitment agreement, and available cash and borrowings under the confirmation facility, to pay the allowed claims of the holders of our Senior Secured Notes pursuant to the Plan. In addition, Reorganized Oglebay intends to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility.

      We have retained Lazard as our financial advisor in connection with the transactions contemplated by the Plan pursuant to an order of the Bankruptcy Court dated April 5, 2004 and under the terms of an engagement letter dated August 27, 2003.

DIVIDEND POLICY

      Subject to certain restrictions described below, Reorganized Oglebay will be required to pay dividends on the convertible preferred stock pursuant to its terms. However, Reorganized Oglebay does not anticipate paying any dividends on the reorganized common stock in the foreseeable future.

      Reorganized Oglebay may be constrained from paying dividends by statutory limitations. Generally, we will not be able to pay dividends if the payment would exceed the surplus of our assets minus our liabilities, or if we are insolvent or would be rendered insolvent.

      Further, covenants in certain debt instruments to which Reorganized Oglebay will be a party will restrict the ability of Reorganized Oglebay to pay dividends on the reorganized common stock and may prohibit the payment of dividends and certain other payments on the convertible preferred stock under certain circumstances.

      In addition, because Reorganized Oglebay is a holding company, its ability to pay dividends on the convertible preferred stock may be limited by restrictions on its ability to obtain funds for such dividends through dividends from its subsidiaries.

PRICE AND RELATED INFORMATION CONCERNING REGISTERED SHARES

Oglebay Market Information

      Prior to March 3, 2004, our common stock was traded on The Nasdaq National Market under the symbol “OGLE.” Our shares were delisted from trading on The Nasdaq National Market, effective at the opening of business on March 3, 2004, as a result of our chapter 11 bankruptcy filing. Our shares continue to be quoted on the OTC Bulletin Board under the symbol “OGLEQ.” The following is a summary of the market range for our common stock during the periods indicated.

	Market Range

Quarterly Period	High	Low

2004
2nd (through May 11, 2004)	$0.92	$0.30
1st	$4.18	$0.50
2003
4th	$4.93	$1.73
3rd	3.74	1.10
2nd	4.29	2.71
1st	8.00	2.97
2002
4th	$11.46	$6.30
3rd	13.40	9.35
2nd	13.85	9.51
1st	17.68	10.00

      On May 11, 2004, the closing bid price of our common stock on the OTC Bulletin Board was $0.30 per share. The OTC Bulletin Board quotations included in the above table reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of May 11, 2004, there were 281 shareholders of record and 7,253,332 shares of our common stock outstanding.

      On the effective date of the Plan, our common stock will be cancelled. The historical prices of our common stock will not be indicative of the anticipated or prospective value or future trading price of or trading market for the reorganized common stock or the convertible preferred stock.

      Our prepetition credit facility prohibited the payment of cash dividends; accordingly, we did not declare or pay dividends on our common stock in 2003 or 2002.

Reorganized Oglebay Market Information

      Reorganized Oglebay intends to apply to list the convertible preferred stock and the reorganized common stock on The Nasdaq National Market as soon as practicable after the effective date of the Plan when Reorganized Oglebay meets the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and we cannot assure you that such securities will ever be listed on The Nasdaq National Market. If Reorganized Oglebay is not able to list such securities on the Nasdaq National Market, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the reorganized common stock and the convertible preferred stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist. See “Risk Factors.”

CAPITALIZATION

      The following table sets forth our historical and pro forma consolidated debt and capitalization at December 31, 2003, as adjusted to give effect to the following:

•	the consummation of the Plan, providing for, among other things:

•	the payment of the allowed claims of the holders of our Senior Secured Notes pursuant to the Plan;

•	the issuance of 2,928,571 shares of reorganized common stock to holders of our allowed Senior Subordinated Note claims; and

•	the cancellation of all of the outstanding shares of our common stock with holders of allowed interests in such stock receiving warrants, exercisable for 30 days after the effective date of the Plan, to purchase an aggregate of 500,000 shares of reorganized common stock at an exercise price of $10 per share;

•	the exercise of subscription rights issued to holders of our Senior Subordinated Notes to subscribe for and purchase up to 8,000,000 shares of convertible preferred stock and purchases pursuant to the commitment agreement (including the addition of 500,000 shares of convertible preferred stock) initially convertible into 8,500,000 shares of reorganized common stock;

•	the consummation on the effective date of the Plan of the confirmation facility, which we anticipate will consist of:

•	a senior secured revolving credit facility in an aggregate principal amount at any one time outstanding not exceeding $55 million;

•	a senior secured term loan A in an outstanding principal amount of up to $125 million;

•	a senior secured term loan B in an outstanding principal amount of up to $125 million; and

•	the adoption of “fresh-start” reporting as set forth in SOP 90-7. Adoption of “fresh-start” reporting will result in the determination of the reorganization value of Reorganized Oglebay and the allocation of fair value to assets and liabilities in conformity with the procedures specified by FASB Statement No. 141. In particular, “fresh-start” reporting is expected to change the value of Reorganized Oglebay’s assets and liabilities with an associated change in future depreciation and amortization expense as compared to Oglebay’s financial statements included elsewhere in this prospectus. Reorganized Oglebay is still in the process of determining both its reorganization value and the fair value of its assets and liabilities. As such, the final valuations and allocations could differ significantly from those shown. The amount of shareholders’ equity in the “fresh-start” balance sheet is not an estimate of the market value of the Reorganized common stock or the convertible preferred stock to be issued on the effective date of the Plan. We make no representation as to the market value, if any, of the reorganized common stock or the convertible preferred stock to be issued on the effective date of the Plan.

      This information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data” and “Management’s Discussion

and Analysis of Financial Conditions and Results of Operations,” as well as our audited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

	December 31, 2003

	(In thousands, except
	share and per share data)

	(Unaudited)
		Pro Forma
	Actual	as Adjusted

Debt, including lease obligations:
Senior secured term loan	$114,660	$—
Senior secured revolving credit facility	110,815	—
Senior Secured Notes	79,781	—
Senior Subordinated Notes	100,000	—
Other Debt	16,584	16,584
New Senior secured revolving credit facility	—	—
New Term A loan	—	125,000
New Term B loan	—	125,000
Total Debt	$421,840	$266,584
Shareholders’ equity	$88,004	$114,286

Total capitalization	$509,844	$380,870

DILUTION

      The net tangible book value of the Oglebay common stock as of December 31, 2003 was about $2 million or $0.40 per share. “Net tangible book value” per share represents the amount of total tangible assets (total assets less intangible assets of goodwill and deferred financing fees) less total liabilities, divided by the number of shares of Oglebay common stock outstanding. After giving effect to:

•	the payment of the allowed claims of the holders of our Senior Secured Notes pursuant to the Plan;

•	the issuance of 2,928,571 shares of reorganized common stock to holders of our allowed Senior Subordinated Note claims;

•	the cancellation of all of the outstanding shares of our common stock with holders of allowed interests in such stock receiving warrants, exercisable for 30 days after the effective date of the Plan, to purchase an aggregate of 500,000 shares of reorganized common stock at an exercise price of $10 per share;

•	the exercise of subscription rights issued to holders of our Senior Subordinated Notes to subscribe for and purchase up to 8,000,000 shares of convertible preferred stock and purchases pursuant to the commitment agreement (including the addition of 500,000 shares of convertible preferred stock) initially convertible into 8,500,000 shares of reorganized common stock;

•	the consummation on the effective date of the Plan of the confirmation facility, which we anticipate will consist of:

•	a senior secured revolving credit facility in an aggregate principal amount at any one time outstanding not exceeding $55 million; and

•	a senior secured term loan A in an outstanding principal amount of up to $125 million;

•	a senior secured term loan B in an outstanding principal amount of up to $125 million; and

•	the adoption of “fresh-start” reporting as set forth in SOP 90-7. Adoption of “fresh-start” reporting will result in the determination of the reorganization value of Reorganized Oglebay and the allocation of fair value to assets and liabilities in conformity with the procedures specified by FASB Statement No. 141. In particular, “fresh-start” reporting is expected to change the value of Reorganized Oglebay’s assets and liabilities with an associated change in future depreciation and amortization expense as compared to Oglebay’s financial statements included elsewhere in this prospectus. Reorganized Oglebay is still in the process of determining both its reorganization value and the fair value of its assets and liabilities. As such, the final valuations and allocations could differ significantly from those shown. The amount of shareholders’ equity in the “fresh-start” balance sheet is not an estimate of the market value of the reorganized common stock or the convertible preferred stock to be issued on the effective date of the Plan. We make no representations as to the market value, if any, of the reorganized common stock or the convertible preferred stock to be issued on the effective date of the Plan. The pro forma net tangible book value of Oglebay as of December 31, 2003 would have been $103.8 million, or $9.08 per share, representing an immediate dilution of $0.92 per share in respect of the purchase price for the convertible preferred stock subscribed for and purchased pursuant to this rights offering. The following table illustrates the per share dilution:

Purchase price	$10.00
Pro forma net tangible book value per share after rights offering and the Plan
Net tangible book value per share before rights offering and the Plan	$0.40
Increase per share attributable to this rights offering	$2.68
Increase per share attributable to the Plan	$6.00
Pro forma net tangible book value per share after rights offering and the Plan	$9.08
Dilution to persons exercising rights(1)	$0.92

(1)	Dilution is determined by subtracting pro forma net tangible book value per share after this rights offering from the purchase price per share.

      In addition, in order for a holder of subscription rights to prevent a substantial reduction in its potential ownership of the reorganized common stock at the conclusion of this rights offering, it must exercise all of its subscription rights in full. Moreover, as described elsewhere in this prospectus, the holder’s relative percentage equity ownership will be even further reduced upon the exercise of the warrants and by the issuance of the reorganized common stock under the management stock plan. See “Risk Factors — Holders of subscription rights will experience a substantial reduction in their potential ownership of the reorganized common stock if such holders do not exercise their subscription rights in full.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following sets forth our selected historical consolidated financial data as of and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999.

      Our consolidated balance sheets after December 31, 2003 and our consolidated statements of operations for the periods after December 31, 2003 will not be comparable to our historical consolidated financial statements published before the effective date of the Plan and included elsewhere in this prospectus. After the effective date of the Plan, the financial statements of Reorganized Oglebay will reflect the application of “fresh-start” reporting as described in SOP 90-7 issued by the American Institute of Certified Public Accountants. The adoption of “fresh-start” reporting will result in the determination of the reorganization value of Reorganized Oglebay and the allocation of fair value to assets and liabilities in conformity with the procedures specified by FASB Statement No. 141. “Fresh-start” reporting is expected to change the value of Reorganized Oglebay’s tangible and intangible assets with an associated change in its future depreciation and amortization expense as compared to Oglebay’s financial statements included elsewhere in this prospectus.

      The consolidated balance sheet data and the consolidated statement of operations data presented below as of December 31, 2003, 2002, 2001, 2000 and 1999, and for each of the years in the five-year period ended December 31, 2003, have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The auditors report issued by Ernst & Young LLP with respect to their audit of our financial statements for the year ended December 31, 2003 included an explanatory paragraph relating to our ability to continue as a going concern. Certain amounts in prior years have been reclassified to conform to the 2003 consolidated financial statement presentation.

      All of the information presented below should be read in conjunction with the information in the sections in this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

	Year Ended December 31(1)

	2003	2002	2001	2000	1999

	(In thousands, except per share amounts)
OPERATIONS
Net sales and operating revenues	$404,229	$400,572	$404,211	$393,181	$328,947
Operating (loss) income	(6,647)	34,625	15,208	51,019	46,544
(Loss) income before cumulative effect of accounting change	(31,801)	(6,608)	(18,815)	15,028	13,646
Cumulative effect of accounting change for asset retirement obligations (net of income tax benefit of $889)	(1,391)	-0-	-0-	-0-	-0-

Net (loss) income	$(33,192)	$(6,608)	$(18,815)	$15,028	$13,646

PER SHARE DATA
(Loss) income before cumulative effect of accounting change — basic	$(6.21)	$(1.32)	$(3.76)	$3.02	$2.81
Cumulative effect of accounting change for asset retirement obligations (net of tax benefits of $889)	(0.27)	-0-	-0-	-0-	-0-

Net (loss) income — basic	(6.48)	(1.32)	(3.76)	3.02	2.81

(Loss) income before cumulative effect of accounting change — assuming dilution	(6.21)	(1.32)	(3.76)	3.00	2.80
Cumulative effect of accounting change for asset retirement obligations (net of tax benefits of $889)	(0.27)	-0-	-0-	-0-	-0-

Net (loss) income — assuming dilution	(6.48)	(1.32)	(3.76)	3.00	2.80

Dividends per share	-0-	-0-	$0.60	$0.80	$0.80
Market price at December 31	$4.21	$6.65	$15.50	$19.44	$23.75
Book value at December 31	$17.50	$23.20	$24.54	$30.80	$28.62
Shares of common stock outstanding at December 31	5,060	4,978	4,972	4,968	4,927
Average shares of common stock outstanding — basic	5,125	5,025	4,998	4,975	4,857
Average shares of common stock outstanding assuming dilution	5,125	5,025	5,012	5,007	4,870
FINANCIAL CONDITION
Capital expenditures	$19,165	$20,016	$26,875	$36,048	$25,939
Working (deficit) capital	(361,786)	54,402	46,978	45,582	38,731
Total assets	648,694	687,467	680,149	700,046	570,066
Capitalization:
Long-term debt, including current portion	421,840	395,348	388,773	378,591	301,706
Stockholders’ equity	$88,004	$115,501	$121,998	$153,000	$141,009

(1)	Results for 2003 include Erie Sand and Gravel from its acquisition date in early January 2003 and do not include the Lawn and Garden business unit of the Global Stone segment subsequent to its sale in the fourth quarter of 2003. Results for 2000 include Michigan Limestone Operations and Global Stone Portage from their respective dates of acquisition during the second and third quarters of 2000, respectively. Results for 1999 include Global Stone Winchester and Specialty Minerals from their respective dates of acquisition during the first and fourth quarters of 1999, respectively.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

      The following unaudited pro forma condensed consolidated financial statements are derived from our audited consolidated financial statements for the year ended December 31, 2003, which are included elsewhere in this prospectus.

      The unaudited pro forma condensed consolidated financial data has been prepared to reflect the following adjustments to our historical financial information to give effect to the Plan, this rights offering and the confirmation facility, as if the Plan, this rights offering and the confirmation facility occurred as of December 31, 2003 for purposes of the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2003 for the purposes of the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2003.

•	the payment of the allowed claims of the holders of our Senior Secured Notes pursuant to the Plan;

•	the issuance of 2,928,571 shares of reorganized common stock to holders of our allowed Senior Subordinated Note claims;

•	the cancellation of all of the outstanding shares of our common stock with holders of allowed interests in such stock receiving warrants, exercisable for 30 days after the effective date of the Plan, to purchase an aggregate of 500,000 shares of reorganized common stock at an exercise price of $10 per share;

•	the exercise of subscription rights issued to holders of our Senior Subordinated Notes to subscribe for and purchase up to 8,000,000 shares of convertible preferred stock and purchases pursuant to the commitment agreement (including the addition of 500,000 shares of convertible preferred stock) initially convertible into 8,500,000 shares of reorganized common stock;

•	the consummation on the effective date of the Plan of the confirmation facility, which we anticipate will consist of:

•	a senior secured revolving credit facility in an aggregate principal amount at any one time outstanding not exceeding $55 million;

•	a senior secured term loan A in an outstanding principal amount of up to $125 million; and

•	a senior secured term loan B in an outstanding principal amount of up to $125 million; and

•	the adoption of “fresh-start” reporting as set out in SOP-97 issued by the American Institute of Certified Public Accountants.

      The unaudited pro forma consolidated financial data is provided for illustrative purposes only and does not purport to represent what the actual results of operations or Reorganized Oglebay’s financial position would have been had the Plan occurred on January 1, 2003 or December 31, 2003, respectively, nor is it necessarily indicative of Reorganized Oglebay’s future operating results or consolidated financial position. In particular, the application of “fresh-start” reporting results in the determination of the estimated reorganization value of Reorganized Oglebay and the allocation of fair value to assets and liabilities in conformity with the procedures specified in FASB Statement No. 141. The adoption of “fresh-start” reporting will change the value of Reorganized Oglebay’s assets and liabilities with an associated change in its future depreciation and amortization expense as compared to the financial statements included elsewhere in this prospectus. We are still in the process of determining both the reorganization value and the fair value of Reorganized Oglebay’s identifiable assets and liabilities. As such, the final valuations and allocations could differ significantly from those shown. The amount of shareholders’ equity in the “fresh-start” balance sheet is not an estimate of the market value of the reorganized common stock or the convertible preferred stock to be issued upon on the effective date of the Plan. We make no representations as to the market value, if any, of the reorganized common stock or the convertible preferred stock to be issued on the effective date of the Plan.

      The unaudited pro forma condensed consolidated financial data should be read in conjunction with our historical consolidated financial statements and notes thereto included elsewhere in this prospectus. You should also read sections “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

SELECTED UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDING DECEMBER 31, 2003

(In thousands, except per share amounts)

		Pro Forma & Reorganization Adjustments

						Fresh Start
		Lawn & Garden		Debt		Valuation
	Historical	Disposition		Adjustments		Adjustment		Pro Forma

NET SALES AND OPERATING REVENUES	$404,229	$(21,505	)(1)	$—		$—		$382,724
COSTS AND EXPENSES
Cost of goods sold and operating expenses	315,244	(18,381	)(1)	—		2,546(3	), (5), (7)	299,409
Depreciation, depletion, amortization and accretion	37,777	(465	)(1)	—		(2,640	)(3), (4)	34,672
General, administrative and selling expenses	42,302	(1,135	)(1)	—		(1,704	)(5), (7)	39,463
Provision for doubtful accounts	2,332	—		—		—		2,332
Provision for restructuring, asset impairments and early retirement programs	13,221	—		—		—		13,221

	410,876	(19,981)		—		(1,798)		389,097

OPERATING (LOSS) INCOME	(6,647)	(1,524)		—		1,798		(6,373)
Loss on disposition of assets	(3,686)	0(1)		—		—		(3,686)
Interest expense	(53,843)	0		17,576(2	), (6)	—		(36,267)
Other income, net	2,032	0		—		—		2,032

(LOSS) INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(62,144)	(1,524)		17,576		1,798		(44,294)
INCOME (BENEFIT) TAXES	(30,343)	(533)		6,152		629		(24,096)

(LOSS) INCOME FROM CONTINUING OPERATIONS	(31,801)	(991)		11,424		1,169		(20,199)

CHANGE IN AGGREGATE LIQUIDATION PREFERENCE OF PREFERRED STOCK				$12,304(8)				12,304

NET LOSS (INCOME) TO COMMON FROM CONTINUING OPERATIONS	$(31,801)	$(991)		$(880)		$1,169		$(32,503)

PER SHARE AMOUNTS — BASIC AND ASSUMING DILUTION:
Loss before cumulative effect of accounting change	$(6.21)							$(11.10)
Average shares of common stock outstanding basic and assuming dilution	5,125			(2,196	)(9)			2,929

See notes to selected unaudited pro forma condensed consolidated financial data.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2003

(Dollars and shares in thousands, except per share amounts)

		Reorganization Adjustments

				Fresh Start
		Debt		Valuation
	Historical	Adjustments		Adjustment		Pro Forma

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$9,970(2	),(12),(17)			$9,970
Accounts receivable (net of reserve for doubtful accounts of $5,842 in 2003 and $3,866 in 2002)	50,422	0				50,422
Inventories:
Raw materials and finished products	35,236	0		(454	)(1)	34,782
Operating supplies	12,795	0				12,795

	48,031	0		(454)		47,577
Deferred income taxes	3,901	0				3,901
Other current assets	10,915	(3,835	)(2)			7,080

TOTAL CURRENT ASSETS	113,269	6,135		(454)		118,950
PROPERTY AND EQUIPMENT
Land, land reclamation and improvements	41,111	—		(3,480	)(4),(5),(19)	37,631
Mineral reserves	153,362	—		(42,491	)(3),(5),(19)	110,871
Buildings and improvements	42,183	—		(17,866	)(5),(19)	24,317
Machinery and equipment	509,984	—		(291,277	)(5),(19)	218,707

	746,640	—		(355,114	)(5),(19)	391,526
Less allowances for depreciation, depletion and amortization	332,447	—		(332,447	)(3),(4),(5)	—

	414,193	—		(22,667	)(5),(19)	391,526
GOODWILL (net of accumulated amortization of $11,093 in 2003 and 2002)	73,877	0		(73,877	)(6)	—
PREPAID PENSION COSTS	35,319	0		(35,319	)(7)	—
OTHER ASSETS	12,036	2,200	(2)			14,236

TOTAL ASSETS	$648,694	$8,335		$(132,317)		$524,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$420,350	$(392,756	)(8)			$27,594
Accounts payable	26,070	—				26,070
Payrolls and other accrued compensation	4,857	—				4,857
Accrued expenses	14,906	—			(13)	14,906
Accrued interest expense	8,392	(4,167	)(14)			4,225
Income taxes payable	480	—				480

TOTAL CURRENT LIABILITIES	475,055	(396,923)		—		78,132

LONG-TERM DEBT, less current portion	1,490	237,500	(11)			238,990

See notes to selected unaudited pro forma condensed consolidated financial data.

		Reorganization Adjustments

				Fresh Start
		Debt		Valuation
	Historical	Adjustments		Adjustment		Pro Forma

POSTRETIREMENT BENEFITS OBLIGATION	50,049	—		6,455	(15)	56,504
OTHER LONG-TERM LIABILITIES	29,500	—		(3,405	)(7)	26,095
DEFERRED INCOME TAXES	4,596	—		6,109(18	),(19)	10,705
STOCKHOLDERS’ EQUITY
Reorganized Company Preferred stock, par value $.01- authorized , issued 8,500,000 shares	—	85(12)		—		85
Reorganized Company Common stock, par value $.01- authorized , issued 2,929 shares		29(10)				29
Reorganized Company Additional capital		110,890(10	),(12)	3,282(12)		114,172
Preferred stock, 5,000 shares authorized
Common stock, par value $1.00 per share — authorized 30,000; issued 7,253 shares	7,253	—		(7,253	)(16)	—
Additional capital	9,312	—		(9,312	)(16)	—
Retained earnings	106,075	56,754(2	),(9),(10),(14),(17)	(162,824	)(16)	—
Accumulated other comprehensive loss	(4,542)	—		4,542(7	),(16)	—

	118,098	167,758		(171,570)		114,286
Treasury stock, at cost — 2,193 and 2,275 shares at respective dates	(30,094)	—		30,094 (16)		—

	88,004	167,758		(141,476)		114,286

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$648,694	$8,335		$(132,317)		$524,712

See notes to selected unaudited pro forma condensed consolidated financial data.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Data

Basis of Presentation

      The accompanying unaudited pro forma consolidated financial data are based on adjustments to our historical consolidated financial statements to give effect to the Plan and adoption of “fresh-start” reporting. Our historical financial statements were prepared on a basis that assumes we will continue as a going concern. The independent auditor’s report on our 2003 financial statements contains a “going concern” qualification based on our recurring losses from operations, non-compliance with certain loan covenants, and our voluntary petition with our subsidiaries under chapter 11 of the Bankruptcy Code. The independent auditor is required to annually make an assessment regarding our ability to continue as a going concern. There can be no assurance that as a result of that assessment, the independent auditor’s report with respect to our 2004 financials statements will not include such a “going concern” qualification.

      The financials reflects the adoption of “fresh-start” reporting as set out in SOP 90-7 as if it had occurred on January 1, 2003 for the Consolidated Statement of Operations and at December 31, 2003 for the Consolidated Balance Sheet. Under “fresh-start” reporting, we will determine the reorganization value of the Reorganized Oglebay and the fair value of our assets and liabilities. We are still in the process of determining our reorganization value. Our estimates of reorganization value and fair value used in the unaudited pro forma consolidated financial statements were prepared on a preliminary basis and are subject to change as we complete the valuation.

      The reorganization and “fresh-start” adjustments are based upon available information and assumptions that we believe were reasonable at the time made. The unaudited pro forma consolidated financial statements do not purport to present our results of operations and financial position had our emergence from the Plan occurred on the dates specified, nor are they necessarily indicative of the result of operations or financial position that Reorganized Oglebay may report in the future. The pro forma adjustments included in the prospectus herein are based on our estimates. The actual adjustments to be made upon the completion of the Plan may be materially different.

      This information should be read together with our consolidated financial statements included elsewhere in this prospectus and the information provided in “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      The following is a summary of pro forma adjustments to Unaudited Pro Forma Condensed Consolidated Income Statement as of December 31, 2003:

      (1) Adjustments made to eliminate the results of operations of the Lawn and Garden business that was sold in October 2003, based on allocated costs and expenses estimated by management.

In thousands

NET SALES AND OPERATING REVENUES	$21,505
COSTS AND EXPENSES
Cost of goods sold and operating expenses	18,381
Depreciation, depletion, amortization and accretion	465
General, administrative and selling expenses	1,135

19,981
OPERATING INCOME	1,524

      Additionally, we recorded a $3.692 million loss on disposition of assets relating to the sale of the Lawn and Garden business unit in 2003.

      (2) We had deferred financing fees related to our senior secured revolving credit facility, senior secured term loan, Senior Secured Notes and Senior Subordinated Notes as of December 31, 2003. The amortization of these fees was included in interest expense ($4.862 million) in the consolidated statement of operations. Under the terms of the Plan, these deferred financing fees will need to be written off. The confirmation facility will consist of a revolving credit facility, term A loan and term B loan. This confirmation facility includes new commitment fees and associated capitalized legal and professional costs that are estimated at $10.250 million and will be deferred and amortized over the five year life of the facility. The yearly amortization of these deferred financing fees would be $2.050 million.

      (3) Historically, our policy was that certain mining costs associated with the removal of waste rock in the mining process were recorded at cost and amortized on a units of production method based upon recoverable reserves. The amortization expense was recorded as part of depreciation, depletion, amortization and accretion on the income statement. As part of our adjustment for “fresh-start” reporting, Reorganized Oglebay will no longer capitalize these costs. The expense of these costs will be recorded as cost of goods sold as incurred. The impact for 2003 is that $3.464 million that was capitalized in our historical financials is now expensed in cost of goods sold. Additionally, $3.344 million that was amortized in our historical financials based upon units of production, no longer will need to be expensed.

      (4) We are legally required by various state and local regulations and/or contractual agreements to reclaim land disturbed by our quarrying activities and to remove buildings, land improvements and fixed equipment from certain properties. We will value the SFAS 143 liability for “fresh-start” reporting at present values of amounts to be paid determined at appropriate current interest rates. Barring any significant change in circumstances, this value should approximate the SFAS 143 liability pre-revaluation as the associated future costs were estimated at adoption, January 1, 2003, and accreted at the same discount rate. Our current assumption is that there is no change to the liability.

      However, per the implementation of “fresh-start” reporting, we will value the fixed asset component of the SFAS 143 liability at the same value and eliminate the associated accumulated depreciation previously recorded. The impact is that Reorganized Oglebay will increase the net land reclamation asset by $3.202 million. The increased asset would lead to an additional $704,000 in depreciation expense.

      (5) In accordance with “fresh-start” reporting, all assets and liabilities are to be to be recorded at their fair value. Our defined benefit pension plans will be revalued at emergence date for the net amount of fair value of assets compared with the projected benefit obligation using the most recent participant data. We engaged an independent actuarial specialist to determine the projected benefit obligation. The independent actuarial calculation will be completed before our emergence from bankruptcy; however, it has not been completed at this time.

      We do have information as of December 31, 2003 for the fair value of plan assets and a projected benefit obligation valuation as of December 31, 2003 (using January 1, 2003 participant data). Based upon that information we are estimating the “fresh-start” reporting adjustments. The “fresh-start” reporting adjustments to the consolidated balance sheet described in note (7) to the unaudited pro forma condensed consolidated balance sheet, would eliminate the net actuarial loss and amortization of prior service cost as components of net periodic benefit costs. The elimination of the above would reduce Reorganized Oglebay’s cost of goods sold and operating expense by $767,000 and its general, administrative and selling expense by $1.945 million.

      (6) The Plan contemplates substantial changes to our debt structure. As part of these changes, our senior secured revolving credit facility and senior secured term loan will be paid off. The interest expense on those facilities in 2003 combined to total $15.368 million. Our Senior Secured Notes will be paid off at 103.75% of par value. The 2003 interest expense on the Senior Secured Notes was $14.122 million. The interest expense on the Senior Subordinated Notes in 2003 was $10.080 million. Pursuant to this rights offering, holders of our allowed Senior Subordinated Note claims will receive non-certificated subscription rights that will entitle each holder to subscribe for and purchase its ratable share of $80 million of the convertible preferred stock offered pursuant to this prospectus. Under the commitment agreement, each of those holders of Senior Subordinated Notes severally agreed to subscribe for and purchase its ratable share of $80 million of the convertible preferred stock and, certain of such holders along with these other third party accredited investors, severally agreed to purchase specified amounts of shares of convertible preferred stock that are not subscribed for in this rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. We anticipate that we will enter into an amendment to the commitment agreement under which those holders of Senior Subordinated Notes who, together with these other third party accredited investors, had agreed to purchase the shares of convertible preferred stock not subscribed for in this rights offering, further agree to purchase an aggregate of an additional 500,000 shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of this rights offering. Accordingly, even if the subscription rights are not exercised in full before they expire, we will be guaranteed to receive a total of $85 million in cash, before deducting the expenses of this rights offering. Reorganized Oglebay plans to use the entire net proceeds of this rights offering, together with the proceeds from the sale of additional shares pursuant to the commitment agreement, and available cash and borrowings under the confirmation facility, to pay the allowed claims of the holders of our Senior Secured Notes pursuant to the Plan. In addition, Reorganized Oglebay intends to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility.

      The Plan contemplates a confirmation facility consisting of a revolving credit facility, term A loan and term B loan. Based upon 2003 borrowings adjusted for the $85 million preferred stock issuance offset by financing fees and various success fees for professionals, we estimate that the term A and term B loans will be fully drawn and the revolving credit facility will be partially drawn. We anticipate that the term loan A facility will have an initial principal amount equal to $125 million (mandatory pay down at 1/120th each month), and that term A loans relating to the prime rate will bear interest at the greater of 6.00% and the prime rate plus 1.50% We also anticipate that term A loans relating to LIBOR will bear interest at the greater of 6.00% and LIBOR plus 4.00%. At these rates, we expect interest expense will be $7,125,000 for the term loan A facility.

      We anticipate that the term loan B facility will have an initial principal amount equal to $125 million and will become subject to an increase in interest rate one month after the initial term B facility is funded. The increased rates, we expect, will remain in effect from the time of the increase until the loan is repaid or otherwise refinanced. We anticipate that term B loans bearing interest at a rate linked to the prime rate will initially bear interest at the greater of 10.50% and the prime rate plus 6.00%, and that this rate will step up to the greater of 13.25% and the prime rate plus 9.25%. We also anticipate that term B loans bearing interest at a rate linked to LIBOR will initially bear interest at the greater of 8.50% and LIBOR plus 6.50%, and will step up to the greater of 11.75% and LIBOR plus 9.75%. At these rates, we expect interest expense will be $14,297,000 for the term loan B facility.

      We anticipate that the senior secured revolving credit facility will be in an aggregate principal amount at any time outstanding not to exceed $55 million, with a sub-limit of $20 million for issuance of letter of credit accommodations. Principal amounts of the revolving facility that we repay may be re-borrowed in accordance with the expected terms of the second DIP facility. We anticipate that the revolving credit facility under the second DIP facility will bear interest at a floating rate linked to the prime rate or to LIBOR, at our option. We also anticipate that revolving loans relating to the prime rate will bear interest at the greater of 5.50% and the prime rate plus 1.00%, and that revolving loans relating to LIBOR will bear interest at the greater of 5.50% and LIBOR plus 3.50%. At these rates, we expect interest expense will be $884,000 for the senior secured revolving credit facility. Additionally, we expect to pay an annual fee of 1% on the amount outstanding under the term A loan and term B loan, which we anticipate will equal $2.5 million.

      (7) In accordance with “fresh-start” reporting, all assets and liabilities are to be to be recorded at their fair value. Our postretirement benefit plans will be revalued at emergence date for the net amount of fair value of assets compared with the projected benefit obligation using the most recent participant data. We have engaged an independent actuarial specialist to determine the projected benefit obligation. The independent actuarial calculation will be completed before the effective date of the Plan; however, it has not been completed at this time.

      We do have information as of December 31, 2003 for the fair value of plan assets and a projected benefit obligation valuation as of December 31, 2003 (using January 1, 2003 participant data). Based upon that information we are estimating “fresh-start” reporting adjustments. The “fresh-start” reporting adjustments to the consolidated balance sheet described in note (15) to the unaudited pro forma condensed consolidated balance sheet, would eliminate the net actuarial loss and amortization of prior service cost as components of net periodic benefit costs. The elimination of the above would reduce Reorganized Oglebay’s cost of goods sold and operating expense by $151,000 and increase its general, administrative and selling expense by $241,000.

      (8) The Plan contemplates that holders of the convertible preferred stock will be entitled to receive, out of Reorganized Oglebay’s assets legally available for payment, dividends on the then effective liquidation preference payable quarterly, in arrears, on the dividend payment date, which is the last day of March, June, September and December of each year, at an annual rate we anticipate to be equal to 13.75%, which is 200 basis points over the anticipated highest applicable interest rate payable under the confirmation facility as of the effective date of the Plan.

      (9) The current plan of reorganization contemplates the cancellation of our common stock, and the issuance of 2,928,571 shares of the reorganized common stock. Because of our expected pro forma loss, adding the 8,500,000 shares of the convertible preferred stock would be antidilutive and is not included.

The following is a summary of pro forma adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2003:

      (1) As part of the “fresh-start” reporting valuation process, we have employed an independent valuation specialist to review our inventory. We will be challenging the appropriateness of our accounting policies relating to costing and valuation. Currently our policy is that work-in-process and finished goods inventories are stated at the lower of average cost or market. Average cost is determined by a rolling twelve-month average of production data. Additionally, our policy requires a valuation reserve for work-in-process and finished goods inventories, for amounts that are in excess of one year of sales. We will perform diligence to ensure that those methods are the most appropriate for its types of business.

      We will make a conforming change to its method of determining inventory densities that will have the net effect of reducing Reorganized Oglebay’s inventory by $454,000.

      (2) We have deferred financing fees related to our senior secured revolving credit facility, senior secured term loan, Senior Secured Notes and Senior Subordinated Notes as of December 31, 2003. These amounts were included in Other current assets ($5.885 million) and Other Assets ($6 million) in the consolidated balance sheet. Under the Plan these deferred financing fees will be written off. The confirmation facility will consist of a revolving credit facility, term A loan and term B loan. The confirmation facility includes new commitment fees and associated capitalized legal and professional costs that are estimated at $10.25 million and will be deferred and amortized over the five year life of the facility.

      (3) Our policy is that certain mining costs associated with the removal of waste rock in the mining process are recorded at cost and amortized on a units of production method based upon recoverable reserves. The capitalized costs are included as part of mineral reserves in Property and Equipment and the amortization is included with accumulated depreciation, depletion and amortization. As part of the adjustment for “fresh-start” reporting, Reorganized Oglebay will no longer capitalize these costs, but rather expense these costs in cost of goods sold as incurred. The impact for 2003 is $25.553 million that was capitalized in our historical financials as part of mineral reserves in Property and Equipment and $10.62 million that was part of accumulated depreciation, depletion and amortization in our historical financials were reversed.

      (4) We are legally required by various state and local regulations and/or contractual agreements to reclaim land disturbed by our quarrying activities and to remove buildings, land improvements and fixed equipment from certain properties. We will value the SFAS 143 liability for fresh-start reporting at present values of amounts to be paid determined at appropriate current interest rates. Barring any significant change in circumstances, this value should approximate the SFAS 143 liability pre-revaluation as the associated future costs were estimated at adoption, January 1, 2003, and accreted at the same discount rate. Our current assumption is that there is no change to the liability. However, per the implementation of “fresh-start” reporting, we will value the fixed asset component of the SFAS 143 liability at the same value and eliminate the associated accumulated depreciation previously recorded. The impact is that Reorganized Oglebay will increase land, land reclamation and improvements in property, plant and equipment by $1.37 million and reduce accumulated depreciation, depletion and amortization by $1.832 million.

      (5) In accordance with “fresh-start” reporting, all assets are to be recorded at their fair value. Because of that requirement and the material nature of our property, plant and equipment, we have employed an independent valuation specialist to appraise our property and equipment. The independent appraisals will be completed before the effective date of the Plan; however, they have not been completed at this time. We have no information that would suggest that current book value is not an accurate estimate of fair value, and at this time we are using its book value as an estimate. However, based upon the results of the independent appraisal, we may be required to adjust the net book value of our property and equipment and these adjustments could be material. Because each asset will be recorded at fair value, the accumulated depreciation has been netted with the gross property, plant and equipment on the Pro Forma Balance Sheet.

      (6) Adjustment to write-off our historical Goodwill.

      (7) In accordance with “fresh-start” reporting, all assets and liabilities are to be to be recorded at their fair value. Our defined benefit pension plans will be revalued as of the effective date of the Plan for the net amount of fair value of assets compared with the projected benefit obligation using the most recent participant data. We have engaged an independent actuarial specialist to determine the projected benefit obligation. The independent actuarial calculation will be completed before the effective date of the Plan; however, it has not been completed at this time.

      We do have information as of December 31, 2003 for the fair value of plan assets and a projected benefit obligation valuation as of December 31, 2003 (using January 1, 2003 participant data). Based upon that information we are estimating “fresh-start” reporting adjustments, including the elimination of the historical $35.319 million prepaid pension cost asset, a reduction of $3.405 million in other long-term liabilities related to our accrual for pension liabilities, a net reduction of $3.773 million in accumulated other comprehensive loss related to our historical minimum pension liability, and a $2.412 million increase in the deferred tax liability relating to the tax effects of the accumulated other comprehensive loss.

      However, based upon the results of the independent actuarial valuation, we may be required to adjust the estimates regarding our prepaid pension cost asset and accrued pension liabilities. It is possible that these adjustments could be material, including the effects of the market rate of return on the pension plan assets and to a lesser extent changes in the participant data.

      (8) As part of the Plan, we will be significantly changing our current debt structure. The current structure includes a senior secured term loan ($114.660 million at December 31, 2003) and senior secured revolving credit facility ($110.815 million at December 31, 2003). These syndicated credit facilities will be paid off in full under the current plan. The Vessel Term Loan and other debt in the aggregate amount of $16.584 million will all be re-instated at emergence under the current plan.

      (9) Our current debt structure also includes Senior Secured Notes ($79.781 million at December 31, 2003). We are estimating paying the Senior Secured Notes off at 103.75% of par. The premium over par would net against our debt forgiveness income (see Note (10)) and would decrease our retained earnings by $2.992 million.

      (10) The holders of our allowed Senior Subordinated Notes ($100 million at December 31, 2003) will receive distributions of the reorganized common stock in satisfaction of their claims. The reorganized common stock will have a par value of $.01 per share and 2,928,571 shares will be issued. The implied valuation of the Reorganized Oglebay’s common stock is $2.929 million with the excess going to additional capital. The difference between the $100 million in debt and $29.286 million in equity, would be debt forgiveness income and would increase our retained earnings by $70.714 million.

      (11) The Plan contemplates a confirmation facility of a revolving credit facility with an aggregate borrowing base that will not exceed $55 million and that will be secured by the accounts receivable and inventory, a term A loan with an aggregate borrowing not to exceed $125 million and a term B loan with an aggregate borrowing not to exceed $125 million. Based upon projected borrowing needs, our pro forma would not have a borrowing under the revolver.

      (12) Pursuant to this rights offering, holders of our allowed Senior Subordinated Note claims will receive non-certificated subscription rights that will entitle each holder to subscribe for and purchase its ratable share of the convertible preferred stock offered pursuant to this prospectus. On February 23, 2004, we entered into a commitment agreement with certain holders of our Senior Subordinated Notes and other third party accredited investors. Under the commitment agreement, each of those holders of Senior Subordinated Notes severally agreed to subscribe for and purchase its ratable share of $80 million the convertible preferred stock and, certain of such holders, along with these other third party accredited investors, severally agreed to purchase specified amounts of shares of convertible preferred stock that are not subscribed for in this rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. We anticipate we will enter into an amendment to the commitment agreement under which those holders of Senior Subordinated Notes who, together with these other third party accredited investors, had agreed to purchase the shares of convertible preferred stock not subscribed for in this rights offering, further agree to purchase an aggregate of an additional 500,000 shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of this rights offering.

      Accordingly, even if the subscription rights are not exercised in full before they expire, we will be guaranteed to receive a total of $85 million in cash, before deducting the expenses of this rights offering. We plan to use the entire net proceeds of this rights offering, together with the proceeds of the sale of additional shares pursuant to the commitment agreement, and available cash and borrowings under the confirmation facility, to pay the allowed claims of the holders of our Senior Secured Notes pursuant to the Plan. In addition, We intend to fund payments to other creditors under the Plan utilizing available cash and borrowings under the confirmation facility. Based upon our borrowing cycle, some of this money would be cash on the pro forma balance sheet. The convertible preferred stock will have a par value of $.01 per share and 8,500,000 shares will be issued. The implied valuation of the convertible preferred stock is $85 million, with the excess going to additional capital. The equity underwriting fees, valued at $3.282 million, in conjunction with this placement would reduce additional capital.

      (13) When we acquired the Michigan Limestone operation, the purchase price including contingent payments subject to achieving certain operating performance parameters through 2011. We accrued contingent payments of $2.1 million at December 31, 2003 that were due to be paid in February 2004, but were not paid because of the bankruptcy filing. The remaining contingent payments were not accrued contingent payments at the time of the acquisition. We are still negotiating the allowed claims of the former owners of the Michigan Limestone operations, who, under the terms of the purchase agreement, under a change in control, including bankruptcy, may have the right to accelerate the remaining payments. As a result, we may be increasing our historical accrued liabilities to reflect the fair value of these liabilities per “fresh-start” reporting.

      (14) Our historical December 31, 2003 consolidated balance sheet includes an accrual of $4.167 million related to interest expense on our Senior Subordinated Notes. The holders have agreed that this interest and debt will be forgiven. Pursuant to this rights offering, holders of our allowed Senior

Subordinated Note claims will receive non-certificated subscription rights that will entitle each holder to subscribe for and purchase its ratable share of the convertible preferred stock offered pursuant to this prospectus. Under the commitment agreement, each of those holders of Senior Subordinated Notes severally agreed to subscribe for and purchase its ratable share of $80 million of the convertible preferred stock and, certain of such holders along with these other third party accredited investors, severally agreed to purchase specified amounts of shares of convertible preferred stock that are not subscribed for in this rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. We anticipate that we will enter into an amendment to the commitment agreement under which those holders of Senior Subordinated Notes who, together with these other third party accredited investors, had agreed to purchase the shares of convertible preferred stock not subscribed for in this rights offering, further agree to purchase an aggregate of an additional 500,000 shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of this rights offering. The income resulting from this forgiveness would be classified as debt forgiveness income and would increase Oglebay’s retained earnings.

      (15) In accordance with “fresh-start” reporting, all assets and liabilities are to be to be recorded at their fair value. Our postretirement benefit plan will be revalued at emergence date for the net amount of fair value of assets compared with the projected benefit obligation using the most recent participant data. We have engaged an independent actuarial specialist to determine the projected benefit obligation. The independent actuarial calculation will be completed before the effective date of the Plan; however, it has not been completed at this time.

      We have information as of December 31, 2003 for the fair value of plan assets and a projected benefit obligation valuation as of December 31, 2003 (using January 1, 2003 participant data). Based upon that information we are estimating an increase of $6.455 million for Reorganized Oglebay in our postretirement benefit obligation on the consolidated balance sheet.

      However, based upon the results of the independent actuarial valuation, we may be required to adjust the estimation regarding our postretirement benefit obligation.

      (16) Represents all adjustments to eliminate our common stock, retained earnings, additional capital, treasury stock and other comprehensive income.

      (17) We anticipate making success fee payments at emergence to specific professional advisors totaling $3.250 million that would be included in our reorganization items, net and would reduce cash and retained earnings.

      (18) Represents the change to our deferred tax liability based upon the changes to the assets and liabilities related to the “fresh-start” valuation adjustments and planned debt forgiveness.

      (19) The result of the debt forgiveness and fresh-start reporting adjustments contemplated compared with the reorganization value would require Reorganized Oglebay to write down its Property and Equipment by $10.936 and reduce its deferred tax liability by $4.265 million. This write down was allocated by percentage to each class of asset.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Except as noted, the following discussion and analysis relates to our historical financial condition and results of operations, giving effect to the Plan and the related financings. We believe that results of operations in future periods may not be comparable to our historical results of operations. You should read the following discussion in conjunction with the “Selected Historical Consolidated Financial Data” section of this prospectus, as well as our audited consolidated financial statements and their accompanying notes all of which are included elsewhere in this prospectus.

      In addition to the audited historical consolidated financial data presented in this prospectus, we have also prepared unaudited pro forma consolidated financial data as of December 31, 2003 for purposes of the unaudited pro forma condensed consolidated balance sheet and, as of January 1, 2003, for purposes of the unaudited pro forma condensed consolidated statement of income, which gives effect to the Plan, this rights offering and consummation of the confirmation facility. This data appears elsewhere in this prospectus, and you should consider such data along with this discussion and analysis. See “Unaudited Pro Forma Condensed Consolidated Financial Data.”

Bankruptcy Overview

      We and all of our direct and indirect wholly-owned subsidiaries filed voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code in the Bankruptcy Court on February 23, 2004. We intend to continue operations without interruption and fulfill our commitments to our employees, retirees and customers during the reorganization process. We intend to seek emergence from chapter 11 as rapidly as possible with a new, de-levered capital structure that will enable us to move forward on our strategic plan.

      Factors Leading to Our Chapter 11 Filing and Prepetition Liquidity. Beginning in 1998, we incurred significant debt in connection with a series of acquisitions. These acquisitions, which transitioned us into a diversified industrial minerals company, also resulted in a highly-leveraged balance sheet. When the United States economy slipped into recession in 2001, our debt became an increasing financial burden. Over the past three years, we have been impacted particularly by the decline of the nation’s integrated steel industry, rising energy costs and adverse market conditions in certain segments of the commercial and residential building materials markets. Together, these factors resulted in decreased demand for limestone and mica from our quarries and for the services of our Great Lakes fleet. The continuing losses aggravated the already significant debt load. As of December 31, 2003, we had $421.84 million in funded debt outstanding ($420.35 million of funded debt in current liabilities) on 2003 net sales and operating revenues of $404.229 million.

      We are party to the vessel term loan and Senior Secured Notes agreements with our vessel lenders and Senior Secured Note holders. Until we enter into the second DIP facility, we are party to our prepetition credit facility. Under the vessel term loan agreement, the Senior Secured Notes agreement and the prepetition credit facility, we are required to comply with various financial-based covenants. At times during the second and third quarters of 2003, we were not in compliance with various financial covenants contained in our prepetition credit facility and our Senior Secured Notes agreement. We obtained temporary waivers from our syndicated banking group and the holders of our Senior Secured Notes of these covenants, which waivers expired on August 15, 2003, while negotiations for long-term amendments to these agreements were still ongoing.

      Furthermore, as announced on August 1, 2003, we chose to defer the interest payment due August 1, 2003 on our Senior Subordinated Notes, pending the outcome of the amendment negotiations. As a result of the deferral of the interest payment on the Senior Subordinated Notes, our ability to draw on our credit availability was at the discretion of our syndicated banking group until the amendments were completed. Because we did not make the interest payment on the Senior Subordinated Notes prior to the expiration of the 30-day grace period ended August 31, 2003 allowed under the Senior Subordinated Notes indenture agreement, we were also in default of the Senior Subordinated Notes at that time.

      On September 11, 2003, we entered into amendments with our syndicated banking group and Senior Secured Note holders. The amendments restored our ability to draw on our prepetition credit facility to fund operations and to make the interest payment due August 1, 2003 on the Senior Subordinated Notes (which payment was made on September 29, 2003), provided for less-restrictive quarterly covenant requirements going forward, and removed the requirement for us to maintain interest rate protection on at least 50% of our prepetition credit facility. The amendments required us to repay at least $100 million of debt from the proceeds of permitted asset sales by February 25, 2004, increased the applicable margin charged on our LIBOR-based interest rate by 150 basis points, required monthly settlement of LIBOR-based interest (as opposed to quarterly settlement), and established a dominion of funds arrangement, whereby our daily cash receipts are collected by our banking group into a centralized bank account and are used to service the outstanding balance of our prepetition credit facility. Additionally, the amendments increased the rate of payment-in-kind interest on the Senior Secured Notes by 100 basis points.

      During 2003 and continuing into 2004, we engaged in discussions with our lenders, note holders, consultants and others to determine the best way to restructure our debt, while preserving the greatest value for all stakeholders. Ultimately, our management concluded that it was not possible to adequately restructure our debt outside of court protection because of, among other things, declining liquidity and impending defaults under the Senior Subordinated Note Indenture (due to our inability to pay the February interest payment) and the prepetition credit facility (due to our inability to make the $100 million prepayment).

      In furtherance of our goal of emerging from chapter 11 as expeditiously as possible, prior to the filing, we reached an agreement in principle, subject to certain conditions, with a majority of the holders of our Senior Subordinated Notes to exchange debt for equity. The agreement also contemplates having certain of them make a new equity investment in Reorganized Oglebay. Additionally, prior to filing chapter 11, we accepted a commitment for initial and second DIP facilities, as well as the confirmation facility that, among other things, would retire our existing bank debt. The Bankruptcy Court approved our payment of the commitment fee and authorized us to enter into the second DIP facility and the confirmation facility on April 30, 2004.

      Bankruptcy Proceedings. On February 24, 2004, the Bankruptcy Court entered a variety of orders designed to afford us a smooth transition into chapter 11 and permit us to continue operating on a normal basis post-petition. Among others, the court entered orders authorizing us to continue our consolidated cash management system, pay our employees their accrued pre-petition wages and salaries, honor our obligations to our customers and pay some or all of the pre-petition claims of certain vendors that are critical to our continued operations, subject to some restrictions. The relief granted in these orders has facilitated our transition into chapter 11 and has allowed us to continue our operations uninterrupted.

      On February 25, 2004, the Bankruptcy Court entered an order granting interim approval for us to utilize cash collateral and to borrow up to $40 million under the initial DIP facility. We obtained the DIP facility from a syndicate that includes various members of our prepetition bank group. On April 8, 2004, the Bankruptcy Court entered an order granting final approval for us to borrow up to $70 million under the initial DIP facility (it was at our request that the approved borrowing amount was reduced from $75 million to $70 million). On April 30, 2004, the Bankruptcy Court entered an order authorizing us to enter into the second DIP facility, which we anticipate will be consummated on or about May 24, 2004 and that we will pay off the initial DIP facility and the prepetition credit facility in accordance with the terms of the orders of the Bankruptcy Court and the second DIP facility. We anticipate that the second DIP facility will be provided by a syndicate that includes Silver Point and many of the same lenders under the initial DIP facility. The Bankruptcy Court’s orders provided us access to the liquidity necessary to continue operations with minimal disruption and meet our obligations to our suppliers, customers and employees during the chapter 11 reorganization process.

      Plan of Reorganization. On April 27, 2004, we filed our Plan with the Bankruptcy Court. The Plan is supported by and represents a valuable settlement with the creditors’ committee and certain of our creditors. The Plan provides that, among other things:

•	with the exception of our Senior Subordinated Notes and the MLO claims, all allowed prepetition claims against us will either be paid in cash on the effective date of the Plan or reinstated in accordance with the Plan;

•	holders of allowed Senior Subordinated Note claims will receive distributions of an aggregate of 2,928,571 shares of the reorganized common stock in satisfaction in full of their claims, which represent about 25.6% of the fully diluted shares of reorganized common stock outstanding as of the effective date of the Plan without giving effect to the exercise of the warrants or the management stock plan;

•	all of our shares of common stock and any related options or similar rights will be cancelled as of the effective date of the Plan, and holders of shares with allowed interests under the Plan will receive warrants, exercisable for 30 days after the effective date of the Plan, to purchase an aggregate of 500,000 shares of reorganized common stock at an exercise price of $10 per share; and

•	in general, all other postpetition claims will be reinstated or paid by us in the ordinary course of business.

      Currently, we and the holders of MLO claims are negotiating the terms of the treatment of the MLO claims under the Plan.

      The Plan requires payment of our outstanding Senior Secured Notes. This rights offering is intended to raise the funds necessary, together with the proceeds of the additional shares pursuant to the commitment agreement, and available cash and borrowings under the confirmation facility, to make that payment. Pursuant to this rights offering, holders of our allowed Senior Subordinated Note claims will receive non-certificated subscription rights that will entitle each holder to subscribe for and purchase its ratable share of 8,000,000 shares of the convertible preferred stock offered pursuant to this prospectus.

      On February 23, 2004, we entered into a commitment agreement with certain holders of our Senior Subordinated holding an aggregate of $40,316,000 in principal amount of Senior Subordinated Notes and other third party accredited investors. Under the commitment agreement, each of those holders of Senior Subordinated Notes severally agreed to subscribe for and purchase its ratable share of $80 million of the convertible preferred stock and certain of such holders, along with these other third party accredited investors, severally agreed to purchase specified amounts of shares of convertible preferred stock that are not subscribed for in this rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. We anticipate that we will enter into an amendment to the commitment agreement under which those holders of Senior Subordinated Notes who, together with these other third party accredited investors, had agreed to purchase the shares of convertible preferred stock not subscribed for in this rights offering, further agree to purchase an aggregate of an additional 500,000 shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares will be allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of this rights offering.

      Notwithstanding the progress made to date by us toward achieving our restructuring goals, at this time, our ability to consummate the Plan is uncertain and subject to substantial risk. There can be no assurance that we will be successful in achieving our goals, or that any measures that are achievable will result in sufficient improvement to our financial position. Accordingly, until we emerge from bankruptcy and the Plan is consummated, there will be substantial doubt about our ability to continue as a going concern. In the event that the Plan is not consummated, we could be forced to sell a significant portion of our assets to retire debt outstanding or, under certain circumstances, to cease operations.

      “Fresh-Start” Reporting. As a result of the Plan, “fresh-start” reporting will apply to Reorganized Oglebay after the effective date of the Plan. The reorganization value will be allocated, based on estimated fair values provided by an independent appraiser, management of Reorganized Oglebay and its advisors, to all Reorganized Oglebay’s identifiable assets in accordance with the procedures specified by Statement of Financial Accounting Standards No. 141, or SFAS No. 141. Reorganized Oglebay may then need to record goodwill equal to any amount of the reorganization value in excess of amounts allocable to identifiable tangible and intangible assets. See “Unaudited Pro Forma Condensed Consolidated Financial Data.”

      Reorganized Oglebay has not yet applied, but will apply, the new valuations to its financial statements and results of operations as of the effective date of the Plan.

      As a result of the application of “fresh-start” reporting, Reorganized Oglebay’s consolidated balance sheet, as well as its future depreciation and amortization expense, are likely to be different from that presented in the historical consolidated financial statements of Oglebay included elsewhere in this prospectus. In particular, “fresh-start” reporting is expected to change the value of Reorganized Oglebay’s tangible and intangible assets with an associated change in its depreciation and amortization expense as compared to Oglebay.

      Strategic Overview. We intend to continue to pursue the strategic operating plan we put in place over the last two years but have been unable to execute fully due to the financial issues we have faced. The strategic operating plan is based on our core competencies of extracting, processing and providing minerals. We plan to expand our current markets and develop new markets for our limestone and limestone fillers, while maximizing the profitability of our sand, lime and marine businesses.

      As previously disclosed, management had been in discussions to sell our mica and lime operations. Although management remains in active discussions to sell our mica operations, we chose to cease our efforts to sell our lime operations, as nearly all of the potential new equity investors and new lenders have indicated that they want us to retain this business.

Postpetition Liquidity

      Capital Stock and Warrants. As of the effective date of the Plan, a total of 2,928,571 shares of reorganized common stock will be issued and outstanding, all of which will have been issued pursuant to the Plan. In addition, as of the effective date of, and pursuant to, the Plan, holders of allowed interests under the Plan will receive warrants, exercisable for 30 days after the effective date of the Plan, to purchase an aggregate of 500,000 shares of reorganized common stock at an exercise price of $10 per share. The amended and restated articles of incorporation will also provide that Reorganized Oglebay has authority to issue shares of preferred stock, $0.01 par value per share, in one or more series, with such rights and restrictions and with such additional provisions as the board of directors may determine, including, among other things, voting, dividend, redemption, sinking fund, liquidation and conversion rights, and additional restrictions. The convertible preferred stock constitutes a series of the preferred stock, and, as of the effective date of the Plan, 8,500,000 shares of convertible preferred stock will be issued and outstanding. We anticipate the annual dividend payable on the convertible preferred stock to be payable at a rate of 13.75% on the then effective liquidation preference, which is 200 basis points over the anticipated highest applicable interest rate payable under the confirmation facility as of the effective date of the Plan. The holders of the convertible preferred stock may convert such shares at any time into shares of reorganized common stock. In addition, the shares of convertible preferred stock are redeemable by Reorganized Oglebay after twelve months at various prices. See “Description of Capital Stock and Warrants of Reorganized Oglebay” and “Description of Series A Convertible Preferred Stock.”

      The Second DIP Facility. We anticipate that the second DIP facility will include a senior secured revolving credit facility in an aggregate principal amount at any time outstanding not to exceed $55 million, with a sublimit of $20 million for issuance of letter of credit accommodations. Principal amounts of the revolving facility that we repay may be reborrowed in accordance with the expected terms of the second DIP facility. We anticipate that the revolving credit facility under the second DIP will bear interest at a floating rate linked to the prime rate or to LIBOR, at our option. We also anticipate that revolving loans relating to the prime rate will bear interest at the greater of 5.50% and the prime rate plus 1.00%, and that revolving loans relating to LIBOR will bear interest at the greater of 5.50% and LIBOR plus 3.50%.

      We anticipate that the second DIP facility will also include two term loan facilities, which will aggregate up to $250 million in initial principal amount. Principal amounts under the term loan facilities may not be reborrowed after we pay them off. We anticipate that each of the term loan facilities under the second DIP will bear interest at a floating rate linked to the prime rate or to LIBOR, at our option.

      We anticipate that the term loan A facility will have an initial principal amount of $125 million, and that term A loans relating to the prime rate will bear interest at the greater of 6.00% and the prime rate plus 1.50%. We also anticipate that term A loans relating to LIBOR will bear interest at the greater of 6.00% and LIBOR plus 4.00%.

      We anticipate that the term loan B facility will have an initial principal amount equal to $125 million and will become subject to an increase in interest rate one month after the initial term B facility is funded. The increased rates, we expect, will remain in effect from the time of the increase until the loan is repaid or otherwise refinanced. We anticipate that term B loans bearing interest at a rate linked to the prime rate will initially bear interest at the greater of 10.50% and the prime rate plus 6.00%, and that this rate will step up to the greater of 13.25% and the prime rate plus 9.25%. We also anticipate that term B loans bearing interest at a rate linked to LIBOR will initially bear interest at the greater of 8.50% and LIBOR plus 6.50%, and will step up to the greater of 11.75% and LIBOR plus 9.75%.

      We anticipate that the second DIP facility will mature on the earlier to occur of 364 days after initial funding and the effective date of the Plan, at which time we anticipate replacing the second DIP facility with the confirmation facility. We anticipate that the second DIP facility and the confirmation facility will include restrictive covenants, including requirements of a minimum EBITDA, a limitation on capital expenditures and restrictions on the payment of dividends by us and Reorganized Oglebay, as well as other restrictions customary in facilities of this nature.

      The Senior Secured Notes mature on October 25, 2008 with scheduled amortization in 2007 and 2008 (50% of the original principal in each year). Interest on the notes includes a 13% per annum cash payment, payable quarterly, and a 6% per annum payment-in-kind. We anticipate that the financial covenants under the second DIP facility, though similar in nature, will be more restrictive that those contained in our Senior Secured Notes.

      We anticipate that the second DIP facility will be secured by liens senior to the liens securing the Senior Secured Notes. The Senior Secured Notes are, and we anticipate that the second DIP facility will be, senior to our Senior Subordinated Notes, which mature in February 2009 and have a fixed interest rate of 10%. We anticipate that the second DIP facility will be guaranteed by our subsidiaries.

      Sources and Uses of Funds. We have estimated that the total amount of prepetition claims, administrative costs and other fees and expenses related to the Plan is about $           million, and we anticipate that we will pay in cash about $           million (estimated as of                     , 2004) total of such amount. See “Bankruptcy Process” for a discussion of the treatment of our prepetition creditors. Certain other claims not paid will be reinstated.

      Summarized as follows are the principal sources and uses of funds expected to be available to Reorganized Oglebay as of the effective date of the Plan (assumed to be                     , 2004), assuming the aggregate gross proceeds from this rights offering totals $85 million:

Sources and Uses of Funds

($ in million)

Sources

Cash and cash equivalents
Net proceeds from rights offering
Borrowings under the confirmation facility
Total Sources	$

Uses

Total Uses	$

      There can be no assurances that there will not be material variances between the estimates and the actual amounts of cash required to consummate the Plan.

      Reorganized Oglebay’s principal sources of funds in 2004 are expected to be operating revenues, cash and cash equivalents on hand, and funds available for borrowing under the confirmation facility. Reorganized Oglebay’s principal uses of funds are expected to be the payment of operating expenses and interest expense and the payment of claims as a result of the implementation of the Plan. We expect that operating revenues, cash and cash equivalents on hand, and the funds available for borrowing under the confirmation facility will be sufficient to enable Reorganized Oglebay to cover its operating expenses and interest expense on new indebtedness. However, there can be no assurance that such funds will be sufficient to meet our cash requirements on a consolidated basis. If our anticipated level of revenue is not achieved because of decreased demand for our products or weakness in the overall market for minerals and aggregates, the current sources of funds may be insufficient to meet our cash requirements.

Discussion of Historical Liquidity and Capital Resources

      Our operating activities provided cash of $700,000 in 2003 compared to $17.998 million in 2002 and $23.245 million in 2001. The 96% decrease in cash provided by operating activities between 2003 and 2002 was primarily due to the effects of decreased net income and increased cash interest payments, partially offset by a decrease in inventory and accounts receivable during 2003 (as opposed to increases during 2002). Additionally, we received $7.855 million in income tax refunds in 2002 ($3,000 in 2003). The 97% decrease between 2003 and 2001 was primarily the result of decreased net income, increased cash interest payments and a lesser decease in accounts receivable balances during the year, partially offset by a decrease in inventory balances (as opposed to an increase in 2001).

      Expenditures for property and equipment totaled $19.165 million in 2003 compared to $20.016 million and $26.875 million in 2002 and 2001, respectively. The decreases in capital expenditures between the three years were primarily the result of cost controlling measures intended to conserve capital. Expenditures for the replacement of existing property and equipment were $13.433 million in 2003. Expansion projects amounted to $2.577 million, with the remaining $3.155 million expenditure for quarry development. Expenditures for property and equipment for 2004 are currently expected to approximate $23.5 million. Management expects that the proportion of 2004 capital expenditures for expansion projects, replacement and quarry development will be consistent with 2003 levels. The increase is primarily because of a scheduled expansion project at the Global Stone segment’s Portage, Indiana, operating location and an increase in planned maintenance activities. We have no material commitments for capital projects in 2004 or beyond.

      In 2003, we incurred $4.762 million in deferred financing costs related to the amendment of our prepetition credit facility and Senior Secured Notes. In 2002, we incurred $8.413 million of deferred financing costs related to the execution of the Senior Secured Notes agreement and amendment of our prepetition credit facility. In 2001, we incurred $1.734 million of deferred financing costs related to the amendment of our prepetition credit facility.

      In 2003, our additional borrowings exceeded debt repayments by $22.044 million, while, in 2002 and 2001, our additional borrowings exceeded debt repayments by $6.576 million and $10.295 million, respectively. In all three years, additional borrowings were primarily used to fund capital expenditures and financing costs. Furthermore, additional borrowings were used in 2003 to fund the Erie Sand and Gravel acquisition and were reduced from the sale of the Lawn and Garden business unit.

      Prior to the amendment in September 2003, our prepetition credit facility required interest rate protection on fifty-percent of our senior secured debt. Accordingly, we entered into interest rate swap agreements in 2000 to limit the effect of increases in the interest rates on variable rate debt. The differential between fixed and variable rates is recorded as an increase or decrease to interest expense. The effect of the these agreements was to fix our interest rate exposure, including the applicable margin charged us on our LIBOR-based interest rate, at 12.97% on the $50 million (22%) hedged portion of our prepetition credit facility at December 31, 2003. At December 31, 2003, we had one such interest rate swap remaining with a notional value of $50 million, which expires on June 30, 2004.

      As a result of falling LIBOR-based interest rates, interest expense increased $7.446 million, $9.967 million and $5.176 million in 2003, 2002 and 2001, respectively, because of these interest rate swaps. The other expense $3.096 million charge in 2001 primarily represents the mark-to-market valuation of swaps that did not qualify as hedging instruments under Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities” during the first quarter of 2001. See Note G to the 2003 consolidated financial statements for a further description of our swap agreements.

      The following tables provide information about our derivative and other financial instruments that are sensitive to changes in interest rates, which include interest rate swaps and debt obligations. For debt obligations, the table presents cash flows and related weighted average interest rates by the original contracted maturity dates. Based upon the default of our current debt agreements, $420.35 million is classified as a current liability on the consolidated balance sheet. For interest rate swaps, the table presents notional amounts and weighted average LIBOR interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are based on implied forward LIBOR rates in the yield curve, plus a 6.00% margin at December 31, 2003 and a 4.25% margin at December 31, 2002 for variable rate long-term debt. We do not hold or issue financial instruments for speculative purposes.

	December 31, 2003

								Fair
	2004	2005	2006	2007	2008	Thereafter	Total	Value

	(In thousands)
Liabilities:
Long-term debt:
Fixed rate	$2,226	$2,093	$2,125	$51,076	$37,510	$100,000	$195,030	$134,889
Average interest rate	13.43%	13.51%	13.58%	13.66%	12.45%	10.00%
Variable rate	$225,808	$334	$334	$334			$226,810	$226,810
Average interest rate	7.46%	2.99%	4.18%	4.96%
Interest rate derivatives
Interest rate swaps
Variable to fixed	$50,000						$50,000	$1,457
Average LIBOR pay rate	6.97%
Average LIBOR receive rate	1.46%

	December 31, 2002

								Fair
	2003	2004	2005	2006	2007	Thereafter	Total	Value

	(In thousands)
Liabilities:
Long-term debt:
Fixed rate	$2,009	$2,016	$2,010	$2,073	$46,981	$137,594	$192,83	$147,362
Average interest rate	12.86%	12.93%	12.99%	13.06%	13.13%	12.18%
Variable rate	$334	$201,329	$334	$334	$334		$202,665	$202,665
Average interest rate	5.68%	6.63%	1.97%	3.08%	3.75%
Interest rate derivatives
Interest rate swaps
Variable to fixed	$170,000	$50,000					$220,000	$9,773
Average LIBOR pay rate	6.79%	6.97%
Average LIBOR receive rate	1.43%	2.38%

      Under the Plan, the rights of and ultimate payments related to certain of these contractual obligations may be altered. See “Bankruptcy Process.”

      We did not declare a cash dividend during 2003 and 2002, as 2001 amendments to our prepetition credit facility prohibit the payment of cash dividends. We declared dividends of $0.60 per share and dividends paid were $2.983 million during 2001.

      At December 31, 2003, we re-evaluated assumptions used in determining postretirement pension and health care benefits. The weighted-average discount rate was adjusted from 7.00% to 6.50% to better reflect 2003 and long-term market rates. Additionally, the annual rate of increase in the per capita cost of covered health care benefits was revised to 10.00% (pre-65) and 6.00% (post-65), decreasing gradually to 5.00% (the pre-65 rate in 2009 and the post-65 rate in 2006) at December 31, 2003 from 8.25% (pre-65) and 6.00% (post-65), with the pre-65 rate decreasing gradually to 6% in 2006 and the post-65 rate remaining constant at December 31, 2002. These changes resulted in an increase in the benefit obligation of $3.994 million for the pension plans and $6.819 million ($1.199 million related to the revision of the per capita cost of covered health care benefits) for the postretirement health care plan. Though these changes will increase our pension and postretirement expense in 2004, the impact is not expected to be material. The fair value of our pension plan assets increased $12.139 million during 2003, and that increase is estimated to result in an $886,000 reduction in pension expense in 2004. All of our pension and postretirement benefit liabilities will be unimpaired and reinstated following the effective date of the Plan. Prior to the effective date of the Plan, some of the pension plans will hold shares of our common stock. That common stock will be sold prior to the effective date of the Plan and, as such, the plans will not receive warrants to purchase reorganized common stock.

      At December 31, 2002, we re-evaluated assumptions used in determining postretirement pension and health care benefits. The weighted-average discount rate was adjusted from 7.25% to 7.00% to better reflect 2003 and long-term market rates. The decrease resulted in an increase in the projected benefit obligation of $2.23 million for the pension plans and $1.58 million for the postretirement health care plan. Though the change in the discount rate will increase our pension and postretirement expense in 2003, the impact is not expected to be material. The fair value of our pension plan assets declined $18.564 million during 2002, and that decline resulted in about $1.91 million in additional pension expense in 2003.

      At December 31, 2001, we re-evaluated assumptions used in determining postretirement pension and health care benefits. The weighted-average discount rate was adjusted from 8.0% to 7.25% to better reflect 2003 and long-term market rates. The revised discount rate resulted in an increase in the projected benefit obligation of $6.128 million for the pension plans and $4.62 million for the postretirement health care plan.

Our fair value of pension plan assets declined by $10.328 million during 2001, and that decline resulted in about $1.25 million in additional pension expense in 2002.

      Michigan Limestone Operation. The purchase price of our Michigan Limestone operation, which was acquired by us in the second quarter of 2000, includes contingent payments subject to achieving certain operating performance parameters through 2011. We accrued contingent payments of $2.1 million, $3.072 million and $3.05 million at December 31, 2003, 2002 and 2001, respectively, representing additional purchase price and an increase to recorded mineral reserves. The remaining contingent payments can be as high as $24 million in total, with a maximum payment of $4 million in any one year. Contingent payments will be recorded as additional mineral reserves up to the appraised value of the reserves, and thereafter to goodwill. Under the terms of the purchase agreement, upon a change in control, including bankruptcy, the former owners may have the right to accelerate the remaining payments.

      Our President and Chief Executive Officer, Michael D. Lundin, was one of the former owners of Michigan Limestone. Mr. Lundin receives an 18.6% share of contingent payments, which totaled $391,000, $571,000 and $568,000 in 2003, 2002 and 2001, respectively. Mr. Lundin was not one of our executive officers prior to the Michigan Limestone acquisition.

      Contingencies. Several of our subsidiaries have been and continue to be named as defendants in a large number of cases relating to the exposure of people to asbestos and silica, which have been stayed by the chapter 11 filings. The plaintiffs in the cases generally seek compensatory and punitive damages of unspecified sums based upon the Jones Act, common law or statutory product liability claims. Some of these cases have been brought by plaintiffs against us (or our subsidiaries) and other marine services companies or product manufacturer co-defendants. Considering our past and present operations relating to the use of asbestos and silica, it is possible that additional claims may be made against us and our subsidiaries based upon similar or different legal theories seeking similar or different types of damages and relief. The suits filed pursuant to the Jones Act are filed in Federal Court and have been assigned to the Multidistrict Litigation Panel; there are about 700 claims, all of which are currently dormant and have been so for many years.

      We believe that both the asbestos and silica product liability claims are covered by multiple layers of insurance policies and an insurance trust from multiple sources. In the third quarter of 2003, we agreed with one of our several insurers to fund a settlement insurance trust to cover a significant portion of settlement and defense costs arising out of asbestos litigation. We have access to insurance trust funds to cover asbestos settlements and defense costs and do not anticipate that we will have the need to cover such costs from our own funds. Accordingly, the $2.408 million (or $0.29 per share, assuming dilution) reserve for asbestos claims related to insolvent insurers recorded at the end of 2002 has been reversed, as has an $845,000 (or $0.10 per share, assuming dilution) increase to this reserve provided during the first half of 2003. Additionally, the agreement provides that we may use up to $4 million ($1.681 million used in 2003) of the insurance trust’s assets to cover the cost of any other related or unrelated insurable or insurance related expense. At December 31, 2003, we were a co-defendant in cases alleging asbestos-induced illness involving claims of about 75,000 claimants.

      With respect to silica claims, at December 31, 2003 we were a co-defendant in cases involving about 20,000 claimants. We have been and will continue to be responsible for funding a small percentage of all settlements and defense costs. Management believes that our share of settlements on an annual basis is not significant, although we continue to maintain a reserve on our balance sheet to address this contingency.

      The exposure of persons to silica and the accompanying health risks have been and continue to be significant issues confronting the industrial minerals industry in general, and specifically our Performance Minerals segment. Proposed changes to standards for exposure to silica are under review by the United States Occupational Safety and Health Administration. This review could result in more stringent worker safety standards or, in the alternative, requirements for additional action on the part of silica users regarding lower permissible exposure limits for silica. More stringent worker safety standards or additional action requirements, including the costs associated with these revised standards or additional action requirements, and actual or perceived concerns regarding the threat of liability, or health risks, including silicosis, associated with silica use, may affect the buying decisions of the users of our silica products. If worker safety standards are made more stringent, if we are required to take additional action regarding lower permissible exposure limits for silica, or if our customers decide to reduce their use of silica products based on actual or perceived health risks or liability concerns, our operating results, liquidity and capital resources could be materially adversely affected. The extent of any material adverse effect would depend on the nature and extent of the changes to the exposure standards, the cost of meeting and our ability to meet more stringent standards, the extent of any reduction in our customer’s use of our silica products and other factors that cannot be estimated at this time.

      During the fourth quarter of 2003, we settled a series of multi-party law suits and an arbitration relating to our prior involvement in Eveleth Mines. The parties included the current mine operator and its shareholders, an insurance carrier and one of our subsidiaries. The nature of the allegations against us included claims relating to the liability for retrospective premiums and duty to reimburse others for legal expenses incurred in defending settled litigation. Under the settlement, we have agreed to pay $3.65 million to the insurance carrier, with an initial payment of $1 million made in December 2003 and the remainder payable in monthly installments through March 2006. Accordingly, we have recorded a liability of $2.462 million on the Consolidated Balance Sheet at December 31, 2003, representing the present value of the required future payments. We maintain recourse against the current operator, Eveleth Mines LLC (d.b.a. EVTAC Mining), for its share of the total settlement with the insurance carrier. However, since EVTAC Mining filed for protection under chapter 11 of the United States Bankruptcy Code in May 2003, we have fully reserved for the $2.239 million due from EVTAC Mining.

      Litigation is inherently unpredictable and subject to many uncertainties. Adverse court rulings, determinations of liability or retroactive or prospective changes in the law could affect claims made against us and encourage or increase the number and nature of future claims and proceedings. Together, with reserves recorded and available insurance, pending litigation is not expected to have a material adverse effect on our operations, liquidity or financial condition. While we are under chapter 11 bankruptcy protection, all legal proceedings against us are stayed by operation of federal law.

Off-Balance Sheet Arrangements

      We had stand-by letters of credit totaling about $9.8 million at May 6, 2004 with no balance outstanding as of May 6, 2004. These stand-by letters of credit, in amounts ranging from about $4,400 to $3 million, have been issued by either KeyBank or ABN Amro for a variety of possible uses, including for costs relating to workers’ compensation, insurance, corporate office rent, electricity, rail freight, a bonding program and above-ground storage tank removal. The stand-by letters of credit issued by KeyBank mature on October 31, 2004. Two of the stand-by letters of credit issued by ABN Amro mature on November 20, 2004, and the other stand-by letter of credit issued by ABN Amro matures on February 20, 2005. We do not consider these stand-by letters of credit to be material to our business or operations, including our liquidity and capital resources, and we have not incurred any additional indebtedness in connection with the stand-by letters of credit.

Contractual Obligations

	Payments Due by Period

					2009 and
Contractual Obligations(2)	Total	2004	2005-2006	2007-2008	Beyond

	(In thousands)
Long-term Debt	$421,840	$420,350	$1,057	$433	—
Operating Leases	39,413	7,816	12,388	6,678	$12,531
Purchase Obligations	3,807	3,534	273	—	—
Other Long-term Liabilities(1)	6,600	2,851	1,848	370	1,531
Total	$471,660	$434,551	$15,566	$7,481	$14,062

(1)	Includes an insurance settlement, a derivative contract and other supplemental benefits.

(2)	Management has not estimated future payments for pension, postretirement benefit obligations and the Coal Act because that funding is subject to changing legislation and significant assumptions by us. In 2004 we expect to contribute $4,500,000 for pensions, $2,900,000 for postretirement benefit obligations and $700,000 for the Coal Act.

Acquisitions and Dispositions

      On October 27, 2003, as part of our ongoing business restructuring, we sold the Lawn and Garden business unit of our Global Stone operating segment to Oldcastle Retail, Inc. The sales price was $10 million of value subject to working capital adjustments. Based upon those working capital adjustments, we received $6.871 million in cash at closing. The net book value of the Lawn and Garden business unit at the closing date, including an allocation of the Global Stone segment’s goodwill of $3.316 million, was $10.057 million. We recognized a loss on sale of assets of $3.692 million during the fourth quarter of 2003.

      In conjunction with the sale of the Lawn and Garden business unit, we entered into a long-term supply agreement with Oldcastle dated October 27, 2003, pursuant to which we will provide certain raw materials at market price to Oldcastle for an initial term of ten years beginning on the closing date of the agreement, with a renewal option for an additional ten-year period. This long-term contract will be unimpaired and assumed by Reorganized Oglebay after the effective date of the Plan.

      We, along with Oldcastle, entered into a lease and operation of equipment agreement dated October 27, 2003, whereby certain areas of our York, Pennsylvania operations previously dedicated to Lawn and Garden operations are being leased at market rates to Oldcastle through December 31, 2005. This lease and equipment agreement will be unimpaired and assumed by Reorganized Oglebay after the effective date of the Plan.

      In early January 2003, we acquired all of the outstanding common shares and other ownership interests in a group of companies together known as Erie Sand and Gravel Company for $6.831 million in cash and $4.069 million in assumed debt, which was refinanced at the closing of the acquisition. The acquisition included fixed assets of $5.446 million and goodwill of $4.149 million. Erie Sand and Gravel operates a dock, a bulk products terminal, a Great Lakes self-unloading vessel, a sand dredging and processing operation, a ready-mix concrete mixing facility and a trucking company that distribute construction sand and aggregates in the northwest Pennsylvania/western New York region. The net assets and results of operations of Erie Sand and Gravel are included within our Great Lakes Minerals segment.

      The Erie Sand and Gravel acquisition was accounted for under the purchase method of accounting. The purchase price has been allocated based on estimated fair values at the date of acquisition. Since the acquisition took place at the beginning of 2003, pro forma effects were not material to reported net loss and net loss per share, basic and assuming dilution.

      In addition to the sale of the Lawn and Garden business unit in 2003, we received proceeds of $387,000 and recorded pretax gains of $6,000 from miscellaneous asset sales. In 2002, we received proceeds of $2.304 million from the sale of non-strategic mineral processing operations in the Performance Minerals segment and other miscellaneous asset sales. In connection with the sale of non-strategic mineral processing operations, $959,000 (or $0.12 per share net loss, assuming dilution) of proceeds received in excess of the net book value of the underlying assets was recorded within the provision for restructuring, asset impairments and early retirement programs on the consolidated statement of operations. Additionally, we recorded pretax gains of $55,000 in 2002 related to other miscellaneous asset sales. In 2001 we received proceeds of $326,000 and recorded pretax gains of $64,000 from miscellaneous asset sales.

      In separate transactions during January 2004, we sold two assets of our Erie Sand and Gravel operations (the Redi-Mix business unit and the vessel M/ V Richard Reiss) to E.E. Austin & Son, Inc. and Grand River Navigation Company, Inc., respectively. The Redi-Mix business unit was comprised of Serv-All Concrete, Inc. and S&J Trucking, Inc. These assets were not considered integral to our long-term strategic direction. Proceeds from the sales were $1.225 million for Redi-Mix and $1.8 million for the vessel. No gain or loss on sale was recognized by us.

      In conjunction with the sale of the Redi-Mix business unit, we entered into a long-term supply agreement with E.E. Austin & Son, Inc. dated January 21, 2004, pursuant to which we will provide certain aggregates at market price to E.E. Austin & Son, Inc. for an initial term of fifteen years beginning on the closing date of the agreement. Additionally, we and E.E. Austin & Son, Inc. entered into a sublease agreement dated January 21, 2004, whereby E.E. Austin & Son, Inc. is subleasing property from us previously dedicated to the operation of the Redi-Mix business unit. The initial term of the sublease agreement commenced in January 2004 and extends to December 31, 2019. The agreement is renewable in five-year increments thereafter, upon agreement by both parties. This long-term contract will be unimpaired and assumed by Reorganized Oglebay after the effective date of the Plan.

Results of Operations

      Except for the proposed sale of our mica business, we expect our operations to be maintained in substantially the same manner following the effective date of the Plan. See discussion above regarding our bankruptcy filing on February 23, 2004.

      Our net sales and operating revenues were $404.229 million, $400.572 million and $404.211 million in 2003, 2002 and 2001, respectively. Operating loss in 2003 was $6.647 million compared with operating income of $34.625 million in 2002 and $15.208 million in 2001. The 2003 operating loss includes a $13.114 million pretax asset impairment charge (or $1.57 per share, assuming dilution) to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value. We reported a net loss in 2003 of $33.192 (or $6.48 per share, assuming dilution) compared to a net loss of $6.608 million (or $1.32 per share, assuming dilution) in 2002 and $18.815 (or $3.76 per share, assuming dilution) in 2001. In addition to the impairment charge discussed above, 2003 net loss includes an after-tax charge of $1.391 (or $0.27 per share, assuming dilution) for the cumulative effect of accounting change for asset retirement obligations under SFAS No. 143, “Accounting for Asset Retirement Obligations,” which we adopted at January 1, 2003.

      The $3.657 million (or 1%) increase in our net sales and operating revenues in 2003 compared with 2002 was primarily attributed to (1) an increase in demand for aggregate and limestone and an increase in pricing for lime in our Global Stone segment; (2) the acquisition of Erie Sand and Gravel in January 2003; (3) increased demand for frac sand from oil and gas service companies from our Performance Minerals segment; and (4) the addition of two significant building materials customers at the Performance Minerals segment’s Orange County, California operating location.

      These increases to our net sales and operating revenues were partially offset by decreased volume demand in our Great Lakes Minerals segment, resulting in decreased limestone shipments from the segment’s quarries and decreased shipments of limestone and iron ore on the segment’s fleet of vessels. Additionally, volume demand for muscovite mica in the Performance Minerals showed continued softness in 2003, and we sold the Lawn and Garden business unit of its Global Stone segment in the fourth quarter of 2003.

      In 2003, our net sales and operating revenues were flat in comparison to 2001. 2003 benefited from increased volume demand for aggregates and limestone of the Global Stone segment and the Erie Sand and Gravel acquisition, however, these benefits were offset by decreased volume demand in the Great Lakes Minerals segment and decreased volume demand for industrial and recreational sand and muscovite mica from the Performance Minerals segment as compared to 2001. Additionally, we sold the Lawn and Garden business unit of the Global Stone segment in the fourth quarter of 2003 and closed three non-strategic operating locations in early 2002 as part of the fourth quarter 2001 restructuring. Though frac sand sales from the Performance Minerals segment are lower for the full year in 2003 as compared to 2001, we did experience a rebound in the frac sand market during the second half of 2003.

      Although we continue to benefit from our restructuring activities of 2001, our ongoing cost reduction measures and the pooling agreement with American Steamship Company, operating income decreased $41.272 million between 2002 and 2003 primarily for the following reasons:

•	a pretax asset impairment charge to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value;

•	decreased revenues and the effect of lower volumes on gross margins of the Great Lakes Minerals segment’s limestone quarries and vessels;

•	planned decreases in production volumes to reduce inventory levels primarily in the Global Stone and Performance Minerals operating segments;

•	increased general, administrative and selling expenses (see discussion below);

•	an increase in depreciation, depletion, amortization and accretion expense primarily as a result of adopting SFAS No. 143, depreciation of recent capital expenditures, the acquisition of Erie Sand and Gravel and increased capitalized stripping amortization at the Global Stone segment’s Luttrell, Tennessee, operating location;

•	an increase in the cost of providing health benefits to active employees;

•	higher energy prices;

•	lower water levels on the Great Lakes; and

•	the effects of poor weather conditions in early 2003, including flooding at the Global Stone segment’s operating locations in Luttrell, Tennessee, and around Buchanan, Virginia, and increased energy usage as a result of severe cold in the Great Lakes and Mid-Atlantic regions.

      Operating income decreased $21.855 million between 2001 and 2003 primarily due to many of the same factors and trends discussed above, including decreased revenues and the effect of lower volumes on gross margins of the Great Lakes Minerals segment’s limestone quarries and vessels, planned decreases in production volumes to reduce inventory levels, increased general, administrative and selling expenses, an increase in depreciation, depletion, amortization and accretion, an increase in the cost of providing health benefits to active employees, higher energy prices, and the effects of poor weather conditions in early 2003. These decreases to operating income between 2001 and 2003 were partially offset by a decrease in the provision for restructuring, asset impairments and early retirement programs and the cessation of goodwill amortization ($2.931 million in 2001) at January 1, 2002 under SFAS No. 142, “Goodwill and Other Intangible Assets.”

      Additionally, interest expense increased between all three years and net loss for 2003 includes a $3.692 million pretax loss on sale of the Global Stone segment’s Lawn and Garden business unit (partially offset by a decrease in other expense — see discussion below). Furthermore, net loss for 2003 includes an after-tax charge of $1.391 million (or $0.27 per share, assuming dilution) for the cumulative effect of accounting change for asset retirement obligations under SFAS No. 143. Interest costs have continued to rise as a result of our financial condition, which has contributed to an increase in both the weighted-average cost of debt and outstanding debt balances (see discussion below).

      We operate our businesses as three reporting segments focused on its key markets served. The segments align operations that share business strategies and that are related by geography and product mix and reflect the way management evaluates the operating performance of its business. The operations are reported as: Great Lakes Minerals, which is the largest and only fully integrated producer and bulk transporter of limestone on the Great Lakes and combines our Michigan Limestone, Marine Services and Erie Sand and Gravel operations; Global Stone, whose lime, limestone fillers, chemical limestone and construction aggregate businesses operate primarily in the Southeast and Mid-Atlantic regions; and Performance Minerals, which mines and processes specialized industrial minerals, primarily high-purity silica sands and muscovite mica. The operating results of our business segments for 2003, 2002 and 2001 are discussed below.

      Great Lakes Minerals. Net sales and operating revenues of the Great Lakes Minerals segment were $147.291 million in 2003 compared to $156.92 million in 2002 and $152.106 million in 2001. For comparison purposes, excluding Erie Sand and Gravel, which was acquired in January 2003, net sales decreased about 12% and 9% in 2003 compared to 2002 and 2001, respectively. These decreases were primarily due to decreased volume demand in the Great Lakes region, which resulted in decreased limestone shipments from the segment’s quarries and decreased iron ore and limestone shipments on the segment’s fleet of vessels. Demand was down with the majority of our customers, plus demand with some significant customers of the segment was significantly reduced during 2003. Several vessels were laid-up during the year in light of the reduction in economic activity around the Great Lakes region. In 2002 the segment began selling a higher percentage of its products at a delivered price, including freight, which partially offset the effects of reduced demand on 2003 and 2002 net sales and operating revenues.

      Cost of goods sold and operating expenses totaled $116.992 million, $113.636 million and $113.23 million in 2003, 2002 and 2001, respectively. As a percentage of net sales and operating revenues, cost of goods sold and operating expenses were 79% in 2003 compared with 72% in 2002 and 74% in 2001. The 7% and 5% increase in cost of goods sold and operating expenses as a percentage of net sales and operating revenues in 2003 compared to both 2002 and 2001, respectively, was primarily due to the effect of lower volumes on gross margins of the segment’s limestone quarries and vessels, an increase in the cost of providing health benefits to active employees, lower water levels, and the addition of Erie Sand and Gravel, which is a lower gross margin business than the segment’s quarries and vessels. These increases were partially offset by benefits derived from the pooling arrangement with American Steamship.

      The segment’s operating income for 2003 was $4.99 million compared with $18.858 million in 2002 and $15.421 million in 2001. The 74% and 68% decrease in 2003 operating income as compared to both 2002 and 2001, respectively, was primarily the result of the decrease in net sales and operating revenues and the increase in cost of goods sold and operating expenses as a percentage of net sales and operating revenues discussed above. Additionally, the cost of providing retirement benefits and bad debt expense both increased. Bad debt expense increased $2.006 million between 2003 and 2002 and $1.721 million between 2003 and 2001, primarily to reflect the increased risk of doubtful collection regarding two steel-related customers who filed for chapter 11 bankruptcy protection during 2003 and one limestone customer experiencing financial difficulties. Operating income in 2003 benefited from decreased expense for management bonuses in light of our financial condition.

      Global Stone. Net sales for the Global Stone segment were $173.272 million, $161.22 million and $155.229 million in 2003, 2002 and 2001, respectively. The 7% increase in net sales between 2003 and 2002 was primarily the result of continued strong volume demand across all major product lines of the segment, especially from the aggregates market in northern Virginia, and the effective implementation of price increases with the segment’s lime and carpet manufacturing customers in the first half of 2003. These increases to net sales were partially offset by the effects of the sale of the segment’s Lawn and Garden business in the fourth quarter of 2003. The 12% increase in net sales between 2003 and 2001 was primarily due to stronger volume demand for aggregates and limestone in northern Virginia, the addition of new customers in the roofing and glass fillers industries being serviced by the segment’s James River and Global Stone Portage facilities, increased volume demand for flue gas desulphurization products, and increased pricing for lime products, partially offset by the sale of the segments Lawn and Garden business unit in October.

      Cost of goods sold for the segment totaled $137.466 million in 2003 compared to $122.55 million in 2002 and $118.87 million in 2001. As a percentage of net sales, cost of goods sold was 79%, 76% and 77% in 2003, 2002 and 2001, respectively. The 3% increase in the percentage of cost of goods sold to net sales between 2003 and 2002 was primarily due to the effects of lower production volumes to reduce inventory levels, especially for lawn and garden products, the effects of poor weather conditions in early 2003, including flooding at the segment’s operating locations in Luttrell, Tennessee, and around Buchanan, Virginia, production inefficiencies and down-time related to equipment re-builds/upgrades at certain locations, additional mining costs at the segment’s York, Pennsylvania operating location because of a change in a major customer’s product specifications. The 2% increase between 2003 and 2001 was attributed to many of these same factors, partially offset by the effects of planned cost reductions and productivity enhancements at the plant level implemented in 2002 and 2003.

      Operating income for the segment was $12.424 million in 2003 compared to $15.284 million in 2002 and $11.232 million in 2001. The 18% decrease in operating income between 2003 and 2002, despite a 7% increase in net sales, was mainly attributed to the increase in the percentage of cost of goods sold to net sales discussed above. Additionally, depreciation, depletion, amortization and accretion expense increased between 2003 and 2002 primarily due to an increase in capitalized stripping amortization at the segment’s Luttrell, Tennessee operating location and depreciation of recent capital expenditures. Operating income in 2003 benefited from decreased expense for management bonuses in light of our financial condition. The 11% increase in operating income between 2003 and 2001 was primarily the result of the increase in net sales discussed above, the cessation of goodwill amortization at January 1, 2002 in accordance with SFAS No. 142 ($1.799 million in 2001), decreased expense for management bonuses, and cost savings derived from the closure of the segment’s administrative office as part of our fourth quarter 2001 restructuring, partially offset by an increase in cost of goods sold as a percentage of net sales and an increased depreciation, depletion, amortization and accretion expense.

      Performance Minerals. Net sales of the Performance Minerals segment were $87.662 million, $85.92 million and $99.389 million in 2003, 2002 and 2001, respectively. The 2% increase in net sales between 2003 and 2002 was primarily attributed to increased demand for frac sand from oil and gas service companies, the addition of two significant building materials customers at the segment’s Orange County, California, operating location, and the addition of a new product (colored sand) during 2003, partially offset by continued softness in demand for muscovite mica and the closure of three non-strategic operating locations as part of our fourth quarter 2001 restructuring. These three operations contributed $553,000 in net sales during 2002, but contributed no sales in 2003. Net sales in 2003 decreased 12% as compared to 2001 primarily because of a reduction in volume demand for recreational and industrial sands, the closure of three operating locations as part of the 2001 restructuring, and the continued softness in demand for the segment’s muscovite mica products. The three closed locations contributed $3.961 million to 2001 net sales.

      Cost of goods sold for the segment totaled $64.754 million in 2003 compared to $61.968 million in 2002 and $71.061 million in 2001. As a percentage of net sales, cost of goods sold was 74%, 72% and 71% in 2003, 2002 and 2001, respectively. The 2% increase in the percentage of cost of goods sold to net sales between 2003 and 2002 was primarily due to increased energy costs, reductions in production volumes to reduce inventory levels, especially for muscovite mica products, an increase in workers compensation related expenses at certain operating locations of the segment, partially offset by the effects of continued cost control measures. The 3% increase in cost of goods sold as a percentage of net sales for 2003 compared to 2001 was primarily due to fixed production costs being spread over fewer sales, higher energy costs, reductions in production volumes to reduce inventory levels, and an increase in the cost of providing health benefits to active employees. These increases were partially offset by the closure of three lower-margin facilities as part of our fourth quarter 2001 restructuring and cost control measures implemented by the segment.

      Operating loss in 2003 was $2.903 million compared to operating income of $11.481 million in 2002 and $13.245 million in 2001. The operating loss in 2003 includes a non-cash, pretax impairment charge of $13.114 million (or $1.57 per share, assuming dilution) to reduce the net book value of the segment’s Specialty Minerals operation to its estimated fair value. For comparison purposes, excluding the impairment charge, operating income in 2003 decreased 11% compared to 2002. This decrease was primarily due to the increase in the percentage of cost of goods sold to net sales discussed above and a $1.350 million increase in depreciation and accretion expense as the result of adopting SFAS No. 143 at January 1, 2003, partially offset by the increase in net sales. For comparison purposes, excluding the impairment charge, operating income decreased 23% between 2003 and 2001 primarily because of the decrease in net sales, increase in the percentage of cost of goods sold to net sales, and additional depreciation and depletion related to the adoption of SFAS No. 143 in 2003.

      These decreases to operating income between 2003 and 2001 were partially offset by the cessation of goodwill amortization at January 1, 2002 in accordance with SFAS No. 142 ($1.132 million in 2001) and cost savings from the closure of the segment’s administrative office in Phoenix, Arizona, as part of our fourth quarter 2001 restructuring.

      Depreciation, Depletion, Amortization and Accretion. The 12% increase in depreciation, depletion, amortization and accretion expense between 2003 and 2002 was primarily the result of adopting SFAS No. 143 at January 1, 2003, depreciation of recent capital expenditures, the acquisition of Erie Sand and Gravel in January 2003 and increased amortization of capitalized stripping costs at the Global Stone segment’s Luttrell, Tennessee, operating location. These same factors contributed to the 6% increase between 2003 and 2001; however, their effects were partially offset by the cessation of goodwill amortization at January 1, 2002 under SFAS No. 142. Goodwill amortization in 2001 was $2.931 million.

      General, Administrative and Selling Expenses. General, administrative and selling expenses, including the provision for doubtful accounts, as a percentage of net sales and operating revenues were 11% in 2003 and 9% in both 2002 and 2001. Although we continue to benefit at the operating level from the closure of two subsidiary offices during its 2001 restructuring, general, administrative and selling expenses as a percentage of net sales and operating revenues increased 2% in 2003 as compared to 2002 and 2001 primarily due to legal and consulting fees related to our ongoing financial and operational restructuring, including the 2003 amendments to our senior debt agreements, an increase in the cost to provide retirement benefits, an increase to our provision for doubtful accounts primarily to reflect the increased risk of doubtful collection regarding three customers of the Great Lakes Minerals segment who filed for chapter 11 bankruptcy protection during the third quarter of 2003, and the acquisition of Erie Sand and Gravel in January 2003. These increases to selling, general and administrative expenses in 2003 were partially offset by decreased expense for management bonuses in light of our financial condition.

      Restructuring, Asset Impairments and Voluntary Early Retirement. The following summarizes the provision for restructuring, asset impairments and early retirement programs and the remaining reserve balance at December 31, 2003 (in thousands):

	Employee
	Retirement	Asset	Other
	& Severance	Impairment	Exit
	Benefits	Charges	Costs	Total

2001 charge	$7,261	$6,434	$2,373	$16,068
Amounts utilized	(4,288)	(6,434)		(10,722)
Actual expenditures	(410)		(93)	(503)

Remaining reserve at December 31, 2001	$2,563	$-0-	$2,280	$4,843
2002 charge		1,154		1,154
Amounts utilized		(1,154)		(1,154)
Actual expenditures	(1,500)		(1,077)	(2,577)
Provisions and adjustments to prior Reserves, net	(298)		66	(232)

Remaining reserve at December 31, 2002	$765	$-0-	$1,269	$2,034
2003 charge		13,272		13,272
Amounts utilized		(13,272)		(13,272)
Actual expenditures	(759)		(428)	(1,187)
Provisions and adjustments to prior Reserves, net	36		(87)	(51)

Remaining reserve at December 31, 2003	$42	$-0-	$754	$796

      During the second quarter of 2003, we recorded a $13.114 million pretax asset impairment charge (or $1.57 per share, assuming dilution) to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value, as determined by management based on a third-party appraisal. The charge reduced the carrying value of the operation’s land, depreciable fixed assets and mineral reserves by $2.610 million, $2.334 million and $8.17 million, respectively. Fair values were estimated using a discounted cash flow valuation technique incorporating a discount rate commensurate with the risks involved for each group of assets. The remaining 2003 impairment charges of $158,000 were recorded in the fourth quarter to reduce the carrying value of certain idled equipment of the Global Stone segment.

      During the fourth quarter of 2002, we recorded a $1.154 million pretax asset impairment charge (or $0.14 per share, assuming dilution) to reduce the carrying value of certain idled fixed assets of the Performance Minerals and Global Stone segments to their estimated fair values based on expected future cash flows (essentially zero). The impaired assets primarily represent machinery, equipment and land improvements that are currently idle and whose future operation is not integral to our long-term strategic direction.

      During 2002, we sold non-strategic mineral processing operations closed in conjunction with the 2001 restructuring with the excess of cash proceeds over carrying value of $959,000 (or $0.12 per share net loss, assuming dilution) being included in the provision for restructuring, asset impairments and early retirement programs in the consolidated statement of operations.

      During the fourth quarter of 2001, we recorded a $11.945 million pretax charge (or $1.46 per share net loss, assuming dilution) related to the closure of both headquarter administrative offices for the Performance Minerals and Global Stone segments, the closure of three non-strategic mineral processing operations in the Performance Minerals segment, the write down of certain non-strategic mineral reserve assets, and an implementation of an additional voluntary early retirement program. We recorded a $4.123 million pretax charge (or $0.51 per share net loss, assuming dilution) in the first quarter of 2001 related to a voluntary early retirement program and the restructuring of its Performance Minerals’ Ohio-based operations.

      Other. Interest expense increased 24% and 34% in 2003 as compared to 2002 and 2001, respectively. The primary factors contributing to this increase were a higher weighted-average cost of debt and higher levels of debt. The weighted-average cost of debt increased because of the higher fixed rate of interest associated with our Senior Secured Notes, which were executed in conjunction with our refinancing activities in the fourth quarter of 2002, and an increase in the margin over LIBOR paid to our syndicated banking group (6.0%, 4.25% and 3.75% at December 31, 2003, 2002 and 2001, respectively). Interest expense on bank debt was $41.292 million, $30.253 million and $32.49 million in 2003, 2002 and 2001, respectively, including $4.094 million in 2003 and $688,000 in 2002 for the non-cash, payment-in-kind on our Senior Secured Notes. Furthermore, we have not been able to take full advantage of decreasing interest rates on its variable rate debt, because we were required by our senior debt agreements to hedge at least 50% of its exposure to interest rate fluctuations. Interest expense on hedges was $7.446 million in 2003 compared with $9.967 million in 2002 and $5.176 million in 2001. Amendments to our senior debt agreements in September 2003 no longer require us to hedge a portion of its interest rate risk. At December 31, 2003, we had one such interest rate swap remaining with a notional value of $50 million, which expires in June 2004. We do not plan on replacing this interest rate swap or entering into additional swap agreements. Amortization of fees associated with our bank amendments and refinancing activities increased to $4.894 million in 2003 from $3.121 million in 2002 and $1.992 million in 2001. The remainder of interest expense in all three years was related to capital leases and notes payable.

      On October 27, 2003, as part of our ongoing business restructuring, we sold the Lawn and Garden business unit of its Global Stone operating segment to Oldcastle Retail, Inc. The sales price was $10 million of value subject to working capital adjustments. Based upon those working capital adjustments, we received $6.871 million in cash at closing. The net book value of the Lawn and Garden business unit at the closing date, including an allocation of the Global Stone segment’s goodwill of $3.316 million, was $10.057 million. We recognized a loss on disposition of assets of $3.692 million during the fourth quarter of 2003.

      Other income, net was $2.032 million in 2003 compared with other expense, net of $4.121 million in 2002 and $6.768 million in 2001. Other income in 2003 was mainly comprised of a non-cash gain of

$2.408 million (or $0.29 per share, assuming dilution) to reverse a product liability reserve recorded in 2002 and the use of a portion of the $4 million in funds available from the insurance settlement trust to fund certain insurable or insurance related expenses, partially offset by non-cash charges totaling $2.239 million (or $0.26 per share, assuming dilution) to reserve for EVTAC Mining. See discussions above for additional information related to these three matters. The primary reason for other expense in 2002 was our reserve of $2.408 million for product liability claims, which was reversed in 2003 because of the Trust settlement relating to product liability, as discussed in “Business–Legal Proceedings.” Other expense in 2001 included a reserve for an unsecured note receivable of $4.303 million arising from the 1998 sale of a discontinued, steel-related business. We deemed this reserve necessary primarily because of the uncertain financial condition of the buyer and the buyer’s customer base, including chapter 11 bankruptcy filings of several of the buyer’s major customers. The note was settled during the fourth quarter of 2002. Additionally, as a result of adopting SFAS No. 133, we recorded a charge of $3.096 million in 2001, relating to the non-cash, mark-to-market valuation change of our interest rate swap agreements that did not qualify as hedging instruments at that time.

      We utilize certain tax preference deductions afforded by law to mining companies. Although the amount of these deductions is materially consistent from year to year, these permanent book/tax differences can cause significant fluctuations in our effective tax rate based upon the level of pre-tax book income or loss. Additionally, during the third quarter of 2003, we experienced a favorable conclusion to the audit of its 1999 federal income tax return. As a result, the income tax benefit for 2003 has been increased.

Cumulative Effect of Accounting Change

      At January 1, 2003, we adopted SFAS No. 143, which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. Over time, the liability is recorded at its present value each period through accretion expense, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, a company either settles the obligation for its recorded amount or recognizes a gain or loss.

      We are legally required by various state and local regulations and/or contractual agreements to reclaim land disturbed by its quarrying activities and to remove buildings, land improvements and fixed equipment from certain properties. Upon adoption of SFAS No. 143 at January 1, 2003, we recorded asset retirement obligations totaling $5.854, increased net property and equipment by $3.574 million and recognized a non-cash cumulative effect charge of $1.391 million (net of income tax benefit of $889,000).

      Asset retirement obligations were estimated for each of our operating locations, where applicable, based on our current and historical experience, adjusted for factors that an outside third-party would consider, such as inflation, overhead and profit. The estimated obligations were escalated based upon the anticipated timing of the related cash flows and the expected closure dates of the operating locations using an assumed inflation rate, and then were discounted using a credit-adjusted, risk-free interest rate.

      The expected closure date of each location represents the estimated exhaustion date of remaining mineral reserves or, for leased locations, the lesser of the mineral reserve exhaustion date or lease termination date. Because our mineral reserves and lease agreements have expected lives many years into the future, an appropriate market risk premium could not be estimated or considered when escalating the estimated obligations.

      The accretion of the asset retirement obligations and depreciation of the capitalized costs, which are included in depreciation, depletion, amortization and accretion on the consolidated statement of operations, are being recognized over the estimated useful lives of the operating locations (i.e., to their expected closure dates). A movement of our asset retirement obligations during the year ended December 31, 2003 follows (in thousands):

2003

Asset retirement obligations upon adoption at January 1, 2003	$5,854
Accretion expense	481
Provisions and adjustments to prior reserves and Actual expenditures, net	444

Balance at December 31, 2003	$6,779

Critical Accounting Policies

      Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent liabilities. On a continual basis, we evaluate our estimates, including those related to accounts receivable reserves, inventories, intangible assets, impairment and useful lives of long-lived assets, pensions and other postretirement benefits, restructuring and voluntary early retirement program reserves, asset retirement obligations, and commitments and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      We believe the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

      Accounts Receivable. We are required to estimate the collectibility of our trade and note receivables. A considerable amount of judgment is required in assessing the ultimate realization of these receivables. We have increased our reserve for doubtful accounts in recent periods and if the financial condition of our customers were to deteriorate, additional reserves may be required.

      Contingencies. We are subject to proceedings, lawsuits and other claims related to environmental, labor, product liability and other matters. We are required to estimate the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. Determinations of the amounts or reserves required, if any, for these contingencies are made after careful analysis of each individual issue. The required reserves may change in the future because of new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters. While we are under chapter 11 bankruptcy protection, all legal proceedings against us are stayed by operation of federal law.

      Postretirement Benefits. Our pension and postretirement benefit costs and credits are developed from actuarial valuations. Inherent in these valuations are key assumptions including discount rates and expected return on plan assets. We consider current market conditions, including changes in interest rates, the age of our workforce and retirees, current health care costs and other factors, in selecting these assumptions. We have made changes to these assumptions in recent periods and future postretirement benefit costs or credits may change based upon changes in these assumptions. All of our pension and postretirement benefit liabilities will be unimpaired and reinstated following the effective date of the Plan. Prior to the effective date of the Plan, some of the pension plans will hold shares of our common stock. That common stock will be sold prior to the effective date of the Plan and, as such, the plans will not receive warrants to purchase reorganized common stock.

      Restructuring and Impairment Charges. During 2001, we recognized two separate charges for restructuring and a voluntary early retirement program. Inherent in these charges were estimates related to the settlement of contractual obligations and estimates related to the incremental postretirement benefits awarded to retirees. Additionally, we recognized asset impairment charges during 2003, 2002 and 2001. The impairment of fixed assets included estimating fair value less cost to sell.

      Asset Retirement Obligations. Inherent in our estimate of asset retirement obligations under SFAS No. 143, which was initially adopted in the first quarter of 2003, are key assumptions, including inflation rate, discount rate, expected lives of our operating locations and third-party overhead and profit rates. The estimated obligations are particularly sensitive to the impact of changes in the expected lives and the difference between the inflation and discount rates. Changes in state and local regulations, our contractual obligations, available technology, overhead rates or profit rates would also have a significant impact on the recorded obligations.

      Please review Note B to the 2003 consolidated financial statements for a more complete description of our significant accounting policies.

      In addition to these polices, in the future, Reorganized Oglebay’s financial statements will also reflect the impact of “fresh-start” reporting. In addition, the application of the going concern basis of accounting involves a range of subjective judgements, principally in relation to Oglebay’s ability to service existing indebtedness through continued compliance with debt covenants and payment of interest due and the sufficiency of resources to allow it to continue to operate in the ordinary course and thereby realize its assets and discharge its liabilities in the normal course of business for a period of 12 months following the date of the Independent Auditor’s Report included elsewhere in this prospectus.

BUSINESS

Oglebay

      We began our business in 1854 as an iron ore agency business. In the 1920s, we entered into Great Lakes shipping, coal mining and manufacturing industries, followed by our entry into docks and terminals in the 1930s; rail-to-barge coal transfer in the 1950s; and industrial minerals in the 1960s. Beginning in the late 1990s, we engaged in a series acquisitions in order to capitalize on our core competencies in the industrial mineral industry as well as to expand our scope of operations to include the mining and processing of limestone and the production of lime. Today, after reincorporating as an Ohio corporation in 2001, we mine, process, transport and market industrial minerals and aggregates. In addition, we own strategically located, proven long-life reserves of high-quality limestone, industrial sand and mica. In addition, we own related mineral extraction equipment, processing plants and transportation equipment, including marine vessels and docks, trucks, railway lines and equipment. With these assets, we serve a broad customer base primarily in four major categories: building products, energy, environmental and industrial. We enjoy a significant market share in each of our core markets, benefiting from long-term relationships with market-leading customers, many of whom have multi-year purchase contracts with us.

      We have aligned our businesses into three reporting segments that share business strategies, are related by geography and product mix and reflect the way management evaluates the operating performance of our business. The operations are reported as: Great Lakes Minerals, Global Stone and Performance Minerals:

•	Great Lakes Minerals mines and distributes limestone from three facilities located in northern Michigan. Great Lakes Minerals also holds one of the largest fleets of self-unloading vessels on the Great Lakes, which is currently comprised of 12 vessels, operates two trans-loading dock facilities, and provides transportation services for limestone, as well as for coal and iron ore.

•	Global Stone mines and processes limestone and manufactures lime at six operations in the mid-Atlantic and southeastern United States and one operation in the Great Lakes region.

•	Performance Minerals mines and processes industrial sands and mica at eight operations located in Ohio, North Carolina and the southwestern United States.

We believe that we are one of the five largest producers of lime and one of the ten largest producers of limestone in the United States. We also believe that we are the fourth largest producer of industrial sands and the largest producer of muscovite mica in the United States.

      For our fiscal year ended December 31, 2003, we generated consolidated net sales and operating revenues of about $404 million. As of December 31, 2003, we had about $649 million in assets, respectively, and about $561 million in liabilities on a consolidated basis. At December 31, 2003, our workforce consisted of about 1,804 employees, about 47% of which are covered by collective bargaining agreements.

      Reorganized Oglebay intends to continue to operate our existing businesses in substantially the same manner both before and following the effective date of the Plan.

      Additional information relating to general business development and financial and operating data on a segment basis is set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note L to our 2003 consolidated financial statements. For a description of revenues and other financial information by geographic region, see Note L to our 2003 consolidated financial statements.

Our Business Strategy

      Our short-term strategy for 2004 is to focus on serving our customers, reorganizing our capital structure and emerging from bankruptcy expeditiously. Longer-term, our strategy is to enhance our market leadership position and maximize profitability and cash flows through the following actions:

      Capitalize on our strategic location and ownership of quality limestone reserves in the Great Lakes region. The strategic location of our limestone reserves on the Great Lakes allows us to leverage logistics services and delivery of our limestone to customers in the Great Lakes region. We mine, process and transport limestone to our own docks or directly to customers on a delivered cost per ton basis at highly competitive rates. This can be accomplished either by owning our fleet of marine vessels, as we do now, or by means of long-term contracts with other shippers. The acquisition of Erie Sand and Gravel, Inc. (and several of its affiliates) in January 2003 further solidifies our position in the eastern Great Lakes region and expands the geographic scope of customers available to the segment. The Great Lakes Minerals segment attempts to maximize the efficiency of our fleet of marine vessels by negotiating contracts and dispatching vessels to facilitate backhauls of coal and other bulk commodities. A vessel pooling agreement with American Steamship Company initiated in January 2002 further enhances our abilities to optimize marine transportation logistics on the Great Lakes, both for us and our customers.

      Capitalize on demand for industrial minerals for building materials. We have secured significant regional market share in the building materials market, particularly with respect to construction aggregates and industrial fillers markets. Limestone, industrial sands and mica are used to varying degrees by building materials manufacturers as filler material in paint, joint compound, roofing shingles, carpet backing and floor and ceiling tiles. Additionally, our limestone is used as aggregates in major construction projects such as highways, schools, hospitals, shopping centers and airport expansions. We intend to capitalize on our strong presence in selected regional building materials markets by increasing our business with existing customers, expanding our customer base and providing a broader selection of products for customers to purchase.

      Capitalize on increasing demand for minerals for environmental remediation. Public focus over environmental issues has resulted in an increase in the demand for lime and limestone used in environmental clean-up applications, including flue gas desulphurization, municipal waste sludge treatment, industrial water treatment, drinking water treatment and hazardous waste remediation. The Clean Air Act, for example, requires the reduction of emissions, particularly sulfur, from coal-fired power plants and certain other industrial processes. Ground limestone and lime are the principal agents used in the desulphurization process. These applications require limestone with specific chemical composition and a high degree of reactivity. We believe that our strategically located, long-lived mineral reserves of high quality calcium carbonate and dolomitic limestone are positioned to meet these requirements, enabling us to capitalize on this increasing demand now and well into the future.

      Capitalize on market opportunities in the energy segment. Our industrial sands products are well positioned in the market place to serve the demand for high-purity silica sands used by oil and gas well service companies in the shallow-well and deep-well fracturing process. Our Great Lakes Minerals segment has continued to increase its share of coal transported in its vessels for use by electric utilities in the Great Lakes region.

Our Principal Products and Services

Great Lakes Minerals Segment

      Operations. Our Great Lakes Minerals segment mines limestone at three quarries located in northern Michigan and distributes it throughout the Great Lakes region. All three quarries have access to the Great Lakes and ship a majority of their output via marine vessel. The segment holds one of the largest reserves of metallurgical and chemical quality high-calcium carbonate and dolomitic limestone in the world and distributes these reserves on one of the largest fleets of self-unloading vessels on the Great Lakes. The fleet, which is currently comprised of 12 vessels, provides transportation services for limestone as well as for coal and iron ore. Additionally, the segment operates dock terminals in Cleveland, Ohio and Erie, Pennsylvania, which are important points of distribution on the Great Lakes, and a sand dredging operation in Erie, Pennsylvania.

      Industry. Limestone accounts for about three-quarters of crushed stone production in the United States. Crushed limestone has five primary end uses: construction aggregates and building materials, chemical and metallurgical processes, cement and lime manufacturing, environmental and agricultural. As transportation costs are significant in this industry, competition is limited based on geography. Chemical make-up of limestone varies by deposit, resulting in certain quarries having limited ability to meet performance specifications of certain end uses, such as flue gas desulphurization. Products from the Great Lakes Minerals segment are used primarily as aggregate for construction of schools, hospitals, shopping centers and highways; as an environmental cleaning agent for flue gas desulphurization, waste water treatment and soil stabilization; and as an essential chemical component in the manufacture of steel, paper and glass.

      In general, demand for crushed limestone correlates with general economic cycles, principally new construction demand and government spending on highway construction and other infrastructure projects. The segment’s long-lived mineral reserves and processing facilities allow capacity to meet increased demand during up-turns in general economic activity. Demand for vessel transportation on the Great Lakes is also related to general economic cycles and more particularly to construction activity and industrial production in the Great Lakes region. The business in the Great Lakes Minerals segment is seasonal. It is affected by weather conditions, such as the waterways freezing over, the closing/opening of the locks between the lakes, and water levels of the lakes and rivers. These factors cause the actual number of days of operation to vary each year. Annually, the locks are required by law to close on January 15 and re-open around March 25, unless otherwise prescribed by the United States Coast Guard. Management believes that the overall Great Lakes shipping market in which its fleet competes operated at less than full capacity in 2003, 2002 and 2001, after approaching full capacity for the prior five years. Management believes that the Great Lakes shipping market will operate at less than full capacity again in 2004.

      The Great Lakes Minerals segment operates four open pit quarries, 12 self-unloading vessels and two dock facilities, and has access to several additional docks on the Great Lakes. We assess mineral reserves at all of our quarries and mines utilizing external consulting geologists and mining engineers. The large reserves of the Great Lakes Minerals segment have been extensively mapped, and this mapping is regularly updated to provide the customer with specified, consistent-quality product. Limestone is extracted from the quarries by traditional drilling and blasting techniques. Following extraction, trucks or trains are used to deliver the “as-blasted” limestone to a primary crusher. It is then processed through several stages of crushing and screening to size products that can be sold as chemical limestone or aggregates.

      Transportation costs represent a significant portion of the overall delivered price of limestone. Limestone quarried at the segment’s operations are delivered, for the most part, by marine vessel, enabling the stone to be shipped to major markets located in excess of 800 miles away at a competitive price. We are the largest and only fully integrated producer and bulk transporter of limestone on the Great Lakes. We can mine, process and transport stone to our own docks or directly to customers on a delivered cost per ton basis using our own services or under long-term contracts.

      Substantially all of the transportation services of our vessel fleet are conducted between United States ports on the Great Lakes. The largest vessels in the fleet transport primarily iron ore and coal. Smaller vessels can be scheduled with more flexibility and tend to be better suited to transport limestone. In early 2002, we entered into a pooling agreement with American Steamship Company, which operates a fleet of 12 modern, self-unloading Great Lakes vessels comparable in size to our fleet. The agreement combines the operations and customers of the two fleets to achieve more efficient overall operations and better customer service. With the pooling of vessels, we realize improved trade patterns for all cargo, including limestone, resulting in more efficient deployment and reduced delays across the combined fleet and better service to the customers of both companies. The agreement provides for the coordination of dispatch and other fleet operations but does not involve any transfer of assets.

      The Great Lakes Minerals segment operates a bulk material dock facility in Cleveland, Ohio under an agreement with the Cleveland-Cuyahoga County Port Authority that was extended in 2002 through March 2017. The dock facility operates throughout the year, receiving cargo from Great Lakes vessels, storing it as needed, and transferring it for further shipment via rail or water transportation. In 2003, the Port Authority concluded the relocation of an automated vessel loader to the dock facility. The new loader enables us to trans-load iron ore pellets from its larger vessels to smaller vessels for delivery up the Cuyahoga River to a major customer. As a result of the vessel loader project, the Port Authority has postponed prior plans to construct a new access road that will enable the facility to trans-ship cargoes by truck as well as rail and water. If the access road is constructed, we expect that the new road will enable limestone delivery by truck, expanding its ability to serve the limestone market. It is uncertain at this time when the Port Authority will resume plans for the access road construction.

      The Erie Sand and Gravel operation does not operate a quarry. The majority of its product is received from the segment’s quarries in Michigan via marine vessel to a bulk materials dock in Erie, Pennsylvania, for distribution into local markets. The operation has a vessel that dredges sand from Lake Erie, which is screened and sold into local markets as a filler in concrete and other construction applications. Additionally, the Erie dock is a distribution point for other products including salt and coke breeze. The addition of Erie Sand and Gravel expands the geographic scope of the segment to the northwest Pennsylvania and western New York regions.

      Customers. The segment’s primary customers include purchasers and producers of construction aggregate and chemical limestone, integrated steel manufacturers, for whom the fleet transports iron ore, limestone and coal, and electric utility companies, for whom the fleet transports coal. We have long-established relationships with many of these customers and provide services to many of them pursuant to long-term contracts. We estimate that about 70% of the tonnage hauled by the vessel fleet was shipped pursuant to multi-year contracts. We estimate that, for 2003, industrial and chemical, building materials and construction, and energy customers accounted for about 44%, 41% and 15%, respectively, of this business segment’s revenue.

      Since the acquisition of Michigan Limestone in 2000, we have moved to diversify the fleet’s shipping patterns in order to reduce its dependence on iron ore and the integrated steel industry. As recently as the late 1990s, iron ore accounted for as much as 60% of the fleet’s revenues. In 2003, iron ore shipments accounted for about 47% of the fleet’s revenues (46% in 2002 and 45% in 2001). Coal accounted for about 36% of the fleet’s revenues in 2003 compared with 32% in 2002 and 31% in 2001. Shipments of limestone accounted for an estimated 16% of the fleet’s revenues in 2003, compared with about 22% in 2002 and 23% in 2001. About 70% of the limestone transported by the pooled fleet in 2003 came from the segment’s quarries.

      Competition. The building materials and construction aggregate industry in North America is highly fragmented. Many active operations are small scale or wayside locations operated by state or local governments, usually to meet the requirements of highway contracts in more remote locations. There also are a number of large companies in the industry, including Vulcan Materials Corporation, Martin Marietta Materials Inc. and Lafarge Corporation whose operations are often centered on a particular geographic region. Our Great Lakes Minerals operations are centered on the Great Lakes region in this fashion and compete primarily with Lafarge Corporation, which has facilities in the same geographic region. Given that transportation costs represent a significant portion of the overall cost of lime and limestone products, competition generally occurs among participants in close geographic proximity. Additionally, the scarcity of high-purity limestone deposits on which the required zoning, extraction and emission permits can be obtained serves to limit competition from startup operations within this limestone market. The physical characteristics and purity of the limestone can be a distinguishing competitive factor for chemical limestone and price is an important factor for both chemical limestone and construction aggregate.

      The most important competitive factors impacting the segment’s marine transportation services are price, customer relationships and customer service. Management believes that customers are generally willing to continue to use the same carrier assuming such carrier provides satisfactory service with competitive pricing. Our fleet directly competes only among United States flag Great Lakes vessels because of the federal law known as the Jones Act. The Jones Act requires that cargo moving between United States ports be carried in a vessel that was built in the United States, has a United States crew, and is owned (at least 75%) by United States citizens or corporations. As a result, Canadian-flagged Great Lakes vessels or foreign-flag oceanic vessels do not carry dry bulk cargo between United States ports. Moreover, the size limitation imposed by the Welland canal prevents large oceanic vessels from entering the Great Lakes. The competitive landscape has remained relatively stable over the last ten years. There were about 56 and 60 United States flag vessels in service in 2003 and 2002, respectively. We are expected to continue to lay up some of our vessels in 2004 as a result of efficiencies realized from the pooling arrangement with American Steamship Company.

      The pooled fleet will principally compete against two other similar-sized United States flag Great Lakes commercial fleets in 2004: The Interlake Steamship Company and The U.S.S. Great Lakes Fleet. The fleet also competes with certain companies that operate smaller captive fleets and, to a lesser extent, with rail and truck transportation companies serving the Great Lakes region.

Global Stone Segment

      Operations. Through a series of transactions in 2000, 1999 and 1998, we acquired businesses that now form our Global Stone segment. These operations supply lime, crushed and ground limestone, construction aggregates and chemical limestone to a broad customer base in a variety of industries. The segment’s products are used primarily as a filler in building materials, as an environmental cleaning agent for flue gas desulphurization, waste water treatment and soil stabilization, as a chemical in steel-making, paper-making and glass-making, and as an aggregate for construction of highways, shopping centers, hospitals and schools.

      Industry. Lime is a value-added product, derived from limestone, and is widely used in a variety of manufacturing processes and industries, including iron and steel, pulp and paper, chemical, air purification, sewage, water and waste treatments, agricultural and construction. The wide range of end-uses and markets for lime offer some protection from the economic cycles experienced by individual sectors such as the steel industry. Additionally, a high proportion of lime is sold into end-uses that, unlike some construction-related end-uses, have year-round requirements largely unaffected by the weather. Limestone accounts for about three-quarters of crushed stone production in the United States. Transportation costs can be significant in this industry; therefore, competition is limited based on geography. Additionally, many of these applications require stone with specific chemical composition and a high degree of reactivity. Crushed limestone has four primary end uses: construction aggregates and building materials; chemical and metallurgical processes; cement and lime manufacturing; and agricultural purposes. High-purity chemical limestone like that processed by the segment may be processed into value-added products, such as lime or limestone fillers, or sold as chemical limestone for use in manufacturing products as diverse as poultry feed mixtures, fiberglass and roofing shingles. Fillers, which are finely ground limestone powders, are used in a wide range of manufacturing processes including vinyl flooring, carpet backing, adhesives, sealants and joint compound. Our Global Stone business segment produces products for the following primary end uses: construction aggregates and building materials, environmental, chemical and metallurgical processes, cement and lime manufacturing, and agricultural. The segment has seven lime and/or limestone operations in North America that collectively extract and process high-purity limestone. These operations are primarily centered in northwest Georgia and along the Interstate 81 corridor from southern Pennsylvania through Virginia and Tennessee.

      The segment currently operates eight open pit quarries and four underground mines. Limestone is extracted from the quarries and mines by traditional drilling and blasting techniques. In an open pit quarrying operation, the high-purity limestone is often covered by an overburden of construction grade limestone that must first be removed. This overburden is used whenever possible to produce construction aggregates, usually in a dedicated crushing plant, in order to offset the overall cost of extracting high-purity limestone. Following extraction, trucks are used to deliver the “as-blasted” limestone to a primary crusher. It is then processed through several stages of crushing and screening to size products that are saleable as chemical limestone and aggregates or ready for further processing into lime, fillers and other value-added products. We assess mineral reserves at all of our quarries and mines utilizing external consulting geologists and mining engineers. High-purity limestone is processed into lime by heating it in a kiln. At December 31, 2003, we believe our daily lime production capacity was about 2,800 tons. The capacity over a 24-hour period cannot be projected over a full calendar year because kilns require regular planned outages for maintenance and equipment and is subject to unplanned outages customary with any mechanical plant. Typically, a kiln will operate between 92% and 96% of the available hours in any year. High-purity limestone is processed into fillers through grinding into course, medium or fine grades. The segment primarily competes in course ground filler products used in the manufacture of roofing shingles and carpet backing.

      Customers. In general, demand for lime and limestone correlates to general economic cycles, principally new construction demand, population growth rates and government spending on highway construction and other infrastructure projects, which affect the demand for our customers’ products and services. This business segment has a broad customer base covering all sectors of the demand for lime and limestone. These customers vary by the type of limestone products they demand: lime, chemical limestone or construction aggregate. We estimate that building materials and construction, environmental, and industrial and chemical customers account for about 58%, 22%, and 20%, respectively, of this business segment’s revenue.

      Transportation cost represents a significant portion of the overall cost of lime and limestone. As a result, the majority of lime and limestone production is sold within a 200-mile radius of the producing facility, while aggregates tend to be sold within a 50-mile radius. At certain of the segment’s locations asphalt manufacturing customers have located their processing plants on our property. We believe that our Global Stone lime and limestone operations are strategically located near major markets for our products and that we hold a significant share of these markets.

      Competition. The building materials and construction aggregate industry in North America is highly fragmented. Many of the active operations are small scale or wayside locations operated by state or local governments, usually to meet the requirements of highway contracts in more remote locations. There also are a number of large companies in the industry, including Vulcan Materials Corporation, Martin Marietta Materials Inc. and Lafarge Corporation, whose operations are often centered on a particular geographic region. Lime is primarily purchased under annual contracts. For many customers, the cost of lime is quite small in comparison to their overall production costs. For 2003, we estimate that we were the fifth largest producer of lime in North America, with the eight largest producers accounting for about 80% of total industry capacity. Our business segment accounted for about 4% of the total North American market. The four largest companies with which we compete are privately owned. The most important competitive factors are the inherent quality and characteristics of the lime, price and ability to meet spikes in demand.

      Given that transportation cost represents a significant portion of the overall cost of lime and limestone products, competition generally occurs among participants in close geographic proximity. In addition, the scarcity of high-purity limestone deposits on which the required zoning, extraction and emission permits can be obtained serves to limit competition from startup operations within the limestone market.

Performance Minerals Segment

      Our Performance Minerals business segment is engaged in the mining and processing of high-quality specialty mineral products, primarily industrial sands and muscovite mica. The segment’s businesses are focused on markets where excellent technical service and support are important to customers. Additionally, the segment’s businesses share common end-use markets in building products and a geographic focus on the Southwestern United States. We believe that the segment is the fourth-largest producer of industrial sands in the United States and the largest producer of muscovite mica in North America. In September 2003, management announced its intention to sell the mica business. We received several offers to purchase the mica business during the marketing period. We did not sell the mica business for a variety of reasons prior to the petition date, but we are currently working towards completing a sale with potential interested buyers.

      Performance Minerals’ products include:

•	fracturing sands, which are used by oil and gas well service and exploration companies in the well fracturing process to hold rock structures open;

•	specialty construction/industrial sands, which are used in the construction industry;

•	silica flour used in the manufacture of building materials such as roofing shingles, stucco, mortar and grout, and in fiberglass and ceramics;

•	whole grain sands and silica flour used in glass-making;

•	recreational sands, which are used in the construction of golf courses and other recreation fields, as well as in general landscaping applications;

•	foundry sands, which are used in ferrous and non-ferrous metal die casting;

•	filtration sands, which are used in liquid filtration systems;

•	coated sand for industrial abrasive uses; and

•	mica products used as a functional filler in building materials such as joint compound, coatings and paints, as well as in the manufacture of numerous industrial and consumer products, including automotive sound deadening materials, thermoplastics and cosmetics.

      Our mica operation produces the widest array of mica products in North America — more than 40 different products — and we are the only company currently supplying all major muscovite mica market segments. Performance Minerals also produces two other specialty minerals as a byproduct of mica production: kaolin clay and feldspathic sand.

      Industry. Industrial sands, often termed “silica,” “silica sand” and “quartz sand,” are defined as high silicon dioxide content sands. While deposits of more common construction sand and gravel are widespread, industrial sand deposits are limited. The special properties of industrial sands — purity, grain size, color, inertness, hardness and resistance to high temperatures — make them often irreplaceable in a variety of industrial applications. Higher silica content allows for more specialized, higher-margin applications than construction sand and gravel. Mica, the segment’s other primary product, is highly valued for its unique physical characteristics, including color, flexibility, durability, thermal properties and weight. Mica is used as a functional filler in building materials such as joint compound, coatings and paints, as well as in the manufacture of numerous industrial and consumer products including automotive sound deadening materials, thermoplastics and cosmetics. Mica is an essential component in many applications and in some cases can command premium pricing.

      In general, demand for Performance Minerals’ products is driven by a number of factors depending on end use. The three most important factors are demand for oil and natural gas, housing starts and golf course construction activity in the Southwestern United States where most of our industrial sand facilities are located. Oil and gas usage correlates with demand from oil and gas drilling service companies for fracturing or “frac” sands, which is the largest single market for our industrial sands. Housing starts correlate with demand for building products such as joint compound, paint, roofing shingles and grout, which are important end-uses for both mica and industrial sands. Demand for sand used in golf course construction and maintenance relates primarily to southern California locations.

      Operations. The Performance Minerals segment has eight operations, five of which having strategically located, long-lived reserves of high-purity industrial sands and muscovite mica. Three of the segments operations function as distribution and/or processing points and are supplied by either the segment’s quarries or by third-parties. The segment’s operations are located in Ohio, North Carolina and the Southwest.

      The industrial sands operations include four open pit sand quarries with two integrated processing plants and one remote processing plant. In an industrial sand quarry, the extracted sand is first washed to remove impurities like clay and dirt. The sand is then dried, screened and separated into different sized granules. At certain of the facilities, the sand is also pulverized into powder for use in ceramic and other applications. All of the segment’s industrial sands operations have railroad and/or highway access.

      The segment’s two mica operations are located in Kings Mountain, North Carolina and Velarde, New Mexico. The Kings Mountain complex includes two mines and three plant sites that crush, dry, screen, mill and package mica products for shipment. Products include wet ground mica, dry ground mica, flake mica and micronized mica, as well as the byproducts kaolin clay and feldspathic sand. Several different kinds of mica are surface treated with various chemicals to improve their performance in plastic products. The Velarde operation in northern New Mexico includes a surface mine and a plant that processes dry ground and flake mica. Both the Velarde and Kings Mountain sites control sufficient mica reserves to meet all expected demand for many years to come.

      Customers. The segment has a broad customer base for its many industrial sands and mica products. We have a long relationship with the majority of our large customers in this segment. Industrial sands customers participate in the oil and gas well service, building materials, glass, fiberglass, ceramic, foundry, filtration, and golf course and recreational industries. Mica is supplied to customers in the building materials, automotive, rubber and plastics and cosmetics industries, among others.

      For bulk industrial sands materials, transportation cost represents a significant portion of the overall cost, and so the majority of production is sold within a 200-mile radius of the producing facility. In contrast, for fracturing sands and most mica products, transporting the materials long distances is not economically prohibitive because of their high unit value. Fracturing sands are transported throughout the entire North American continent to satisfy current supply needs. We estimate that the building materials and construction markets, energy, and industrial uses accounted for about 36%, 28% and 34%, respectively, of the business segment’s revenue.

      Competition. Competition generally occurs between participants in close geographic proximity. However, the scarcity of high-purity sand deposits for which the required zoning and extraction permits can be obtained serves to limit competition. Management estimates that we are the fourth largest industrial sand producer in the country and the leader in the Southwestern United States market. The principal competition comes primarily from three companies: Unimin Corp., U.S. Silica Co., a wholly-owned subsidiary of Better Minerals, Inc., and Fairmount Minerals Ltd. The most competitive factors include the inherent physical characteristics of the sand, price and ability to meet spikes in demand.

      Due to limited sources, competition in the muscovite mica industry is international. We estimate that we are the largest producer of muscovite mica in North America, accounting for about 45% of the market. Competition comes primarily from privately held international businesses with the only public competitors in 2003 being Zemex, Inc. (acquired by Cementos Pacasmayo S.A.A. in March 2003) and Engelhard Corporation.

Environmental, Health and Safety Considerations

      We are subject to various environmental laws and regulations imposed by federal, state and local governments. We are continually improving and updating our environmental, health and safety initiative and in 2002 implemented a new comprehensive program. During the year 2001, certain plant operations were closed in conjunction with our fourth quarter restructuring. As a result, we have incurred and may, in the future, be responsible for certain closure related expenses, including applicable reclamation of land to its original condition or to a condition as may be required by contract or law.

Employees

      At December 31, 2003, our workforce consisted of about 1,804 people, of whom 137 were management. Forty-seven percent of our employees are unionized, and we are party to eleven collective bargaining agreements with various labor unions. We believe that we maintain good relations with each of these unions. In 2004, collective bargaining agreements representing about 567 employees will expire. Management expects to be able to negotiate new contracts with each of these labor unions. However, none of the collective bargaining agreements are scheduled to expire prior to                     , 2004, the anticipated effective date of the Plan.

Properties

      Our principal operating properties are described below. Our executive offices are located at North Point Tower, 1001 Lakeside Avenue, 15th Floor, Cleveland, Ohio 44114-1151, under a lease expiring on December 31, 2013. The total area involved is about 22,329 square feet.

		Owned/	Reserves(1)
Location	Use	Leased	(years remaining)

Corporate Headquarters
Cleveland, Ohio	Offices	Leased	N/A
Great Lakes Minerals
Cleveland, Ohio	Marine transportation bulk commodity dock	Leased	N/A
Cleveland, Ohio	Offices	Subleased	N/A
Rogers City, Cedarville and Gulliver, Michigan	Limestone quarries, vessel loading facility and processing plant	Owned(2)	See Chart
Erie, Pennsylvania	Marine transportation bulk commodity Dock	Leased	N/A
Toledo, Ohio	Warehouse of spare parts	Owned	N/A
Global Stone
Luttrell, Tennessee	Limestone mine and lime works	(3)	See Chart
Chemstone Operations: Strasburg, Middletown, and Winchester, Virginia	Limestone quarries, processing plants and lime works	(4)	See Chart
York, Pennsylvania	Limestone quarries and processing plants	Owned	See Chart
Marble City, Oklahoma	Limestone mine and lime works	Owned	See Chart
Buchanan, Virginia	Limestone quarries and processing plants	Owned	See Chart
Portage, Indiana	Limestone processing plant	Owned	N/A
Filler Products Operations: Chatsworth, Ellijay, and Cisco, Georgia	Limestone mines and processing plants	(5)	See Chart
Performance Minerals
California Operations: Orange County, California (San Juan Capistrano)	Sand quarry and processing plant	(6)	10
Riverside, California	Sand processing plant	Owned	Supplied by third parties
Bakersfield, California	Transloading facility	Owned	N/A
Bakersfield, California	Sand processing plant	(7)	Supply by Voca Facility
Ohio Operations: Glenford and Howard, Ohio	Sand quarries and processing plants	Owned	See Chart
Texas Operations: Brady and Voca, Texas	Sand quarries and processing plants	Owned	See Chart
El Paso, Texas	Slag storage and processing plant	Leased	N/A
Colorado Springs, Colorado	Sand processing plant	(8)	Supplied by third parties

		Owned/	Reserves(1)
Location	Use	Leased	(years remaining)

Kings Mountain, North Carolina	Mica mines and processing plant	Leased/ Owned(9)	See Chart
Velarde, New Mexico	Mica mines and processing plant	Owned	See Chart

(1)	Please see the chart below for further information on average annual production and reserves.

(2)	We, through long-term agreements, lease the mineral rights at Cedarville and the majority of mineral rights at Rogers City.

(3)	The lime works is owned and the limestone mine is subject to a mineral lease agreement through 2015.

(4)	The limestone quarry and lime works at Strasburg and Winchester and the processing plant at Middletown are owned. The limestone quarry at Middletown is subject to a 100-year mineral lease agreement.

(5)	The processing plants are owned and the limestone mines are subject to a 99-year mineral lease agreement.

(6)	The processing plant is owned and the sand quarry is subject to a mineral lease agreement through 2013.

(7)	The sand processing plants are owned, however, they are located on land, which is leased through December 31, 2005 with a right to renew for an additional 5-year term.

(8)	The processing plant is owned and the operation acquires feedstock under supply agreements that support current production levels.

(9)	The mica mine and one processing plant are leased. The remaining processing plants are owned.

      Set forth in the table below is our annual average production tonnage, using the last 3 years and an estimate of our measured and indicated reserves.

	Average
	Annual		Measured
	Production		and Indicated
	Tons		Reserves

	(In millions)
Great Lakes Minerals
Rogers City, Cedarville, and Gulliver, Michigan	17.3		1,372
Global Stone
Luttrell, Tennessee	1.0		38	(1)
Strasburg, Middletown, and Winchester, Virginia	2.6		170	(2)
York, Pennsylvania	1.2		14
Marble City, Oklahoma	0.7			(3)
Buchanan, Virginia	0.9		48	(4)
Portage, Indiana	0.5		n/a
Chatsworth, Ellijay, and Cisco, Georgia	0.6		22	(5)
Performance Minerals
Orange County, California	0.6			(6)
Riverside, California	0.0	(9)	n/a
Bakersfield, California	0.0	(10)	n/a
Glenford and Howard, Ohio	0.4		6	(7)
Brady and Voca, Texas	0.7		94	(8)
Colorado Springs, Colorado	0.7		0
Kings Mountain, North Carolina	0.1		1
Velarde, New Mexico	0.0	(11)	2

      We have not included reserves that have not met the SEC Industry Guide 7 regulations. Below is additional information on potential reserves (defined as resources) that we have:

(1)	30	resource tonnage (in millions)
(2)	9	resource tonnage (in millions)
(3)	109	resource tonnage (in millions)
(4)	37	resource tonnage (in millions)
(5)	43	resource tonnage (in millions)
(6)	23	resource tonnage (in millions)
(7)	9	resource tonnage (in millions)
(8)	81	resource tonnage (in millions)

For the average annual production tonnage figures rounded to zero in the above schedule, the following are the actual averages:

(9)	14,000
(10)	10,000
(11)	19,000

Legal Proceedings

      We and certain of our subsidiaries are involved in a limited number of claims and routine litigation incidental to operating our current business. In each case, we are actively defending or prosecuting the claims. Many of the claims are covered by insurance and none are expected to have a material adverse effect on our financial condition. While we are under chapter 11 bankruptcy protection, all legal proceedings against us are stayed by operation of federal law. The following describes pending legal proceedings against us prior to our bankruptcy filing.

      Several of our subsidiaries have been and continue to be named as defendants in a large number of cases relating to the exposure of people to asbestos and silica. The plaintiffs in the cases generally seek compensatory and punitive damages of unspecified sums based upon the Jones Act, common law or statutory product liability claims. Some of these cases have been brought by plaintiffs against us and other marine services companies or product manufacturer co-defendants. Considering our past and present operations relating to the use of asbestos and silica, it is possible that additional claims may be made against us and our subsidiaries based upon similar or different legal theories seeking similar or different types of damages and relief.

      The suits filed pursuant to the Jones Act are filed in Federal Court and have been assigned to the Multidistrict Litigation Panel; there are about 700 claims, all of which are currently dormant and have been so for many years.

      We believe that both the asbestos and silica product liability claims are covered by multiple layers of insurance policies from multiple sources and an insurance trust. In the third quarter of 2003, we agreed with one of our several insurers to fund an insurance trust to cover a significant portion of settlement and defense costs arising out of asbestos litigation. The funds were received by the insurance trust during 2003. We have access to the insurance trust funds to cover settlements and defense costs and we do not anticipate that we will have the need to cover such costs from our own funds. Additionally, the agreement provides that we may use up to $4 million ($1.681 million used in 2003) of the insurance trust’s assets to cover the cost of any other related or unrelated insurable or insurance related expenses. At December 31, 2003, we were a co-defendant in cases alleging asbestos-induced illness involving claims of about 75,000 claimants.

      With respect to silica claims, we at December 31, 2003 were co-defendants in cases involving about 20,000 claimants. We have been and will continue to be responsible for funding a small percentage of all settlements and defense costs. Management believes that its share of settlements on an annual basis is not significant, although we continue to maintain a reserve on our balance sheet to address this contingency.

      The exposure of persons to silica and the accompanying health risks have been and continue to be significant issues confronting the industrial minerals industry in general, and specifically our Performance Minerals segment. Proposed changes to standards for exposure to silica are under review by the United States Occupational Safety and Health Administration. This review could result in more stringent worker safety standards or, in the alternative, requirements for additional action on the part of silica users regarding lower permissible exposure limits for silica. More stringent worker safety standards or additional action requirements, including the costs associated with these revised standards or additional action requirements, and actual or perceived concerns regarding the threat of liability, or health risks, including silicosis, associated with silica use, may affect the buying decisions of the users of our silica products. If worker safety standards are made more stringent, if we are required to take additional action regarding lower permissible exposure limits for silica, or if our customers decide to reduce their use of silica products based on actual or perceived health risks or liability concerns, our operating results, liquidity and capital resources could be materially adversely affected. The extent of any material adverse effect would depend on the nature and extent of the changes to the exposure standards, the cost of meeting and our ability to meet more stringent standards, the extent of any reduction in our customer’s use of our silica products and other factors that cannot be estimated at this time.

      On December 8, 2003, we settled a series of multi-party lawsuits and an arbitration relating to our prior involvement in Eveleth Mines. The first suit was filed on September 25, 2001, by our subsidiary, ON Marine Services Company, in the United States District Court for the Southern District of Ohio Eastern Division. The second suit was filed on February 7, 2002, by Continental Insurance Company, Transportation Insurance Company, and Transcontinental Technical Services, Inc., in the District Court for the Southern District of Ohio Eastern Division. The parties included Evtac Mining, LLC, Eveleth Taconite Company, and Ontario Eveleth Company, the current mine operator and its shareholders, an insurance carrier and one of our subsidiaries. The nature of the allegations against us included claims relating to the liability for retrospective premiums and duty to reimburse others for legal expenses incurred in defending settled litigation. The settlement amount was $3.65 million, payable over 30 months. Evtac Mining, LLC filed for protection under the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Minnesota on May 1, 2003. Our subsidiary has filed a proof of claim.

      On February 20, 2004, we and Oglebay Norton Specialty Minerals, Inc., a wholly-owned subsidiary, were named in an action filed by Pueblo of Picuris, in the District Court of Taos County, New Mexico, seeking to quiet title to certain land upon which a mica mine is situated in Taos County, New Mexico. The action also includes a claim for money damages for allegations of trespass, denial of access, damage to property and other related claims. We are investigating the facts and circumstances surrounding this matter to determine if we have liability or significant risk of adverse finding.

      Litigation is inherently unpredictable and subject to many uncertainties. Adverse court rulings, determinations of liability or retroactive or prospective changes in the law could affect claims made against us and encourage or increase the number and nature of future claims and proceedings. Together with reserves recorded and available insurance, pending litigation is not expected to have a material adverse effect on our operations, liquidity or financial condition. While we are under chapter 11 bankruptcy protection, all legal proceedings against us are stayed by operation of federal law.

MANAGEMENT

Our Current Directors and Executive Officers

      The following table sets forth certain information concerning our current directors and executive officers as of May 11, 2004. As of the effective date of the Plan, it is anticipated that none of the directors identified below will continue as a director of Reorganized Oglebay other than                     ,                     and                     . Reorganized Oglebay’s board of directors will be comprised of individuals who will be identified prior to the confirmation hearing of the Plan. See “— Reorganized Oglebay Board of Directors” below. We contemplate that the executive officers will continue to serve in such capacities with Reorganized Oglebay after the effective date of the Plan.

			Director
Name	Age	Position	Since

Malvin E. Bank	73	Director	1977
William G. Bares	62	Director	1982
James T. Bartlett	67	Director	1996
Albert C. Bersticker	70	Non-Executive Chairman	1992
Madeleine W. Ludlow	49	Director	1999
Michael D. Lundin	44	Director, President and Chief Executive Officer	2001
John P. O’Brien	62	Director	2003
William G. Pryor	64	Director	1997
Julie A. Boland	37	Vice President, Chief Financial Officer and Treasurer	N/A
Sylvie A. Bon	46	Vice President, Administration and Chief Information Officer	N/A
Michael Minkel	52	Vice President, Marketing and Business Development	N/A
Rochelle F. Walk	43	Vice President, General Counsel and Secretary	N/A

      Malvin E. Bank has served as Director on our board of directors since 1977. Mr. Bank is General Counsel of The Cleveland Foundation, a philanthropic foundation. He is a former Senior Partner of Thompson Hine LLP, Cleveland, Ohio, attorneys at law. In addition to serving on our Board, Mr. Bank previously served as Chairman of the board of directors of Metropolitan Bank and Trust Company, a stock savings association and on the board of directors of Metropolitan Financial Corp., a savings and loan holding company from 1998 to May 2003.

      William G. Bares has served as a Director on our board of directors since 1982. Mr. Bares is Chairman of the Board of the Lubrizol Corporation, a high performance fluid technologies company, located in Cleveland, Ohio. He was appointed Chief Operating Officer of Lubrizol Corporation in 1987, Chief Executive Officer in January 1996, and Chairman in April 1996. Besides his corporate responsibilities, Mr. Bares is on the boards of directors of Applied Industrial Technologies and KeyCorp.

      James T. Bartlett has served as a Director on our board of directors since 1996. Mr. Bartlett is an Advising Director of Primus Venture Partners, Inc., a private equity partnership, located in Cleveland, Ohio. Prior to that, he was fund manager for Primus Capital Fund and Primus Capital Funds II, III, IV and V, venture capital limited partnerships, for more than five years. Mr. Bartlett currently serves as a member of the boards of directors of Keithley Instruments, Inc. and Lamson & Sessions. He also serves as a trustee of Berea College and as President of the Board of Trustees of the Cleveland Museum of Art.

      Albert C. Bersticker has served as the Non-Executive Chairman of our board of directors since May 1, 2003. Previously, Mr. Bersticker was Chairman of the board of directors from January 1999 to May 1999, Chairman and Chief Executive Officer from January 1996 to December 1998 and President and Chief Executive Officer from May 1991 to December 1995, of Ferro Corporation, a producer of specialty coatings, plastics, electronic materials, chemicals and ceramics. He retired from Ferro Corporation in May 1999. Mr. Bersticker also serves as a director of Brush Engineered Materials Inc. In addition, Bersticker is on the Board of Trustees and is Treasurer of St. John’s Medical Center in Jackson, Wyoming.

      Madeleine W. Ludlow has served as a Director on our board of directors since 1999. Ms. Ludlow has served as Chairman since January 2004, was President and Chief Executive Officer from April 2001 to January 2004, President from January 2001 to April 2001 and Senior Vice President and Chief Financial Officer from July 2000 to January 2001, of Cadence Network, Inc., a privately held cost management company. Prior to joining Cadence Network, Inc., Ms. Ludlow served as Vice President and Chief Financial Officer of Cinergy Corporation, an electric and gas utility company, from February 1999 to July 2000, where she also served as President of the Energy Commodities Business Unit of Cinergy Corporation from April 1998 to February 1999 and as Vice President and Chief Financial Officer from April 1997 to April 1998. Ms. Ludlow has also held various other senior executive level positions, including Vice President of Public Service Enterprise Group, a public utility company located in Newark, New Jersey from 1992 to 1997. Ms. Ludlow also serves on the boards of directors of ANP Funding I, LLC and Hennegan Company and is a trustee of Cincinnati Country Day School and Darden Foundation.

      Michael D. Lundin was appointed our President and Chief Executive Officer in December 2002, and has served as a Director since December 12, 2001. Prior to serving as a Director, Mr. Lundin served as President and Chief Operating Officer, Oglebay Norton Company, from November 1, 2001, as Vice President, Michigan Operations and President, Michigan Limestone Operations, Inc., a limestone quarry operation, from April 2000 and was President and one of the owners of Michigan Limestone Operations Limited Partnership for more than five years and up until the partnership was acquired by Oglebay in 2002. Additionally, Mr. Lundin has served on the board of directors of the United Shipping Alliance since 2002.

      John P. O’Brien became a member of our board of directors in 2003. Mr. O’Brien currently serves as a Managing Director of Inglewood Associates, Inc., a private investment and consulting firm specializing in turnarounds of financially underperforming companies, litigation support, and valuation services. Previously, Mr. O’Brien served as Chairman of the Board and Chief Executive Officer of Jeffrey Mining Products, L.P., a manufacturer and distributor of underground mining products, from October 1995 until June 1999. He also serves as the Chairman of the board of directors of Allied Construction Products, LLC, a manufacturer and distributor of hydraulic and pneumatic demolition, compaction, and horizontal boring tools and trench shoring devices, since 1993 and is also on the boards of directors of Century Aluminum Company and Preformed Line Products.

      William G. (Jerry) Pryor has served as a Director on our board of directors since 1997. Mr. Pryor retired as President of Van Dorn Demag Corporation, a leading U.S. manufacturer of plastic injection molding machines. Previously, he was President and Chief Executive Officer of the Van Dorn Corporation (predecessor to Van Dorn Demag Corporation) from January 1992 to April 1993. Mr. Pryor also serves on the board of directors of Brush Engineered Materials, Inc.

      Julie A. Boland was appointed our Vice President, Chief Financial Officer and Treasurer on January 1, 2002. From 1999 until 2001, Ms. Boland was Vice President, Credit Risk Management & Advisory Group for Goldman Sachs International, a global investment banking, securities and investment management firm; was Vice President, Fixed Income, Loan Capital Markets and served in other roles for J.P. Morgan & Co., an investment banking firm, from 1993 to 1999; and was employed as a Certified Public Accountant for PriceWaterhouse, a public accounting firm, from 1988 to 1991.

      Sylvie A. Bon was appointed our Vice President, Administration and Chief Information Officer on May 2003. Prior to that time, Ms. Bon was appointed our Vice President and Chief Information Officer on May 1, 2002. Prior to joining us, Ms. Bon was employed by Avery Dennison, a global producer of office supply and self-adhesive products, where she served as Director, Information Systems, Fasson Roll Worldwide. Prior to that, Ms. Bon served as Director Information Systems, Fasson Roll North America; Manager, Information Systems Avery Dennison Europe, Fasson Roll Division; and Manager Distribution and Logistics. Ms. Bon was employed by Avery Dennison for more than five years.

      Michael J. Minkel was appointed our Vice President, Marketing and Business Development in July 2003. Prior to that, Mr. Minkel served as our Vice President of Sales and Marketing from November 2002, and served Oglebay Norton Specialty Minerals, Inc. as Vice President of Sales and Marketing from 2000 until 2001 and as General Manager–Kings Mountain Operations from 2001 until 2002. Prior to joining us, Mr. Minkel served as President of Exploration Computer Services, an Australian software and mining-consulting firm and held various positions in the natural resource industry since 1974, including positions in coal exploration geology and mine planning, oil and gas software sales and consulting, and energy industry-related strategic information sales and consulting.

      Rochelle F. Walk was appointed as one of our Vice Presidents in August 1999 and has served as our General Counsel and Secretary since June 1998. Prior to joining us, she was Corporate Counsel, a Business Unit Director and Marketing Director of the Sherwin Williams Company, a global producer of paints and coatings, from 1990 to 1998 and was an attorney with the law firm Ulmer & Berne from 1986 to 1990.

      All executive officers serve at the pleasure of the board of directors, with no fixed term of office.

      Our board of directors has determined that Directors James T. Bartlett, Madeleine W. Ludlow, John P. O’Brien, and William G. Pryor, qualify as our “audit committee financial experts,” within the meaning of applicable Securities and Exchange Commission regulations, serving on our audit committee due to their experience and professional education, including their business experience described above. All members of our audit committee are independent under Nasdaq independence standards and Rule 10A-3 under the Securities Exchange Act of 1934.

      On February 23, 2004, we and all of our wholly-owned subsidiaries filed voluntary petitions under chapter 11 of the Bankruptcy Code in the Bankruptcy Court for the District of Delaware.

      We maintain an Ethical & Legal Code of Conduct that covers all employees, including our principal executive officer, principal financial officer, and principal accounting officer, or persons performing similar functions.

Reorganized Oglebay Board of Directors

      As of the effective date of the Plan, the board of directors of Reorganized Oglebay will initially consist of seven members, elected as follows:

•	the holders of the convertible preferred stock will be entitled, voting as a separate class, to elect the “convertible preferred stock number” at each annual election of the directors, which will be a maximum of four. The initial directors for this class will be , , and . In case of any removal, either with or without cause, of a director elected by the holders of the convertible preferred stock, the holders of the convertible preferred stock will be entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the convertible preferred stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of the convertible preferred stock.

•	the remaining directors will be elected by holders of reorganized common stock voting separately as a single class. The initial directors for this class will be , and . In case of any removal, either with or without cause, of a director elected by the holders of the reorganized common stock, the holders of the reorganized common stock will be entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the reorganized common stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of the reorganized common stock.

      For purposes of this section, the “convertible preferred stock director number” means, at any given time, for so long as (1) at least 75% of the shares of convertible preferred stock outstanding as of the effective date of the Plan remain outstanding, a maximum of four directors, (2) less than 75%, but more than 50%, of the shares of convertible preferred stock outstanding as of the effective date of the Plan remain outstanding, a maximum of three directors, (3) the percentage of the shares of convertible preferred stock outstanding as of the effective date of the Plan that remain outstanding is equal to or between 25% and 50%, a maximum of two directors, and (4) less than 25% of the shares of convertible preferred stock outstanding as of the effective date of the Plan remain outstanding, a maximum of one director.

      The identity of the initial directors will be disclosed in a filing with the Bankruptcy Court as soon as the information is available, but in any event no later than ten days prior to the deadline to object to confirmation of the Plan. Upon appointment of the members of the new board of directors, the then existing board of directors will resign.

DIRECTOR AND EXECUTIVE COMPENSATION

      During 2003, none of our executive officers or directors was a member of the board of directors or compensation committee of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

Director Compensation

      Commencing on the effective date of the Plan, each non-employee director of Reorganized Oglebay will be paid compensation as is determined by us, which compensation is anticipated to be disclosed in a filing with the Bankruptcy Court prior to the confirmation hearing on the Plan. These directors also may participate in the management stock plan.

      Except for the chairman of the board, directors who are not our employees historically received a fee of $12,000 per year and $900 for each board and committee meeting attended, including meetings of non-standing subcommittees. Committee chairs received $1,200 for each committee meeting they chaired. The chairman of the board received annual compensation of $100,000. Except for the chairman of the board, directors who were not our employees also received an annual award of 800 shares of our common stock under the Oglebay Norton Company Director Stock Plan. Directors were reimbursed for expenses they incurred in attending board and committee meetings.

      In 1998, the shareholders approved the Oglebay Norton Company Director Fee Deferral Plan. The Director Fee Deferral Plan, which was amended and restated effective January 1, 2002, permitted non-employee directors to defer all or part of the cash portion of their compensation into:

•	share units based upon the market price of our common stock at the date on which the cash computation otherwise would have been paid; or

•	an account as deferred cash which is credited with a market rate of interest.

      In addition, amounts deferred into share units received a 25% matching credit by us, including a 25% matching credit for deferred dividend equivalents. Since 2002, directors also have been also able to defer part or all of their annual award of common stock under the Director Stock Plan on the same terms as provided in the Director Fee Deferral Plan. The Director Fee Deferral Plan was terminated effective as of May 1, 2004. Upon termination, in accordance with the terms of the Director Fee Deferral Plan, deferred cash will be distributed to participants in cash plus interest and share units will be converted into shares of our common stock and distributed to participants. Participants who received shares of our common stock will receive warrants on the effective date of the Plan, exercisable for 30 days after the effective date of the Plan, to purchase shares of reorganized common stock.

Executive Compensation

Summary Compensation Table

      The following table sets forth information with respect to benefits made available, and compensation paid or accrued, by us during the years ended December 31, 2003, 2002 and 2001 for services by the individuals who served as our chief executive officer and our four most highly compensated executive officers other than the chief executive officer.

					Long-Term Compensation

	Annual Compensation				Awards		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Awards	Options/SARs	Payouts	Compensation
Name and Principal Position(1)	Year	($)(2)	($)(2)(3)	($)(4)	($)	(#)	($)(5)	($)(6)(7)

Michael D. Lundin	2003	425,000	21,250	—	—	32,000	—	14,300
President and Chief	2002	310,577	—	—	—	30,000	167,633	10,027
Executive Officer	2001	195,070	—	31,155	—	8,000	—	10,027
Julie A. Boland	2003	225,000	11,250	—	—	16,000	—	3,505
Vice President, Chief	2002	225,000	70,000	—	—	22,000	—	2,865
Financial Officer and	2001	—	—	—	—	—	—	—
Treasurer
Sylvie A. Bon	2003	165,000	8,250	—	—	5,000	—	3,178
Vice President —	2002	106,615	24,651	—	—	10,500	—	2,665
Administration and	2001	—	—	—	—	—	—	—
Chief Information
Officer
Michael J. Minkel	2003	165,616	8,000	—	—	5,000	—	2,473
Vice President,	2002	139,654	—	—	—	5,000	—	5,981
Marketing and	2001	120,700	7,388	—	—	1,500	—	4,667
Business
Development
Rochelle F. Walk	2003	175,000	8,750	—	—	7,000	—	2,221
Vice President,	2002	175,000	—	—	—	5,000	—	8,809
General Counsel and	2001	156,960	—	—	—	3,750	—	9,589
Secretary

(1)	Mr. Lundin was appointed President and Chief Executive Officer on December 4, 2002. Ms. Boland joined us in January 2002. Ms. Bon joined us in May 2002.

(2)	Includes amounts deferred in 2003 by the named executives under the Oglebay Norton Capital Accumulation Plan for salary earned in 2003 or bonus earned in 2002: Bon — $11,807; and Minkel — $6,715. Includes amounts deferred in 2002 by the named executives under the Oglebay Norton Capital Accumulation Plan for salary earned in 2002 or bonus earned in 2001: Bon — $3,808; and Minkel — $20,320. Includes amounts deferred in 2001 by the named executives under the Oglebay Norton Capital Accumulation Plan for salary earned in 2001 or bonus earned in 2000: Walk — $42,724. The Oglebay Norton Capital Accumulation Plan was terminated, effective June 1, 2003. Includes amounts deferred in 2003, 2002 and 2001, respectively, by the named executives under the Oglebay Norton Incentive Savings and Stock Ownership Plan: Lundin — $12,000, $10,500 and $10,500; Boland — $10,750, $5,731 and $0; Bon — $12,000, $5,064 and $0; Minkel — $12,000, $11,000 and $10,500; and Walk — $11,821, $10,582 and $10,500.

(3)	Includes special bonuses approved by the organization and compensation committee of the board of directors and awarded in 2003 to Mr. Lundin, Ms. Boland, Ms. Walk, Mr. Minkel and Ms. Bon for their contributions to our ongoing financial and operating restructuring.

(4)	For 2001, includes personal benefits exceeding 25% of the total personal benefits for Mr. Lundin of $28,147 for relocation.

(5)	The amount was paid in cash in 2003 for the payout earned for the period from 1999 to 2002 under the Oglebay Norton Company 1999 Long-Term Incentive Plan.

(6)	Includes contributions by us during 2003, 2002 and 2001, respectively, for the named executives under Oglebay Norton’s Incentive Savings and Stock Ownership Plan: Lundin — $6,000, $5,250 and $5,250; Boland — $3,505, $2,865 and $0; Bon — $2,649, $2,532 and $0; Minkel — $2,418, $4,889 and $4,667; and Walk — $2,221, $5,366 and $4,200. Includes contributions by us during 2003, 2002 and 2001, respectively, for the named executives under the Oglebay Norton Capital

Accumulation Plan: Bon — $529, $133 and $0; Minkel — $55, $1,092 and $0; and Walk — $0, $0 and $1,946. Also, includes payments by us for life insurance premiums for 2003, 2002 and 2001, respectively: Lundin — $8,300, $4,777 and $4,777; and Walk — $0, $3,443 and $3,443.

(7)	On February 10, 2004, our board of directors approved cash bonuses for each of the following executive officers for their efforts in implementing our restructuring: Lundin — $34,000; Boland — $18,000; Bon — $13,200; Minkel — $12,800; and Walk — $14,000. As of May 7, 2004, the following executive officer base salary increases were approved by the organization and compensation committee of our board of directors: Lundin — $75,000; Boland — $22,500; Bon — $10,000; Minkel — $8,000; and Walk — $8,000.

Stock Option Grants

      The predecessor to the organization and compensation committee approved the 2002 Stock Option Plan to enable us to attract and retain key members of management, provide incentives and reward performance, and ensure that the interests of key members of management are aligned with the shareholders’ interests. The 2002 Stock Option Plan was approved by our shareholders at the 2002 annual meeting. The maximum number of shares of our common stock subject to awards granted under the 2002 Stock Option Plan is 500,000, with no more than 125,000 shares to be awarded in any single year. Stock option awards may be incentive stock options, which are stock options that meet the requirements for qualification under Section 422 of the Internal Revenue Code, or non-qualified stock options which are stock options that do not qualify as incentive stock options. The exercise price of a stock option will be at or above the closing price of our common stock on the date of grant. Stock options will be exercisable for a period not to exceed ten years from the date of grant. The organization and compensation committee will determine when the right to exercise stock options vests for each participant granted an award. The options have no value unless our stock price appreciates and the recipient satisfies the applicable vesting requirements. In the event of a “change in control,” unless otherwise determined by the organization and compensation committee, all stock options then outstanding will become fully exercisable as of the date of the change in control. All other terms, conditions and restrictions with respect to each award will be determined by the organization and compensation committee. The 2002 Stock Option Plan will be terminated and all outstanding stock options issued under the 2002 Stock Option Plan will be cancelled pursuant to the Plan and the holders of such options will no longer be able to exercise such options after such time. Additionally, all of our shares of common stock will be cancelled under the Plan, and holders of shares with allowed interests under the Plan will receive warrants, exercisable for 30 days after the effective date of the Plan, to purchase an aggregate of 500,000 shares of reorganized common stock at an exercise price of $10 per share.

      The table below shows the stock options granted during 2003 to the executive officers listed in the Summary Compensation Table shown above and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with SEC rules. The information in this table shows how much the named executive officers might eventually realize in future dollars under two hypothetical situations: if the stock gains 5% or 10% in value per year, compounded over the ten-year life of the options. These are assumed rates of appreciation and are not intended to forecast future appreciation of our common stock. Also included in this table is the increase in value to all of our common shareholders using the same assumed rates of appreciation.

      For perspective, in ten years, one share of our common stock valued at $7.59 and $1.90 on January 22, 2003 and October 31, 2003 (the grant dates), respectively, would be worth $12.23 and $3.06,

respectively, assuming the hypothetical 5% compound growth rate, or $19.69 and $4.93, respectively, assuming the hypothetical 10% compound growth rate.

Option Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rates of
					Stock Price
					Appreciation
	Individual Grants				for Option Term(1)

	Number of	Percent of
	Securities	Total Options/	Exercise
	Underlying	SARs Granted	or Base
	Options/ SARs	to Employees	Price
Name	Granted (#)(2)	in 2003(3)	($/Sh)	Expiration Date	5% ($)	10% ($)

M.D. Lundin	32,000	27%	$1.90	10/31/2013	$0.00	$0.00
J.A. Boland	16,000	13%	1.90	10/31/2013	0.00	0.00
S.A. Bon	5,000	4%	1.90	10/31/2013	0.00	0.00
M.J. Minkel	5,000	4%	1.90	10/31/2013	0.00	0.00
R.F. Walk	7,000	6%	1.90	10/31/2013	0.00	0.00
Increase in value to all common shareholders(4)					$0.00	$0.00

(1)	Calculated over a ten-year period representing the life of the options.

(2)	The options vest 25% each year commencing on the first anniversary of the grant date. The options also vest if the employee retires and is otherwise entitled to a normal, early or shutdown pension under our Pension Plan. In that event, the retired employee may exercise the options within two years from the date of retirement, but not beyond the option expiration date.

(3)	Percentage based on the total number of options granted (120,500) in 2003.

(4)	Calculated using a price of $2.04 per share of our common stock, which represents the weighted-average grant date closing price of the above described grants, and the total number of shares of our common stock outstanding on December 31, 2003 (5,059,581).

Management Stock Plan

      As of the effective date of the Plan, Reorganized Oglebay will implement the management stock plan attached as an exhibit to the registration statement of which this prospectus is a part, to attract, retain and motivate key employees and non-employee directors following the effective date of the Plan. The management stock plan in many respects will replace certain elements of the 2002 Stock Option Plan. A total of 1,325,397 shares of reorganized common stock will be available for issuance pursuant to stock options granted under the management stock plan–a portion of which are expected to be granted shortly following the effective date of the Plan. Reorganized Oglebay’s board of directors (or a committee of the board of directors) will determine the award of options to be granted under the management stock plan following the effective date of the Plan. We believe that the size and terms of the management stock plan are appropriate, within market terms and necessary to achieve the goals of attracting, retaining and motivating key employees and non-employee directors.

Management Incentive Plan

      [To be provided by amendment.]

Aggregated Option/ SAR Exercises and Fiscal Year-End Option/ SAR Value Table

      During the last completed fiscal year, none of the named executive officers exercised options and the exercise price for all exercisable as well as all unexercisable options is in excess of our current stock price.

Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End

Option/ SAR Values

			Number of
			Securities
			Underlying	Value of Unexercised
			Unexercised	In-the-Money
			Options/SAR at	Options/SARs at
	Shares		Fiscal Year-End	Fiscal Year-End
	Acquired on
	Exercise	Value	Exercisable/	Exercisable/
Name	(#)	Realized ($)	Unexercisable (#)	Unexercisable ($)

M.D. Lundin	0	$0.00	15,625/ 64,875	$0.00/ $0.00
J.A. Boland	0	0.00	8,000/ 30,000	0.00/ 0.00
S.A. Bon	0	0.00	3,875/ 11,625	0.00/ 0.00
M.J. Minkel	0	0.00	3,875/ 9,625	0.00/ 0.00
R.F. Walk	0	0.00	10,250/ 13,500	0.00/ 0.00

Long-Term Incentive Plans

      2002 Long-Term Incentive Plan. Under our 2002 Long-Term Incentive Plan, participants are eligible for awards paid in cash for performance against targets which are based on our performance over multiple-year periods. Our board of directors sets the performance measures at the beginning of each year during the performance period and assigns a weighting to each measure. The 2002 Long- Term Incentive Plan will be reinstated in full, except with respect to any shares of our common stock held under such plan, which will be cancelled as of the effective date of the Plan.

      The following table sets forth information concerning awards to the executive officers listed in the Summary Compensation Table shown above during fiscal year 2003, and estimated payouts in the future, under our 2002 Long-Term Incentive Plan.

2002 Long-Term Incentive Plan

Long-Term Incentive Plans — Awards in Last Fiscal Year

			The Estimated Future Payouts Under
	Number of		Non-Stock Price-Based Plans
	Shares, Units	Performance or
	or Other Rights	Other Period Until	Threshold	Target	Maximum
Name	($ or #)	Maturation or Payout	($ or #)	($ or #)	($ or #)

M.D. Lundin	(1)	1/1/2002-12/31/2004	$50,198	$200,790	$401,580
J.A. Boland	(1)	1/1/2002-12/31/2004	29,976	119,905	239,810
S.A. Bon	(1)	1/1/2002-12/31/2004	15,917	63,668	127,336
M.J. Minkel	(1)	1/1/2002-12/31/2004	10,779	43,116	86,232
R.F. Walk	(1)	1/1/2002-12/31/2004	18,102	72,409	144,818

(1)	Under the 2002 Long-Term Incentive Plan participants are eligible for awards paid in cash for performance against targets which are based on our performance over multiple-year periods. The board of directors sets the performance measures at the beginning of each year during the performance period and assigns a weighting to each measure. In 2002 (Cycle 1), the targeted levels of performance for named executives consisted of: EBITDA (earnings before interest, taxes, depreciation and amortization) of $77 million, return on capital of 8% and earnings per share of $0.00 (breakeven). For 2003 (Cycle 2), the targeted levels of performance consisted of free cash flow. As a circuit breaker, we must internally generate a minimum of $5 million for debt reduction before any bonus can be paid out. An additional circuit breaker of EBITDA of $72 million is also required. No named executive received a bonus payout for either Cycle 1 or 2.

     2003 Long-Term Incentive Plan. Under our 2003 Long-Term Incentive Plan, participants are eligible for awards paid in cash for performance against targets which are based on our performance over multiple-year periods. Our board of directors sets the performance measures at the beginning of each year during the performance period and assigns a weighting to each measure. The 2003 Long- Term Incentive Plan will be reinstated in full, except with respect to any shares of our common stock held under such plan, which will be cancelled as of the effective date of the Plan.

      The following table sets forth information concerning awards to the executive officers listed in the Summary Compensation Table shown above during fiscal year 2003, and estimated payouts in the future, under our 2003 Long-Term Incentive Plan.

2003 Long-Term Incentive Plan

Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts Under
	Number of		Non-Stock Price-Based Plans
	Shares, Units	Performance or
	or Other Rights	Other Period Until	Threshold	Target	Maximum
Name	($ or #)	Maturation or Payout	($ or #)	($ or #)	($ or #)

M.D. Lundin	(1)	1/1/2003-12/31/2005	$0	$200,790	$401,580
J.A. Boland	(1)	1/1/2003-12/31/2005	0	119,905	239,810
S.A. Bon	(1)	1/1/2003-12/31/2005	0	63,668	127,336
M.J. Minkel	(1)	1/1/2003-12/31/2005	0	43,116	86,232
R.F. Walk	(1)	1/1/2003-12/31/2005	0	72,409	144,818

(1)	In 2003 (Cycle 1), the targeted levels of performance consisted of free cash flow. As a circuit breaker, we must internally generate a minimum of $5 million for debt reduction before any bonus can be paid out. An additional circuit breaker of EBITDA of $72 million is also required. No named executive received a bonus payout for Cycle 1.

Retirement Plans

      Pension Plan and Excess and TRA Supplemental Benefit Retirement Plan. The table below shows the annual pension payable under the Oglebay Norton Company Pension Plan and the Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan at normal retirement age:

	Estimated Annual Benefit
	(Assuming Retirement on January 1, 2004)
	Years of Service

Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years

$75,000	16,875	22,500	28,125	33,750	39,375
100,000	22,500	30,000	37,500	45,000	52,500
150,000	33,750	45,000	56,250	67,500	78,750
200,000	45,000	60,000	75,000	90,000	105,000
250,000	56,250	75,000	93,750	112,500	131,250
300,000	67,500	90,000	112,500	135,000	157,500
350,000	78,750	105,000	131,250	157,500	183,750
400,000	90,000	120,000	150,000	180,000	210,000
450,000	101,250	135,000	168,750	202,500	236,250
500,000	112,500	150,000	187,500	225,000	262,500
550,000	123,750	165,000	206,250	247,500	288,750
600,000	135,000	180,000	225,000	270,000	315,000
650,000	146,250	195,000	243,750	292,500	341,250
700,000	157,500	210,000	262,500	315,000	367,500
750,000	168,750	225,000	281,250	337,500	393,750

      Benefits under the Pension Plan apply to substantially all of our regular full-time salaried employees, and benefits under the TRA Supplemental Benefit Retirement Plan apply to highly compensated salaried employees. These benefits for eligible employees are based on average annual compensation for the highest five consecutive years during the last 10 years of employment prior to retirement. Covered compensation is equal to total base pay and certain incentive compensation (including amounts deferred under the former long-term incentive plan), which is substantially the same as shown in the salary and bonus columns of the Summary Compensation Table shown above. The annual benefit is calculated by multiplying the participant’s average compensation by a factor of 1.5% and the participant’s years of covered service (but not below a minimum benefit unrelated to compensation). Benefits are paid in a straight life annuity form to unmarried participants and in the form of 50% joint and survivor annuity to married participants, are not subject to reduction for Social Security or other offset. Other forms of payment and surviving spouse benefits are also available under the plans, as well as early retirement and facility shutdown benefits. The years of benefit service credited for executive officers named in the Summary Compensation Table are: Mr. Lundin — 3.67 years; Ms. Boland — 2.0 years; Ms. Bon — 1.67 years; Mr. Minkel — 4.0 years; and Ms. Walk — 5.58 years.

      The Internal Revenue Code limits the benefits provided under the Pension Plan. The TRA Supplemental Benefit Retirement Plan provides for the payment, out of our general funds, of the amount that an eligible participant would have received under the Pension Plan but for the Internal Revenue Code limits. The above table, which does not reflect those limits, shows the total annual pension benefits payable under both the Pension Plan and the TRA Supplemental Benefit Retirement Plan. The Pension Plan and the TRA Supplemental Benefit Retirement Plan will be reinstated in full as of the effective date of the Plan.

      Capital Accumulation Plan. Effective January 1, 2000, we adopted our Capital Accumulation Plan. The Capital Accumulation Plan was terminated on June 1, 2003, and all amounts due to the participants of the plan were paid out. Prior to its termination, under the Capital Accumulation Plan, certain management and highly compensated employees, who were limited in the amounts of salary and bonus they could defer pursuant to plans qualified pursuant to ERISA, could elect to defer receipt of salary, bonus and/or long term incentive compensation. Participants were permitted to defer up to 50% of their salary, up to 100% of their bonus and up to 100% of their long term incentive compensation, each in 10% increments, payable during the year.

      The Capital Accumulation Plan, which was not a qualified plan, provided for the payment, out of our general funds, of the amount deferred, together with an amount of investment earnings, gains and/or losses, and expenses determined with reference to the performance of certain “deemed” investment options, as directed by the participant. The Capital Accumulation Plan also provided an amount equivalent to any benefit not provided to the participant under the Incentive Savings and Stock Ownership Plan by reason of the deferral of compensation under the Capital Accumulation Plan, although no duplication of benefits provided under any other of our arrangements was permitted. Deferred salary and bonus, and the investment gain or loss on the deferred salary and bonus, under the Capital Accumulation Plan, were fully vested. In 2003, we contributed the following amounts for the named executives: Ms. Bon — $529; and Mr. Minkel — $55. Benefits were distributed in cash following retirement, death, other termination of service, or termination of the plan. Interim distributions prior to termination of service or termination of the plan were also permitted, based on participant elections made sufficiently in advance and in the case of certain hardship situations.

Officer Agreements

      We have entered into separate agreements with the executive officers listed in the Summary Compensation Table shown above. These agreements are designed to retain these individuals and provide for continuity of management in the event of any actual or threatened change in control (as defined in the officer agreements) of us. None of these agreements will become operative unless we experience a change in control. Consummation of the Plan is not intended to and will not constitute a change in ownership or change in control under these agreements, and we anticipate that each executive officer will waive any such change in ownership or change in control provision.

      There are two triggers which apply to these agreements. The first trigger requires that a change in control occurs. After a change in control, the officer is entitled to continued employment for a 30-month contract term at a compensation rate equal to the greatest of that in effect immediately before the change in control, in effect two years before the change in control, or such greater rate determined by us, and certain bonuses, plus certain additional benefits and continued participation in specified benefit plans as an executive officer. The second trigger is tripped if, after a change in control, the officer is terminated without “cause” or the officer terminates his or her employment for “good reason.” If the second trigger occurs, then, subject to certain exceptions, the officer is entitled to receive compensation at the highest monthly rate payable to the officer during the 30-month contract term plus certain bonus awards instead of employment, but only for the longer of the time remaining in the original 30-month contract term (after the change in control) or six months. The officer is also entitled to receive certain additional benefits in certain circumstances for one year following the 30-month contract term.

      After employment termination, the officer must attempt to mitigate damages by seeking comparable employment elsewhere. If the officer is successful, compensation is reduced, dollar-for-dollar, for compensation and benefits received from the subsequent employer. In addition, the officer agrees not to disclose any of our trade secrets. If and to the extent payments made to the officer on account of a change in control are treated as excess parachute payments under the Internal Revenue Code, these agreements provide for an additional payment to make the officer whole with respect to additional excise tax payments.

      On the effective date of the Plan, the existing agreements will be rejected and Reorganized Oglebay will enter into new management employment agreements with Michael D. Lundin, Julie A. Boland, Sylvie A. Bon, Michael J. Minkel and Rochelle F. Walk, on the terms set forth in an exhibit to the Plan.

“Pour-Over” and Irrevocable Trusts

      We have made commitments under various plans and agreements for supplemental pension benefits, deferred and executive compensation arrangements, and obligations arising in the event of a change in control, which we have not been required to fund on a current basis. In order to provide assurances that those commitments will be honored, we established three trusts with an independent trustee to provide additional security for these commitments in the event of a “change in control.” During 2002, we terminated one of the trusts and currently have two trusts remaining.

      Irrevocable Trust Agreement II provides additional assurances for benefits and payments due under the TRA Supplemental Benefit Retirement Plan, the agreements with our executive officers, certain deferred compensation agreements and our Supplemental Savings and Stock Ownership Plan. The Supplemental Savings and Stock Ownership Plan provides for cash payment of the amount by which certain participants’ benefits under our Incentive Savings and Stock Ownership Plan would exceed the Internal Revenue Code limitations applicable to that plan.

      The Oglebay Norton Company Assurance Trust provides additional assurances for benefits and payments for executives serving us after 2002 due under the Excess Benefit Retirement Plan, the officer agreements, certain deferred compensation agreements and the TRA Supplemental Benefit Retirement Plan. It also provides that, in the event of a threatened “change in control,” we will deposit in a pour-over trust, on an irrevocable basis, 125% of the aggregate unfunded obligations of the commitments. The trust becomes revocable if, after the threat, no “change in control” occurs. If a “change in control” does occur, the trust remains irrevocable.

      We have not contributed any significant assets to the two trusts. However, we retain the right to make discretionary contributions into the trusts at any time. Assets held in the trusts are subject at all times to the claims of our general creditors. We intend to continue these trusts after the effective date of the Plan. If funds in the trusts are insufficient to pay amounts due under a plan or agreement, we remain obligated to pay those amounts. No employee has any right to assets in the trusts until, and to the extent, benefits are paid from the trusts.

Other Long-Term Incentive Plans

      1999 LTIP. We established the Oglebay Norton Company 1999 Long-Term Incentive Plan on October 3, 1998, which was approved by our shareholders at our 2000 Annual Meeting. The predecessor to the organization and compensation committee administered the 1999 LTIP and selected officers and other key employees participated in the plan. Under the 1999 LTIP, participants were eligible to be granted stock options and cash incentive payment awards. Under outstanding stock option awards, a participant has a right to purchase a specified number of shares, during a specified period, and at a specified exercise price, all as determined by the predecessor to the organization and compensation committee. No further stock option awards may be made under the 1999 LTIP. Cash incentive payment awards were made for 2002. No further cash awards can be earned or paid. The 1999 LTIP will be terminated and all outstanding stock options issued under the 1999 LTIP will be cancelled pursuant to the Plan.

      Former LTIP. We established a long-term incentive plan on December 13, 1995, which was approved by our shareholders at our 1996 Annual Meeting. The predecessor to the organization and compensation committee administered the former LTIP and selected officers and other key employees participated in the plan. Under the former LTIP, participants were eligible to be granted awards, as determined by the predecessor to the organization and compensation committee and, up to 1998, were eligible to defer a portion of their annual incentive awards. Rochelle F. Walk holds options granted under the former LTIP. No further awards may be made under the former LTIP. The 1999 LTIP will be terminated and all outstanding stock options issued under the former LTIP will be cancelled pursuant to the Plan.

RELATED PARTY TRANSACTIONS

      The following is a summary of other transactions since January 1, 2001 to which we were a party, in which any of our directors, executive officers, beneficial owners of more than 5% of any class of our voting securities, and certain family members of such persons have had an interest and in which the amount involved exceeded $60,000.

Charted Aircraft

      We periodically need to charter a small aircraft for the purposes of traveling to and from our remote locations. Mr. Lundin, president and chief executive officer, and his wife are the shareholders of a company known as L.L. Aviation, LLC, which owns such an aircraft. We chartered the aircraft owned by L.L. Aviation, LLC during calendar years 2001, 2002 and 2003. We paid a total of $104,266 in 2001, $122,494 in 2002 and $91,000 in 2003 for such charters.

Michigan Limestone Operation

      In the second quarter of 2000, we acquired all of the partnership interests in Michigan Limestone Operations Limited Partnership from its prior owners for $53 million in cash at closing, and the assumption of about $8 million in debt, plus additional contingent payments subject to the achievement of performance parameters over several subsequent years. The purchase price for Michigan Limestone was arrived at through arms-length negotiations between the parties. On April 26, 2000, Mr. Lundin, one of the former owners of Michigan Limestone, became one of our executive officers. Mr. Lundin’s share of the Michigan Limestone purchase price paid at closing was about $9.8 million, of which he received about $4.9 million after paying loans and expenses related to the transaction. Additionally, as part of the transaction, Mr. Lundin is scheduled to receive a share of contingent payments to the extent earned through 2011. Under the terms of the purchase agreement, upon a change in control, including bankruptcy, the former owners of Michigan Limestone may have the right to accelerate the remaining payments. Currently, we, the creditors’ committee and the holders of the MLO claims are negotiating the terms of the treatment of the MLO claims under the Plan. Mr. Lundin has abstained from these negotiations.

      Mr. Lundin received payments totaling $568,000 in 2001, $571,000 in 2002 and $391,000 in 2003 as his 18.6% share of the contingent payments. On November 1, 2001, Mr. Lundin was promoted to the position of our president and chief operating officer, and on December 12, 2001, Mr. Lundin was elected to our board of directors. On December 4, 2002, Mr. Lundin was appointed as our chief executive officer.

Supplemental Retirement Benefit Plan of Mr. John N. Lauer

      We agreed to provide our former chairman of the board, Mr. John N. Lauer, a supplemental retirement benefit plan providing him retirement benefits that, when added to any benefits payable to him under the Pension Plan, will equal the benefits he would have been entitled to under the Pension Plan if:

•	his covered compensation throughout the period of his employment had included salary at the rate of $500,000 per year and an annual bonus equal to the higher of his actual bonus for the applicable year and $250,000;

•	he had been credited with ten years of service under the Pension Plan; and

•	there were no limits on the amount of covered compensation that could be taken into account in determining the benefit payable to him under the Pension Plan.

      If Mr. Lauer remained employed by us through January 1, 2004 and received maximum annual bonuses (i.e., $250,000), the aggregate retirement benefit payable to him under the Pension Plan and his supplemental plan will be the equivalent of an annual lifetime benefit of $112,500 per year. Under the Plan, Mr. Lauer’s claim on account of his supplemental retirement benefit plan will be rejected as of the effective date of the Plan.

Employment Agreement with Mr. John N. Lauer

      Mr. Lauer served as our chief executive officer until December 4, 2002 and as our chairman of the board of directors until April 30, 2003. Mr. Lauer’s compensation arrangements during the tenure of his employment as one of our executive officers were governed by the employment agreement described below. In connection with Mr. Lauer’s resignation as chief executive officer in December 2002, Mr. Lauer and we executed an amendment to the employment agreement providing for a continued term of employment for Mr. Lauer with us until January 4, 2004 and as further described below.

      On December 17, 1997, we entered into an employment agreement with Mr. Lauer pursuant to which Mr. Lauer became our president, chief executive officer and a director effective January 1, 1998. The predecessor to the organization and compensation committee, the compensation, organization and governance committee, negotiated the terms of the agreement on our behalf. The compensation arrangements in the employment agreement tied Mr. Lauer’s compensation directly to our performance over the term of Mr. Lauer’s employment. In particular, his compensation was tied to the price of our common stock. We did not pay Mr. Lauer a salary during his tenure as chief executive officer with us. Instead, the primary elements of his compensation under the employment agreement were:

•	a grant of 25,744 shares of our restricted common stock;

•	a grant of a “performance option” to purchase an additional 380,174 shares of our common stock; and

•	an annual bonus of up to $200,000 per year based upon our performance during the year. For the calendar year 1999, the board of directors determined to increase the annual bonus cap to $250,000.

Under the Plan, Mr. Lauer’s employment agreement will be rejected as of the effective date of the Plan and any shares of our common stock held pursuant to the employment agreement will be cancelled as of the effective date of the Plan.

      Restricted Stock. On January 19, 1998, we granted to Mr. Lauer 25,744 shares of our common stock. This grant was contingent upon Mr. Lauer’s personal investment of at least $1 million in shares of our common stock. As provided in the employment agreement, the number of restricted shares granted equaled the number of shares acquired by Mr. Lauer for his $1 million investment. Of the 25,744 restricted shares granted, 20% (5,148 shares) were fully vested and nonforfeitable on the grant date and another 20% (5,149) of the total number of restricted shares vested and became nonforfeitable on January 1 of each of 1999, 2000, 2001 and 2003. Under the Plan, all of our shares of common stock will be cancelled. Mr. Lauer, as a holder of allowed interests on account of our common stock, will receive a ratable share of the distributions of warrants to purchase the reorganized common stock under the Plan.

      Performance Option. As provided by the employment agreement, Mr. Lauer was granted, on December 17, 1997, an option to acquire up to 380,174 shares of our common stock at an exercise price of $38.00 per share. The 380,174 shares subject to this performance option equal 8% of the entire number of shares outstanding on January 1, 1998. The $38.00 per share exercise price is $6.00 above the closing per share sales price as reported on The Nasdaq National Market on December 16, 1997 (the last closing sales price available at the time the employment agreement was executed). Our shareholders approved this performance option at the 1998 Annual Meeting.

      In the normal course, this performance option became exercisable on January 1, 2001, the date after which Mr. Lauer had been employed by us for three full years. As provided by the employment agreement, because Mr. Lauer remained in our employ through January 1, 2003 (the term contemplated by the employment agreement) as a result of the 2002 amendment to his employment agreement described below, this performance option, to the extent not previously exercised by him, was to remain exercisable through June 30, 2005. Any part of this performance option not earlier exercised or terminated was to terminate at the close of business on June 30, 2005. Pursuant to the Plan, the performance option will be cancelled on the effective date of the Plan and Mr. Lauer will no longer be able to exercise any part of this performance option after such time. Additionally, all of our shares of common stock previously received by Mr. Lauer will be cancelled under the Plan, and Mr. Lauer will receive a ratable share of the distributions of warrants to purchase the reorganized common stock.

      Amendments. On June 30, 2000, the employment agreement was amended to provide for excise tax benefits. In 2002, the employment agreement was amended again pursuant to which Mr. Lauer agreed to continue as chairman until December 31, 2003, at which time he was to retire from the board. The amendment provided Mr. Lauer with a one-time grant of 25,000 shares of our common stock. These shares were fully vested, but Mr. Lauer was restricted from selling them until his employment with us terminated. The amendment also provided that, for 2003, Mr. Lauer’s annual bonus was not to be subject to any special cap and was to be calculated as if Mr. Lauer had an annual base salary of $500,000. The amendment also modified the terms of Mr. Lauer’s supplemental retirement benefit plan as discussed above under “— Supplemental Retirement Benefit Plan of John N. Lauer.” Lastly, the amendment provided that Mr. Lauer will receive medical benefits under the medical plan maintained by us for retirees following his retirement.

Agreements With Former Officers

      In 1999, we entered into a separation agreement and release with Mr. R. Thomas Green, Jr., which provided for us to pay Mr. Green monthly installments of about $11,631 beginning September 1, 1999 until his death, at which time such payment will be reduced by 50% until the death of his spouse. Mr. Green’s agreement will be rejected as of the effective date of the Plan.

      In 2001, we entered into separate separation agreements and releases with Mr. Danny R. Shepherd, Mr. Stuart H. Theis and Mr. Jeffrey S. Gray. Mr. Shepherd’s separation agreement and release provided for us to pay Mr. Shepherd about $482,377 in 50 biweekly installments. Under the Plan, Mr. Shepherd’s agreement will be rejected as of the effective date of the Plan. Mr. Theis’ separation and retirement agreement and release provided for us to pay Mr. Theis about $274,038 in 38 biweekly installments beginning January 4, 2002 and ending June 6, 2003. Under the Plan, Mr. Theis’ agreement will be rejected as of the effective date of the Plan. Mr. Gray’s separation agreement and release provided for us to pay Mr. Gray about $304,151 in 46 biweekly installments and a one-time lump sum payment of $30,000. Under the Plan, Mr. Gray’s agreement will be rejected as of the effective date of the Plan.

      In 2002, we entered into a separation agreement and release with Mr. Kenneth P. Pavlich, our Vice President of Operations and Business Development, which provided for us to pay Mr. Pavlich $302,294 in biweekly payments beginning January 3, 2003 and ending December 31, 2004. Under the Plan, Mr. Pavlich’s agreement will be rejected as of the effective date of the Plan.

DESCRIPTION OF CAPITAL STOCK AND WARRANTS OF REORGANIZED OGLEBAY

      The following description sets forth the general terms of Reorganized Oglebay capital stock and warrants. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the amended and restated articles of incorporation and the amended and restated code of regulations. We have filed the amended and restated articles of incorporation, the amended and restated code of regulations and the warrant agreement as exhibits to the registration statement of which this prospectus is a part and reference is made to the respective documents for their complete provisions. See “Where You Can Find Additional Information” for information about how you can obtain copies of these documents.

General

      The amended and restated articles of incorporation will provide that Reorganized Oglebay has authority to issue                      shares of reorganized common stock. As of the effective date of the Plan, a total of 2,928,571 shares of reorganized common stock will be issued and outstanding, all of which will have been issued pursuant to the Plan. The amended and restated articles also will provide that Reorganized Oglebay has authority to issue                      shares of preferred stock, $0.01 par value per share (“preferred stock”), in one or more series, with such rights and restrictions and with such additional provisions as the board of directors may determine, including, among other things, voting, dividend, redemption, sinking fund, liquidation and conversion rights, and additional restrictions. The convertible preferred stock constitutes a series of the preferred stock, and, as of the effective date of the Plan, 8,500,000 shares of convertible preferred stock will be issued and outstanding. See “Description of Series A Convertible Preferred Stock.”

      Subject to the terms of the converted preferred stock, Reorganized Oglebay’s board of directors has broad discretion with respect to the creation and issuance of preferred stock without shareholder approval. The rights, preferences and privileges of holders of the reorganized common stock may be adversely affected by the holders of shares of any other series of preferred stock that Reorganized Oglebay may designate and issue from time to time. Among other things, by authorizing the issuance of other shares of preferred stock with particular conversion, redemption, voting or other rights, the board of directors could adversely affect the voting power of the holders of the reorganized common stock and could discourage any attempt to effect a change in control of Reorganized Oglebay even if such a transaction would be beneficial to the interests of Reorganized Oglebay’s shareholders.

Reorganized Common Stock

      As of the effective date of the Plan, Reorganized Oglebay will be authorized to issue                      shares of reorganized common stock of which:

•	2,928,571 shares will be distributed to holders of Senior Subordinated Note claims;

•	shares will be reserved for issuance upon conversion of the convertible preferred stock;

•	500,000 shares will be reserved for issuance upon the exercise of warrants; and

•	1,325,397 shares will be reserved for issuance under the management stock plan.

In addition to the reorganized common stock to be issued pursuant to the Plan, Reorganized Oglebay also will be authorized to issue additional shares of reorganized common stock from time to time following the effective date of the Plan under the provisions of the amended and restated articles of incorporation, the amended and restated code of regulations of Reorganized Oglebay and applicable law. The holders of the reorganized common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except for the election of directors or as otherwise limited by the terms of the convertible preferred stock or any preferred stock issued after the effective date of the Plan. See “Description of Series A Convertible Preferred Stock.”

      Subject to the terms of the convertible preferred stock or any preferred stock issued after the effective date of the Plan, holders of the reorganized common stock will be entitled to receive ratably such dividends as may be declared by Reorganized Oglebay’s board of directors out of funds legally available for payment of dividends. Reorganized Oglebay will be required, subject to restrictions described below, to pay dividends on the convertible preferred stock, but does not anticipate paying dividends on the reorganized common stock. See “Risk Factors — Dividend Policies; Restrictions on Payment of Dividends” and “Dividend Policy.” In the event of a liquidation, dissolution or winding up of Reorganized Oglebay, holders of the reorganized common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any additional issuances of preferred stock, including the convertible preferred stock. All of the outstanding shares of the reorganized common stock to be issued pursuant to the Plan, upon such issuance, will be validly issued, fully paid and nonassessable. Holders of the reorganized common stock will have no preemptive, subscription, redemption or conversions rights.

      Transfer Agent. The transfer agent for the reorganized common stock will be National City Bank, N.A.

Convertible Preferred Stock

      See “Description of Series A Convertible Preferred Stock.”

Warrants

      Set forth below is a brief summary of the material provisions relating to the warrants. This summary is not intended to be complete and is qualified in its entirety by the provisions of the warrant agreement and the warrant certificate setting forth the terms and conditions of the warrants.

      General. On the effective date of, and pursuant to, the Plan, holders of allowed interests under the Plan will receive warrants to purchase an aggregate of 500,000 shares of reorganized common stock at an exercise price of $10 per share. Each warrant will represent the right to purchase                      shares of reorganized common stock for every share of common stock you held immediately prior to the effective date of the Plan, at an exercise price of $10 per share. Oglebay will enter into the warrant agreement with the warrant agent. The warrant agreement will govern the terms relating to the issuance, form, registration, exercise, transfer and exchange of the warrants, as well as adjustment provisions, if any. The warrants may only be exercised by their holders, in whole or in part, at any time and from time to time prior to 5:00 p.m., Eastern time, on the date which is 30 days after the effective date of the Plan. Each warrant that is not exercised before such time will become void, and all rights of the holder in respect of such warrant will cease as of such date. The warrants will be nontransferrable.

      Book-Entry, Delivery and Form. The warrants will be issued in global form. DTC will act as securities depositary for the warrants. Initially, the warrants will be represented only by one or more fully-registered global security certificates registered in the name of Cede & Co., the nominee of DTC, and deposited with DTC. The global warrant will represent such number of the outstanding warrants as specified in the global warrant and will provide that it will represent the aggregate amount of outstanding warrants from time to time endorsed on the global warrant and that the aggregate amount of outstanding warrants may from time to time be reduced or increased, as appropriate. Any such endorsement will be made by the warrant agent and DTC. Reorganized Oglebay may choose to issue definitive warrants to any holder at any time.

      Delivery. On the effective date of the Plan, Reorganized Oglebay will deliver, by first class mail, to the holders of the warrants notice of such holder’s position in a global warrant representing the warrants in the case where such position is held by a broker, bank, depository or other nominee, which notice will indicate the material terms and conditions and exercise instructions of the warrant and a form of election to purchase.

      Undeliverable Warrants. If any distribution of a certificate representing the notice of warrants is returned to the warrant agent as undeliverable, no further distributions will be made to the holder unless and until the warrant agent and Reorganized Oglebay are notified in writing of such holder’s then-current address. Generally, such undeliverable distributions will remain in the warrant agent’s possession until they become deliverable. The right to exercise any warrant will terminate at 5:00 p.m., Eastern time, on the date which is 30 days after the effective date of the Plan, regardless of whether the certificate representing, or notice of, the warrant has been delivered.

      Exercise. The warrants may be exercised by surrendering the following to the warrant agent:

•	the form of election to purchase, properly completed and signed, which signature must be guaranteed by an eligible guarantor institution pursuant to SEC Rule 17Ad-15; and

•	payment to the warrant agent by certified check, official bank check or wire transfer, for Reorganized Oglebay’s account of the aggregate warrant exercise price for the number of shares of reorganized common stock in respect of which such warrants are then exercised.

      Upon the exercise of any warrants in accordance with the warrant agreement, the warrant agent will deliver or cause to be delivered, in such name as the holder of such warrants may designate in writing, a certificate or certificates for the number of whole shares of reorganized common stock issuable upon exercise of the warrants delivered by such holder for exercise.

      Taxes. However, Reorganized Oglebay will not be required to pay any taxes that may be payable upon the issuance of new certificates evidencing the warrants or shares of reorganized common stock in a name other than that of the registered holder. Reorganized Oglebay will not issue or deliver such warrant certificates evidencing the warrants or shares of reorganized common stock unless and until the person requesting the issuance shall have paid Reorganized Oglebay such tax or established that such tax has been paid.

      Warrant Agent. The warrant agent will be National City Bank, N.A.

Ohio Control Share Statute

      Section 1701.831 of the Ohio Revised Code requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of a majority of the voting power of the corporation in the election of directors represented at the meeting and a majority of the portion of the voting power of all shares entitle to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares” represented at the meeting. Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. Section 1701.831 does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to that corporation. Reorganized Oglebay’s amended and restated articles of incorporation will not contain a provision opting out of this statute.

Ohio Interested Shareholder Statute

      Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute (Reorganized Oglebay will make this election); or

•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.

      After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A “chapter 1704 transaction” includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An “interested shareholder” is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding. Reorganized Oglebay’s amended and restated articles of incorporation will not contain a provision opting out of this statute.

Anti-Takeover Provisions Contained in the Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations

      The amended and restated articles of incorporation and amended and restated code of regulations will contain provisions that could have the effect of delaying or making less likely to occur a change in control of Reorganized Oglebay:

      Special Meeting of Shareholders. The amended and restated code of regulations of Reorganized Oglebay will provide that special meetings of shareholders may only be called by our president or chairman of the board, by the entire board of directors at a meeting, or by a majority of the entire board of directors pursuant to a formal resolution, or upon the written request of a shareholder holding at least      % of all votes entitled to be cast on the matter to be considered at the special meeting.

      Shareholder Advance Notice Procedure. The amended and restated code of regulations of Reorganized Oglebay will establish advance notice procedures for shareholders to submit nominations of candidates for election as directors or to present any other business for consideration at any of our annual or special shareholder meetings. With certain exceptions, these procedures will require shareholders to submit in writing any proposal for consideration at the meeting to the corporate secretary of Reorganized Oglebay not less than 60 nor more than 90 days before the date of the meeting. The notice must include the following information:

•	the name and address of the shareholder;

•	a representation that the shareholder is a holder of stock entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to make the proposal or nomination;

•	if applicable, a description of all arrangements or understandings between the shareholder and any other person(s) (naming the person(s)) pursuant to which the proposal is to be made by the shareholder; and

•	the number and class of all stock beneficiary owned by the shareholder and any material interest of the shareholder in the proposal (other than any interest solely as a shareholder).

      Amendment of Regulations. The amended and restated code of regulations of Reorganized Oglebay may be adopted, amended or repealed at any meeting of the shareholders by the affirmative vote of a majority of the voting power of Reorganized Oglebay.

Other Provisions of the Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations

      Prohibition Against Issuance of Non-Voting Capital Stock. In accordance with Section 1123(a)(6) of the Bankruptcy Code, our amended and restated articles of incorporation will prohibit the issuance of any shares of non-voting equity securities.

      Supermajority Vote Provision. The amended and restated articles of incorporation will provide that the affirmative vote of two-thirds of the voting power of Reorganized Oglebay will be required to approve any mergers, consolidations or sales of all, or substantially all, of the assets of Reorganized Oglebay.

      Limitation of Liability. The amended and restated articles of incorporation provide that Reorganized Oglebay will indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of Reorganized Oglebay. Reorganized Oglebay will pay, to the full extent then required by law, expenses, including attorney’s fees, judgments, fines and amounts paid in settlement incurred by a director in defending any such action, suit, or proceeding as they are incurred, in advance of the disposition thereof, upon receipt of any undertaking then required by law. Reorganized Oglebay may, in its discretion, indemnify any other person, or advance expenses to any other person, in the same manner and to the full extent then permitted by law.

      Shareholder Rights Plan. In the future, Reorganized Oglebay may adopt a shareholder rights plan, which, under certain circumstances, would significantly impair the ability of third parties to acquire control of Reorganized Oglebay without prior approval of its board of directors.

Listing

      Reorganized Oglebay intends to apply to list the reorganized common stock and the convertible preferred stock on The Nasdaq National Market as soon as practicable after the effective date of the Plan when Reorganized Oglebay meets the listing requirements for number of shareholders. It is unlikely, however, that such securities will qualify for listing at the time they are issued, and we cannot assure you that the securities will ever be listed on The Nasdaq National Market. If Reorganized Oglebay is not able to list such securities on The Nasdaq National Market, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the reorganized common stock and the convertible preferred stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.

DESCRIPTION OF INDEBTEDNESS OF REORGANIZED OGLEBAY

Confirmation Facility

      On the effective date of the Plan, Reorganized Oglebay, the agent under the confirmation facility and the lenders under the confirmation facility will enter into the confirmation facility. The confirmation facility is anticipated to be:

•	a senior secured revolving credit facility in an aggregate principal amount at any one time outstanding not exceeding $55 million,

•	a senior secured term loan A in an outstanding principal amount of up to $125 million, and

•	a senior secured term loan B in an outstanding principal amount of up to $125 million.

The pricing of the confirmation facility is to be on the same terms as those we anticipate and describe with respect to the second DIP facility, including with respect to amounts outstanding under the term B facility, the stepped up interest rates of the greater of 13.25% and the prime rate plus 9.25% for prime rate related loans or the greater of 11.75% and LIBOR plus 9.75%. The amounts due under the confirmation facility will mature on the date five years from the effective date of the Plan. See “Bankruptcy Process — Postpetition Liquidity.”

      Reorganized Oglebay will also reinstate certain remaining prepetition debt upon its emergence from bankruptcy, including the vessel term loan.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of the Reorganized Common Stock and the Convertible Preferred Stock After This Offering

      No predictions can be made as to the effect, if any, that sales of additional shares of reorganized common stock or convertible preferred stock, or the perception that sales will be made, could have on the trading price of the reorganized common stock or the convertible preferred stock after this offering. The sale of a substantial amount of the reorganized common stock or the convertible preferred stock in the public market could adversely affect the price of the reorganized common stock or the convertible preferred stock.

      As of the effective date of the Plan, we will have outstanding 2,928,571 shares of reorganized common stock and 8,500,000 shares of convertible preferred stock. All of the outstanding shares of reorganized common stock and convertible preferred stock will be freely transferable without restriction under the Securities Act. In addition, all of the shares of the reorganized common stock issuable upon conversion of the convertible preferred stock will be freely tradeable without restriction under the Securities Act. Any person, however, that is deemed an affiliate of Reorganized Oglebay with respect to the securities it owns may only sell such securities pursuant to this prospectus or pursuant to an available exemption under the Securities Act.

Warrants

      On the effective date of the Plan, holders of our currently outstanding common stock will receive warrants, exercisable for 30 days after the effective date of the Plan, to purchase an aggregate of 500,000 shares of reorganized common stock at an exercise price of $10 per share. All of these shares of reorganized common stock will be freely transferable without restriction under the Securities Act, except for shares purchased by affiliates of Reorganized Oglebay. Shares purchased by affiliates will be subject to certain limitations on resale under Rule 144 promulgated under the Securities Act as described below.

Stock Options

      1,325,397 shares of the reorganized common stock are reserved for issuance upon the exercise of options to be issued under the management stock plan. Reorganized Oglebay intends to file a registration statement under the Securities Act to register shares reserved for issuance under the management stock plan. Shares issued under this plan or upon exercise of outstanding options after the effective date of that registration statement, other than shares held by affiliates, which will be subject to certain limitations on resale under Rule 144, generally will be tradable without restriction under the Securities Act, subject to vesting restrictions.

Rule 144

      In general, with respect to affiliates, under Rule 144 as currently in effect, a person is entitled to sell within any three-month period a number of shares that does not exceed the greater of either:

•	1% of the number of shares of reorganized common stock or convertible preferred stock, which will be about 29,286 shares and 85,000 shares, respectively, on the effective date of the Plan; or

•	the average weekly trading volume of the reorganized common stock or the convertible preferred stock on all national securities exchanges and/or as reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing date of a notice on Form 144 for the proposed sale.

      Sales under Rule 144 are also subject to holding periods, specific manner of sale limitations, notice requirements and the availability of current public information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The information presented below regarding beneficial ownership of our common stock and the reorganized common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of shares of capital stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right. As of May 11, 2004, there were 7,253,332 shares of our common stock outstanding.

      The following table sets forth, as to each current director, each executive officer named in the Summary Compensation Table above, each beneficial owner of 5% or more of our common stock and all current directors and executive officers as a group, the number of shares of common stock and the percent of such class beneficially owned as of March 12, 2004 and following the effective date of the Plan.

				Reorganized Common
				Stock Beneficially
				Owned as of the
	Common Stock Beneficially			Effective Date
	Owned as of March 12, 2004			of the Plan

			Percent		Percent
Name of Beneficial Owner(1)	Amount(6)(7)		of Class	Amount(6)	of Class

Malvin E. Bank	110,674	(2)(4)	2.2%		*
William G. Bares	26,125	(2)	*		*
James T. Bartlett	58,322	(2)	1.2%		*
Albert C. Bersticker	21,286	(2)	*		*
Madeleine W. Ludlow	27,359	(2)	*		*
John P. O’Brien	11,700	(2)	*		*
William G. Pryor	27,154	(2)	*		*
Michael D. Lundin	33,514	(3)(5)	*		*
Julie A. Boland	9,368	(3)(5)	*		*
Sylvie A. Bon	4,638	(3)(5)	*		*
Michael J. Minkel	26,325	(3)(5)	*		*
Rochelle F. Walk	13,180	(3)(5)	*		*
Current officers and directors as a group (12) persons	369,645	(2)(3)(5)	7.3%		*
Key Trust Company of Ohio, N.A., as Trustee	351,794	(8)	7.0%
127 Public Square, Cleveland, Ohio 44114
Douglas N. Barr	289,040	(9)	5.8%
1400 Bank One Building, 600 Superior NE, Cleveland, Ohio 44114-2652
Robert I. Gale, III	285,260	(10)	5.7%
17301 St. Clair Avenue,
Cleveland, Ohio 44110
William M. Weber	338,095	(11)	6.7%
25800 Science Park Drive #150, Beachwood, Ohio 44122

*	Represents less than 1% of the outstanding Oglebay common stock or the outstanding reorganized common stock, as applicable.

(1)	Except as otherwise stated in the notes below, beneficial ownership of the shares held by each individual consists of sole voting and investment power, or of voting power and investment power that is shared with the spouse and/or a child of that individual.

(2)	Includes non-voting share units rounded to the nearest whole share calculated as of March 12, 2004, which each individual is entitled to pursuant to the Oglebay Norton Company Director Fee Deferral Plan: Bank — 20,096 shares; Bares — 23,125 shares; Bartlett — 27,122 shares; Bersticker — 18,486 shares; Ludlow — 23,959 shares; O’Brien — 11,700 shares; and Pryor — 25,154 shares.

(3)	Includes options which are or within 60 days of March 12, 2004 will become exercisable: Lundin — 15,625 shares; Boland — 8,000 shares; Bon — 3,875 shares; Minkel — 3,875 shares; and Walk — 10,250 shares.

(4)	Mr. Bank’s shares include 85,428 shares held in various trusts, for which he and Key Trust Company of Ohio, N.A. are co-trustees. Mr. Bank has delegated to Key Trust dispositive power as to all shares.

(5)	Includes the following numbers of shares, rounded to the nearest whole share, beneficially owned as of March 12, 2004 under the Oglebay Norton Company Incentive Savings and Stock Ownership Plan by the following executive officers: Lundin — 5,564 shares; Boland — 868 shares; Bon — 763 shares; Minkel — 4,775 shares; Walk — 1,674 shares; and executive officers as a group — 13,642 shares.

(6)	Includes shares that may be acquired from us within 60 days by any of the named persons upon exercise of any right. Under the Plan, any options or warrants to acquire shares of Oglebay common stock outstanding on the effective date of the Plan will be cancelled, and the holders of such options and warrants will no longer be able to exercise such options and warrants after that time. Information with respect to beneficial ownership of reorganized common stock assumes that such options or warrants were not exercised prior to the effective date of the Plan.

(7)	As of the effective date of the Plan, our common stock will be cancelled with holders of all allowed interests in such stock receiving warrants, exercisable for 30 days after the effective date of the Plan, to purchase an aggregate of 500,000 shares of reorganized common stock at an exercise price of $10 per share.

(8)	As of December 31, 2002, based upon information contained in a Schedule 13G filed with the SEC on February 14, 2003, KeyCorp, as the parent holding company of KeyBank National Association and McDonald Investments, Inc., has sole voting power as to 76,071 shares and shared voting power as to 270,823 shares. KeyCorp also has sole dispositive power as to 80,310 shares and shared dispositive power as to 227,411 shares.

(9)	As of December 31, 2002, based upon information contained in a Schedule 13D filed with the SEC on May 2, 1997, Mr. Barr has sole voting and dispositive power as to 400 of these shares. Mr. Barr, as a trustee, has shared voting and dispositive power as to 57,200 of these shares and, together with Mr. Robert I. Gale III, shared voting and dispositive power as to 230,440 of these shares.

(10)	As of December 31, 2002, based upon information contained in a Schedule 13D filed with the SEC on May 2, 1997, Mr. Gale has sole voting and dispositive power as to 54,820 shares, 4,198 shares of which he owns individually and 50,622 shares of which he holds as trustee. Together with Mr. Douglas N. Barr, Mr. Gale shares voting and dispositive power as to 230,440 of these shares.

(11)	As of March 5, 2004, based upon information contained in a Schedule 13D filed with the SEC on March 12, 2004, Mr. Weber, through governing documents of certain general partner entities and partnerships, as well as certain contractual arrangements, has sole voting and dispositive power as to 338,095 shares, 73,070 shares of which he owns individually.

SELLING SHAREHOLDERS

      The tables below list the names of the selling shareholders who may offer for resale their shares of reorganized common stock and/or convertible preferred stock and the amount of those securities that they may offer for resale. Our registration of these securities does not necessarily mean that the selling shareholders will sell any or all of the securities we have registered. The information below has been provided to us by the selling shareholders. For information about how the selling shareholders plan to offer the securities for resale, see “Plan of Distribution.”

      The tables present information, as of the effective date of the Plan, regarding the beneficial ownership of the reorganized common stock and the convertible preferred stock by the selling shareholders both before and after giving effect to their sale of the securities offered by this prospectus. The tables also present the number of shares of reorganized common stock and convertible preferred stock that the selling shareholders may offer for resale pursuant to this prospectus. Upon completion of the offering, assuming the selling shareholders sell all of the securities we have registered,           selling shareholders will beneficially own one percent or more of the reorganized common stock, and           selling shareholders will beneficially own one percent or more of the convertible preferred stock.

      Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security. Under these rules, beneficial ownership includes any security that a person has the right to acquire sole or shared voting or investment power within 60 days, through the conversion or exercise of any convertible security, warrant, option or other right. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the securities listed below have sole voting and investment power with respect to the shares shown.

Reorganized Common Stock

	Shares of Reorganized		Shares of
	Common Stock to be		Reorganized
	Beneficially Owned on the		Common Stock
	Effective Date of the Plan		Offered Hereby

Name of Selling Shareholder	Number	% of Class	Number

[To be filed by amendment.]

(1)	Includes: (1) shares to be received pursuant to the Plan in satisfaction of its allowed Senior Subordinated Note claims; (2) shares issuable upon exercise of convertible preferred stock, of which shares are in excess of its ratable share pursuant to the commitment agreement; and (3) shares issuable upon exercise of the warrants.

(2)	Assumes that the selling shareholder, as a holder of Senior Subordinated Notes, exercises its subscription rights for its ratable share of convertible preferred stock and, if a party to the commitment agreement, purchases the unsubscribed convertible preferred stock up to its commitment amount as contained in the commitment agreement.

Convertible Preferred Stock

Shares of Convertible
	Preferred Stock to be		Shares of Convertible
	Beneficially Owned on the		Preferred Stock
	Effective Date of the Plan		Offered Hereby

Name of Selling Shareholder	Number	% of Class	Number

[To be filed by amendment.]

Our Relationship with the Selling Shareholders

      See “The Commitment Agreement” and “Management — Executive Officers and Directors of Reorganized Oglebay” for a discussion about our relationship with the selling shareholders. None of the selling shareholders listed above has held any position or office, or has had any material relationship, with us or any of our predecessors or affiliates within the past three years.

PLAN OF DISTRIBUTION BY SELLING SHAREHOLDERS

      The reorganized common stock and the convertible preferred stock offered by this prospectus may be sold or distributed from time to time by the selling shareholders named in this prospectus and by their donees, pledgees or transferees and their other successors in interest. The selling shareholders may sell their securities at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling shareholder reserves the right to accept or reject, in whole or in part, any proposed purchase of securities, whether the purchase is to be made directly or through agents.

      The offering of the securities by the selling shareholders will be made on a continuous basis. The selling shareholders may offer their securities at various times in one or more of the following transactions:

•	in ordinary brokers’ transactions and transactions in which the broker solicits purchasers;

•	in transactions involving cross or block trades or otherwise on the OTC Bulletin Board, if the reorganized common stock or the convertible preferred stock is quoted thereon;

•	in transactions “at the market” to or through market makers in the reorganized common stock or the convertible preferred stock or into an existing market for the reorganized common stock or the convertible preferred stock;

•	in other ways not involving market makers or established trading markets, including direct sales of the securities to purchasers or sales of the securities effected through agents;

•	through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

•	in privately negotiated transactions; or

•	in a combination of any of the foregoing transactions.

      In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus.

      From time to time, one or more of the selling shareholders may pledge or grant a security interest in some or all of the securities owned by them. If the selling shareholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time by this prospectus. The selling shareholders also may transfer and donate securities in other circumstances. The amount of securities beneficially owned by selling shareholders will decrease as and when the selling shareholders transfer or donate their securities or default in performing obligations secured by their securities. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling shareholders for purposes of this prospectus.

      A selling shareholder also may enter into option or other transactions with broker-dealers that involve the delivery of securities to the broker-dealers, who may then resell or otherwise transfer such securities. In addition, a selling shareholder may loan or pledge securities to a broker-dealer, which may sell the loaned securities or, upon a default by the selling shareholder of the secured obligation, may sell or otherwise transfer the pledged securities.

      The selling shareholders may use brokers, dealers, underwriters or agents to sell their securities. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling shareholders or the purchasers of the securities of whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the offer and sale of the securities may be deemed to be “underwriters” within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling shareholders can presently estimate the amount of such compensation.

      If a selling shareholder sells securities in an underwritten offering, the underwriters may acquire the securities for their own account and resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities specified in the supplement if they purchase any of the securities.

      We will use our best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (1) the sale to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act or the registration statement of which this prospectus forms a part of all the securities registered under the registration statement of which this prospectus forms a part, or (2) the second anniversary of the effective date of the Plan.

      We have informed the selling shareholders that during such time as they may be engaged in a distribution of the securities, they are required to comply with Regulation M under the Securities Exchange Act of 1934. With exceptions, Regulation M prohibits any selling shareholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

      We are required to bear the expenses relating to this offering, excluding any underwriting discounts and fees, brokerage and sales commissions, and transfer and documentary stamp taxes, if any. We estimate that these expenses, together with any other expenses relating to this offering payable by either us or Reorganized Oglebay, will total about $5 million.

      The securities offered by this prospectus may not be offered or sold in a particular state or other jurisdiction unless such securities have been registered or qualified for offer and sale in such state or other jurisdiction or an exemption form registration or qualification is available and complied with, and, if so required, may be offered or sold in that state or other jurisdiction only through registered or licensed brokers or dealers.

LEGAL MATTERS

      Jones Day, Cleveland, Ohio, will pass upon the validity of the issuance of the reorganized common stock, the subscription rights, the convertible preferred stock issuable on exercise of the subscription rights and the reorganized common stock issuable upon conversion of the convertible preferred stock being sold in this offering.

EXPERTS

      The consolidated financial statements as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, included in this prospectus and the registration statement of which this prospectus is a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, which contains an explanatory paragraph describing conditions that raise substantial doubt about Oglebay’s ability to continue as a going concern as described in Note A to the 2003 consolidated financial statements appearing elsewhere herein, and have been so included in reliance on the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC the registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. As used in this prospectus, the term “registration statement” includes all amendments, exhibits, annexes and schedules to it. As permitted by the rules and regulations of the SEC, this prospectus omits certain information, exhibits and undertakings contained in the registration statement. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the financial statements, notes and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

      You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website.

      We are subject to the information requirements of the Exchange Act and, accordingly, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the Public Reference Room. You can also request copies of these documents, at no cost, by writing to the SEC, or you can review these documents on the SEC’s website, as described above. You may also request a copy of our filings, at no cost, by writing or telephoning us at the following address:

Corporate Secretary

Oglebay Norton Company
North Point Tower
1001 Lakeside Avenue, 15th Floor
Cleveland, Ohio 44114
Telephone: (216) 861-3300

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors

Oglebay Norton Company

      We have audited the accompanying consolidated balance sheet of Oglebay Norton Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oglebay Norton Company and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note A to the financial statements, the Company has suffered recurring losses from operations, has not complied with certain loan covenants, and has filed voluntary petitions with its subsidiaries under Chapter 11 of the U.S. Bankruptcy Code. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

      As discussed in Note B to the consolidated financial statements, in 2003 the Company changed its method of accounting for asset retirement obligations and in 2002 the Company changed its method of accounting for goodwill.

ERNST & YOUNG LLP

Cleveland, Ohio

February 25, 2004

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31

	2003	2002	2001

	(In thousands, except per share
	amounts)
NET SALES AND OPERATING REVENUES	$404,229	$400,572	$404,211
COSTS AND EXPENSES
Cost of goods sold and operating expenses	315,244	294,647	300,972
Depreciation, depletion, amortization and accretion	37,777	33,665	32,801
Goodwill amortization	—	—	2,931
General, administrative and selling expenses	42,302	37,145	35,171
Provision for doubtful accounts	2,332	527	1,060
Provision for restructuring, asset impairments and early retirement programs	13,221	(37)	16,068

	410,876	365,947	389,003

OPERATING (LOSS) INCOME	(6,647)	34,625	15,208
(Loss) gain on disposition of assets	(3,686)	55	64
Interest expense	(53,843)	(43,595)	(40,084)
Other income (expense), net	2,032	(4,121)	(6,768)

LOSS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(62,144)	(13,036)	(31,580)
INCOME (BENEFIT) TAXES	(30,343)	(6,428)	(12,765)

LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(31,801)	(6,608)	(18,815)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR ASSET RETIREMENT OBLIGATIONS (net of income tax benefit of $889)	(1,391)	—	—

NET LOSS	$(33,192)	$(6,608)	$(18,815)

PER SHARE AMOUNTS — BASIC AND ASSUMING DILUTION:
Loss before cumulative effect of accounting change	$(6.21)	$(1.32)	$(3.76)
Cumulative effect of accounting change for asset retirement obligations (net of income tax benefit of $0.18)	(0.27)	—	—

Net loss per share — basic and assuming dilution	$(6.48)	$(1.32)	$(3.76)

See notes to consolidated financial statements.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31

	2003	2002

	(Dollars and shares in
	thousands, except per
	share amounts)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$756
Accounts receivable (net of reserve for doubtful accounts of $5,842 in 2003 and $3,866 in 2002)	50,422	55,675
Inventories:
Raw materials and finished products	35,236	39,273
Operating supplies	12,795	14,746

	48,031	54,019
Deferred income taxes	3,901	3,951
Other current assets	10,915	8,915

TOTAL CURRENT ASSETS	113,269	123,316
PROPERTY AND EQUIPMENT
Land, land reclamation and improvements	41,111	36,738
Mineral reserves	153,362	156,069
Buildings and improvements	42,183	41,423
Machinery and equipment	509,984	498,191

	746,640	732,421
Less allowances for depreciation, depletion and amortization	332,447	295,163

	414,193	437,258
GOODWILL (net of accumulated amortization of $11,093 in 2003 and 2002)	73,877	73,044
PREPAID PENSION COSTS	35,319	37,695
OTHER ASSETS	12,036	16,154

TOTAL ASSETS	$648,694	$687,467

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term debt	$420,350	$2,343
Accounts payable	26,070	24,799
Payrolls and other accrued compensation	4,857	9,374
Accrued expenses	14,906	16,356
Accrued interest expense	8,392	10,155
Income taxes payable	480	5,887

TOTAL CURRENT LIABILITIES	475,055	68,914
LONG-TERM DEBT, less current portion	1,490	393,005
POSTRETIREMENT BENEFITS OBLIGATION	50,049	47,808
OTHER LONG-TERM LIABILITIES	29,500	35,470
DEFERRED INCOME TAXES	4,596	26,769
STOCKHOLDERS’ EQUITY
Preferred stock, 5,000 shares authorized	—	—
Common stock, par value $1.00 per share — authorized 30,000; issued 7,253 shares	7,253	7,253
Additional capital	9,312	9,727
Retained earnings	106,075	139,267
Accumulated other comprehensive loss	(4,542)	(9,533)

	118,098	146,714
Treasury stock, at cost — 2,193 and 2,275 shares at respective dates	(30,094)	(31,213)

	88,004	115,501

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$648,694	$687,467

See notes to consolidated financial statements.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31

	2003	2002	2001

	(In thousands)
OPERATING ACTIVITIES
Net loss	$(33,192)	$(6,608)	$(18,815)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of accounting change for asset retirement obligations, net of taxes	1,391	—	—
Depreciation, depletion, amortization and accretion	37,777	33,665	32,801
Goodwill amortization	—	—	2,931
Deferred income taxes	(25,011)	(6,428)	(12,765)
Income tax refunds	3	7,855	218
Loss (gain) on disposition of assets	3,686	(55)	(64)
Restructuring, asset impairments and early retirement programs	12,034	(2,614)	15,565
Provision for doubtful accounts	2,332	527	1,060
Provision on note receivable	—	—	4,303
Decrease (increase) in prepaid pension costs	2,376	(1,244)	898
Decrease (increase) in accounts receivable	992	(9,780)	4,537
Decrease (increase) in inventories	7,509	(5,650)	(2,001)
(Decrease) increase in accounts payable	(244)	3,971	838
(Decrease) increase in payrolls and other accrued compensation	(4,516)	2,062	(2,575)
(Decrease) increase in accrued expenses	(279)	2,790	(1,714)
(Decrease) increase in accrued interest	(1,764)	(198)	494
Increase in postretirement benefits obligation	2,241	2,062	1,061
(Decrease) increase in income taxes payable	(5,407)	(168)	899
Other operating activities	772	(2,189)	(4,426)

NET CASH PROVIDED BY OPERATING ACTIVITIES	700	17,998	23,245
INVESTING ACTIVITIES
Capital expenditures	(19,165)	(20,016)	(26,875)
Acquisition of Erie Sand and Gravel Company	(6,831)	—	—
Proceeds from sale of Lawn and Garden business unit	6,871	—	—
Proceeds from the disposition of other assets	387	2,304	326

NET CASH USED FOR INVESTING ACTIVITIES	(18,738)	(17,712)	(26,549)
FINANCING ACTIVITIES
Repayments on debt	(157,114)	(247,902)	(184,435)
Additional debt	179,158	254,478	194,730
Financing costs	(4,762)	(8,413)	(1,734)
Payments of dividends	—	—	(2,983)

NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	17,282	(1,837)	5,578
Effect of exchange rate changes on cash		—	33

(Decrease) increase in cash and cash equivalents	(756)	(1,551)	2,307
CASH AND CASH EQUIVALENTS, JANUARY 1	756	2,307	—

CASH AND CASH EQUIVALENTS, DECEMBER 31	$—	$756	$2,307

See notes to condensed consolidated financial statements.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Other Comprehensive Income (Loss)

					Minimum	Foreign	Common	Total
	Common	Additional	Retained	Derivative	Pension	Currency	Stock in	Stockholders’
	Stock	Capital	Earnings	Instruments	Liability	Translation	Treasury	Equity

	(In thousands, except per share amounts)
Balance, January 1, 2001	$7,253	$9,521	$167,673	$—	$—	$(94)	$(31,353)	$153,000
Comprehensive income (loss):
Net loss			(18,815)					(18,815)
Derivative instruments:
Cumulative effect of change in accounting for derivatives, net of tax				(3,825)				(3,825)
Loss on derivatives, net of tax				(6,307)				(6,307)
Reclassification adjustments to earnings, net of tax				3,286				3,286
Foreign currency translation adjustment						33		33
Minimum pension liability adjustment, net of tax					(1,472)			(1,472)

Total comprehensive loss								(27,100)
Dividends, $0.60 per share			(2,983)					(2,983)
Stock plans		(61)					84	23

Balance, December 31, 2001	$7,253	$9,460	$145,875	$(6,846)	$(1,472)	$(61)	$(31,269)	$122,940
Comprehensive income (loss):
Net loss			(6,608)					(6,608)
Derivative instruments:
Loss on derivatives, net of tax				(4,326)				(4,326)
Reclassification adjustments to earnings, net of tax				6,122				6,122
Foreign currency translation adjustment						61		61
Minimum pension liability adjustment, net of tax					(3,011)			(3,011)

Total comprehensive loss								(7,762)
Stock plans		267					56	323

Balance, December 31, 2002	$7,253	$9,727	$139,267	$(5,050)	$(4,483)	$—	$(31,213)	$115,501
Comprehensive income (loss):
Net loss			(33,192)					(33,192)
Derivative instruments:
Gain on derivatives, net of tax				123				123
Reclassification adjustments to earnings, net of tax				4,158				4,158
Minimum pension liability adjustment, net of tax					710			710

Total comprehensive loss								(28,201)
Stock plans		(415)					1,119	704

Balance, December 31, 2003	$7,253	$9,312	$106,075	$(769)	$(3,773)	$—	$(30,094)	$88,004

See notes to consolidated financial statements.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

Note A —	Voluntary Petitions Under Chapter 11 of U.S. Bankruptcy Code and Current Events (Subsequent Events)

      On February 23, 2004, the Company and all of its wholly owned subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Company intends to continue operations without interruption and fulfill its commitments to its employees, retirees and customers during the reorganization process. The Company intends to seek emergence from Chapter 11 as rapidly as possible with a new, de-levered capital structure that will enable the Company to move forward on its strategic operating plan.

      Beginning in 1998, the Company incurred significant debt in connection with a series of acquisitions. These acquisitions, which transitioned the Company into a diversified industrial minerals company, also resulted in a highly-leveraged balance sheet. When the U.S. economy slipped into recession in 2001, the debt became an increasing financial burden. Over the past three years, the Company has been impacted particularly by the decline of the nation’s integrated steel industry, rising energy costs and adverse market conditions in certain segments of the commercial and residential building materials markets. Together, these factors resulted in decreased demand for limestone and mica from the Company’s quarries and for the services of its Great Lakes fleet. The continuing losses aggravated the already significant debt load. As of December 31, 2003, the Company had $421,840,000 in debt outstanding ($420,350,000 of debt in current liabilities) on 2003 net sales and operating revenues of $404,229,000.

      The Company, during 2003 and into 2004, has been engaged in discussions with its lenders, note holders, consultants and others to determine the best way to restructure its debt, while preserving the greatest value for all stakeholders. Ultimately, management of the Company concluded that it was not possible to adequately restructure the Company’s debt outside of court protection.

      In furtherance of the Company’s goal of emerging from Chapter 11 as expeditiously as possible, prior to the filing, the Company reached an agreement in principle, subject to certain conditions, with a majority of the holders of its $100,000,000 Senior Subordinated Notes (Sub-Notes) to exchange their notes for equity. The agreement also contemplates having certain of them make a new equity investment in the reorganized company. Additionally, prior to filing Chapter 11, the Company accepted a commitment for a new credit facility that, among other things, would retire its existing bank debt. A hearing to approve the payment of the commitment fee for the new facility is scheduled in the near future.

      On February 25, 2004, U.S. Bankruptcy Judge Joel B. Rosenthal of the United States Bankruptcy Court for the District of Delaware in Wilmington entered an order granting interim approval for the Company to utilize cash collateral and to borrow up to $40,000,000 from a $75,000,000 debtor-in-possession (DIP) credit facility. The Company obtained the DIP facility from a syndicate that includes various members of its pre-petition bank group.

      The judge’s order provides the Company access to the liquidity necessary to continue operations without disruption and meet its obligations to its suppliers, customers and employees during the Chapter 11 reorganization process. A final hearing on approval of the $75,000,000 DIP facility is scheduled in the near future.

      On February 24, 2004, the Bankruptcy Court also entered a variety of orders designed to afford the Company a smooth transition into Chapter 11 and permit the Company to continue operating on a normal basis post-petition. Among others, the Court entered orders authorizing the Company to continue its consolidated cash management system, pay employees their accrued pre-petition wages and salaries, honor the Company’s obligations to its customers and pay some or all of the pre-petition claims of certain vendors that are critical to the continued operations of the Company, subject to certain restrictions. The

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

relief granted in these orders has facilitated the Company’s transition into Chapter 11 and has allowed the Company to continue its operations uninterrupted.

      While the Company is in Chapter 11, investments in its securities will be highly speculative. Shares of the Company’s common stock have little or no value and will likely be canceled. Additionally, the Company’s shares were delisted from trading on the NASDAQ National Market effective at the opening of business on March 3, 2004. The Company’s shares continue to trade as an Other OTC issue under the symbol OGLEQ.

      Notwithstanding the progress made to date by the Company toward achieving its restructuring goals, at this time the ability of the Company to complete a financial restructuring is uncertain and subject to substantial risk. Furthermore, the form and timing of any financial restructuring is uncertain. There can be no assurance that the Company will be successful in achieving its goals, or that any measures that are achievable will result in sufficient improvement to the Company’s financial position. Accordingly, until the time that the Company emerges from bankruptcy and a sufficient financial restructuring is completed, there will be substantial doubt about the Company’s ability to continue as a going concern. In the event that a financial restructuring is not completed, the Company could be forced to sell a significant portion of its assets to retire debt outstanding or, under certain circumstances, to cease operations.

      The Company intends to continue to pursue the strategic operating plan it put in place over the last two years but has been unable to execute fully due to the financial issues it has faced. The strategic operating plan is based on the core competencies of the Company of extracting, processing and providing minerals. The Company plans to expand its current markets and develop new markets for its limestone and limestone fillers, while maximizing the profitability of its sand, lime and marine segments.

      As previously disclosed, management had been in discussions to sell its mica and lime operations. Management remains in active discussions to sell the Company’s mica operations, however, the Company has chosen to cease its efforts to sell its lime operations, as nearly all of the potential new equity investors and new lenders have indicated that they want the Company to retain the lime business.

Note B — Accounting Policies

      Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and accounts have been eliminated upon consolidation.

      Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost which approximates market value.

      Accounts Receivable: The Company is required to estimate the collectability of its accounts receivable. The Company’s reserve for doubtful accounts is estimated by management based on a review of historic losses, existing economic conditions and the level and age of receivables from specific customers. The Company has increased its reserve for doubtful accounts in recent periods and if the financial condition of the Company’s customers were to deteriorate, additional reserves may be required.

      Inventories: Raw material and operating supplies inventories are stated at the lower of cost (first-in, first-out method) or market. Work-in-process and finished goods inventories are stated at the lower of average cost or market. Average cost is determined by a rolling twelve-month average of production data. Additionally, the Company has a valuation reserve for work-in-process and finished goods inventories, for amounts that are in excess of one year of sales.

      Property and Equipment: Property and equipment are stated at cost. The Company provides depreciation on buildings and improvements and machinery and equipment using the straight-line method

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

over the assets’ estimated useful lives. In general, useful lives range from 2 to 5 years for computer equipment and software, 5 to 20 years for plant machinery and equipment, 20 to 40 years for buildings and improvements, and up to 60 years for the Company’s marine vessels. Expenditures for repairs and maintenance are charged to operations as incurred. Vessel inspection costs are capitalized and amortized over the shipping seasons between required inspections. Mineral reserves and mining costs associated with the removal of waste rock in the mining process are recorded at cost and are depleted or amortized on a units of production method based upon recoverable reserves.

      Intangible Assets: Intangible assets consist primarily of goodwill and financing costs. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), which the Company adopted at January 1, 2002, the Company reviews goodwill for impairment at least annually using a two-step impairment test to first identify potential impairment and then to measure the amount of the impairment, if any. In 2003 and 2002, these tests indicated that goodwill was not impaired. In 2001, impairment charges related to goodwill resulting from the Company’s 2001 restructuring program (see Note D) totaled $2,245,000.

      Under SFAS No. 142, goodwill amortization was discontinued at January 1, 2002. Prior to the adoption of SFAS No. 142, goodwill was amortized using the straight-line method over the periods of expected benefit, which ranged from 15 to 40 years. The following table adjusts reported net loss for the year ended December 31, 2001 and the related diluted per share amount to exclude goodwill amortization (in thousands, except per share amounts):

2001

Net loss, as reported	$(18,815)
Goodwill amortization, net of taxes	1,905

Net loss, as adjusted	$(16,910)

Net loss per share, as reported — assuming dilution	$(3.76)
Goodwill amortization, net of taxes	0.38

Net loss, as adjusted — assuming dilution	$(3.38)

      In 2003, additions to goodwill from acquisitions totaled $4,149,000, while deletions to goodwill from dispositions totaled $3,316,000.

      Financing costs are amortized using the straight-line method over the respective periods of the loan agreements, which range from ten months to 10 years.

      Impairment of Tangible Long-Lived Assets: If an impairment indicator exists, the Company assesses the recoverability of its long-lived, tangible assets by determining whether the amortization of the remaining balance of an asset over its remaining useful life can be recovered through undiscounted future operating cash flows. If impairment exists, the amount of impairment is calculated using a discounted cash flow analysis and the carrying amount of the related asset is reduced to fair value. See Note D for impairment charges recognized by the Company in 2003, 2002 and 2001.

      Foreign Currency Translation: The financial statements of the Company’s former subsidiaries outside the United States were measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries were translated at the rates of exchange at the balance sheet dates. Income and expense items were translated at average monthly rates of exchange. Translation adjustments are included in accumulated other comprehensive income (loss), as a separate component of stockholders’ equity. The Company has no subsidiaries domiciled outside the United States.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Derivative Instruments: The Company recognizes all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, the Company designates the hedging instrument, based upon the exposure being hedged, as a fair value hedge or a cash flow hedge. For derivative instruments that are designated and qualify as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period or periods during which the hedged transaction affects earnings (for example, in interest expense when the hedged transactions are interest cash flows associated with variable rate debt). The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in other income (expense) — net in operations during the period of change. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in other income (expense) — net in operations during the period of change. Refer to Note G for further discussion on the Company’s use of derivative instruments.

      Asset Retirement Obligations: The Company adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations,” at January 1, 2003. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. Over time, the liability is recorded at its present value each period through accretion expense, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, a company either settles the obligation for its recorded amount or recognizes a gain or loss.

      The Company is legally required by various state and local regulations and/or contractual agreements to reclaim land disturbed by its quarrying activities and to remove buildings, land improvements and fixed equipment from certain properties. Upon adoption of SFAS No. 143 at January 1, 2003, the Company recorded asset retirement obligations totaling $5,854,000, increased net property and equipment by $3,574,000 and recognized a non-cash cumulative effect charge of $1,391,000 (net of income tax benefit of $889,000). Asset retirement obligations are included in other long-term liabilities on the Consolidated Balance Sheet.

      Asset retirement obligations were estimated for each of the Company’s operating locations, where applicable, based on the Company’s current and historical experience, adjusted for factors that an outside third-party would consider, such as inflation, overhead and profit. Estimated obligations were escalated based upon the anticipated timing of the related cash flows and the expected closure dates of the operating locations using an assumed inflation rate, and then were discounted using a credit-adjusted, risk-free interest rate. The expected closure date of each location represents the estimated exhaustion date of remaining mineral reserves or, for leased locations, the lesser of the mineral reserve exhaustion date or lease termination date. Because the Company’s mineral reserves and lease agreements have expected lives many years into the future, an appropriate market risk premium could not be estimated or considered when escalating the estimated obligations. The accretion of the asset retirement obligations and depreciation of the capitalized costs, which are included in depreciation, depletion, amortization and accretion on the Consolidated Statement of Operations, are being recognized over the estimated useful

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

lives of the operating locations (i.e., to their expected closure dates). A movement of the Company’s asset retirement obligations during the year ended December 31, 2003 follows (in thousands):

2003

Asset retirement obligations upon adoption at January 1, 2003	$5,854
Accretion expense	481
Provisions and adjustments to prior reserves and actual expenditures, net	444

Balance at December 31, 2003	$6,779

      Pro forma effects on 2002 and 2001, assuming that SFAS No. 143 had been applied, were not material to reported net loss and net loss per share, assuming dilution.

      Contingent Payments: The purchase price of the Company’s Michigan Limestone operation, which was acquired by the Company in the second quarter of 2000, includes contingent payments subject to achieving certain operating performance parameters through 2011. The Company accrued contingent payments of $2,100,000, $3,072,000 and $3,050,000 at December 31, 2003, 2002 and 2001, respectively, representing additional purchase price and an increase to recorded mineral reserves. The $2,100,000 accrued contingent payment at December 31, 2003 has not been paid. The remaining contingent payments can be as high as $24,000,000 in total, with a maximum payment of $4,000,000 in any one year. Contingent payments will be recorded as additional mineral reserves up to the appraised value of the reserves, and thereafter to goodwill. Under the terms of the purchase agreement, upon a change in control, including bankruptcy, the former owners may have the right to accelerate the remaining payments. The amount and timing of these payments are presently in negotiation and remain uncertain.

      The Company’s President and Chief Executive Officer, Michael D. Lundin, was one of the former owners of Michigan Limestone. Mr. Lundin receives an 18.6% share of contingent payments, which totaled $391,000, $571,000 and $568,000 in 2003, 2002 and 2001, respectively. Mr. Lundin was not an executive officer of the Company prior to the Michigan Limestone acquisition.

      Stock Compensation: The Company accounts for stock-based compensation using the intrinsic value method of accounting in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The table below summarizes stock compensation cost included in the determination of net loss using the intrinsic value method and the impact on net loss and net loss per share, assuming dilution, had the Company accounted for stock-based compensation using the alternative fair value method of accounting (in thousands, except per share amounts, see Note I):

	2003	2002	2001

Stock compensation cost included in the determination of net loss, as reported — net of taxes	$296	$369	$213

Net loss, as reported	$(33,192)	$(6,608)	$(18,815)
Estimated fair value of stock compensation cost, net of taxes	(515)	(731)	(567)

Net loss, as adjusted	$(33,707)	$(7,339)	$(19,382)

Net loss per share, as reported — assuming dilution	$(6.48)	$(1.32)	$(3.76)

Net loss, as adjusted — assuming dilution	$(6.58)	$(1.46)	$(3.88)

      Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

      Revenue Recognition: Sales are generally recognized when products are shipped and title transfers to customers. Operating revenues are recognized as services are provided to customers. For Great Lakes shipments in process at year-end, the Company recognizes revenue pro-ratably based upon the number of sailing days per voyage. Total net sales and operating revenues include external freight billed to customers with the related costs included in cost of sales.

      Pooling Arrangement: During the first quarter of 2002, the Company’s Great Lakes Minerals segment agreed to pool its fleet operations with the fleet operations of American Steamship Company, a wholly owned subsidiary of GATX Corporation. The multi-year agreement provides for the coordination of dispatch and other fleet operations but does not involve the transfer of any assets. Each party to the pooling agreement records operating revenues and operating expenses related to the operation of their fleet vessels. Operating income is allocated between the Company and American Steamship Company in accordance with the sharing provisions outlined in the pooling agreement (including capacity considerations, volume and type of contracts, etc.) The allocation of operating income is determined periodically by a joint board.

      Income Taxes: The Company utilizes certain tax preference deductions afforded by law to mining companies. Although the amount of these deductions is materially consistent from year to year, these permanent book/tax differences can cause significant fluctuations in the Company’s effective tax rate based upon the level of pre-tax book income or loss.

      Reclassifications: Certain amounts in prior years have been reclassified to conform to the 2003 consolidated financial statement presentation.

Note C — Acquisitions and Dispositions

      On October 27, 2003, as part of its ongoing business restructuring, the Company sold the Lawn and Garden business unit of its Global Stone operating segment to Oldcastle Retail, Inc. (Oldcastle). The sales price was $10,000,000 of value subject to working capital adjustments. Based upon those working capital adjustments, the Company received $6,871,000 in cash at closing. The net book value of the Lawn and Garden business unit at the closing date, including an allocation of the Global Stone segment’s goodwill of $3,316,000, was $10,057,000. The Company recognized a loss on disposition of assets of $3,692,000 during the fourth quarter of 2003.

      In conjunction with the sale of the Lawn and Garden business unit, the Company entered into a long-term supply agreement with Oldcastle dated October 27, 2003, pursuant to which the Company will provide certain raw materials at market price to Oldcastle for an initial term of ten years beginning on the closing date of the agreement, with a renewal option for an additional ten-year period.

      The Company and Oldcastle also entered into a lease and operation of equipment agreement dated October 27, 2003, whereby certain areas of the Company’s York, Pennsylvania, operations previously dedicated to Lawn and Garden operations are being leased at market rates to Oldcastle through December 31, 2005.

      In early January 2003, the Company acquired all of the outstanding common shares and other ownership interests in a group of companies together known as Erie Sand and Gravel Company (Erie Sand and Gravel) for $6,831,000 in cash and $4,069,000 in assumed debt, which was refinanced at closing. The acquisition included fixed assets of $5,446,000 and goodwill of $4,149,000. Erie Sand and Gravel operates a dock, a bulk products terminal, a Great Lakes self-unloading vessel, a sand dredging and processing operation, a ready-mix concrete mixing facility and a trucking company that distribute

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

construction sand and aggregates in the northwest Pennsylvania/western New York region. The net assets and results of operations of Erie Sand and Gravel are included within the Company’s Great Lakes Minerals segment.

      The Erie Sand and Gravel acquisition was accounted for under the purchase method of accounting. The purchase price has been allocated based on estimated fair values at the date of acquisition. Since the acquisition took place at the beginning of 2003, pro forma effects were not material to reported net loss and net loss per share, basic and assuming dilution.

Subsequent Events

      In separate transactions during January 2004, the Company sold two assets of its Erie Sand and Gravel operations (the Redi-Mix business unit and the vessel M/ V Richard Reiss) to E.E. Austin & Son, Inc. and Grand River Navigation Company, Inc., respectively. The Redi-Mix business unit was comprised of Serv-All Concrete, Inc. and S&J Trucking, Inc. These assets were not considered integral to the long-term strategic direction of the Company. Proceeds from the sales were $1,225,000 for Redi-Mix and $1,800,000 for the vessel. No gain or loss on sale was recognized by the Company.

      In conjunction with the sale of the Redi-Mix business unit, the Company entered into a long-term supply agreement with E.E. Austin & Son, Inc. dated January 21, 2004, pursuant to which the Company will provide certain aggregates at market prices to E.E. Austin & Son, Inc. for an initial term of fifteen years beginning on the closing date of the agreement. Additionally, the Company and E.E. Austin & Son, Inc. entered into a sublease agreement dated January 21, 2004, whereby E.E. Austin & Son, Inc. is subleasing property from the Company previously dedicated to the operation of the Redi-Mix business unit. The initial term of the sublease agreement commenced in January 2004 and extends to December 31, 2019. The agreement is renewable in five-year increments thereafter, upon agreement by both parties.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note D —	Restructuring, Asset Impairments and Voluntary Early Retirement

      The following summarizes the provision for restructuring, asset impairments and early retirement programs and the remaining reserve balance at December 31, 2003 (in thousands):

	Employee
	Retirement &	Asset
	Severance	Impairment	Other
	Benefits	Charges	Exit Costs	Total

2001 charge	$7,261	$6,434	$2,373	$16,068
Amounts utilized	(4,288)	(6,434)		(10,722)
Actual expenditures	(410)		(93)	(503)

Remaining reserve at December 31, 2001	$2,563	$—	$2,280	$4,843
2002 charge		1,154		1,154
Amounts utilized		(1,154)		(1,154)
Actual expenditures	(1,500)		(1,077)	(2,577)
Provisions and adjustments to prior reserves, net	(298)		66	(232)

Remaining reserve at December 31, 2002	$765	$—	$1,269	$2,034
2003 charge		13,272		13,272
Amounts utilized		(13,272)		(13,272)
Actual expenditures	(759)		(428)	(1,187)
Provisions and adjustments to prior reserves, net	36		(87)	(51)

Remaining reserve at December 31, 2003	$42	$—	$754	$796

      During the second quarter of 2003, the Company recorded a $13,114,000 pretax asset impairment charge (or $1.57 per share, assuming dilution) to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value, as determined by management based on a third-party appraisal. The charge reduced the carrying value of the operation’s land, depreciable fixed assets and mineral reserves by $2,610,000, $2,334,000 and $8,170,000, respectively. Fair values were estimated using a discounted cash flow valuation technique incorporating a discount rate commensurate with the risks involved for each group of assets. The remaining 2003 impairment charges of $158,000 were recorded in the fourth quarter to reduce the carrying value of certain idled equipment of the Global Stone segment.

      During the fourth quarter of 2002, the Company recorded a $1,154,000 pretax asset impairment charge (or $0.14 per share, assuming dilution) to reduce the carrying value of certain idled fixed assets of the Performance Minerals and Global Stone segments to their estimated fair values based on expected future cash flows (essentially zero). The impaired assets primarily represent machinery, equipment and land improvements that are currently idle and whose future operation is not integral to the long-term strategic direction of the Company.

      During 2002, the Company sold non-strategic mineral processing operations closed in conjunction with the 2001 restructuring with the excess of cash proceeds over carrying value of $959,000 (or $0.12 per share net loss, assuming dilution) being included in the provision for restructuring, asset impairments and early retirement programs in the Consolidated Statement of Operations.

      The Company recorded a $4,123,000 pretax charge (or $0.51 per share, assuming dilution) in the first quarter of 2001 related to a voluntary early retirement program and the consolidation of its Performance Minerals’ Ohio-based operations. A total of 23 salaried employees and one hourly employee accepted the voluntary early retirement program. This represented 6% of the total salaried personnel in the Company at

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that time. The consolidation of the Ohio-based Performance Minerals’ operations resulted in the termination of 19 employees, none of whom are still employed by the Company. The total charge included a non-cash incremental charge of $3,726,000 related to pension and postretirement benefits of employees accepting the early retirement program.

      The Company recorded a $11,945,000 pretax charge (or $1.46 per share, assuming dilution) in the fourth quarter of 2001 related to the closure of two subsidiary headquarter offices, the closure of three non-strategic mineral processing operations in the Performance Minerals segment, the write-down of certain non-strategic mineral reserve assets and the implementation of an additional voluntary early retirement program.

      The closure of the two subsidiary headquarter offices re-organized operational management to a flatter structure, enabling more integration across business units as well as reducing head count and related expenses. A total of 18 salaried employees were terminated in these offices during 2001, none of whom are still employed by the Company.

      The closure of three non-strategic mineral processing operations in the Performance Minerals segment resulted in exit costs, asset impairment charges and benefits accrued for the 33 employees who were terminated from these operations, none of whom are still employed by the Company. Exit costs were primarily related to lease obligations for mineral royalties, reclamation and equipment rentals for these three operations. The asset impairment charge was related to goodwill ($2,245,000) and fixed assets. Fixed assets, representing primarily machinery, equipment and buildings, were written-down to the fair value less cost to sell as determined primarily by market offers. The three mineral processing operations had combined revenues of $3,961,000 and combined operating losses of $116,000 in 2001.

      A total of three salaried employees accepted the 2001 fourth quarter voluntary early retirement program, less than 1% of the total salaried personnel in the Company.

Note E — Net Loss Per Share

      The calculation of net loss per share — basic and assuming dilution follows (in thousands, except per share amounts):

	2003	2002	2001

Average numbers of shares outstanding:
Average number of shares outstanding — basic	5,125	5,025	4,998
Dilutive effect of stock plans	-0-	-0-	-0-

Average number of shares outstanding — assuming dilution	5,125	5,025	4,998

Net loss per share — basic and assuming dilution:
Loss before cumulative effect of accounting change	$(31,801)	$(6,608)	$(18,815)
Cumulative effect of accounting change for asset retirement obligations, net of income taxes	(1,391)	-0-	-0-

Net loss	$(33,192)	$(6,608)	$(18,815)

Loss before cumulative effect of accounting change	$(6.21)	$(1.32)	$(3.76)
Cumulative effect of accounting change for asset retirement obligations, net of income taxes	(0.27)	-0-	-0-

Net loss per share — basic and assuming dilution	$(6.48)	$(1.32)	$(3.76)

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For the year ended December 31, 2002 and 2001, 313 and 14,871 common shares, respectively, that were issuable under stock compensation plans and could dilute earnings per share in the future were not included in earnings per share because to do so would have been anti-dilutive.

Note F — Income Taxes

      Total income taxes differ from the tax computed by applying the U.S. federal corporate income tax statutory rate for the following reasons (in thousands):

	2003	2002	2001

Loss before income taxes	$(62,144)	$(13,036)	$(31,580)

Income taxes (benefit) at statutory rate	$(21,750)	$(4,563)	$(11,053)
Tax differences due to:
Percentage depletion	(2,786)	(2,503)	(2,525)
State income taxes	(476)	528	22
Goodwill amortization	-0-	-0-	698
Favorable IRS settlement	(5,332)	-0-	-0-
Other	-1-	110	93

Total income taxes (benefit)	$(30,343)	$(6,428)	$(12,765)

      At December 31, 2003, the Company has net operating loss carry forwards for tax purposes of $157,821,000, which expire in 2020, 2021, 2022 and 2023.

      During calendar year 2003, the Company experienced a favorable conclusion to the audit of its federal income tax returns. This favorable settlement of $5,332,000 has been included in the results for 2003 as a current income tax benefit.

      The Company received income tax refunds of $3,000, $7,855,000, and $218,000 in 2003, 2002 and 2001, respectively. The Company made income tax payments of $78,000, $28,000 and $229,000 in 2003, 2002, and 2001, respectively.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

	December 31

	2003	2002

Deferred tax liabilities:
Tax over book depreciation, depletion, amortization and accretion	$72,363	$71,736
Pension benefits	14,215	15,118
Other	10,863	9,391

Total deferred tax liabilities	97,441	96,245
Deferred tax assets:
Postretirement benefits	16,817	15,636
Coal Act liability	2,581	2,561
Alternative minimum tax credit carry-forward	4,810	4,810
Net operating loss carry-forward	55,190	33,332
Restructuring, asset impairments and early retirement programs	5,408	985
Interest rate hedge contracts	381	3,116
Minimum pension liability adjustments	2,412	2,866
Other	9,147	10,121

Total deferred tax assets	96,746	73,427

Net deferred tax liabilities	$695	$22,818

Note G — Long-Term Debt and Other Financial Instruments

      A summary of the Company’s long-term debt is as follows (in thousands):

	December

	2003	2002

Syndicated Term Loan	$114,660	$118,000
Senior Credit Facility	110,815	82,995
Senior Secured Notes	79,781	75,688
Senior Subordinated Notes	100,000	100,000
Vessel Term Loan	14,239	15,813
Notes and Bonds payable and capital leases	2,345	2,852

	421,840	395,348
Less current portion	420,350	2,343

	$1,490	$393,005

      The Company is party to Syndicated Term Loan, Senior Credit Facility, Vessel Term Loan and Senior Secured Notes Agreements (the Agreements) with its syndicated banking group and senior secured note holders. Under the Agreements, the Company is required to comply with various financial-based covenants. At times during the second and third quarters of 2003, the Company was not in compliance with covenants that require the Company to maintain a minimum level of earnings before interest, taxes,

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

depreciation and amortization (EBITDA), a maximum level of total debt and senior debt to EBITDA, a minimum cash flow coverage ratio, a minimum level of net worth (except for the Senior Secured Notes, with which the Company remained in compliance), and a minimum interest coverage ratio.

      In anticipation of this non-compliance, the Company obtained waivers from its syndicated banking group and senior secured note holders. These waivers expired on August 15, 2003, while negotiations for amendments (the Amendments — see discussion below) to the Agreements were still ongoing. Furthermore, as announced on August 1, 2003, the Company chose to defer the interest payment due August 1, 2003 on its $100,000,000 Senior Subordinated Notes (the Sub-Notes), pending the outcome of the Amendment negotiations. As a result of the deferral of the interest payment on the Sub-Notes, the Company’s ability to draw on its credit availability was at the discretion of its syndicated banking group until such time that the Amendments were completed. Since the Company did not make the interest payment on the Sub-Notes prior to the expiration of the 30-day grace period ended August 31, 2003 allowed under the Sub-Notes indenture agreement, the Company was also in default of the Sub-Notes at that time.

      On September 11, 2003, the Company entered into amendments with its syndicated banking group and senior secured note holders. The Amendments restored the Company’s ability to draw on its Senior Credit Facility to fund operations and to make the interest payment due August 1, 2003 on the Sub-Notes (which payment was made on September 29, 2003), provided for less-restrictive quarterly covenant requirements going forward, and removed the requirement for the Company to maintain interest rate protection on at least 50% of the Syndicated Term Loan and Senior Credit Facility. The Amendments required the Company to repay at least $100,000,000 of debt from the proceeds of permitted asset sales by February 25, 2004, increased the applicable margin charged on the Company’s LIBOR-based interest rate by 150 basis points, required monthly settlement of LIBOR-based interest (as opposed to quarterly settlement), and established a dominion of funds arrangement, whereby the daily cash receipts of the Company are collected by its banking group into a centralized bank account and are used to service the outstanding balance of the Senior Credit Facility. Additionally, the Amendments increased the rate of payment-in-kind interest on the Senior Secured Notes by 100 basis points.

      The Company has been focusing on a longer-term restructuring plan, including a financial restructuring of its debt. However, as discussed in Note A, management concluded that it was not possible to adequately restructure the Company’s debt outside of bankruptcy court protection and, thus, filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code on February 23, 2004. Additionally, the Company elected not to pay-down at least $100,000,000 of debt from the proceeds of permitted asset sales by February 25, 2004 and, as previously announced on January 30, 2004, the Company chose to withhold the interest payment due February 2, 2004 on the Sub-Notes. As a result of these decisions, the Company is in default of the Syndicated Term Loan, Senior Credit facility, Vessel Term Loan, Senior Secured Notes and Senior Subordinated Notes. Accordingly, the related balance of $419,495,000, which represents substantially all of the Company’s debt, has been included in current liabilities at December 31, 2003 on the Consolidated Balance Sheet.

      The Syndicated Term Loan and Senior Credit Facility mature on October 31, 2004. The pricing features and covenants of the Senior Credit Facility and the Syndicated Term Loan are the same. The most restrictive covenants, in addition to the requirement to repay at least $100,000,000 in debt through permitted asset sales by February 25, 2004, on the Senior Credit Facility and Syndicated Term Loan require the Company to maintain a (1) minimum level of earnings before interest, taxes, depreciation and amortization (EBITDA), (2) maximum leverage ratio, (3) minimum cash flow coverage ratio, (4) minimum interest coverage ratio (5) minimum level of net worth and (6) limitation on capital expenditures and prohibition of the payment of cash dividends by the Company.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The $75,000,000 Senior Secured Notes mature on October 25, 2008 with scheduled amortization in 2007 and 2008 (50% of the original principal in each year). Interest on the notes includes a 13% per annum cash payment, payable quarterly, and a 6% per annum payment-in-kind. The Senior Secured Notes contain financial covenants that, though similar in nature, are less restrictive than those of the Senior Credit Facility and Syndicated Term Loan.

      Both the Senior Credit Facility and Syndicated Term Loan are secured by liens senior to the liens securing the Senior Secured Notes. The Senior Credit Facility, Syndicated Term Loan and Senior Secured Notes are senior to the Company’s Sub-Notes, which mature in February 2009 and have a fixed interest rate of 10%.

      In 1997, the Company entered into a $17,000,000 fixed rate Vessel Term Loan with a bank to finance the acquisition of two Marine Services vessels, which had previously been under charter agreements. During 2002, the Company amended its agreement on this Term Loan to establish new quarterly covenant levels that match the Senior Credit Facility and Syndicated Term Loan and agreed to a change in pricing. Semi-annual principal payments from January 15, 2004 through January 15, 2007 range from $853,000 to $1,055,000, increasing yearly; and a final principal payment of $7,650,000 is due on July 15, 2007. The loan is secured by mortgages on the two vessels, which have a net book value of $15,580,000 at December 31, 2003. The Vessel Term Loan has a semi-variable interest rate of 12.82% at December 31, 2003.

      Including the two vessels pledged to the Vessel Term Loan, all of the Company’s U.S. accounts receivable, inventories and property and equipment, which approximate $512,646,000, secure long-term senior debt of $321,094,000 at December 31, 2003.

      In 2003, the Company incurred $4,762,000 of deferred financing costs primarily related to the amendment of the Syndicated Term Loan, Senior Credit Facility and the Senior Secured Notes and waiver of covenant violations under the related agreements. In 2002, the Company incurred $8,413,000 of deferred financing costs primarily related to the execution of the Senior Secured Notes transaction and amendment of the Senior Credit Facility and Syndicated Term Loan. In 2001, the Company incurred $1,734,000 of deferred financing costs primarily related to the amendment of the Senior Credit Facility and Syndicated Term Loan. Since, in each of the years, the modification to the anticipated cash flows resulting from the above described amendment activity was not considered significant to cash flows of the related debt, the deferred financing costs were included in other assets on the Consolidated Balance Sheet and are being amortized over the term of the respective agreements.

      The Company has stand-by letters of credit totaling $9,270,000 at December 31, 2003, with no balance outstanding at December 31, 2003.

      Although nearly all of the Company’s debt is classified as current due to the defaults discussed above, stated long-term debt maturities are $228,034,000 in 2004 (the Company’s Syndicated Term Loan and Senior Credit Facility expire in October 2004), $2,427,000 in 2005, $2,459,000 in 2006, $51,410,000 in 2007, $37,510,000 in 2008 and $100,000,000 thereafter. The Company made interest payments of $47,921,000, $40,862,000 and $37,586,000 during 2003, 2002 and 2001, respectively. In 2003 and 2002, the Company included the 6% and 5%, respectively, payment-in-kind interest related to the Senior Secured Notes in interest expense.

      The Company recognizes all derivative instruments on the balance sheet at fair value. The Company’s syndicated banking group had required interest rate protection on fifty-percent of the Company’s Senior Credit Facility and Syndicated Term Loan, prior to their amendment during the third quarter of 2003. Accordingly, the Company entered into interest rate swap agreements during 2001 that effectively convert a portion of its floating-rate debt to a fixed-rate basis, thus reducing the impact of interest-rate changes on future interest expense. The effect of the these agreements was to fix the Company’s interest rate

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exposure, including the applicable margin charged the Company on its LIBOR-based interest rate, at 12.97% on the $50,000,000 (22%) hedged portion of the Company’s Senior Credit Facility and Syndicated Term Loan at December 31, 2003.

      On January 1, 2001, the Company entered into interest rate swap agreements with an aggregate notional value of $220,000,000. At that time, interest rate swaps with a notional value of $50,000,000 were designated in cash flow hedge relationships in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” while interest rate swaps with a notional value of $170,000,000 did not qualify as hedging instruments.

      For the interest rate swaps with a notional value of $50,000,000 that were designated in cash flow hedge relationships on January 1, 2001, the effective portion of the changes in fair value of the swaps was recorded in other comprehensive loss, a component of stockholders’ equity. At December 31, 2002, the Company undesignated one of these interest rate swaps with a notional value of $20,000,000, since the Company’s outstanding variable rate debt at that time was less than the $220,000,000 aggregate notional value. Changes in the fair value of the undesignated interest rate swap after December 31, 2002 were recognized in interest expense. These interest rate swaps expired on April 3, 2003 and have not been replaced by the Company.

      For the interest rate swaps with a notional value of $170,000,000 that did not qualify as hedging instruments on January 1, 2001, a pretax transition adjustment of $4,623,000 ($2,820,000 net of income taxes) was recorded in other comprehensive loss. The transition adjustment was amortized to interest expense over ten quarters, ending June 30, 2003. The pretax charge to interest expense for the year ended December 31, 2003 was $925,000 (or $0.11 per share, assuming dilution) and was $1,849,000 (or $0.24 per share, assuming dilution) for both the years ended December 31, 2002 and 2001.

      The Company amended all of the interest rate swap agreements that did not qualify as hedging instruments at the end of the first quarter 2001. The amended interest rate swaps were then designated in cash flow hedge relationships. Beginning in the second quarter of 2001, the amended interest rate swap agreements effective portion of the changes in fair value was recorded in other comprehensive loss. On December 31 and June 30, 2003, certain of these interest rate swaps with an aggregate notional value of $70,000,000 and $50,000,000, respectively, expired. These swaps were not replaced by the Company.

      At December 31, 2003, the Company had one such interest rate swap remaining with a notional value of $50,000,000, which expires June 30, 2004. The Company includes the liability for derivative instruments in other long-term liabilities on the Consolidated Balance Sheet. The liability for derivative instruments was $1,457,000 and $9,773,000 at December 31, 2003 and 2002, respectively.

      The Company recognized pretax losses of $64,000, $7,000 and $148,000 in 2003, 2002 and 2001, respectively, related to the ineffective portion of its hedging instruments and these amounts are included in other expense on the Consolidated Statement of Operations.

      When using interest rate swap agreements, the intermediaries to such agreements expose the Company to the risk of nonperformance, though such risk is not considered likely under the circumstances. The Company does not hold or issue financial instruments for trading purposes.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The estimated fair values of long-term debt and other financial instruments outstanding at December 31 are as follows (in thousands):

	2003			2002

	Notional	Carrying		Notional	Carrying
	Amount	Amount	Fair Value	Amount	Amount	Fair Value

Cash					$756	$756
Long-term debt, including current portion		$421,840	$361,699		395,348	350,027
Interest rate swap liability:
Variable to fixed	$50,000	1,457	1,457	$220,000	9,773	9,773

      The estimated fair values of financial instruments are principally based on quoted market prices and by discounting future cash flows at currently available interest rates for borrowing arrangements with similar terms.

Note H — Stockholders’ Equity

      In conjunction with the Company’s 2001 annual meeting, the Company’s stockholders approved the re-incorporation of the Company as an Ohio corporation and certain changes to the Company’s capital structure. The changes increased the number of authorized shares from 10,000,000 to 30,000,000 and replaced existing unissued preferred stock with 5,000,000 shares of “blank check” preferred stock. The term “blank check” preferred stock refers to stock for which designations, preferences, conversion rights, participation and other rights, including voter rights (subject to some limitations established by law), qualifications, limitations, and restrictions may be determined by the board of directors. The articles of incorporation establish restrictions on the blank check preferred stock relating to the conversion price and the number of shares of common stock into which the preferred stock may be converted in order to limit the dilution to holders of common stock. No blank check preferred stock was issued or outstanding at December 31, 2003.

Note I — Company Stock Plans

      The Company’s Long-Term Incentive Plan (LTIP), adopted in 1995 and replaced in 1999, permits grants of stock options and other performance awards. Included in Additional Capital at December 31, 2003 and 2002 is $82,000 and $197,000, respectively, for obligations under the LTIP, representing 3,204 and 7,750 “share units”, respectively. “Share units” are calculated by taking the deferred payments and dividing by the stock market price on the deferral date. There was no compensation expense under the LTIP in 2003 or 2002, while compensation expense under the LTIP in 2001 was $7,000. Additionally, as provided by the LTIP and the Company’s 2002 Stock Option Plan (2002 Options Plan); stock options have been granted to key employees. These options vest ratably over a four-year period and expire 10 years from the date of grant. The Company uses the intrinsic value method to account for employee stock options. No compensation expense was recognized because the exercise price of the stock options equaled the market price of the underlying common stock on the date of grant. There have been no stock appreciation rights, restricted stock or performance awards granted under the LTIP or 2002 Options Plan.

      In connection with an employment agreement (Agreement), the Company granted a restricted common stock award, in lieu of annual cash compensation, to its former Chairman and Chief Executive Officer (former Chairman). In 1998, upon the former Chairman’s completion of a $1,000,000 personal investment in the Company’s common stock, the Company issued to the former Chairman 25,744 shares of common stock equal to the number of shares of common stock he acquired. These shares vested ratably

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

over the vesting period with the final shares becoming vested on January 1, 2003. The Chairman is entitled to all voting rights and any dividends on the restricted shares.

      Total compensation expense of $965,000, computed based on the closing market price on the date the stock was issued, was recognized over the vesting period. Compensation expense related to this award was $97,000 in 2002 and 2001. Also, under the Agreement, the Company granted the former Chairman an option to acquire 380,174 common shares at an exercise price of $38.00 per share. The option became exercisable in whole or in part on January 1, 2001 and is scheduled to expire on June 30, 2005.

      In connection with a 2002 amendment to the Agreement the Company provided the former Chairman with a restricted common stock award of 25,000 shares, in lieu of annual cash compensation. The 25,000 shares were issued to the former Chairman on January 2, 2003. The shares were fully vested upon issuance; however, the former Chairman was restricted from selling the shares until such time that his tenure as Chairman of the Board of Directors was ended. Total compensation expense of $324,000, computed based on the closing market price on the effective date of the 2002 amendment, was recognized over the term of the Chairman’s employment under the amended agreement. Compensation expense related to this award was $162,000 in 2003 and 2002.

      The Company sponsors a Director Fee Deferral Plan (Directors Plan), which allows non-employee directors of the Company the option of deferring all or part of their fees in the form of “share units” or “deferred cash”. Any fees deferred as “share units” will be matched at 25% by the Company, but only in the form of additional “share units”. Included in additional capital at December 31, 2003 and 2002 is $1,149,000 and $1,024,000, respectively, of obligations under the Directors Plan, representing 147,839 and 56,383 “share units”, respectively. Expense under the Directors Plan was $294,000, $308,000 and $223,000 in 2003, 2002 and 2001, respectively.

      A summary of the Company’s stock option activity and related information follows:

		Weighted
		Average	Weighted
	Number of	Exercise	Average
	Shares	Price	Fair Value

Options outstanding, January 1, 2001	664,849	$32.74
Granted	87,750	14.28	$4.95
Exercised	(856)	21.75
Forfeited	(97,519)	27.58

Options outstanding, December 31, 2001	654,224	31.05
Granted	128,750	9.50	$4.65
Forfeited	(35,250)	20.33

Options outstanding, December 31, 2002	747,724	27.84
Granted	120,500	2.04	$1.81
Forfeited	(29,400)	20.05

Options outstanding, December 31, 2003	838,824	$24.41

Options exercisable, December 31, 2003	579,212	$31.97

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of weighted-average exercise prices for options outstanding and exercisable as of December 31, 2003 and the weighted-average remaining contractual life of options outstanding follows:

			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Contractual
Range of Exercise Prices	Shares	Price	Life (Years)

Options outstanding:
$1.90 - $8.84	119,500	$2.04	9.81
$8.85 - $20.00	225,850	12.62	8.00
$20.01 - $30.00	101,100	25.05	6.04
$30.01 - $42.13	392,374	37.84	1.58

	838,824	$24.41	5.02

Options exercisable:
$1.90 - $8.84	—	—
$8.85 - $20.00	100,813	$14.96
$20.01 - $30.00	86,025	25.12
$30.01 - $42.13	392,374	37.84

	579,212	$31.97

      There were 1,518,174 common shares authorized for awards and distribution under all of the Company stock plans. At the end of 2003, 462,514 shares remain available for use for the above plans.

      The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates ranging from 2.8%-6.4%; dividend yields ranging from 0.0%-4.2%; volatility factors of the expected market price of the Company’s common shares of 138%, 53% and 51% in 2003, 2002 and 2001, respectively; and a weighted-average expected life of five years for the options. Since changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Note J —	Postretirement Benefits

      The Company has a number of noncontributory defined benefit pension plans covering certain employee groups. The plans provide benefits based on the participant’s years of service and compensation, or stated amounts for each year of service. The Company’s funding policy is to contribute amounts to the plans sufficient to meet the minimum funding required by applicable regulations. In addition to pension benefits, the Company provides health care and life insurance for certain retired employees. The Company’s policy is to fund these postretirement benefit costs principally on a cash basis as claims are incurred. The Coal Industry Retiree Health Benefit Act of 1992 (Coal Act) requires companies that previously mined coal to pay the cost of certain health care benefit obligations for retired coal miners and their dependents. The charge for the Coal Act in 1992 was recorded as an extraordinary charge. In 2003, the Company adopted SFAS No. 132; “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which revised and expanded disclosures about pension plans other postretirement benefits. SFAS No. 132 did not change existing measurement or recognition provisions.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the Company’s pension and other benefits is as follows (in thousands):

			Other Benefits

			Postretirement
	Pension Benefits		Health Care		Coal Act

	2003	2002	2003	2002	2003	2002

Change in benefit obligations:
Benefit obligations at beginning of year	$86,335	$83,669	$52,501	$48,928	$6,565	$7,035
Service cost	2,680	2,328	1,420	1,264
Interest cost	5,832	5,792	3,584	3,437	436	483
Plan participant contributions	18	18
Amendments		(143)
Actuarial loss (gain)	2,488	(541)	(4,910)	(228)		(210)
Assumption changes	3,994	2,230	6,819	1,580	317
Benefits paid	(7,711)	(7,018)	(2,633)	(2,480)	(701)	(743)

Benefit obligations at end of year	93,636	86,335	56,781	52,501	6,617	6,565
Change in plan assets:
Fair value of plan assets at beginning of year	75,733	94,297	252	199
Actual return on plan assets	17,376	(14,201)		27
Employer contributions	2,456	2,631	2,658	2,506
Plan participant contributions	18	18
Benefits paid	(7,711)	(7,018)	(2,633)	(2,480)
Acquisitions		6

Fair value of plan assets at end of year	87,872	75,733	277	252

Funded status	(5,764)	(10,602)	(56,504)	(52,249)	(6,617)	(6,565)
Unrecognized net actuarial loss	35,981	42,630	7,241	5,468
Unrecognized prior service cost (credit)	2,118	2,449	(786)	(1,027)
Unrecognized initial net asset		(14)

Net asset (liability) recognized	$32,335	$34,463	$(50,049)	$(47,808)	$(6,617)	$(6,565)

Amounts recognized in balance sheet consist of:
Prepaid benefit cost	$33,724	$35,819
Intangible asset	1,595	1,876

Prepaid pension costs	35,319	37,695
Accumulated other comprehensive income	6,185	7,349
Accrued long-term benefit liability	(9,169)	(10,581)	$(50,049)	$(47,808)	$(6,617)	$(6,565)

Net asset (liability) recognized	$32,335	$34,463	$(50,049)	$(47,808)	$(6,617)	$(6,565)

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Other Benefits

			Postretirement
	Pension Benefits		Health Care		Coal Act

	2003	2002	2003	2002	2003	2002

Weighted-average assumptions:
To determine net periodic benefit cost for years ended December 31
Discount rate	7.00%	7.25%	7.00%	7.25%	7.00%	7.25%
Rate of compensation increase	4.00%	4.00%	N/A	N/A	N/A	N/A
Expected return on plan assets	9.00%	9.00%	6.00%	6.00%	N/A	N/A
To determine benefit obligations at December 31
Discount rate	6.50%	7.00%	6.50%	7.00%	6.50%	7.00%
Rate of compensation increase	4.00%	4.00%	N/A	N/A	N/A	N/A

      The return on plan assets reflects the weighted-average expected long-term rate of return for the broad categories of investments held by the plans. The expected long-term rate of return is adjusted when there are fundamental changes in expected long-term returns on plan investments.

      For purposes of measuring the accumulated postretirement benefit obligation for other postretirement health care benefits, a 10.00% (pre-65) and 6.00% (post-65) annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004. These rates are assumed to decease gradually to 5.00% (the pre-65 rate in 2009 and the post-65 rate in 2006), and remain at those levels thereafter. For prescription drug costs, a 13.5% annual rate of increase is assumed for 2004. This rate is assumed to decrease gradually to 5.00% in 2015 and remain at that level thereafter.

	Pension Benefits(1)

	2003	2002	2001

Components of net periodic benefit cost:
Service cost	$2,680	$2,328	$2,251
Interest cost	5,832	5,792	5,847
Expected return on plan assets	(6,641)	(8,301)	(9,400)
Amortization of prior service cost	331	322	331
Amortization of initial net asset	(14)	(576)	(558)
Recognized net actuarial loss (gain)	2,395	631
Special termination benefits(3)			3,439

Net periodic benefit cost	$4,583	$196	$1,910

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Other Benefits(2)

	Postretirement Health Care			Coal Act

	2003	2002	2001	2003	2002	2001

Components of net periodic benefit cost:
Service cost	$1,420	$1,264	$1,012
Interest cost	3,584	3,438	3,271	$436	$483	$547
Expected return on plan assets	(15)	(12)	(12)
Amortization of prior service cost	(241)	(241)	(241)
Recognized net actuarial loss (gain)(4)	151	118	(956)	317	(210)	35
Special termination benefits(3)			437

Net periodic benefit cost	$4,899	$4,567	$3,511	$753	$273	$582

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	Other Benefits(2)

	Postretirement
	Health Care		Coal Act

	1% Increase	1% Decrease	1% Increase	1% Decrease

Effect on total of service and interest cost components	$667	$(525)	$45	$(38)
Effect on postretirement benefit obligation	7,862	(5,379)	625	(525)

      The Company’s pension plan and postretirement health care plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category, were as follows:

			Other
			Benefits(2)

	Pension		Postretirement
	Benefits(1)		Health Care

	2003	2002	2003	2002

Weighted-average asset allocations:
Equity securities	71.6%	67.6%
Debt securities	28.3%	32.1%
Cash and cash equivalents	0.1%	0.3%	100%	100%

	100%	100%	100%	100%

(1)	Reflects the combined pension plans of the Company

(2)	Reflects the postretirement health care and life insurance plan of the Company and benefits required under the 1992 Coal Act.

(3)	Reflects the incremental increase in pension and postretirement benefit obligation resulting from the Company’s voluntary early retirement program.

(4)	Includes the assumption change with regards to the Coal Act, which is recognized into net periodic benefit cost in the year of change.

      The Company’s investment strategy for its pension plans is to preserve and increase principal and provide a sufficient expected long-term rate of return to meet the actuarial assumptions of the plans (i.e., expected long-term rate of 9%) within an acceptable level of risk. High levels of risk are to be avoided at

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the total fund level through diversification by asset class, style of manager, and industry and sector limits. The investment policy establishes a target allocation for each asset class, which is re-balanced on a quarterly basis. Target allocations for 2004 are 70% equity securities and 30% debt securities, which are consistent with the 2003 and 2002 target levels. Target tolerances are typically less than 5%. The plans utilize a number of equity, balanced and fixed income funds, as well as investments in individual debt and equity securities, to achieve target asset allocations. The Company’s investment strategy for its postretirement health care plan is to invest 100% of the principal in low-risk, cash and cash equivalents to preserve the principal.

      Pension plan assets include 336,000 shares of the Company’s common stock at both December 31, 2003 and 2002. The ending market values for these shares were $1,416,000 in 2003 and $2,237,000 in 2002. The value of these shares at February 25, 2004 approximated $239,000. There were no dividends paid during 2003 or 2002 on these shares.

      The accumulated benefit obligation for all defined benefit pension plans of the Company was $85,240,000 and $80,733,000 at December 31, 2003 and 2002, respectively.

      The aggregate projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $32,357,000, $28,320,000 and $19,517,000, respectively, as of December 31, 2003 and $27,577,000, $26,063,000 and $15,993,000, respectively, as of December 31, 2002.

      The discount rate on the Company’s pension and other benefit plans was decreased to 6.50% at December 31, 2003 from 7.00% in 2002. Additionally, the annual rate of increase in the per capita cost of covered health care benefits was revised to 10.00% (pre-65) and 6.00% (post-65), decreasing gradually to 5.00% (the pre-65 rate in 2009 and the post-65 rate in 2006) at December 31, 2003 from 8.25% (pre-65) and 6.00% (post-65), with the pre-65 rate decreasing gradually to 6% in 2006 and the post-65 rate remaining constant at December 31, 2002. These changes resulted in an increase in the benefit obligation of $3,994,000 for the pension plans and $6,819,000 ($1,199,000) related to the revision of the per capita cost of covered health care benefits) for the postretirement health care plan at December 31, 2003. The discount rate on the Company’s pension and other benefit plans was decreased to 7.00% at December 31, 2002 from 7.25% in 2001. The change resulted in an increase in the projected benefit obligation of $2,230,000 for the pension plans and $1,580,000 for the other postretirement benefit plans at December 31, 2002.

      The Company expects to contribute approximately $4,500,000 to its pension plans and $2,900,000 to its postretirement health care plan in 2004.

      The Company’s postretirement health care plan provides prescription drug benefits that may be affected by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the Act), signed into law in December 2003. In accordance with Federal Accounting Standards Board (FASB) Staff Position FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003,” the effects of the Act on the Company’s postretirement plan have not been included in the measurement of the Company’s accumulated postretirement benefit obligation or net periodic postretirement benefit cost for 2003. In February 2004, the FASB determined that the federal subsidy available under the Act to plan sponsors that provide retiree health benefits that are “actuarially equivalent” to Medicare benefits should be accounted for within the scope of SFAS No. 106, “Employers Accounting for Postretirement Benefits Other than Pensions.” The effect of the federal subsidy on benefits attributable to past services and future changes in the estimated amount of the subsidy should be accounted for as an actuarial gain under SFAS No. 106, while the effects of the subsidy attributable to future service should be accounted for as a reduction to future service costs. Plan amendments made in contemplation of the subsidy should be accounted for as either an actuarial

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

gain (if the net result of the amendment and the subsidy is a reduction to the accumulated post retirement benefit obligation) or a plan amendment (if the net result of the amendment and subsidy increases the accumulated postretirement benefit obligation). Furthermore, the FASB decided that the tax exempt nature of the subsidy should be reflected when the subsidy is recognized as a reduction to the accrued postretirement benefit obligation. The FASB has not yet finalized how “actuarial equivalency” should be determined. The final guidance, when issued, may require the Company to re-measure its postretirement benefit obligation and may require the Company to amend its plan to benefit from the Act.

      The Company maintains defined contribution plans for certain employees and contributes to these plans based on a percentage of employee contributions, including an employee stock ownership plan covering non-bargaining employees of the Company’s corporate office and certain other bargaining and non-bargaining employee groups. Contributions to the employee stock ownership plan by the Company were equal to either 50% or 75% of a participant’s contribution, depending on the participant’s employee group, up to a maximum of 8% of a participant’s compensation. During 2003, management of the Company elected to indefinitely suspend and/or reduce its contributions to the employee stock ownership plan. The expense for these plans was $1,185,000, $1,721,000 and $1,707,000 for 2003, 2002 and 2001, respectively. The Company also pays into certain defined benefit multi-employer plans under various union agreements that provide pension and other benefits for various classes of employees. Payments are based upon negotiated contract rates and related expenses totaled $1,394,000, $1,084,000 and $1,200,000 for 2003, 2002 and 2001, respectively.

Note K — Commitments and Contingencies

      The Company leases various buildings, computers and equipment in addition to a vessel charter in its Marine Services fleet. In general, these operating leases are renewable or contain purchase options. The purchase price or renewal lease payment is based on the fair market value of the asset at the date of purchase or renewal. Rental expense was $10,271,000, $9,918,000 and $10,207,000 in 2003, 2002 and 2001, respectively.

      Future minimum payments at December 31, 2003, under non-cancelable operating leases, are $7,816,000 in 2004, $6,826,000 in 2005, $5,562,000 in 2006, $3,944,000 in 2007, $2,734,000 in 2008 and $12,531,000 thereafter.

      At December 31, 2003, the Company employed approximately 1,804 people, of whom 137 are management. 47% of the Company’s employees are unionized, and the Company is party to eleven collective bargaining agreements with various labor unions. The Company believes that it maintains good relations with each of these unions. In 2004, collective bargaining agreements representing approximately 567 employees will expire. Management expects to be able to negotiate new contracts with each of these union groups.

      The Company is subject to various environmental laws and regulations imposed by federal, state and local governments. Also, in the normal course of business, the Company is involved in various pending or threatened legal actions. When practicable, the Company records liabilities at estimated amounts for all matters which are expected to be probable of occurrence. When the Company cannot reasonably estimate future costs and the likelihood of occurrence is less than probable related to such matters, no amounts are accrued. However, costs incurred to comply with environmental regulations and to settle litigation have not been significant in 2003 and prior years. Although it is possible that the Company’s future operating results could be affected by future costs of environmental compliance or litigation, it is management’s belief that such costs will not have a material adverse effect on the Company’s consolidated financial statements.

      The Company and certain of its subsidiaries are involved in a limited number of claims and routine litigation incidental to operating its current business. In each case, the Company is actively defending or

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prosecuting the claims. Many of the claims are covered by insurance and none are expected to have a material adverse effect on the financial condition of the Company. While the Company is under Chapter 11 bankruptcy protection, all legal proceedings against the Company and/or its subsidiaries are stayed by operation of federal law.

      Several of the Company’s subsidiaries have been and continue to be named as defendants in a large number of cases relating to the exposure of people to asbestos and silica. The plaintiffs in the cases generally seek compensatory and punitive damages of unspecified sums based upon the Jones Act, common law or statutory product liability claims. Some of these cases have been brought by plaintiffs against the Company (or its subsidiaries) and other marine services companies or product manufacturer co-defendants. Considering the Company’s past and present operations relating to the use of asbestos and silica, it is possible that additional claims may be made against the Company and its subsidiaries based upon similar or different legal theories seeking similar or different types of damages and relief. The suits filed pursuant to the Jones Act are filed in Federal Court and have been assigned to the Multidistrict Litigation Panel (MDL); there are approximately 700 claims, all of which are currently dormant and have been so for many years.

      The Company believes that both the asbestos and silica product liability claims are covered by multiple layers of insurance policies and an insurance trust from multiple sources. In the third quarter of 2003, the Company agreed with one of its several insurers to fund a settlement insurance trust (the Trust) to cover a significant portion of settlement and defense costs arising out of asbestos litigation. The Company has access to Trust funds to cover settlements and defense costs and does not anticipate that it will have the need to cover such costs from its own funds. Accordingly, the $2,408,000 (or $0.29 per share, assuming dilution) reserve for asbestos claims related to insolvent insurers recorded at the end of 2002 has been reversed, as has an $845,000 (or $0.10 per share, assuming dilution) increase to this reserve provided during the first half of 2003. Additionally, the agreement provides that the Company may use up to $4,000,000 ($1,681,000 used in 2003) of the Trust’s assets to cover the cost of any other related or unrelated insurable or insurance related expense. At December 31, 2003, the Company was a co-defendant in cases alleging asbestos-induced illness involving claims of approximately 75,000 claimants.

      With respect to silica claims, the Company at December 31, 2003 was co-defendant in cases involving approximately 20,000 claimants. The Company has been and will continue to be responsible for funding a small percentage of all settlements and defense costs. Management believes that its share of settlements on an annual basis is not significant, although the Company continues to maintain a reserve on its balance sheet to address this contingency.

      The exposure of persons to silica and the accompanying health risks have been and continue to be significant issues confronting the industrial minerals industry in general, and specifically our Performance Minerals segment. Proposed changes to standards for exposure to silica are under review by the United States Occupational Safety and Health Administration. This review could result in more stringent worker safety standards or, in the alternative, requirements for additional action on the part of silica users regarding lower permissible exposure limits for silica. More stringent worker safety standards or additional action requirements, including the costs associated with these revised standards or additional action requirements, and actual or perceived concerns regarding the threat of liability, or health risks, including silicosis, associated with silica use, may affect the buying decisions of the users of our silica products. If worker safety standards are made more stringent, if the Company is required to take additional action regarding lower permissible exposure limits for silica, or if the Company’s customers decide to reduce their use of silica products based on actual or perceived health risks or liability concerns, the Company’s operating results, liquidity and capital resources could be materially adversely affected. The extent of any material adverse effect would depend on the nature and extent of the changes to the exposure standards,

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the cost of meeting and our ability to meet more stringent standards, the extent of any reduction in our customer’s use of our silica products and other factors that cannot be estimated at this time.

      During the fourth quarter of 2003, the Company settled a series of multi-party law suits and an arbitration relating to its prior involvement in Eveleth Mines. The parties included the current mine operator and its shareholders, an insurance carrier and one of the Company’s subsidiaries. The nature of the allegations against the Company included claims relating to the liability for retrospective premiums and duty to reimburse others for legal expenses incurred in defending settled litigation. Under the settlement, the Company has agreed to pay $3,650,000 to the insurance carrier, with an initial payment of $1,000,000 made in December 2003 and the remainder payable in monthly installments through March 2006. Accordingly, the Company has recorded a liability of $2,462,000 at December 31, 2003, representing the present value of the required future payments. The Company maintains recourse against the current operator, Eveleth Mines LLC (d.b.a. EVTAC Mining), for its share of the total settlement with the insurance carrier. However, since EVTAC Mining filed for protection under Chapter 11 of the U.S. Bankruptcy Code in May 2003, the Company has fully reserved for the $2,239,000 due from EVTAC Mining.

      Litigation is inherently unpredictable and subject to many uncertainties. Adverse court rulings, determinations of liability or retroactive or prospective changes in the law could affect claims made against the Company and encourage or increase the number and nature of future claims and proceedings. Together, with reserves recorded and available insurance, pending litigation is not expected to have a material adverse effect on the Company’s operations, liquidity or financial condition.

Note L — Industry Segments and Major Customers

      The Company is headquartered in Cleveland, Ohio and supplies essential natural resources to industrial and commercial customers. The Company operates its businesses as three reporting segments focused on its key markets served. The segments align operations which share business strategies, are related by geography and product mix, and reflect the way management evaluates the operating performance of its businesses. The operations are reported as: Great Lakes Minerals, Global Stone, and Performance Minerals. Through the direct sales force of each operating segment, the Company serves customers in a wide range of industries, including building products, energy, environmental and industrial. The composition of the segments and measure of segment profitability is consistent with that used by the Company’s management. The Company’s primary measurement focus is operating income and EBITDA. Interest expense, other income (expense) and restructuring charges are grouped with Corporate and Other and not presented by segment, since they are excluded from the measure of segment profitability used by the Company’s management. The accounting policies of the segments are the same as those described in Note B.

Great Lakes Minerals

      The Great Lakes Minerals business segment is the largest and only fully integrated producer and bulk transporter of limestone on the Great Lakes and combines the Company’s Michigan Limestone, Marine Services and Erie Sand and Gravel operations. Great Lakes Minerals’ operations primarily serve the industrial and chemical, building materials and construction, and energy industries. This business segment operates three Michigan limestone quarries, dock facilities and a fleet of 12 self-unloading vessels on the Great Lakes. The segment’s operations primarily supply limestone aggregate and chemical limestone, limestone for construction and other purposes, iron ore for integrated steel manufacturers and coal for electric utility companies.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Global Stone

      The Global Stone business segment primarily mines and processes lime, limestone fillers, chemical limestone and construction aggregate. Overall, this business segment has seven operations and operates twelve limestone quarries, primarily in the Southeast and Mid-Atlantic regions of the United States. Lime and chemical limestone are used for water and waste treatment, steel making, flue gas desulfurization, glass production, animal feed, fertilizers, and fillers for plastic, latex, and sealants. Limestone fillers are used for many diverse industrial and agricultural processes, including fiberglass, roofing shingles, carpet backing and animal feed. Limestone is sized and graded for aggregates primarily used in construction.

Performance Minerals

      The Performance Minerals business segment mines and processes specialized industrial minerals, primarily high-purity silica sands and muscovite mica, and combines the Industrial Sands and Specialty Minerals operations. This business segment includes six operations in the southwestern United States, one operation in Ohio and one in North Carolina. It produces fracturing sands used in oil and gas well drilling; industrial sands used as abrasives and for fillers in building materials; silica flour for fiberglass and ceramic production; recreational sands for golf courses, playgrounds, athletic fields, and landscaping; foundry sands for ferrous and non-ferrous metal die casting; filtration sands; and wet-ground, dry-ground and surface-modified mica, which are value-added ingredients in joint compounds, paint and rubber and plastic compounds.

      Geographic information for revenues and long-lived assets are as follows (in thousands):

		Long-
	Revenues(1)	Lived Assets

2003
United States	$384,156	$455,272
Canada and other foreign	20,073

Consolidated	$404,229	$455,272

2002
United States	$385,626	$482,701
Canada and other foreign	14,946

Consolidated	$400,572	$482,701

2001
United States	$394,228	$493,136
Canada and other foreign	9,983

Consolidated	$404,211	$493,136

(1)	Revenues are attributed to countries based on the location of customers.

      Accounts receivable of $10,144,000, $9,981,000, $9,450,000 and $9,299,000 are due from companies in the construction, limestone, metallurgy and utilities industries, respectively, at December 31, 2003. Credit is extended based on an evaluation of a customer’s financial condition and, generally, collateral is not required. Credit losses within these industries have not been historically significant. There were no customers that exceeded 10% of consolidated net sales and operating revenues in 2003, 2002 or 2001.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Great Lakes	Global	Performance		Total	Corporate
	Minerals(1)	Stone(2)	Minerals		Segments	and Other		Consolidated

	In thousands
2003
Identifiable assets	$265,737	$250,080	$75,549		$591,366	$57,328	(3)	$648,694
Depreciation, depletion and amortization expense	15,117	14,360	7,993		37,470	307		37,777
Capital expenditures	7,956	7,467	3,105		18,528	637		19,165
Net sales and operating revenues	$143,295	$173,272	$87,662		$404,229			$404,229
Intersegment revenues, at market	3,996				3,996	$(3,996)

Total net sales and operating revenues	$147,291	$173,272	$87,662		$408,225	$(3,996)		$404,229
Operating income (loss)	$4,990	$12,424	$(2,903	)(5)	$14,511	$(21,158	)(4)	$(6,647)
(Loss) gain on disposition of assets	(7)	(3,702)	(40)		(3,749)	63		(3,686)
Interest expense						(53,843)		(53,843)
Other income — net						2,032		2,032

Income (loss) before income taxes and cumulative effect of accounting change	$4,983	$8,722	$(2,943)		$10,762	$(72,906)		$(62,144)

2002
Identifiable assets	$266,064	$270,905	$89,512		$626,481	$60,986	(3)	$687,467
Depreciation, depletion and amortization expense	14,367	12,481	6,717		33,565	100		33,665
Capital expenditures	5,963	9,395	3,913		19,271	745		20,016
Net sales and operating revenues	$153,432	$161,220	$85,920		$400,572			$400,572
Intersegment revenues, at market	3,488				3,488	$(3,488)

Total net sales and operating revenues	$156,920	$161,220	$85,920		$404,060	$(3,488)		$400,572
Operating income (loss)	$18,858	$15,284	$11,481		$45,623	$(10,998	)(4)	$34,625
(Loss) gain on disposition of assets	(28)	134	(51)		55			55
Interest expense						(43,595)		(43,595)
Other expense — net			(179)		(179)	(3,942)		(4,121)

Income (loss) before income taxes	$18,830	$15,418	$11,251		$45,499	$(58,535)		$(13,036)

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Great Lakes	Global	Performance	Total	Corporate
	Minerals(1)	Stone(2)	Minerals	Segments	and Other		Consolidated

	In thousands
2001
Identifiable assets	$259,746	$270,451	$95,540	$625,737	$54,412	(3)	$680,149
Depreciation, depletion and amortization expense	13,794	14,500	7,363	35,657	75		35,732
Capital expenditures	5,339	10,458	11,060	26,857	18		26,875
Net sales and operating revenues	$149,593	$155,229	$99,389	$404,211			$404,211
Intersegment revenues, at market	2,513			2,513	$(2,513)

Total net sales and operating revenues	$152,106	$155,229	$99,389	$406,724	$(2,513)		$404,211
Operating income (loss)	$15,421	$11,232	$13,245	$39,898	$(24,690	)(4)	$15,208
(Loss) gain on disposition of assets	(30)	6	61	37	27		64
Interest expense					(40,084)		(40,084)
Other expense — net					(6,768	)(6)	(6,768)

Income (loss) before income taxes	$15,391	$11,238	$13,306	$39,935	$(71,515)		$(31,580)

(1)	Includes the results of operations of Erie Sand and Gravel from the acquisition date of January 2003.

(2)	Includes the results of operations of the Lawn and Garden business unit through October 2003 when it was sold.

(3)	Consists primarily of prepaid pension assets and deferred financing fees in each of the years.

(4)	Includes Corporate general, administrative and selling expenses as well as restructuring charges.

(5)	Includes an asset impairment charge of $13,114 to reduce the book value of the segment’s Specialty Minerals operation to fair value.

(6)	Includes a charge of $4,303 to establish a reserve against an unsecured note receivable arising from the 1998 sale of a discontinued, steel-related business.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note M — Quarterly Results of Operations (Unaudited)

      Unaudited quarterly results of operations for the years ended December 31, 2003 and 2002 are summarized as follows (In thousands):

	Quarter Ended

	Dec. 31	Sept. 30	June 30	Mar. 31

2003
Net sales and operating revenues	$103,312	$121,527	$116,506	$62,884
Cost of goods sold and operating expenses	85,786	91,030	88,884	49,544
Gross Profit	8,597	19,607	17,015	8,264
Loss before cumulative effect of accounting change	(9,886)	325	(12,581)	(9,659)
Net (loss) income	(9,886)	325	(12,581)	(11,050)
Per common share:
Loss before cumulative effect of accounting change	(1.90)	0.06	(2.47)	(1.90)
Net (loss) income — basic and assuming dilution	(1.90)	0.06	(2.47)	(2.17)
2002
Net sales and operating revenues	$101,972	$123,653	$112,592	$62,355
Cost of goods sold and operating expenses	78,773	89,745	78,823	47,306
Gross Profit	14,688	21,140	24,194	10,941
Net (loss) income	(6,682)	2,015	3,532	(5,473)
Per common share:
Net (loss) income — basic and assuming dilution	(1.33)	0.40	0.70	(1.09)

      During the fourth quarter of 2003, the Company sold the Lawn and Garden business unit of its Global Stone segment for a net loss of $2,252,000 (or $0.44 per share, assuming dilution). The loss was included in gain (loss) on disposition of assets on the Consolidated Statement of Operations See Note C for additional disclosures related to the sale of the Lawn and Garden business unit.

      Net income for the third quarter of 2003 included a net charge of $823,000 (or $0.16 per share, assuming dilution) to increase the Company’s provision for doubtful accounts, primarily to reflect the increased risk of doubtful collection regarding two customers of the Great Lakes Minerals segment who filed for Chapter 11 bankruptcy protection. The charge was included in provision for doubtful accounts on the Consolidated Statement of Operations.

      Net loss for the second quarter of 2003 included a net impairment charge of $8,000,000 (or $1.57 per share, assuming dilution) to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value, as determined by management based on a third-party appraisal. The impairment charge was included in provision for restructuring, asset retirements and early retirement programs on the Consolidated Statement of Operations. See Note D for additional disclosures related to the impairment charge.

      Net loss for the first quarter of 2003 included a net charge of $888,000 (or $0.17 per share, assuming dilution) to partially reserve for EVTAC Mining. EVTAC Mining is a non-trade debtor to the Company for obligations arising out of a prior relationship who filed for protection under Chapter 11 of the U.S. Bankruptcy Code in May 2003. Due to changes in facts and circumstances, an additional net charge

OGLEBAY NORTON COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of $478,000 (or $0.09 per share, assuming dilution) was included in net loss for the third quarter of 2003 to fully reserve for this matter. These charges were included in other income (expense) on the Consolidated Statement of Operations. See Note K for additional disclosures regarding EVTAC Mining.

      Net loss for the first quarter of 2003 included a net charge of $1,391,000 (or $0.27 per share, assuming dilution) for the cumulative effect of an accounting change for asset retirement obligations. See Note A for additional disclosures on asset retirement obligations.

      Net loss for the fourth quarter of 2002 included a net charge of $1,469,000 (or $0.29 per share, assuming dilution) to reserve for product liability claims. Additionally, a net charge of $515,000 (or $0.10 per share, assuming dilution) was recorded in the second quarter of 2003 to increase the Company’s reserve for product liability claims. The product liability reserve related to asbestos was reversed during the third quarter of 2003, as a result of the funded insurance trust. See Note K for additional disclosures about product liability claims and the reversal of the Company’s reserve.

      Through and including                     , 2004, which is the 90th day after the date of this prospectus, all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      Set forth below is an estimate (except for the registration fee) of the fees and expenses payable by us in connection with the sale of the Securities being registered.

Securities and Exchange Commission registration fee		$15,838
Blue sky qualification fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Engineering fees and expenses		*
Transfer agent/rights agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.

      Chapter 1701 of the Ohio Revised Code (the “ORC”) permits a corporation to indemnify current and former directors, officers, employees and agents of the corporation and other persons serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement in connection with an action, suit or proceeding by reason of such person’s service to the corporation. In order to be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interest of the corporation. With respect to any criminal action or proceeding, the person must have no reasonable cause to believe that his or her conduct was unlawful. In any particular instance, upon determination that the applicable standard of conduct has been met, indemnification may be made by a corporation. Such determination must be made by a court, by a majority of disinterested directors, by independent counsel (in certain limited cases) or by the shareholders of the corporation.

      The ORC requires that a corporation indemnify a present or former director or officer of a corporation against certain expenses if the person has been successful, on the merits or otherwise, in defense of any action, suit or proceeding or in defense of any issue therein. In addition, the ORC permits the advancement of expenses relating to the defense of any proceeding to directors, officers, other employees and agents, if the person agrees to reasonably cooperate with the corporation concerning such proceeding and commits to repay the corporation for the advances made for such expenses in the event that such person is ultimately determined not to be entitled to indemnification therefor.

      The ORC provides that the indemnification provisions contained in the ORC are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of the corporation’s articles or regulations, under any other agreement, by any vote of shareholders or disinterested directors or otherwise. In addition, the ORC provides that a corporation may maintain insurance or similar protection, at its expense, to protect itself and any director, officer, employee or agent of the corporation against any expense, liability or loss arising in connection with their service to the corporation. This insurance may provide benefits regardless of whether the corporation has the power to indemnify a particular person under the ORC.

      Oglebay’s existing amended and restated articles of incorporation provide for indemnification of its officers, directors, employees and agents to the fullest extent permitted by the ORC.

Item 15.	Recent Sales of Unregistered Securities.

      On October 25, 2002, we issued $75 million in Senior Secured Notes due October 25, 2008 to accredited investors in a private transaction exempt from registration requirements under Section 4(2) of the Securities Act of 1933, as amended. The $75 million Senior Secured Notes mature on October 25, 2008 with scheduled amortization in 2007 and 2008 (50% of the original principal in each year). Interest on the notes includes a 13% per annum cash payment, payable quarterly, and a 6% per annum payment-in-kind. The Senior Secured Notes contain financial covenants that, though similar in nature, are less restrictive than those of our prepetition credit facility. On the effective date of the Plan, the Senior Secured Notes will be paid in cash.

      On the effective date of the Plan, the Registrant will issue an aggregate of 2,928,571 shares of reorganized common stock to certain the holders of its Senior Subordinated Notes. The issuance of these shares of reorganized common stock is exempt from registration under the Securities Act pursuant to Section 1145 of chapter 11 of the United States Bankruptcy Code.

      On the effective date of the Plan, the Registrant will issue warrants to purchase an aggregate of 500,000 shares of reorganized common stock to its shareholders of record on                     , 2004. The issuance of these warrants is exempt from registration under the Securities Act pursuant to Section 1145 of chapter 11 of the United States Bankruptcy Code.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit
Number		Description of Document

2	.1†	Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, filed April 27, 2004 (Case No. 04-10558 (JBR)) (incorporated herein by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on May 12, 2004)
3	.1†	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit B to Registrant’s proxy statement/ prospectus on Form S-4 (Commission No. 333-53534) filed January 11, 2001)
3	.2†	Amended and Restated Code of Regulations (incorporated herein by reference to Exhibit B to Registrant’s Definitive Proxy Statement on Schedule 14A (Commission No. 000-32665) filed on March 19, 2003)
4	.1*	Specimen certificate for shares of Common Stock
4	.2*	Specimen certificate for shares of Series A Convertible Preferred Stock
4	.3†	Indenture, dated as of February 1, 1999, among the Registrant, the Guarantors named therein and Norwest Bank Minnesota, National Association, as trustee (incorporated herein by reference to Exhibit 10(w)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 000-25651) filed on March 29, 1999)
4	.4†	Supplemental Indenture, dated as of March 5, 1999, by and between Oglebay Norton Holding Company, a Delaware corporation to be renamed Oglebay Norton Company, and Norwest Bank Minnesota, National Association (incorporated herein by reference to Exhibit 10(W)(3) to Registrant’s Annual Report on Form 10-K (Commission No. 000-25651) filed on March 29, 1999)
4	.5†	Supplemental Indenture, dated as of March 5, 1999, by and between Oglebay Norton Holding Company, a Delaware corporation to be renamed Oglebay Norton Company, and Norwest Bank Minnesota, National Association (incorporated herein by reference to Exhibit 4.8 to Registrant’s Registration Statement on Form S-4 (Commission No. 333-76265) filed on April 14, 1999)
4	.6†	Supplemental Indenture, dated as of April 12, 1999, by and among ONCO Investment Company, Oglebay Norton Marine Services, L.L.C., Global Stone James River, Inc. and Norwest Bank Minnesota, National Association (incorporated herein by reference to Exhibit 4.10 to Registrant’s Registration Statement on Form S-4 (Commission No. 333-76265) filed on April 14, 1999)

Exhibit
Number		Description of Document

4	.7†	Supplemental Indenture, dated as of April 3, 2000, by and among Oglebay Norton Management Company, Global Stone Penroc, LP and Norwest Bank Minnesota, National Association (incorporated herein by reference to Exhibit 4.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-25651) filed on May 12, 2000)
4	.8†	Supplemental Indenture, dated as of April 26, 2000, by and among MLO Properties, LLC and Norwest Bank Minnesota, National Association (incorporated herein by reference to Exhibit 4.2 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-25651) filed on May 12, 2000)
5	.1*	Opinion of Jones Day
10	.1†+	Form of Employment Agreement entered into by the Registrant with 5 Executive Officers (J.A. Boland, S.A. Bon, M.D. Lundin, M.J. Minkel and R.F. Walk) (incorporated herein by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-25651) filed on August 10, 2000)
10	.2†+	Separation Agreement and Release, dated July 18, 2003, by and among Oglebay Norton Management Company, Registrant and R.J. Compiseno (incorporated herein by reference to Exhibit 10(a) to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on August 8, 2003)
10	.3†+	Separation Agreement and Release, dated December 12, 2002, by and among Oglebay Norton Management Company, Registrant and K.P. Pavlich (incorporated herein by reference to Exhibit 10(b) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on February 28, 2003)
10	.4†+	Oglebay Norton Company Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.H to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 27, 1996)
10	.5†+	Form of Oglebay Norton Company 1999 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10(d) to Registrant’s Annual Report on Form 10-K (Commission No. 033-58816-99) filed on March 14, 2000)
10	.6†+	Amended and Restated Director Stock Plan (incorporated herein by reference to Exhibit 10(i)(1) to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-00663) filed on November 14, 1997)
10	.7†+	First Amendment to Amended and Restated Director Stock Plan (incorporated herein by reference to Exhibit 10(e)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 033-58816-99) filed on March 14, 2000)
10	.8†+	Second Amendment to Amended and Restated Director Stock Plan (incorporated herein by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on August 14, 2002)
10	.9†+	Oglebay Norton Company Director Fee Deferral Plan (incorporated herein by reference to Exhibit A to Registrant’s Definitive Proxy Statement on Schedule 14A (Commission No. 000-00663) filed on July 2, 1998)
10	.10†+	Restated Director Fee Deferral Plan (incorporated herein by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on August 14, 2002)
10	.11†+	Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(j) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.12†+	First Amendment to Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(j)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.13†+	Second Amendment to Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(j)(2) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)

Exhibit
Number		Description of Document

10	.14†+	Form of Third Amendment to Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(h)(3) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
10	.15†+	Oglebay Norton Company 2002 Stock Option Plan (incorporated herein by reference to Appendix B to Registrant’s Definitive Proxy Statement on Schedule 14A (Commission No. 000-32665) filed on March 11, 2002)
10	.16†+	Irrevocable Trust Agreement II (incorporated herein by reference to Exhibit 10(l) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.17†+	Executive Life Insurance Program I (Form of Letter Agreement) (incorporated herein by reference to Exhibit 10(m) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.18†+	Executive Life Insurance Program II (Plan description) (incorporated herein by reference to Exhibit 10(n) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.19†+	Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (January 1, 1991 Restatement) (incorporated herein by reference to Exhibit 10(o) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.20†+	First Amendment to Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (January 1, 1991 Restatement) (incorporated herein by reference to Exhibit 10(o)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.21†+	Form of Second Amendment to Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (January 1, 1991 Restatement), dated as of December 17, 1997 (incorporated herein by reference to Exhibit 10(m)(2) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
10	.22†	Amended and Restated Credit Agreement, dated as of April 3, 2000, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-25651) filed on May 12, 2000)
10	.23†	Amendment No. 1 to Credit Agreement and Waiver, dated as of June 30, 2001, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on August 10, 2001)
10	.24†	Amendment No. 2 to Credit Agreement and Waiver, dated as of November 9, 2001, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on November 14, 2001)
10	.25†	Amendment No. 3 to Credit Agreement, dated as of December 24, 2001, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed January 7, 2002)
10	.26†	Amendment No. 4 to Credit Agreement, dated as of October 23, 2002, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed November 1, 2002)
10	.27†	Waiver Letter and Amendment No. 6 to Credit Agreement, dated as of March 31, 2003, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on May 14, 2003)

Exhibit
Number		Description of Document

10	.28†	Waiver Letter and Amendment No. 7 to Credit Agreement, dated as of June 13, 2003, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on June 17, 2003)
10	.29†	Waiver and Amendment No. 8 to Credit Agreement, dated as of September 11, 2003, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on September 18, 2003)
10	.30†	Loan Agreement, dated as of April 3, 2000, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-25651) filed on May 12, 2000)
10	.31†	Amendment No. 1 to Loan Agreement and Waiver, dated as of June 30, 2001, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on August 10, 2001)
10	.32†	Amendment No. 2 to Loan Agreement and Waiver, dated as of November 9, 2001, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on November 14, 2001)
10	.33†	Amendment No. 3 to Loan Agreement, dated as of December 24, 2001, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed January 7, 2002)
10	.34†	Amendment No. 4 to Loan Agreement, dated as of October 23, 2002, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed November 1, 2002)
10	.35†	Waiver Letter and Amendment No. 6 to Loan Agreement, dated as of March 31, 2003, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on May 14, 2003)
10	.36†	Waiver Letter and Amendment No. 7 to Loan Agreement, dated as of June 13, 2003, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed June 17, 2003)
10	.37†	Waiver and Amendment No. 8 to Loan Agreement, dated as of September 11, 2003, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed September 18, 2003)
10	.38†	Senior Secured Note Purchase Agreement, dated as of October 25, 2002, by and among Oglebay Norton Company, the Guarantors listed on the signature pages thereto, The 1818 Mezzanine Fund II, L.P., and other purchasers (incorporated herein by reference to Exhibit 99.3 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed November 1, 2002)
10	.39†	Waiver and Amendment, dated as of July 9, 2003, by and among Oglebay Norton Company and the Noteholders (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on July 14, 2003)
10	.40†	Waiver and Amendment No. 2 to Note Purchase Agreement, dated as of September 11, 2003, by and among Oglebay Norton Company and the Noteholders (incorporated herein by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on September 18, 2003)

Exhibit
Number		Description of Document

10	.41†+	Oglebay Norton Company Annual Incentive Plan (Performance Management Plan) (Plan Description) (incorporated herein by reference to Exhibit 10(q) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.42†+	Employment Agreement, dated as of December 17, 1997, by and between Oglebay Norton Company and John N. Lauer (incorporated herein by reference to Exhibit 10(r) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
10	.43†+	Amendment to Employment Agreement, dated June 30, 2000, by and between Oglebay Norton Company and John N. Lauer (incorporated herein by reference to Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-25651) filed on August 10, 2000)
10	.44†+	Second Amendment to Employment Agreement, dated April 26, 2002, by and between Oglebay Norton Company and John N. Lauer (incorporated herein by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on May 13, 2002)
10	.45†+	Supplemental Letter, dated as of December 17, 1997, by and between Oglebay Norton Company and John N. Lauer (incorporated herein by reference to Exhibit 10(s) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
10	.46†+	Oglebay Norton Company Performance Option Agreement, dated as of December 17, 1997, by and between Oglebay Norton Company and John N. Lauer (incorporated herein by reference to Exhibit 10(t) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
10	.47†+	Oglebay Norton Company Special Supplemental Retirement Plan dated as of December 17, 1997 (incorporated herein by reference to Exhibit 10(u) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
10	.48†+	Amendment to Oglebay Norton Company Special Supplemental Retirement Plan, dated June 30, 2000 (incorporated herein by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-25651) filed on August 10, 2000)
10	.49†+	Form of Oglebay Norton Company Pour-Over Rabbi Trust (incorporated herein by reference to Exhibit 10(w) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
10	.50†+	Oglebay Norton Company Capital Accumulation Plan, effective January 1, 2000 (incorporated herein by reference to Exhibit 10(x) to Registrant’s Annual Report on Form 10-K (Commission No. 000-25651) filed on March 8, 2001)
10	.51†+	First Amendment to Oglebay Norton Company Capital Accumulation Plan, effective as of January 1, 2001 (incorporated herein by reference to Exhibit 10(x)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 000-25651) filed on March 8, 2001)
10	.52†	Registration Rights Agreement, dated as of February 1, 1999, by and among Registrant, the guarantors and CIBC Oppenheimer Corp. (incorporated herein by reference to Exhibit 10(w)(2) to Registrant’s Annual Report on Form 10-K (Commission No. 000-25651) filed on March 29, 1999)
10	.53†+	Separation Agreement and Release, dated as of December 21, 2001, by and among Oglebay Norton Management Company, Oglebay Norton Company, Oglebay Norton Industrial Sands, Inc. and Jeffrey S. Gray (incorporated herein by reference to Exhibit 10(y) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 11, 2002)
10	.54†+	Separation and Retirement Agreement and Release, dated as of July 21, 2001, by and among Oglebay Norton Management Company, Oglebay Norton Company and Stuart H. Theis (incorporated herein by reference to Exhibit 10(z) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 11, 2002)
10	.55†+	Separation Agreement and Release, dated as of December 22, 2001, by and among Oglebay Norton Management Company, Oglebay Norton Company, Global Stone Corporation and Danny R. Shepherd (incorporated herein by reference to Exhibit 10(aa) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 11, 2002)

Exhibit
Number		Description of Document

10	.56†+	Form of Indemnity Agreement entered into by Registrant with Directors (incorporated herein by reference to Exhibit 10(bb) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 11, 2002)
10.57		Commitment Agreement, dated as of February 23, 2004, by and among Registrant, holders of Registrant’s 10% Senior Subordinated Notes due 2009 signatories thereto and certain third party accredited investors signatory thereto
10	.58*	Form of Amendment No. 1 to Commitment Agreement, dated as of May , 2004, by and among Registrant and the other parties thereto
10	.59*	Disclosure Statement to Debtor’s Joint Plan of Reorganization, dated , 2004
10.60		Financing Agreement, dated as of February 25, 2004, among Registrant, as borrower, each subsidiary of Registrant party thereto, as guarantors, the lenders from time to time party thereto, Silver Point Finance, LLC, as collateral agent, syndication agent and co-lead arranger, General Electric Capital Corporation, as administrative agent and GECC Capital Markets Group, Inc., as co-lead arranger
10.61		Amendment No. 1 and Waiver to Financing Agreement, dated as of April 23, 2004, by and among Registrant, as borrower, each subsidiary of Registrant party thereto, as guarantors, the lenders from time to time party thereto, Silver Point Finance, LLC, as collateral agent, syndication agent and co- lead arranger, General Electric Capital Corporation, as administrative agent and GECC Capital Markets Group, Inc., as co-lead arranger
10	.62*	Second DIP Facility
10	.63*	Management Stock Plan
10	.64*	Management Incentive Plan
12.1		Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Convertible Preferred Stock Dividends
21	.1†	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 29, 2004)
23.1		Consent of Ernst & Young LLP
23	.2*	Consent of Jones Day (included in Exhibit 5.1)
24.1		Power of Attorney (included in page II-9)
99	.1*	Form of Amended and Restated Articles of Incorporation of Reorganized Oglebay
99	.2*	Form of Amended and Restated Code of Regulations of Reorganized Oglebay
99	.3*	Form of Warrant Agreement
99	.4*	Form of Subscription Form
99	.5*	Form of letter to the Senior Subordinated Note holders and Letter of Transmittal

*	To be filed by amendment

†	Incorporated by reference herein

+	Identifies exhibits constituting management contracts or compensation plans.

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), Oglebay Norton Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on May 14, 2004.

OGLEBAY NORTON COMPANY

By:	/s/ JULIE A. BOLAND

Title: Vice President and Chief Financial Officer

      We, the undersigned directors and/or officers of Oglebay Norton Company (the “Company”), hereby severally constitute and appoint Michael D. Lundin, Julie A. Boland and Rochelle F. Walk, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act, in connection with the registration under the Securities Act, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, and the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL D. LUNDIN Michael D. Lundin	President and Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2004

/s/ JULIE A. BOLAND Julie A. Boland	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2004

/s/ ALBERT C. BERSTICKER Albert C. Bersticker	Chairman of the Board of Directors	May 14, 2004

/s/ MALVIN E. BANK Malvin E. Bank	Director	May 14, 2004

/s/ WILLIAM G. BARES William G. Bares	Director	May 14, 2004

/s/ JAMES T. BARTLETT James T. Bartlett	Director	May 14, 2004

Signature	Title	Date

/s/ MADELEINE W. LUDLOW Madeleine W. Ludlow	Director	May 14, 2004

/s/ WILLIAM G. PRYOR William G. Pryor	Director	May 14, 2004

/s/ JOHN P. O’BRIEN John P. O’Brien	Director	May 14, 2004

EXHIBIT INDEX

Exhibit
Number		Description of Document

2	.1†	Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, filed April 27, 2004 (Case No. 04-10558 (JBR)) (incorporated herein by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on May 12, 2004)
3	.1†	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit B to Registrant’s proxy statement/ prospectus on Form S-4 (Commission No. 333-53534) filed January 11, 2001)
3	.2†	Amended and Restated Code of Regulations (incorporated herein by reference to Exhibit B to Registrant’s Definitive Proxy Statement on Schedule 14A (Commission No. 000-32665) filed on March 19, 2003)
4	.1*	Specimen certificate for shares of Common Stock
4	.2*	Specimen certificate for shares of Series A Convertible Preferred Stock
4	.3†	Indenture, dated as of February 1, 1999, among the Registrant, the Guarantors named therein and Norwest Bank Minnesota, National Association, as trustee (incorporated herein by reference to Exhibit 10(w)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 000-25651) filed on March 29, 1999)
4	.4†	Supplemental Indenture, dated as of March 5, 1999, by and between Oglebay Norton Holding Company, a Delaware corporation to be renamed Oglebay Norton Company, and Norwest Bank Minnesota, National Association (incorporated herein by reference to Exhibit 10(W)(3) to Registrant’s Annual Report on Form 10-K (Commission No. 000-25651) filed on March 29, 1999)
4	.5†	Supplemental Indenture, dated as of March 5, 1999, by and between Oglebay Norton Holding Company, a Delaware corporation to be renamed Oglebay Norton Company, and Norwest Bank Minnesota, National Association (incorporated herein by reference to Exhibit 4.8 to Registrant’s Registration Statement on Form S-4 (Commission No. 333-76265) filed on April 14, 1999)
4	.6†	Supplemental Indenture, dated as of April 12, 1999, by and among ONCO Investment Company, Oglebay Norton Marine Services, L.L.C., Global Stone James River, Inc. and Norwest Bank Minnesota, National Association (incorporated herein by reference to Exhibit 4.10 to Registrant’s Registration Statement on Form S-4 (Commission No. 333-76265) filed on April 14, 1999)
4	.7†	Supplemental Indenture, dated as of April 3, 2000, by and among Oglebay Norton Management Company, Global Stone Penroc, LP and Norwest Bank Minnesota, National Association (incorporated herein by reference to Exhibit 4.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-25651) filed on May 12, 2000)
4	.8†	Supplemental Indenture, dated as of April 26, 2000, by and among MLO Properties, LLC and Norwest Bank Minnesota, National Association (incorporated herein by reference to Exhibit 4.2 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-25651) filed on May 12, 2000)
5	.1*	Opinion of Jones Day
10	.1†+	Form of Employment Agreement entered into by the Registrant with 5 Executive Officers (J.A. Boland, S.A. Bon, M.D. Lundin, M.J. Minkel and R.F. Walk) (incorporated herein by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-25651) filed on August 10, 2000)
10	.2†+	Separation Agreement and Release, dated July 18, 2003, by and among Oglebay Norton Management Company, Registrant and R.J. Compiseno (incorporated herein by reference to Exhibit 10(a) to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on August 8, 2003)
10	.3†+	Separation Agreement and Release, dated December 12, 2002, by and among Oglebay Norton Management Company, Registrant and K.P. Pavlich (incorporated herein by reference to Exhibit 10(b) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on February 28, 2003)

Exhibit
Number		Description of Document

10	.4†+	Oglebay Norton Company Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.H to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 27, 1996)
10	.5†+	Form of Oglebay Norton Company 1999 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10(d) to Registrant’s Annual Report on Form 10-K (Commission No. 033-58816-99) filed on March 14, 2000)
10	.6†+	Amended and Restated Director Stock Plan (incorporated herein by reference to Exhibit 10(i)(1) to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-00663) filed on November 14, 1997)
10	.7†+	First Amendment to Amended and Restated Director Stock Plan (incorporated herein by reference to Exhibit 10(e)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 033-58816-99) filed on March 14, 2000)
10	.8†+	Second Amendment to Amended and Restated Director Stock Plan (incorporated herein by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on August 14, 2002)
10	.9†+	Oglebay Norton Company Director Fee Deferral Plan (incorporated herein by reference to Exhibit A to Registrant’s Definitive Proxy Statement on Schedule 14A (Commission No. 000-00663) filed on July 2, 1998)
10	.10†+	Restated Director Fee Deferral Plan (incorporated herein by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on August 14, 2002)
10	.11†+	Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(j) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.12†+	First Amendment to Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(j)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.13†+	Second Amendment to Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(j)(2) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.14†+	Form of Third Amendment to Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(h)(3) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
10	.15†+	Oglebay Norton Company 2002 Stock Option Plan (incorporated herein by reference to Appendix B to Registrant’s Definitive Proxy Statement on Schedule 14A (Commission No. 000-32665) filed on March 11, 2002)
10	.16†+	Irrevocable Trust Agreement II (incorporated herein by reference to Exhibit 10(l) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.17†+	Executive Life Insurance Program I (Form of Letter Agreement) (incorporated herein by reference to Exhibit 10(m) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.18†+	Executive Life Insurance Program II (Plan description) (incorporated herein by reference to Exhibit 10(n) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.19†+	Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (January 1, 1991 Restatement) (incorporated herein by reference to Exhibit 10(o) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.20†+	First Amendment to Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (January 1, 1991 Restatement) (incorporated herein by reference to Exhibit 10(o)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)

Exhibit
Number		Description of Document

10	.21†+	Form of Second Amendment to Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (January 1, 1991 Restatement), dated as of December 17, 1997 (incorporated herein by reference to Exhibit 10(m)(2) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
10	.22†	Amended and Restated Credit Agreement, dated as of April 3, 2000, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-25651) filed on May 12, 2000)
10	.23†	Amendment No. 1 to Credit Agreement and Waiver, dated as of June 30, 2001, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on August 10, 2001)
10	.24†	Amendment No. 2 to Credit Agreement and Waiver, dated as of November 9, 2001, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on November 14, 2001)
10	.25†	Amendment No. 3 to Credit Agreement, dated as of December 24, 2001, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed January 7, 2002)
10	.26†	Amendment No. 4 to Credit Agreement, dated as of October 23, 2002, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed November 1, 2002)
10	.27†	Waiver Letter and Amendment No. 6 to Credit Agreement, dated as of March 31, 2003, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on May 14, 2003)
10	.28†	Waiver Letter and Amendment No. 7 to Credit Agreement, dated as of June 13, 2003, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on June 17, 2003)
10	.29†	Waiver and Amendment No. 8 to Credit Agreement, dated as of September 11, 2003, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on September 18, 2003)
10	.30†	Loan Agreement, dated as of April 3, 2000, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-25651) filed on May 12, 2000)
10	.31†	Amendment No. 1 to Loan Agreement and Waiver, dated as of June 30, 2001, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on August 10, 2001)
10	.32†	Amendment No. 2 to Loan Agreement and Waiver, dated as of November 9, 2001, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on November 14, 2001)
10	.33†	Amendment No. 3 to Loan Agreement, dated as of December 24, 2001, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed January 7, 2002)

Exhibit
Number		Description of Document

10	.34†	Amendment No. 4 to Loan Agreement, dated as of October 23, 2002, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed November 1, 2002)
10	.35†	Waiver Letter and Amendment No. 6 to Loan Agreement, dated as of March 31, 2003, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on May 14, 2003)
10	.36†	Waiver Letter and Amendment No. 7 to Loan Agreement, dated as of June 13, 2003, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed June 17, 2003)
10	.37†	Waiver and Amendment No. 8 to Loan Agreement, dated as of September 11, 2003, by and among Oglebay Norton Company, KeyBank National Association, as administrative agent, and other banks (incorporated herein by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed September 18, 2003)
10	.38†	Senior Secured Note Purchase Agreement, dated as of October 25, 2002, by and among Oglebay Norton Company, the Guarantors listed on the signature pages thereto, The 1818 Mezzanine Fund II, L.P., and other purchasers (incorporated herein by reference to Exhibit 99.3 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed November 1, 2002)
10	.39†	Waiver and Amendment, dated as of July 9, 2003, by and among Oglebay Norton Company and the Noteholders (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on July 14, 2003)
10	.40†	Waiver and Amendment No. 2 to Note Purchase Agreement, dated as of September 11, 2003, by and among Oglebay Norton Company and the Noteholders (incorporated herein by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on September 18, 2003)
10	.41†+	Oglebay Norton Company Annual Incentive Plan (Performance Management Plan) (Plan Description) (incorporated herein by reference to Exhibit 10(q) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.42†+	Employment Agreement, dated as of December 17, 1997, by and between Oglebay Norton Company and John N. Lauer (incorporated herein by reference to Exhibit 10(r) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
10	.43†+	Amendment to Employment Agreement, dated June 30, 2000, by and between Oglebay Norton Company and John N. Lauer (incorporated herein by reference to Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-25651) filed on August 10, 2000)
10	.44†+	Second Amendment to Employment Agreement, dated April 26, 2002, by and between Oglebay Norton Company and John N. Lauer (incorporated herein by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-32665) filed on May 13, 2002)
10	.45†+	Supplemental Letter, dated as of December 17, 1997, by and between Oglebay Norton Company and John N. Lauer (incorporated herein by reference to Exhibit 10(s) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
10	.46†+	Oglebay Norton Company Performance Option Agreement, dated as of December 17, 1997, by and between Oglebay Norton Company and John N. Lauer (incorporated herein by reference to Exhibit 10(t) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
10	.47†+	Oglebay Norton Company Special Supplemental Retirement Plan dated as of December 17, 1997 (incorporated herein by reference to Exhibit 10(u) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)

Exhibit
Number		Description of Document

10	.48†+	Amendment to Oglebay Norton Company Special Supplemental Retirement Plan, dated June 30, 2000 (incorporated herein by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q (Commission No. 000-25651) filed on August 10, 2000)
10	.49†+	Form of Oglebay Norton Company Pour-Over Rabbi Trust (incorporated herein by reference to Exhibit 10(w) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
10	.50†+	Oglebay Norton Company Capital Accumulation Plan, effective January 1, 2000 (incorporated herein by reference to Exhibit 10(x) to Registrant’s Annual Report on Form 10-K (Commission No. 000-25651) filed on March 8, 2001)
10	.51†+	First Amendment to Oglebay Norton Company Capital Accumulation Plan, effective as of January 1, 2001 (incorporated herein by reference to Exhibit 10(x)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 000-25651) filed on March 8, 2001)
10	.52†	Registration Rights Agreement, dated as of February 1, 1999, by and among Registrant, the guarantors and CIBC Oppenheimer Corp. (incorporated herein by reference to Exhibit 10(w)(2) to Registrant’s Annual Report on Form 10-K (Commission No. 000-25651) filed on March 29, 1999)
10	.53†+	Separation Agreement and Release, dated as of December 21, 2001, by and among Oglebay Norton Management Company, Oglebay Norton Company, Oglebay Norton Industrial Sands, Inc. and Jeffrey S. Gray (incorporated herein by reference to Exhibit 10(y) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 11, 2002)
10	.54†+	Separation and Retirement Agreement and Release, dated as of July 21, 2001, by and among Oglebay Norton Management Company, Oglebay Norton Company and Stuart H. Theis (incorporated herein by reference to Exhibit 10(z) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 11, 2002)
10	.55†+	Separation Agreement and Release, dated as of December 22, 2001, by and among Oglebay Norton Management Company, Oglebay Norton Company, Global Stone Corporation and Danny R. Shepherd (incorporated herein by reference to Exhibit 10(aa) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 11, 2002)
10	.56†+	Form of Indemnity Agreement entered into by Registrant with Directors (incorporated herein by reference to Exhibit 10(bb) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 11, 2002)
10.57		Commitment Agreement, dated as of February 23, 2004, by and among Registrant, holders of Registrant’s 10% Senior Subordinated Notes due 2009 signatories thereto and certain third party accredited investors signatory thereto
10	.58*	Form of Amendment No. 1 to Commitment Agreement, dated as of May , 2004, by and among Registrant and the other parties thereto
10	.59*	Disclosure Statement to Debtor’s Joint Plan of Reorganization, dated , 2004
10.60		Financing Agreement, dated as of February 25, 2004, among Registrant, as borrower, each subsidiary of Registrant party thereto, as guarantors, the lenders from time to time party thereto, Silver Point Finance, LLC, as collateral agent, syndication agent and co-lead arranger, General Electric Capital Corporation, as administrative agent and GECC Capital Markets Group, Inc., as co-lead arranger
10.61		Amendment No. 1 and Waiver to Financing Agreement, dated as of April 23, 2004, by and among Registrant, as borrower, each subsidiary of Registrant party thereto, as guarantors, the lenders from time to time party thereto, Silver Point Finance, LLC, as collateral agent, syndication agent and co- lead arranger, General Electric Capital Corporation, as administrative agent and GECC Capital Markets Group, Inc., as co-lead arranger
10	.62*	Second DIP Facility
10	.63*	Management Stock Plan
10	.64*	Management Incentive Plan
12.1		Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Convertible Preferred Stock Dividends

Exhibit
Number		Description of Document

21	.1†	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 29, 2004)
23.1		Consent of Ernst & Young LLP
23	.2*	Consent of Jones Day (included in Exhibit 5.1)
24.1		Power of Attorney (included in page II-9)
99	.1*	Form of Amended and Restated Articles of Incorporation of Reorganized Oglebay
99	.2*	Form of Amended and Restated Code of Regulations of Reorganized Oglebay
99	.3*	Form of Warrant Agreement
99	.4*	Form of Subscription Form
99	.5*	Form of letter to the Senior Subordinated Note holders and Letter of Transmittal

*	To be filed by amendment

†	Incorporated by reference herein

+	Identifies exhibits constituting management contracts or compensation plans.